PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261734

Recruiter.com Group, Inc.

1,707,892 Shares of Common Stock

2,961,688 Common Stock underlying Warrants to Purchase Common Stock

This prospectus relates to the offering and resale by the Selling Security Holders identified herein of up to an aggregate of 4,669,580 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of up to: (a) 1,707,892 shares of Common Stock, and (b) 2,961,688 shares of Common Stock issuable upon exercise of warrants that may be sold from time to time pursuant to this registration statement by the Selling Security Holders identified herein.

The warrants were issued to the Selling Security Holders in private offerings completed prior to the filing of the Registration Statement of which this prospectus forms a part.

Our Common Stock and Warrants (although not the warrants whose underlying shares are being registered in this registration statement) are traded on the Nasdaq Capital Market under the symbols “RCRT” and “RCRTW.” On December 27, 2021 the closing price of our Common Stock as reported on the Nasdaq Capital Market was $3.01 per share. This price will fluctuate based on the demand for our Common Stock. However, the Common Stock offered by this prospectus may also be offered by the Selling Security Holders to or through underwriters, dealers, or other agents, directly to investors, or through any other manner permitted by law, on a continued or delayed basis. Please see “Plan of Distribution” beginning on page 32 of this prospectus.

We are not selling any shares of Common Stock in this offering, and we will not receive any proceeds from the sale of shares by the Selling Security Holders. We will, however, receive proceeds from any cash exercise of the Amended Warrants, Unit Warrants, and Placement Agent Warrants (all as defined herein). The registration of the securities covered by this prospectus does not necessarily mean that any of the securities will be offered or sold by the Selling Security Holders. The timing and amount of any sale is within the respective Selling Security Holders’ sole discretion, subject to certain restrictions.

Unless otherwise noted, the share and per share information in this prospectus reflects a reverse stock split of the outstanding common stock of the Company at a one for two-and-one-half (1:2.5) ratio, which was effected on June 18, 2021.

Investing in our securities involves a high degree of risk. See “Risk Factors” in the section entitled “Risk Factors” on page 10 of this prospectus for a discussion of certain risk factors that should be considered by prospective purchasers of the Common Stock offered under this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 27, 2021.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

Unless the context otherwise requires, we use the terms “we,” “us,” “the Company”, “Recruiter.com” and “our” to refer to Recruiter.com Group, Inc. and its consolidated subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our Common Stock, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is December 31 and our fiscal year ended December 31, 2020 is sometimes referred to herein as fiscal year 2020. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company” or “our Company” or refer to Recruiter.com Group, Inc., a Nevada corporation.

Our Company

Recruiter.com Group, Inc. (“we,” “the Company”, “Recruiter.com”, “us”, “our”) operates an on-demand recruiting platform aiming to disrupt the $120 billion recruiting and staffing industry. We combine an online hiring platform with what we believe to be the world’s largest network of over 30,000 small and independent recruiters. Businesses of all sizes recruit talent faster using the Recruiter.com platform, which is powered by virtual teams of Recruiters On Demand and Video and Artificial Intelligence (“AI”) job-matching technology.

Our website, www.Recruiter.com, provides employers seeking to hire access to over 30,000 independent recruiters and utilizes an innovative web platform, with integrated AI-driven candidate to job matching and video screening software to more easily and quickly source qualified talent.

We help businesses accelerate and streamline their recruiting and hiring processes by providing on-demand recruiting services. We leverage our expert network of recruiters to place recruiters on a project basis, aided by cutting edge AI-based candidate sourcing, and matching and video screening technologies. We operate a cloud-based scalable SaaS-enabled marketplace platform for professional hiring, which provides prospective employers access to a network of thousands of independent recruiters from across the country and worldwide, with a diverse talent sourcing skillset that includes information technology, accounting, finance, sales, marketing, operations and healthcare specializations.

Through our Recruiting.com Solutions division, we also provide consulting and staffing, and full-time placement services to employers which leverages our platform and rounds out our services.

Our mission is to grow our most collaborative and connective global platform to connect recruiters and employers and become the preferred solution for hiring specialized talent.

We generate revenue from the following activities:

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Software Subscriptions: We offer a subscription to our web-based platforms that, coupled with service, help employers recruit talent. Our platforms allow our customers to source, contact, screen, and sort candidates using data science and advanced email campaigning tools. As part of our software subscriptions, we provide varying support packages and on-demand recruiting support services, some for an additional fee. With certain plans and depending on the subscription type, additional fees may be charged when we place a candidate with our customer. In such cases, if the candidate ceases to be employed by the customer within 90 days (the 90-day guarantee), the Company refunds the customer in full for all fees paid by the customer.

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Recruiters on Demand: Consists of a consulting and staffing service specifically for the placement of recruiting and talent acquisition professionals, which we market as Recruiters on Demand. Recruiters on Demand is a flexible, time-based solution that provides businesses of all sizes access to recruiters on an outsourced, virtual basis for help with their hiring needs. As with other consulting and staffing solutions, we procure qualified professional recruiters for our employer clients and then place them on assignment with our employer clients. We derive revenue from Recruiters on Demand by billing the employer clients for the placed recruiters' ongoing work at an agreed-upon, time-based rate. We directly source recruiter candidates from our network of recruiters. In addition, we also offer talent planning, talent assessment, strategic guidance, and organizational development services, which we market as our "Talent Effectiveness" practice. Companies prepay for a certain number of consulting hours at an agreed-upon, time-based rate. We source and provide the independent consultants that provide the service.

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Full-time Placement: Consists of providing referrals of qualified recruiters and talent acquisition professionals, as well as other types of candidates, to employers to hire for full- time positions. We generate full-time placement revenue by earning one-time fees for each time that employers hire one of the recruiters or candidates that we refer. Employers alert us of their hiring needs through our Platform or other communications. We source qualified candidate referrals for the employers' available jobs through independent recruiter users that access our Platform and other tools. We support and supplement the independent recruiters' efforts with dedicated internal employees we call our internal talent delivery team. Our talent delivery team selects and delivers candidate profiles and resumes to our employer clients for their review and ultimate selection. Upon the employer hiring one or more of our candidate referrals, we earn a "full-time placement fee," an amount separately negotiated with each employer client. The full-time placement fee is typically a percentage of the referred candidates' first year's base salary or an agreed-upon flat fee.

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Marketplace: The Marketplace category comprises recruitment marketing and other services for businesses and individuals that leverage our online presence. For businesses, this includes sponsorship of digital newsletters, online content promotion, social media distribution, banner advertising, and other branded electronic communications, such as in our quarterly digital publication on recruiting trends and issues. We earn revenue as we complete agreed upon marketing related deliverables and milestones using pricing and terms set by mutual agreement with the customer. In some cases, we earn a percent of revenue a business receives from attracting new clients by advertising on our online platform. Businesses can also pay us to post job openings on our proprietary job boards to promote open job positions they are trying to fill. In addition to its work with direct clients, the Company categorizes all online advertising and affiliate marketing revenue as Marketplace.

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For individuals, Marketplace includes services to assist with career development and advancement, including a resume distribution service that promotes job seekers' profiles and resumes to help with their procuring employment and upskilling and training. Our resume distribution service allows a job seeker to upload their resume to our database, which we then distribute to our network of recruiters on the Platform. We earn revenue from a one-time, flat fee for this service. We also offer a recruiter certification program that encompasses our recruitment-related training content, which we make accessible through our online learning management system. Customers of the recruiter certification program use a self-managed system to navigate through a digital course of study. Upon completing the program, we issue a certificate of completion and make available a digital badge to certify their achievement for display on their online recruiter profile on the Platform. Additionally, we partner with Careerdash, a high-quality training company, to provide Recruiter.com Academy, an immersive training experience for career changers.

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Consulting and Staffing: Consists of providing consulting and staffing personnel services to employers to satisfy their demand for long- and short-term consulting and temporary employee needs. We generate revenue by first referring qualified project-based personnel for the employer's specific talent needs, then placing such personnel with the employer, but with our providers acting as the employer of record or us, and finally, billing the employer for the time and work of our placed personnel on an ongoing basis. Our process for finding candidates for consulting and staffing engagements largely mirrors our process for full-time placement hiring. This process includes employers informing us of open consulting and temporary staffing opportunities and projects, sourcing qualified candidates through the Platform and other similar means, and, finally, the employer selecting our candidates for placement after a process of review and selection. We bill these employer clients for our placed candidates' ongoing work at an agreed-upon, time- based rate, typically on a weekly schedule of invoicing.

Disrupting an Industry - Recruit Talent Faster

We believe we are fundamentally modernizing the recruiting process by digitizing and democratizing the recruiting process. Furthermore, we are dispersing the economic benefits of successful recruitment to a broad group of people and, by doing so, we help businesses recruit talent faster and more efficiently than ever before.

Community and Network

Our network currently consists of over 30,000 small and independent recruiters. This virtual network of recruiters united under our innovative web platform that offers earnings opportunities through successful job matching. access to matched candidates driven by artificial intelligence. and on-demand, project-based recruiting assignments.

The community or network of recruiters is additionally categorized into virtual teams based on industry vertical, skill or location specialization, and dedicated client resource teams. Through participation in a virtual team, recruiters may receive further job and account updates, personalized recommendations, exclusive job opportunities, and recommended candidate referrals. We operate these teams through its platform and facilitate real-time communication through parallel chat rooms managed by our internal community managers.

We believe the potential scale of our recruiting community is enormous. Similar to how Uber created the opportunity for anyone to become a taxi driver, we make it possible for anyone to become a recruiter. According to the website of the American Staffing Association (the trade association representing the American staffing, recruiting, and workforce solutions industry), there are approximately 25,000 staffing and recruiting companies, which altogether operate around 49,000 offices, so the recruiting industry’s contribution to employment is significant. However, we enable a broader disruption of the industry, bringing the opportunities to a much broader group of people than previously possible. Through upskilling and engagement with our recruiter users, we make it easier for anyone to get involved in recruiting. With hundreds of thousands of people involved in the general human resource and employment industry in the U.S. alone, and many more interested in referral-based, work-from-home earning opportunities, we believe our addressable network and potential audience is vast.

Our Growth Strategy

Recruiter.com intends to grow its business by focusing efforts on the following five main areas:

1) Grow Our Community:

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Grow Recruiter Engagement: Dedicated Community Managers regularly support and service our growing network of independent recruiter users on our platform. We plan to continue to invest in community management initiatives, including enhancement of outreach, communications, reward programs, and training of our Community Managers. We have introduced the concept of Recruiter Rewards, which allows members of our network to earn points, redeemable for merchandise we source, for performing specific actions on the platform. We intend to continue to develop this program, increasing engagement, and earning potential on the platform.

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Grow the Number of Recruiters on our Platform: We plan to continue to grow our recruiter network through viral search, referral, content, and community strategy. Investments in content, community sponsorship and thought leadership will continue to drive people back to the platform, creating a real “hub” for recruiters.

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Increase Growth and Earning Opportunities for Recruiters on Our Platform: We plan to continue investing in new products and features to help recruiters grow their businesses by expanding their access to technology, developing their professional and marketing skills, and increasing their earning opportunities. This includes expanding on our lead generation capabilities.

2) Build Business Model Innovations:

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Continue to Innovate and Improve Our Platform to Build Best-in-Class User Experiences: We aim to create the most innovative and easy-to-use solutions for empowering businesses and recruiters to recruit talent faster. For example, we recently launched an improvement to our candidate submittal process, which allowed for bulk sharing and distribution of referral links to candidates through social media. We will strive to continually incorporate such advances into our platform, taking into consideration user feedback.

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Invest in Scalable Business Models: We plan to continue to invest in the development of our SaaS model and subscription services while improving recruiter experience by enhancing our software capabilities, data science, security, and technology infrastructure. Further low- and light-touch subscription models and plans promise to facilitate the seamless transactions of candidate and job flows on our platform and, in doing so, increase our gross margins and the efficiency of our business.

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Leverage Our Platform to Launch New Products: We believe we can continue to innovate to solve complex challenges involving recruitment and hiring, and we plan to use our highly extensible platform to support the introduction of additional products and services. Our massive network, leading technology, and recruiting expertise allow us to introduce new features and incorporate feedback into such features with speed, efficiency, and scale.

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Invest in Advanced Technologies, Including Artificial Intelligence: We believe that recruiting is about people, and people will always drive the hiring process, so long as our current system of employment and human labor exists. Existing technologies cannot supplant human review and involvement in most hiring transactions, including all four stages of recruiting specified previously. However, we also believe that artificial intelligence promises to solve specific issues of scale within the hiring process, for example, by rapidly sifting through a bulk of job applications to surface to the recruiter the best-matched applicants. We have already integrated AI improvements into our candidate campaigning and sourcing processes, and we are currently evaluating new businesses, methods, and partnerships to transform further and improve our technology.

3) Monetize the Businesses and Candidates Seeking to Access the Community and Platform:

We intend to not only develop new clients for all of our services, but also expand relationships with our existing clients and increase their spending on our platform by investing in building new products and features.

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Attract New Clients Through Strategic Partnerships with MSP and HR Providers: We intend to expand our marketing efforts with partners to attract new clients by increasing awareness of our platform and the benefits of using flexible and on-demand recruiting.

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Broaden and Deepen Categories: We intend to focus on customizing experiences for vertical industry groups, such as Information Technology or Accounting and Finance, through tailored features and functionalities, making it easier and more efficient for clients to connect with the right recruiters.

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Build Effective Candidate Solutions: We plan to continue to expand our candidate offerings from basic resume distribution to video resumes, training programs, career coaching, resume writing, job alerts, and other SaaS services to monetize our traffic and help people effectively connect with opportunities.

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Build Out Video: We plan to leverage a video offering as a SaaS solution for our enterprise clients, partners, and recruiters, as video interviewing and screening may become a must-have requirement for business recruiting, particularly in the post-COVID-19 environment.

4) Acquire Complementary Assets and Businesses:

We seek opportunities to acquire complementary businesses and personnel within the recruitment and staffing sector, primarily to expand the overall number of employers using our Platform to source talented employees and contractors.

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Increase Employer Demand: We plan to approach recruitment companies with firm client control and knowledge, such as recruitment process outsourcing (RPO) companies in major cities within the continental United States and with stable, diversified client revenues. These types of acquisitions may help increase the number and diversity of jobs in the marketplace platform and allow for the upselling of our new and planned products for employers.

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Further Our Technology Offerings: We plan to evaluate specific valuable online tools for recruiters that would enhance our overall platform, such as candidate sourcing technologies, data appending services, job distribution and marketing software, lead generation tools, and others that would improve our value to our community of recruiters, to improve engagement and daily use metrics.

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Enhance Strategic Technology: We continually monitor and evaluate third-party companies for technology that would be of strategic value. Management is particularly mindful of the emergence of artificial intelligence being applied to hiring and recruitment processes. We are interested in acquiring or licensing such technologies that offer fundamental advancements to our Platform and, therefore, long-term shareholder value.

5) Approach the Future with Clarity and Vision:

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Trust Our Vision: Recruiter.com has a big name, but an even bigger purpose: to “recruit” means to inspire someone to join a cause. Our mission at Recruiter.com is more than just primarily connecting job seekers and employers. We also want to inspire people to better themselves, to grab opportunities and to believe in themselves. Simply put, Recruiter.com exists to open doors for people. We are inspired by our mission and purpose, and we trust in our overall vision to continue to inspire the dedication necessary to build a fantastic brand and valuable company.

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Maintain Our Values: Our staff developed our core values, which we seek to identify in people that we hire and promote and inspire within ourselves. These core values include being passionate, dependable, adaptable, helpful, resilient, and honest and open communicators. As we grow, we will maintain and build on these core values, and we will use them to inform our business decisions and the ways in which we interact with each other and the community.

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Lead in People-First Technology: We are committed to building continuous innovation in technology and being early builders and adopters of technical improvements, such as the use of AI and machine learning. We will strive to be bold leaders in human-centric technology by always positioning that technology for the benefit and economic empowerment of people. We believe that the future holds great promise for further connectivity, collaboration, and community. We aim to be opportunistic in the development and acquisition of such technologies for our users.

Management

Our executives are seasoned professionals in internet-enabled businesses and the recruitment industry. Collectively our management and staff have been cited as career and business experts in publications such as the Wall Street Journal, Entrepreneur, Time, Business Insider, and Forbes. Our key executives have participated in multiple successful exits, orchestrated investments and M&A transactions and have extensive business and financial acumen.

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Evan Sohn, CEO/Chairman: 25+ years of experience in Fortune 500 and startup environments, including multiple exits and a history of rapidly growing businesses; founder of the Sohn Conference Foundation

●	Miles Jennings, Founder/COO: 15+ years of experience within the recruitment technology industry, including Indeed.com and Adecco Group

●	Ashley Saddul, Founder/CTO: Seasoned entrepreneur and technologist with 20+ years of experience at internet startups and mission-critical banking applications

●	Judy Krandel, CFO: Accomplished board member, CFO, and investor with an extensive background in portfolio management, equity investments, capital markets, executive leadership and business development

Effects of COVID-19

While the Company has continued to operate during the COVID-19 pandemic, we had reduced certain billing rates in 2020 to respond to the current economic climate. The Company had also experienced a decline in its employer clientele due to the current job market. In addition, due to the effects of COVID-19, the Company took steps in 2020 to streamline certain expenses, such as temporarily cutting certain executive compensation packages by approximately 20%. Management also worked to reduce unnecessary marketing expenditures and to improve staff and human capital expenditures, while maintaining overall workforce levels. The Company has seen increased demand for its recruiting solutions in 2021 and has selectively increased salaries and marketing expenditures to support higher demand. The Company expects but cannot guarantee that demand will continue to improve in 2022, as certain clients re-open or accelerate their hiring initiatives, and new clients utilize our services. Overall, management has focused on effectively positioning the Company for a rebound in hiring which we believe has begun and will continue throughout 2022. Ultimately, the recovery may be delayed and the economic conditions may worsen. The Company continues to closely monitor the confidence of its recruiter users and customers, and their respective job requirement load through offline discussions and the Company’s Recruiter Index survey.

Risks Affecting Us

Our business is subject to numerous risks and uncertainties, including those discussed in the section titled “Risk Factors” beginning on page 10 and elsewhere in this prospectus. These risks include the following:

●	our ability to continue as a going concern is in doubt absent obtaining adequate new debt or equity financing and achieving sufficient sales levels;

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because we have a limited operating history under our current Platform, it is difficult to evaluate our business and future prospects and increases the risks associated with an investment in our securities;

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complete integration of the staffing assets that we acquired from Parrut and the Novo Group, in July and August 2021, respectively, may be complex and time-consuming, and we may not be able to realize the full benefits of these acquisitions;

●	the rapidly-changing, unsure and/or deleterious effects of the COVID-19 pandemic on the job markets and general economy;

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our future growth depends on our ability to attract, retain and incentivize a community of recruiters, and the loss of existing recruiters, or failure to attract new ones, could adversely impact our business and future prospects;

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if we are unable to respond to technological advancements and other changes in our industry by developing and releasing new services, or improving our existing services, in a timely and cost-effective manner or at all, our business could be materially and adversely affected;

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our future growth depends in part on our ability to form new and maintain existing strategic partnerships with third-party solution providers and continued performance of such solution providers under the terms of our strategic partnerships with them;

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we rely in part on certain software that we license from third parties, and if we were to lose the ability to use such software our business and operating results could be materially and adversely affected;

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because we rely on a small number of customers for a substantial portion of our revenue, the loss of any of these customers would have a material adverse effect on our operating results and cash flows;

●	if recruiters on our Platform were classified as employees instead of independent contractors, our business would be materially and adversely affected; and

●	if we are unable to compete effectively, our business and operating results will be materially and adversely affected.

Corporate Information

Our principal executive offices are located at 500 Seventh Avenue, New York, New York. Our telephone number is (855) 931-1500. Our website address is www.recruiter.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our securities.

Recent Developments

Employment Agreements with Named Executive Officers

On September 13, 2021, the Compensation Committee of the board of directors (the “Compensation Committee”) of the Company approved new employment agreements that the Company and its subsidiary, Recruiter.com Recruiting Solutions, LLC, had entered into with the Company’s Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and Chief Web Officer.

Novo Group Asset Purchase

On August 27, 2021, the Company entered into and closed on an Asset Purchase Agreement (the “Purchase Agreement”) with the Novo Group, Inc. (the “Novo Group” or the “Target’), and certain individuals named therein (the “Selling Stockholders”). The Novo Group operates a recruitment services company for employers, providing talent, acquisition and other hiring solutions.

The Purchase Agreement provided for the sale of substantially all of the assets of Novo Group (the “Purchased Assets”), except for certain assets specified therein (the “Novo Group Purchase”). The Purchased Assets included, among other assumed assets, certain contracts with the Target’s clients, permits owned, held and used by the Novo Group, intellectual property as well as tangible assets, and all of Target’s accounts receivable. Furthermore, the Company agreed to assume certain liabilities associated with the Novo Group business as provided in the Purchase Agreement.

The amount due at closing was approximately $7,117,425 (the “Base Purchase Price”), consisting of the following consideration: (i) $1,337,500 in cash, (ii) a $3,000,000 promissory note with an interest rate of 6%, that matures on February 1, 2024, (iii) working capital adjustments in the amount of approximately $217,045, and (iv) 508,711 restricted shares of common stock of the Company, obtained by dividing $2,350,000 by $4.62, the 30-day volume weighted average price of a share of the Company’s common Stock as reported by Bloomberg L.P. for the 30-day period immediately prior to the closing date (the “Equity Consideration”). 127,178 of the Company’s restricted shares of common stock (twenty-five percent (25%) of the Equity Consideration) will be placed in escrow to account for post-closing adjustments in respect to Target’s revenue from the closing date to the end of the 2021 calendar year, as well as to partially secure the indemnification obligations of the Selling Stockholders.

In addition to the Base Purchase Price, under the Purchase Agreement, there was an earn-out potential for the Selling Stockholders that is tied to revenue of Novo Group from sales of its products and services over eight calendar quarters (the “Earn-Out Period”), with such Earn-Out Periods beginning on January 1, 2022 and ending on December 31, 2023. Pursuant to the terms and conditions set forth in the Purchase Agreement, the Earn-Out Amount payable, if any, to the Selling Stockholders, would equal to 5% of the Target’s revenue (“Earn-Out Amount”) for each applicable Earn-Out Period. Earn-Out Amounts, if any, would be payable no later than thirty (30) days after the end of each Earn-Out Period. The Company’s preliminary estimate of the fair value of this contingent consideration is $543,297.

In connection with entering into the Purchase Agreement, the Company, Novo Group and Selling Stockholders (the “Novo Parties”) executed a registration rights agreement, whereby the Company agreed to register under the Securities Act, for resale, subject to certain limitations, shares issued to the Novo Parties pursuant to the Purchase Agreement. The shares issued to the Novo Parties are being registered in the registration statement of which this prospectus forms a part.

Approval of 2021 Equity Incentive Plan

On August 18, 2021, the Company held a Special Meeting of its stockholders (the “Special Meeting”), in which the Company’s stockholders voted to approve a new Equity Incentive Plan (the “2021 Plan”). The 2021 Plan has been previously authorized and recommended to be submitted to the stockholders for their approval by both the Company's board of directors as well as the board of directors’ compensation committee.

The Parrut Asset Acquisition

On July 7, 2021, the Company entered into and closed on an Asset Purchase Agreement (the “Purchase Agreement”) with Parrut, Inc. (“Parrut”), and certain individuals named therein (the “Parrut Purchase”).

Parrut does business as Uncubed and, pursuant to the Purchase Agreement, the Company acquired the assets of the Technology Solutions Division of Uncubed. The purchased assets include assets related to Finalist, an online marketplace for sourcing and screening early-professional software and data candidates and assets related to Uncubed’s job board technology and candidate engagement platform which includes Mediabistro, a job board and professional community for media, content, and creative professionals.

The amount due at closing was $3,500,000, consisting of $500,000 in cash, a $1,750,000 promissory note with an interest rate of 6% and a maturity date of July 1, 2023, and 257,545 of the Company’s common stock (the “Common Stock”), obtained by dividing $1,250,000 by the volume-weighted average price of the Company for the five consecutive trading days immediately prior to the closing date. In addition, the Purchase Agreement includes “earn-out” provisions under which the Company could become obligated to pay Parrut up to an additional $1,350,000 in the form of Common Stock (the “Earn-Out Consideration”). The Earn-Out Consideration Parrut could be entitled to is equal to 1.35 times the revenue derived or generated by Company or any of its affiliates from the Purchased Assets achieved during the twelve-month period immediately following the closing date.

In connection with entering into the Purchase Agreement, the Company and Parrut executed a registration rights agreement, whereby the Company agreed to register under the Securities Act, for resale, subject to certain limitations, shares issued to Parrut pursuant to the Purchase Agreement. The shares issued to Parrut are being registered in the registration statement of which this prospectus forms a part.

Placement Agent Warrants issued in Connection with Company’s Debenture Private Offerings

May/June 2020

In connection with the Company’s private placement (the “May/June 2020 Debenture Private Placement”) of $2,953,125 principal amount of convertible debentures (the “Debentures”) and warrants, Joseph Gunnar & Co. LLC (“Joseph Gunnar”) and the Company entered into a placement agency agreement, dated May 20, 2020 (the “May 2020 Agreement”). In addition to cash compensation received, pursuant to the terms of the May 2020 Agreement, Joseph Gunnar was issued warrants to purchase 147,657 shares of Common Stock, at an exercise price of $5.00 per share.

In June 2021, the Company and Joseph Gunnar agreed to amend the May 2020 Agreement, pursuant to which effective immediately prior the effectiveness of the Offering’s registration statement, the right to receive all May 2020 placement agent warrants as contemplated in such agreement were amended so that Joseph Gunnar (or its designees) shall be entitled to receive warrants to purchase 36,364 shares of Common Stock. These warrants to purchase 36,364 shares of Common Stock related to the May/June 2020 Debenture Private Placement is referred to herein as the “May 2020 Placement Agent Warrants”.

January 2021

In connection with the Company’s private placement (the “January 2021 Debenture Private Placement”) of $2,799,000 principal amount of Debentures and warrants, Joseph Gunnar and the Company entered into a placement agency agreement, dated December 22, 2020 (the “December 2020 Agreement”). In addition to cash compensation received, pursuant to the terms of the December 2020 Agreement, Joseph Gunnar was entitled to receive warrants to purchase 139,951 shares of Common Stock, at an exercise price of $5.00 per share.

In June 2021 the Company and Joseph Gunnar agreed to amend the December 2020 Agreement, pursuant to which effective immediately prior the effectiveness of the Offering’s registration statement, the right to receive all January 2021 placement agent warrants as contemplated in such agreement will be amended so that Joseph Gunnar (or its designees) shall be entitled to receive warrants to purchase 36,364 shares of Common Stock. These warrants to purchase 36,364 shares of Common Stock related to the January 2021 Debenture Private Placement is referred to herein as the “January 2021 Placement Agent Warrants .

On July 2, 2021, in connection with the closing of the Underwritten Offering, the Company issued the May 2020 Placement Agent Warrants and January 2021 Placement Agent Warrants (collectively, the “Placement Agent Warrants”) exercisable for a total of 72,728 shares of common stock at an exercise price equal to $6.25, which equals to 125% of the public offering price per Unit in the Offering.

Underwritten Public Offering

On July 2, 2021, the Company closed its firm commitment underwritten public offering (the “Underwritten Offering”) of an aggregate of 2,400,000 units, with each unit consisting of one share of the Common Stock and one warrant each to purchase one share of Common Stock, at a public offering price of $5 per unit. In addition, on July 2, the Underwritten Offering’s underwriter partially exercised its over-allotment option by purchasing additional warrants to purchase 360,000 shares of Common Stock.

On July 8, 2021, the Underwritten Offering’s underwriter exercised the rest of its over-allotment option by purchasing 360,000 additional shares of Common Stock. All of the securities issued pursuant to the Underwritten Offering were registered pursuant to the Company’s registration statement on Form S-1 (File No. 333-249208) declared effective by the Securities and Exchange Commission on June 29, 2021 and a registration statement filed on June 29, 2021 relating to the initial registration statement and filed pursuant to Rule 462(b) promulgated under the Securities Act which became automatically effective upon filing (File No. 333-257540). On July 2, 2021, pursuant to the Underwriting Agreement, the Company issued Representative’s Warrants to purchase up to an aggregate of 240,000 shares of Common Stock (the “Representative’s Warrants”). The Representative’s Warrants are exercisable beginning on December 26, 2021, until June 29, 2026. The initial exercise price of Representative's Warrants is $6.25 per share, which equals 125% of the public offering price per Unit in the Offering. The shares of Common Stock underlying the Representative’s Warrants were registered in the Company’s registration statement on Form S-1 (File No. 333-249208) declared effective by the Securities and Exchange Commission on June 29, 2021.

In connection with the closing of the Underwritten Offering, on July 6, 2021 and July 9, 2021 the Company finalized the following issuances: (a) 1,489,444 shares of Common Stock issued to the fifty five (55) holders of the Company’s convertible debentures (the “Debenture Holders”) in exchange for all of the Company’s outstanding convertible debentures and related accrued interest and penalties. (b) 1,489,437 warrants to purchase shares of Common Stock that are substantially similar to the warrants issued in the Underwritten Offering (the “Unit Warrants”). These warrants were issued to the Debenture Holders. and (c) 4,756,892 shares of Common Stock in exchange for (i) 376,275 outstanding shares of the Company’s Series D Preferred Stock, (ii) 645,845 outstanding shares of the Company’s Series E Preferred Stock, (iii) 46,847 outstanding shares of the Company’s Series F Preferred Stock, and (iv) 522,108 warrants previously held by holders of Series D Preferred Stock. In addition, one previous Series D holder will be issued a pre-funded warrant to purchase 587,945 shares of Common Stock with an exercise price of $0.01 per share. Following the issuance of the 4,756,892 shares of Common Stock there are no longer any Series D or Series F Preferred Stock shares outstanding and there are 86,000 shares of Series E Preferred Stock outstanding.

Further, in connection with the closing of the Underwritten Offering, the warrants issued in connection with the May/June 2020 Debenture Private Placement (as defined above) and the January 2021 Debenture Private Placement (as defined above) were exchanged for amended and restated warrants (the “Amended Warrants”) to reflect the following changes: (i) the Company’s reverse stock-split at a ratio of 1 for 2.5 shares. (ii) revising the exclusion with respect to an Exempt Issuance (as defined in the Amended Warrant) on a post-reverse split basis. (iii) removing any references to Black-Scholes Value with respect to Change in Option Price or Rate of Conversion (as defined in the Amended Warrants). and (iv) correcting the number of Warrant Shares (as defined in the Amended Warrants) that may be issued as a result of the price protection adjustment. The Amended Warrants have an exercise price of $5.00 per share.

Reverse Stock Split

Except as otherwise indicated, all references to our Common Stock, share data, per share data and related information has been adjusted to reflect the reverse stock split ratio of 1-for-2.5 (“Reverse Stock Split”) as if it was effective and as if it had occurred at the beginning of the earliest period presented. The Reverse Stock Split, combined each two and one-half (2.5) shares of our outstanding Common Stock into one (1) share of Common Stock, without any change in the par value per share.

The Reverse Stock Split was effected June 18, 2021 via the filing of a certificate of change with the Nevada Secretary of State pursuant to Nevada Revised Statutes Section 78.209 to (i) decrease the number of authorized shares of the Common Stock from 250,000,000 to 100,000,000 shares and (ii) effectuate the Reverse Stock Split. No fractional shares were be issued in connection with the Reverse Stock Split and all such fractional interests were rounded up to the nearest whole number of shares of Common Stock. The conversion or exercise prices of our issued and outstanding convertible securities, stock options and warrants will be adjusted accordingly. The number of authorized shares of Preferred Stock remains 10,000,000 following the effectuation of the Reverse Split.

THE OFFERING

This prospectus relates to the offer and sale from time to time of up to an aggregate of 4,669,580 shares of the Common Stock, consisting of up to: (a) 1,707,892 shares of Common Stock, and (b) 2,961,688 shares of Common Stock issuable upon exercise of the Amended Warrants, Unit Warrants, and Placement Agent Warrants.

The number of shares of Common Stock ultimately offered for resale by the Selling Security Holders depends upon how many of the Amended Warrants, Unit Warrants, and Placement Agent Warrants the Selling Security Holders elect to exercise and the liquidity and market price of our Common Stock.

Common stock offered by the Selling Security Holders	We are offering up to an aggregate of 4,669,580 shares of the Common Stock, consisting of up to:

(1) 739,787 shares of Common Stock issuable upon exercise of the Amended Warrants issued following the closing of the Underwritten Offering to investors in our May/June 2020 Debenture Private Placement at an exercise price of $5.00 per share. These Amended Warrants are held by forty-four (44) shareholders.

(2) 702,896 shares of Common Stock issuable upon exercise of Unit Warrants issued following the Underwritten Offering to all May/June 2020 Debenture Private Placement holders at an exercise price of $5.50 per share. These Unit Warrants are held by forty-four (44) shareholders.

(3) 659,577 shares of Common Stock issuable upon exercise of the Amended Warrants issued following the closing of the Underwritten Offering to investors in our January 2021 Debenture Private Placement at an exercise price of $5.00 per share. These Amended Warrants are held by twenty-one (21) shareholders.
(4) 786,700 shares of Common Stock issuable upon exercise of Unit Warrants issued following the Underwritten Offering to all January 2021 Debenture Private Placement holders at an exercise price of $5.50 per share. These Unit Warrants are held by twenty-one (21) shareholders.

(5) 224,165 shares of Common Stock issued in connection with the January 2021 acquisition of the assets of RLJ Talent Consulting, Inc., d/b/a Scouted, a Delaware corporation (“Scouted”). The Scouted shares are held by forty-two (42) shareholders.

(6) 592,531 shares of Common Stock issued in connection with the March 2021 Asset Purchase Agreement and Plan of Reorganization entered into by the Company and Upsider, Inc. (“Upsider”). The Upsider shares are held by twenty-three (23) shareholders.

(7) 155,328 shares of Common Stock issued to Stobie Creek Investments in connection with the May 2021 Asset Purchase Agreement and Plan of Reorganization entered into by the Company and OneWire Holdings, LLC.

(8) 257,545 shares of Common Stock issued to Parrut Inc. in connection with the Parrut Purchase.

(9) 381,533 shares of Common Stock held by twenty-three (23) shareholders transferred from Novo Group, Inc. and issued in connection with the Novo Group Purchase.

(10) 72,728 shares of Common Stock held by five (5) shareholders issuable upon exercise of the Placement Agent Warrants with an exercise price of $6.25 issued in conjunction with the May/June 2020 Debenture Private Placement and January 2021 Debenture Private Placement.

(11) 96,790 shares of Common Stock issued to Puritan Partners LLC in connection with a consulting agreement between the Company and Centrecourt Asset Management LLC.

Common stock outstanding before and after this offering
As of December 27, 2021 there were 14,558,920 shares outstanding. If all of the Amended Warrants, Unit Warrants, and Placement Agent Warrants whose underlying shares are being registered in the registration statement of which this prospectus forms a part are exercised, there will be 17,520,608 shares outstanding.

Use of Proceeds
We will not receive any proceeds from the sale of common stock by the Selling Security Holders. We will, however, receive proceeds from any cash exercise of the Amended Warrants, Unit Warrants, and Placement Agent Warrants. All of the net proceeds from the sale of our common stock will go to the Selling Security Holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the common stock for the Selling Security Holders.

Risk factors	This investment involves a high degree of risk. See the information contained in “Risk Factors” beginning on page 10 of this prospectus.

Common stock and Warrants symbol
Our Common Stock and Warrants (although not the warrants whose underlying shares are being registered in this registration statement) are traded on the Nasdaq Capital Market under the symbols “RCRT” and “RCRTW.”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus before you decide to purchase the Units, the Warrants and the Common Stock. The risks and uncertainties described in this prospectus are not the only ones we may face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business, business prospects, results of operations or financial condition. Any of the risks and uncertainties set forth herein, could materially and adversely affect our business, results of operations and financial condition.

Risks Related to Our Business and Industry

Because we have a history of net losses, we may never achieve or sustain profitability or positive cash flow from operations.

We have incurred net losses in each fiscal year since our inception, including net losses of approximately $10.4 million for the nine months ended September 30, 2021, $17 million for the year ended December 31, 2020, and $12.0 million for the year ended December 31, 2019. As of September 30, 2021, we had an accumulated deficit of approximately $45 million. We expect to continue to incur substantial expenditures to develop and market our services and could continue to incur losses and negative operating cash flow for the foreseeable future. We may never achieve profitability or positive cash flow in the future, and even if we do, we may not be able to continue being profitable. Any failure to achieve and maintain profitability would continue to have an adverse effect on our stockholders’ deficit and working capital and could result in a decline in our stock price or cause us to cease operations.

Because we have a limited operating history under our current platform, it is difficult to evaluate our business and future prospects and thus increases the risks associated with investment in our securities.

We have operated our current platform since April 16, 2016, when we acquired the Platform and we then put into a multi-year process of further development, integration, and branding. As a result, our platform and business model have not been fully proven, and we have only a limited operating history on which to evaluate our business and future prospects. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing industries, including our ability to achieve market acceptance of our platform and attract, retain and incentivize recruiters on our platform, as well as respond to competition and plan for and scale our operations to address future growth. We may not be successful in addressing these and other challenges we may face in the future, and our business and future prospects may be materially and adversely affected if we do not manage these and other risks successfully. Given our limited operating history, we may be unable to effectively implement our business plan which could materially harm our business or cause us to scale down or cease our operations.

Our business depends on a strong reputation and anything that harms our reputation will likely harm our results of operations.

As a provider of temporary and permanent staffing solutions as well as consultant services, our reputation is dependent upon the performance of the employees we place with our clients and the services rendered by our consultants. We depend on our reputation and name recognition to secure engagements and to hire qualified employees and consultants. If our clients become dissatisfied with the performance of those employees or consultants or if any of those employees or consultants engage in or are believed to have engaged in conduct that is harmful to our clients, our ability to maintain or expand our client base will be harmed. Any of the foregoing is likely to materially adversely affect us.

We may be unable to find sufficient candidates for our staffing business.

Our staffing services business consists of the placement of individuals seeking employment. There can be no assurance that candidates for employment will continue to seek employment through us. Candidates generally seek temporary or full-time positions through multiple sources, including the Company and our competitors. In the fall of 2019, unemployment rates were at historical lows. The COVID-19 pandemic has had a significant effect on unemployment in every state, industry, and major demographic group in the United States and peaked to unprecedented levels in April 2020. Unemployment rates have decreased to 4.2% in November 2021, but this remains 2.5 percentage points higher than its pre-COVID-19 pandemic level in February 2020. The availability of qualified talent may change or become more scarce, depending on macro-economic conditions outside of the Company’s control. If finding sufficient eligible candidates to meet employers’ demands becomes more challenging due to falling unemployment rates or other talent availability issues, the Company may experience a shortage of qualified candidates. Any shortage of candidates could materially adversely affect the Company.

We may incur liability to employees and clients.

Our consulting and staffing business entails employing individuals on a temporary basis and placing such individuals in clients’ workplaces, where we have no control over the workplace environments. As the employer of record of our temporary employees, we incur a risk of liability to our temporary employees for various workplace events, including claims of physical injury, discrimination, harassment, or failure to protect confidential personal information. While such claims have not historically had a material adverse effect on us, there can be no assurance that such claims in the future will not result in adverse publicity or have a material adverse effect on our operations. We also incur a risk of liability to our employer clients resulting from allegations of errors, omissions or theft by our temporary employees, or allegations of misuse of client confidential information. In many cases, we agree to indemnify our clients in respect of these types of claims. We maintain insurance with respect to many of such claims. While such claims have not historically had a material adverse effect upon us, there can be no assurance that we will continue to be able to obtain insurance at a cost that does not have a material adverse effect upon us or that future claims will be covered by such available insurance.

We may require additional capital to fund our business and support our growth, and our inability to generate and obtain such capital on acceptable terms, or at all, could harm our business, operating results, financial condition, and prospects.

We intend to continue to make substantial investments to fund our business and support our growth. In addition, we may require additional funds to respond to business challenges, including the need to develop new features or enhance our solutions, improve our operating infrastructure, or acquire or develop complementary businesses and technologies. As a result, in addition to the revenues we generate from our business, we may need to engage in additional equity or debt financings to provide the funds required for these and other business endeavors. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our Common Stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain such additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be adversely impacted. In addition, our inability to generate or obtain the financial resources needed may require us to delay, scale back, or eliminate some or all of our operations, which may have a significant adverse impact on our business, operating results and financial condition.

If we fail to completely and successfully integrate the assets we acquired, we may not fully realize the anticipated benefits from the acquisition, and our results of operations would be materially and adversely affected.

We recently acquired certain assets and the business from the Novo Group, Parrut, Scouted, Upsider and OneWire and anticipate acquiring additional assets and businesses in the future. Our failure to successfully integrate the assets we acquire may be more difficult, costly or time-consuming than we anticipate, or we may not otherwise realize any of the anticipated benefits of this acquisition. Any of the foregoing could adversely affect our future results of operations or could cause our stock price to decline.

If our due diligence process with respect to acquisitions proves not robust enough, we may acquire non-performing assets, people, and companies.

Our management is opportunistic in its approach to mergers and acquisitions. We are actively looking to grow our base of clients, intellectual property, assets and suite of recruitment technology solutions. If our processes fail to identify risks and weaknesses of companies that we either acquire or purchase assets from, we may be harmed or have difficulties recouping our investments. Additionally, we may be unable to effectively integrate such assets into our existing business.

Our future growth depends on our ability to attract, retain and incentivize a community of recruiters, and the loss of existing recruiters, or failure to attract new ones, could adversely impact our business and future prospects.

The size of our community of employers on our platform is critical to our success. Our ability to achieve profitability in the future will depend, in large part, on our ability to attract new users to, and retain existing users on, our platform. Recruiters on our Platform can generally decide to cease using our platform at any time. While we have experienced growth in the number of recruiters on our platform in recent months, with numbers rising from 27,011 on September 30, 2020, to over 30,000 at September 30, 2021. This growth may not continue at the same pace in the future or at all. In addition, it is possible that the ongoing effects of COVID-19 may have a deleterious effect on our user growth in the future. Achieving growth in our community of users may require us to engage in increasingly sophisticated and costly sales and marketing efforts that may not result in additional users. We may also need to modify our pricing model to attract and retain such users. If we fail to attract new users or fail to maintain or expand existing relationships in a cost-effective manner, our business and future prospects would be materially and adversely impacted.

If we are unable to respond to technological advancements and other changes in our industry by developing and releasing new services, or improving our existing services, in a timely and cost-effective manner or at all, our business could be materially and adversely affected.

Our industry is characterized by rapid technological change, frequent new service launches, changing user demands, and evolving industry standards. The introduction of new services based on technological advancements can quickly render existing services obsolete. We will need to expend substantial resources on researching and developing new services and enhancing our platform by incorporating additional features, improving functionality, and adding other improvements to meet our users’ evolving demands. We may not be successful in developing, marketing, and delivering in a timely and cost-effective manner enhancements or new features to our platform or any new services that respond to continued changes in the market. Furthermore, any enhancements or new features to our platform or any new services may contain errors or defects and may not achieve the broad market acceptance necessary to generate sufficient revenue. Moreover, even if we introduce new services, we may experience a decline in revenue from our existing services that is not offset by revenue from the new services.

If we experience errors, defects, or disruptions in our platform it could damage our reputation, which could in turn materially and adversely impact our operating results and growth prospects.

The performance and reliability of our platform is critical to our reputation and ability to attract and retain recruiters and clients. Any system error or failure, or other performance problems with our platform could harm our brand and reputation and may damage the businesses of users. Additionally, our platform requires frequent updates, which may contain undetected errors when first introduced or released. Any errors, defects, disruptions in service, or other performance or stability problems with our platform could result in negative publicity, loss of or delay in market acceptance of our platform, loss of competitive position, delay of payment to us or recruiters, or claims by users for losses sustained by them, which could adversely impact our brand and reputation, operating results and future prospects.

The continued operation of our business depends on the performance and reliability of the internet, mobile, and other infrastructures that are not under our control.

Our business depends on the performance and reliability of the internet, mobile, and other infrastructures that are not always under our control. Disruptions in such infrastructures, including as the result of power outages, telecommunications delay or failure, security breach, or computer virus, as well as failure by telecommunications network operators to provide us with the bandwidth we need to provide our products and offerings, could cause delays or interruptions to our products, offerings, and platform. Any of these events could damage our reputation, resulting in fewer recruiters actively using our platform, disrupt our operations, and subject us to liability, which could adversely affect our business, financial condition, and operating results.

We rely on third parties to host our platform, and any disruption of service from such third parties or material change to, or termination of, our arrangement with them could adversely affect our business.

We use third-party cloud infrastructure services providers and co-located data centers in the United States and abroad to host our platform. Software development, remote server administration, quality assurance, and administrative access is managed overseas by Recruiter Mauritius Ltd. under the direction of our Chief Web Officer, Ashley Saddul. We do not control the physical operation of any of the data centers we use. These facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures, and similar events. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions to our platform. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of violence, and other misconduct. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service. We may not be able to maintain or renew our agreements or arrangements with these third-party service providers on commercially reasonable terms, or at all. If we are unable to renew our agreements on commercially reasonable terms, our agreements are terminated, or we add additional infrastructure providers, we may experience costs or downtime in connection with the transfer to, or the addition of, new data center providers. If these providers increase the cost of their services, we may have to increase the fees to use our platform, and our operating results may be adversely impacted.

Because we have arrangements with related parties affecting a significant part of our operations, such arrangements may not reflect terms that would otherwise be available from unaffiliated third parties.

We rely on arrangements with related parties for support of our operations, including technical support and employer of record services, and may engage in additional related party transactions in the future. For example, we currently rely on a related party provider of information technology and computer services located in Mauritius, an island country located off the eastern coast of Africa, for software development and maintenance related to our website and platform. Our Chief Web Officer is an employee of this service provider. Additionally, Icon Information Consultants, LP (“Icon”), a significant stockholder of the Company, performs employer or record services for Recruiting Solutions, the subsidiary through which we operate our staffing business. See “Certain Relationships and Related Person Transactions” for further details. Although we believe that the terms of our arrangements with related parties are reasonable and generally consistent with market standards, such terms do not necessarily reflect terms that we or such related parties would agree to in arms-length negotiations with an independent third party. Furthermore, potential conflicts of interest can exist if a related party is presented with an issue that may have conflicting implications for the Company and such related party. If a dispute arises in connection with any of these arrangements, which is not resolved to the satisfaction of the Company, our business could be materially and adversely affected.

The COVID-19 pandemic has resulted in a significant downturn in the global and United States economies and accordingly a decreased demand for recruitment and staffing services, which could have a material adverse effect on our business, financial condition and results of operations.

In late 2019, an outbreak of COVID-19 was first reported in Wuhan, China. In March 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic. The COVID-19 pandemic has resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines and travel bans around the world aimed at controlling the spread of the virus. Businesses are also taking precautions, including requiring employees to work remotely or take leave, imposing travel restrictions and temporarily closing their facilities. Initial unemployment numbers have spiked. Uncertainties regarding the impact of COVID-19 on economic conditions are likely to result in sustained market turmoil and reduced demand for employees, which in its turn has had a negative impact on the recruitment and staffing industry. According to a June 2020 report from CEOToday, the U.S. staffing industry, which previously boasted a market size of $152 billion fell to roughly $119 billion since the COVID-19 outbreak; bringing it down to its lowest level since 2013. This represents a 21% decrease from 2019.

To date the economic impact of COVID-19 has resulted in certain reductions in the Company’s business and the Company has devoted efforts to shifting its focus in areas of hiring. As of the date of this filing, to the Company’s knowledge, no customer of the Company has gone out of business nor have any counterparties attempted to assert the existence of a force majeure clause, which excuses contractual performance. Because we depend on continued demand for recruitment services, a downturn in the recruitment and staffing industry would have a material adverse impact on our business and results of operations.

While to date the Company has not been required to stop operating, management is evaluating its use of its office space, virtual meetings and the like. We had reduced certain billing rates to respond to the current economic climate. Additionally, while we have experienced, and could continue to experience, a loss of clients as the result of the pandemic, we expect that the impact of such attrition would be mitigated by the addition of new clients resulting from our continued efforts to adjust the Company’s operations to address changes in the recruitment industry. The extent to which the COVID-19 pandemic will impact our operations, ability to obtain financing or future financial results is uncertain at this time. Due to the effects of COVID-19, the Company took steps to streamline certain expenses, such as temporarily cutting certain executive compensation packages by approximately 20%. Management also worked to reduce unnecessary marketing expenditures and worked to improve staff and human capital expenditures, while maintaining overall workforce levels. The Company has seen increased demand for its recruiting solutions in 2021 and has selectively increased salaries and marketing expenditures to support higher demand. The Company expects but cannot guarantee that demand will continue to improve in 2022, as certain clients re-open or accelerate their hiring initiatives, and new clients utilize our services. Overall, management has focused on effectively positioning the Company for a rebound in hiring which we believe has begun and will continue throughout 2022. Ultimately, the recovery may be delayed and the economic conditions may worsen. The Company continues to closely monitor the confidence of its recruiter users and customers, and their respective job requirement load through offline discussions and the Company’s Recruiter Index survey.

If internet search engines’ methodologies or other channels that we utilize to direct traffic to our website are modified, or our search result page rankings otherwise decline, it could negatively affect our future growth.

We depend in part on various internet search engines, such as Google, Yahoo, Bing and others, as well as other internet channels and referral partners to direct traffic to our website. Our ability to maintain the number of visitors directed to our website is not entirely within our control. For example, our competitors’ search engine optimization and other efforts may result in their websites receiving a higher search result page ranking than ours, internet search engines or other channels that we utilize to direct traffic to our website could revise their methodologies in a manner that adversely impacts traffic to our website, or we may make changes to our website that adversely impact our search engine optimization rankings and traffic. As a result, links to our website may not be prominent enough to drive sufficient traffic to our website, and we may not be able to influence the results. Any of these changes could have an adverse impact on our operating results and future growth.

If we or our third-party partners experience a security breach resulting in unauthorized access to our clients’ or recruiters’ data, our data, or our platform, networks, or other systems, our reputation would suffer, demand for our services may be reduced, our operations may be disrupted, we may incur significant legal liabilities, and our business could be materially and adversely affected.

Our business involves storage, processing, and transmission of our clients’ and recruiters’ proprietary, confidential, and personal information as well as the use of third-party partners who store, process, and transmit such proprietary, confidential, and personal information. We also maintain certain other proprietary and confidential information relating to our business and personal information of our employees. Any security breach or incident affecting us or third parties on which we rely, including resulting from computer viruses, malware, physical or electronic break-ins, or weakness resulting from intentional or unintentional service provider or employee actions, could result in unauthorized access to, misuse of, or unauthorized acquisition of our or our clients’ or recruiters’ data, the loss, corruption, or alteration of this data, interruptions in our operations, or damage to our computers or systems or those of our clients or recruiters. If an actual or perceived security breach affecting us or our third-party partners occurs, public perception of the effectiveness of our security measures would suffer, and result in attrition of recruiters on our platform or loss of clients. Any compromise of our or our third-party partners’ security could result in a violation of applicable privacy and other laws, regulatory or other governmental investigations, enforcement actions, and legal and financial exposure, including potential contractual liability. Any such compromise could also result in damage to our reputation and a loss of confidence in our security measures. Any of these effects could adversely impact our business, operating results and growth prospects.

Our platform contains open-source software components, and failure to comply with the terms of the underlying licenses could restrict our ability to market or operate our platform.

We incorporate many types of open-source software, frameworks and databases, including our Platform, which is currently architected on the Yii platform using PHP code and MySQL databases. Open-source licenses typically permit the use, modification, and distribution of software in source code form subject to certain conditions. Some open-source licenses require any person who distributes a modification or derivative work of such software to make the modified version subject to the same open source license. Accordingly, although we do not believe that we have used open-source software in a manner that would subject us to this requirement, we may be required to distribute certain aspects of our platform or make them available in source code form. Further, the interpretation of open-source licenses is legally complex. If we fail to comply with the terms of an applicable open source software license, we may need to seek licenses from third parties to continue offering our platform and the terms on which such licenses are available may not be economically feasible, to re-engineer our platform to remove or replace the open source software, to limit or stop offering our platform if re-engineering could not be accomplished on a timely or cost-effective basis, to pay monetary damages, or to make available the source code for aspects of our proprietary technology, any of which could adversely affect our business, operating results, and financial condition.

In addition, generally there are no warranties, assurances of title, performance, or non-infringement, or controls on the origin of the software provided for the open-source software. There is typically no support available for open-source software, and no guarantee of periodic updates to address security risks or continued development and maintenance.

Our future growth depends in part on our ability to form new and maintain existing strategic partnerships with third party solution providers and continued performance of such solution providers under the terms of our strategic partnerships with them.

As part of our growth strategy for the Company and, in particular, its enterprise solution offering, we establish and maintain strategic partnerships with large and established third party solution providers to employers, such as companies specializing in enterprise application software, human resources, payroll, talent, time management, tax and benefits administration. Our strategic partnerships include among other things, integration of our platform with those of our strategic partners, joint marketing and commercial alignment, including joint events, and sales of our services by our partners’ representatives. We may be unable to renew or replace our agreements with such strategic partners as and when they expire on comparable terms, or at all. Moreover, the parties with which we have strategic relationships may fail to devote the resources necessary to expand our reach and increase our distribution. In addition, our agreements with our strategic partners generally do not contain any covenants that would limit competing arrangements. Some of our strategic partners offer, or could in the future offer, competing products and services or have similar strategic relationships with our competitors, and may choose to favor our competitors’ solutions over ours. If we are unsuccessful in establishing or maintaining our relationships with third parties, our growth prospects could be impaired, and our operating results may be adversely impacted. Even if we are successful in establishing and maintaining these strategic relationships with third parties, they may not result in the growth of our client base or increased revenue.

We rely in part on certain software that we license from related and third parties as part of our service offerings, and if we were to lose the ability to use such software our business and operating results would be materially and adversely affected.

We license certain candidate matching software from Genesys, which was recently rebranded “Opptly,” video screening technology from MyInterview, AI-candidate matching software from Censia, as well as other popular, commercially available third party recruiting, communications, and marketing related software systems, such as LinkedIn and Hubspot, much of which is integral to our systems and our business. The license agreement, which was included as part of the asset purchase agreement with Genesys dated March 31, 2019, which transferred the clients, but not the technology of Genesys to the Company, governing the use by us of the Genesys software expires on May 31, 2022, however, it automatically renews for another year on May 31st of each year unless terminated by either party with 30 days written notice prior to May 31st or at any time upon a breach by either party. The license agreement governing the use by us of the Censia platform is perpetual, but may be terminated by either party with 180 days of notice. If any of these relationships were terminated or if any of these parties were to cease doing business or cease to support the applications we currently utilize, we may be forced to expend significant time and resources to replace the licensed software. Further, the necessary replacements may not be available on a timely basis on favorable terms, or at all. If we were to lose the ability to use this software our business and operating results would be materially and adversely affected.

Because we rely on a small number of customers for a substantial portion of our revenue, the loss of any of these customers would have a material adverse effect on our operating results and cash flows.

We derive our revenue from a relatively limited number of customers. Our relationships with these customers are fundamental to our success. For the nine months ended September 30, 2021, one customer accounted for 10% of more of total revenue, at 14%. For the year ended December 31, 2020 three customers accounted for 10% or more of total revenue, at 30%, 20% and 11%, for a total of 61%. Any termination of a business relationship with, or a significant sustained reduction in business from, one or more of these customers would have a material adverse effect on our operating results and cash flows unless we are able to secure new customers with similar volume.

Failure to protect our intellectual property could adversely affect our business.

Our success depends in large part on our proprietary technology and data, including our trade secrets, software code, the content of our website, workflows, proprietary databases, registered domain names, registered and unregistered trademarks, trademark applications, copyrights, and inventions (whether or not patentable). In order to protect our intellectual property, we rely on a combination of copyright, trademark, and trade secrets, as well as confidentiality provisions and contractual arrangements.

Despite our efforts, third parties may infringe upon or misappropriate our intellectual property by copying or reverse-engineering information that we regard as proprietary, including our platform, to create products and services that compete with ours. Further, we may be unable to prevent competitors from acquiring domain names or trademarks that are similar to, infringe upon, or diminish the value of our domain names, trademarks, service marks, and other proprietary rights. Moreover, our trade secrets may be compromised by third parties or our employees, which would cause us to lose the competitive advantage derived from the compromised trade secrets. Additionally, effective intellectual property protection may not be available to us in every country in which our platform currently is or may in the future be available. Further, we may be unable to detect infringement of our intellectual property rights, and even if we detect such violations and decide to enforce our intellectual property rights, we may not be successful, and may incur significant expenses, in such efforts. In addition, any such enforcement efforts may be time-consuming, expensive and may divert management’s attention. Because we rely on our Chief Technology Officer and his staff who are based in Mauritius, we face a risk based upon any local conditions and difficulties we may face in enforcing our intellectual property rights there. Further, such enforcement efforts may result in a ruling that our intellectual property rights are unenforceable. Any failure to protect or any loss of our intellectual property may have an adverse effect on our ability to compete and may adversely affect our business, financial condition, and operating results.

We may become subject to intellectual property infringement claims and challenges by third parties.

Third parties may claim that certain aspects of our platform, content, and brand infringe on their intellectual property rights. Any claims or litigation, regardless of merit, could cause us to incur significant legal expenses and, if successfully asserted, could require us to pay substantial damages or make ongoing royalty payments, prevent us from offering certain aspects of our platform, comply with other terms that may be unfavorable to us, or require us to stop using technology that contains the allegedly infringing intellectual property.

Even if intellectual property claims do not result in litigation or are resolved in our favor, these claims typically involve large legal fees, and the time and resources necessary to resolve them could divert our management’s attention and adversely affect our business and operating results. Although the Company takes steps to ensure the validity and security of purchased assets, the purchase of assets or businesses may give rise to claims of intellectual property infringement.

We may become subject to marketing use, image, defamation, or representation claims and challenges by third parties.

We expect to increase our use of image- and video-based recruiting technology solutions, which function by the recording and capture of images and videos of individuals. We store and communicate these images and video to third parties, including the employers that desire to hire individuals as contractors and employees. In providing the transmission of user-generated content, which includes but is not limited to images and video, we may be exposed to certain litigation risks, including but not limited to the right-to-use, defamation, marketing-use, representation, and other claims by both employers and individuals.

If we or our clients are perceived to have violated or are found in violation of, the anti-discrimination laws and regulations as the result of the use of predictive technologies or external independent recruiters in the recruitment process, it may damage our reputation and have a material adverse effect on our business and results of operations.

We and our clients may be exposed to potential claims associated with the use of predictive algorithms and external recruiters in the recruitment process, including claims of age and gender discrimination. For example, Title VII of the Civil Rights Act of 1964 (“Title VII”) prohibits employers from limiting employment opportunities based on certain protected characteristics, including race, color, religion, sex, and national origin. The Age Discrimination in Employment Act of 1967 (the “ADA”) prohibits discrimination based on age. Certain social media companies, as well as employers purchasing targeted ads from such companies, have recently come under scrutiny for discriminatory advertising. In September 2019, the U.S. Equal Employment Opportunity Commission (the “EEOC”) ruled that several employers violated the ADA and Title VII by publicizing job openings on social media through the use of ads that targeted young men to the detriment of women and older workers. If we or our clients are perceived to have violated or are found in violation of, Title VII, the ADA, or any other anti-discrimination laws and regulations as the result of the use of predictive technologies in the recruitment process, it may damage our reputation and have a material adverse effect on our business and results of operations.

If we cannot manage our growth effectively, our results of operations would be materially and adversely affected.

We have experienced significant growth, including sequential quarterly revenue increase of over 42% in the third quarter of 2021. Businesses that grow rapidly often have difficulty managing their growth while maintaining their compliance and quality standards. If we continue to grow as rapidly as we anticipate, we will need to expand our management by recruiting and employing additional executive and key personnel capable of providing the necessary support. There can be no assurance that our management, along with our staff, will be able to effectively manage our growth or meet our delivery requirements. Our failure to meet the challenges associated with rapid growth could materially and adversely affect our business and operating results.

If recruiters on our Platform were classified as employees instead of independent contractors, our business would be materially and adversely affected.

We believe that the recruiters who engage with us on our Platform are independent contractors, due to a number of factors, including our inability to control these recruiters, and the Company’s Terms of Use with our users reflect that understanding. However, if the independent contractor status of recruiters is challenged, we may not be successful in defending against such challenges in some or all jurisdictions. Furthermore, the costs associated with defending, settling, or resolving lawsuits relating to the independent contractor status of recruiters could be material to our business. In September 2019, California enacted a new employee classification law that codified the 2018 decision by the state’s Supreme Court classifying independent contractors as employees unless they satisfy the following requirements: (i) are free from the control and direction of the entity relating to the performance of the work; (ii) perform work outside the usual course of the hiring entity’s business; and (iii) are customarily engaged in an independently established trade, occupation, or business. We cannot be certain if this ruling in California will impact us.

If a court or an administrative agency were to determine that the recruiters on our platform must be classified as employees rather than independent contractors, we and/or our clients would become subject to additional regulatory requirements, including but not limited to tax, wages, and wage and hour laws and requirements (such as those pertaining to minimum wage and overtime); employee benefits, social security, workers’ compensation and unemployment; discrimination, harassment, and retaliation under civil rights laws; claims under laws pertaining to unionizing, collective bargaining, and other concerted activity; and other laws and regulations applicable to employers and employees. Compliance with such laws and regulations would require us to incur significant additional expenses, potentially including without limitation, expenses associated with the application of wage and hour laws (including minimum wage, overtime, and meal and rest period requirements), employee benefits, social security contributions, taxes, and penalties. Additionally, any such reclassification would require us to fundamentally change our business model, and consequently have an adverse effect on our business and financial condition.

Approximately 52% of the recruiters on our platform and about 43% of our Internet traffic derive from jurisdictions outside the United States, which exposes us to risks related to operating abroad.

Even though we currently have a limited physical presence outside of the United States, recruiters on our platform are located in approximately 162 countries (aside from the US) around the world, the most prevalent being those recruiters who reside in India, Malaysia, England, and Canada, which subjects us to the risks and uncertainties associated with doing business internationally. Additionally, users on our platform include recruiters from some emerging markets where we have limited experience, where challenges can be significantly different from those we have faced in more developed markets, and where business practices may create greater internal control risks. Because our platform is generally accessible by users worldwide, one or more jurisdictions may claim that we or recruiters on our platform are required to comply with the laws of such jurisdictions. Laws outside of the United States regulating the Internet, payments, escrow, privacy, taxation, terms of service, website accessibility, consumer protection, intellectual property ownership, services intermediaries, labor and employment, wage and hour, worker classification, background checks, and recruiting and staffing companies, among others, which could be interpreted to apply to us, are often less favorable to us than those in the United States, giving greater rights to competitors, users, and other third parties. Compliance with foreign laws and regulations may be more costly than expected, may require us to change our business practices or restrict our product offerings, and the imposition of any such laws or regulations on us, our users, or third parties that we or our users utilize to provide or use our services, may adversely impact our revenue and business. In addition, we may be subject to multiple overlapping legal or regulatory regimes that impose conflicting requirements and enhanced legal risks.

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risks inherent in conducting business with an international user base include, but are not limited to: being deemed to conduct business or have operations in jurisdictions where we have users and being subject to their laws and regulatory requirements;

●	new or changed regulatory requirements;

●	varying worker classification standards and regulations;

●	organizing or similar activity by local unions, works councils, or similar labor organizations;

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tariffs, export and import restrictions, restrictions on foreign investments, sanctions, and other trade barriers or protection measures;

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costs of localizing services, including adding the ability for clients to pay in local currencies;

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lack of acceptance of localized services;

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difficulties in and costs of staffing, managing, and operating international operations or support functions;

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taxation;

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weaker intellectual property protection;

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economic weakness or currency-related challenges or crises;

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the burden of complying with a wide variety of laws that may be deemed to apply to us, including those relating to labor and employment matters (including but not limited to requirements with respect to work councils or similar labor organizations), consumer and data protection, privacy, network security, encryption, data residency, and taxes, as well as securing expertise in local law and related practices;

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our ability to adapt to sales practices and client requirements in different cultures;

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fluctuations in foreign currency exchange rates;

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compliance with U.S. and foreign laws designed to combat money laundering and the financing of terrorist activities;

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corporate or state-sponsored espionage or cyberterrorism;

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macroeconomic conditions in certain foreign jurisdictions; and

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political instability and security risks in countries where we have users.

The risks described above may also make it more difficult for us to expand our operations internationally. Analysis of, and compliance with, global laws and regulations may substantially increase our cost of doing business. We may be unable to keep current with changes in laws and regulations as they develop. Any violations could result in enforcement actions, fines, civil and criminal penalties, damages, interest, costs and fees (including but not limited to legal fees), injunctions, loss of intellectual property rights, or reputational harm. If we are unable to comply with these laws and regulations or manage the complexity of global operations and supporting an international user base successfully, our business, operating results, and financial condition could be adversely affected.

If we are unable to maintain our relationships with payment and banking partners, our business could be materially and adversely affected.

We also rely on a network of disbursement partners to disburse funds to recruiters on our platform, including our banking partners and payment solution providers such as PayPal. We also rely on Amazon.com to send gift cards and merchandise from time to time to independent recruiters and members of our network and community, as incentives for various actions, including submission of qualified candidates and responding to surveys.

Relationships with our payment partners are critical to our business. We may not be able to maintain these relationships in the future on terms favorable to us or at all. Our payment partners may, among other things:

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be unable to effectively accommodate evolving service needs, including as the result of rapid growth or higher volume;

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choose to terminate or not renew their agreements with us, or only be willing to renew on less advantageous terms;

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change the scope of their services provided to us, cease doing business with us, or cease doing business altogether; or

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experience delays, limitations, or closures of their own businesses, networks, or systems, resulting in their inability to process payments or disburse funds for certain periods of time.

Alternatively, we may be forced to cease doing business with our payment processors if card association operating rules, certification requirements and laws, regulations, or rules governing electronic funds transfers to which we are subject change or are interpreted to make it more difficult or impossible for us to comply. If we are unable to maintain our current relationships with payment partners on favorable terms, or if we are unable to enter into new agreements with payment partners, our business may be material and adversely affected.

We operate in an intensively competitive industry, and we may not be able to compete successfully.

The staffing and recruitment industry is intensely competitive and we face significant competition in all aspects of our business, and we expect such competition to increase, particularly in the market for online procurement of professional employee talent. Larger and more established companies may focus on our direct market and could directly compete with us. Smaller companies, including software developers, could also launch new services that compete with us that could gain market acceptance quickly.

Many of our current and potential competitors enjoy substantial competitive advantages, such as greater name recognition, longer operating histories, greater financial, technical, and other resources, that could allow them to respond more quickly and effectively than we do to new or changing opportunities, technologies, standards, regulatory conditions, or user preferences or requirements. These companies may use these advantages to offer products and services similar to ours at a lower price, develop different products and services to compete with our platform.

Moreover, current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others, including our current or future third-party partners. By doing so, these competitors may increase their ability to meet the needs of existing or prospective users. These developments could limit our ability to obtain revenue from existing and new users. If we are unable to compete effectively against current and future competitors, our business and operating results would be materially and adversely impacted.

Our future success depends on our ability to retain and attract high-quality personnel, and the efforts, abilities and continued service of our senior management, and unsuccessful succession planning could adversely affect our business.

Our future success will depend in large part on our ability to attract and retain high-quality management, operations, and other personnel who are in high demand, are often subject to competing employment offers, and are attractive recruiting targets for our competitors. The loss of qualified executives and key employees, or inability to attract, retain, and motivate high-quality executives and employees required for the planned expansion of our business, may harm our operating results and impair our ability to grow.

We depend on the continued services of our key personnel, including Evan Sohn, our Chief Executive Officer and Chairman, Miles Jennings, our President and Chief Operating Officer, and Judy Krandel, our Chief Financial Officer. The Company has entered into either employment agreements or consulting agreements with Evan Sohn, Miles Jennings, Judy Krandel, and Rick Roberts. Our work with each of these key personnel are subject to changes and/or termination, and our inability to effectively retain the services of our key management personnel, could materially and adversely affect our operating results and future prospects.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an emerging growth company. Under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to opt out of this provision and, as a result, we will comply with new or revised accounting standards when they are required to be adopted by public companies that are not emerging growth companies.

For as long as we continue to be an emerging growth company, we may take advantage of certain other exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory stockholder vote on executive compensation and any golden parachute payments not previously approved, exemption from the requirement of auditor attestation in the assessment of our internal control over financial reporting and exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis). If we do take advantage of these exemptions, the information that we provide stockholders will be different than what is available with respect to other public companies. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If investors find our common stock less attractive as a result of our status as an emerging growth company, if and when our stock becomes publicly traded, there may be less liquidity for our common stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue. (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates. (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities. and (iv) the last day of the fiscal year ending after the fifth anniversary of the completion of our Underwritten Offering.

If there are adverse changes in domestic and global economic conditions, it may negatively impact our business.

Our business depends on the continued demand for labor and on the economic health of current and prospective clients that use our platform and services. Any significant weakening of the economy in the United States or globally, more limited availability of credit, a reduction in business confidence and activity, economic uncertainty, financial turmoil affecting the banking system or financial markets, a more limited market for independent professional service providers or information technology services, and other adverse economic or market conditions may adversely impact our business and operating results. Global economic and political events or uncertainty may cause some of our current or potential clients to curtail spending on hiring and may ultimately result in new regulatory and cost challenges to our operations. The COVID-19 pandemic has had a negative effect on the global economic condition as well as the U.S. staffing industry. These adverse conditions could result in reductions in revenue, longer sales cycles, slower adoption of new technologies and increased competition, which could in turn materially and adversely affect our business, financial condition, and operating results.

The regulatory framework for privacy and data protection is complex and evolving, and changes in laws or regulations relating to privacy or the protection or transfer of personal data, or any actual or perceived failure by us to comply with such laws and regulations, could adversely affect our business.

During our day-to-day business operations we receive, collect, store, process, transfer, and use personal information and other user data. As the result, we are subject to numerous federal, state, local, and international laws and regulations regarding privacy, data protection, information security, and the collection, storing, sharing, use, processing, transfer, disclosure, and protection of personal information and other content. We are also subject to the terms of our privacy policies and obligations to third parties related to privacy, data protection, and information security. We strive to comply with applicable laws, regulations, policies, and other legal obligations relating to privacy, data protection, and information security to the extent possible. However, the regulatory framework for privacy and data protection both in the United States and abroad is, and is likely to remain for the foreseeable future, uncertain and complex, is changing, and the interpretation and enforcement of the rules and regulations that form part of this regulatory framework may be inconsistent among jurisdictions, or conflict with other laws and regulations. Such laws and regulations as they apply to us may be interpreted and enforced in a manner that we do not currently anticipate. Any significant change in the applicable laws, regulations, or industry practices regarding the collection, use, retention, security, or disclosure of user data, or their interpretation, or any changes regarding the manner in which the express or implied consent of users for the collection, use, retention, or disclosure of such data must be obtained, could increase our costs and require us to modify our platform and our products and services, in a manner that could materially affect our business.

The laws, regulations, and industry standards concerning privacy, data protection, and information security also continue to evolve. For example, in June 2018, California passed the California Consumer Privacy Act (the “CCPA”), effective January 1, 2020, which requires companies that process personal information of California residents to make new disclosures to consumers about such companies’ data collection, use, and sharing practices and inform consumers of their personal information rights such as deletion rights, allows consumers to opt out of certain data sharing with third parties, and provides a new cause of action for data breaches. The State of Nevada has also passed a law, effective October 1, 2019, that amends the state’s online privacy law to allow consumers to submit requests to prevent websites and online service providers from selling personally identifiable information that they collect through a website or online service. The costs of compliance with, and other burdens imposed by, the privacy and data protection laws and regulations may limit the use and adoption of our services and could have a material adverse impact on our business. As a result, we may need to modify the way we treat such information.

Any failure or perceived failure by us to comply with any privacy and data protection policies, laws, rules, and regulations could result in proceedings or actions against us by individuals, consumer rights groups, governmental entities or agencies, or others. We could incur significant costs investigating and defending such claims and, if found liable, significant damages. Further, public scrutiny of or complaints about technology companies or their data handling or data protection practices, even if unrelated to our business, industry, or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

If we sustain an impairment in the carrying value of long-lived assets and goodwill, it will negatively affect our operating results.

As the result of our purchase of certain assets of Genesys in March 2019 and subsequent 2021 asset acquisitions, we have a significant amount of long-lived intangible assets and goodwill on our consolidated balance sheet. Under the Generally Accepted Accounting Principles in the U.S. (“GAAP”), long-lived assets are required to be reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. If business conditions or other factors cause profitability and cash flows to decline, we may be required to record non-cash impairment charges. Goodwill must be evaluated for impairment at least annually or more frequently if events indicate it is warranted. If the carrying value of a reporting unit exceeds its current fair value, the goodwill is considered impaired. Events and conditions that could result in impairment in the value of our long-lived assets and goodwill include, but are not limited to, significant negative industry or economic trends, competition and adverse changes in the regulatory environment, significant decline in the Company’s stock price for a sustained period of time, limited funding, as well as or other factors leading to reduction in expected long-term revenues or profitability. If we record impairment charges related to our goodwill and long-lived assets, our operating results would likely be materially and adversely affected.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired. We reported material weaknesses in both the design and effectiveness of our internal control over financial reporting for the year ended December 31, 2020.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act which requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.

Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which could result in loss of investor confidence and could have an adverse effect on our stock price.

As of December 31, 2019, management determined that here were material weaknesses in both the design and effectiveness of our internal control over financial reporting. A material weakness in internal controls is a deficiency in internal control, or combination of control deficiencies, that adversely affects our ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP such that there is more than a remote likelihood that a material misstatement of our annual or interim financial statements that is more than inconsequential will not be prevented or detected. Specifically, we restated our Form 10-Q filings for the three months ended June 30, 2019 and March 31, 2019 to switch $484,090 from net revenue to gross revenue. This change had an effect on total revenue and cost of goods sold but not on cash flow. In the course of making our assessment of the effectiveness of internal controls over financial reporting, we identified at least two material weaknesses in our internal control over financial reporting. Specifically, (1) we lack a sufficient number of employees to properly segregate duties and provide adequate monitoring during the process leading to and including the preparation of the consolidated financial statements and, as of that date, (2) we lacked sufficient independent directors on our Board to maintain audit and other committees consistent with proper corporate governance standards.

In May 2020, our Board appointed Judy Krandel as our Chief Financial Officer. We have worked to establish all the checks and balances needed for all financial areas of our business. We hired a consultant in mid-2020 to establish best practices and help us document and implement these. This consultant is a CPA and has a significant background in running the accounting and budgeting process for public companies. We began adopting these best practices in the fourth quarter.

Deborah Leff, Robert Heath and Steve Pemberton were approved by the Board as independent directors. We now have a board with a majority of independent directors. As such, as of the date of this filing, management has determined that the concern regarding material weaknesses regarding lack of independent directors in the Company’s internal controls over financial reporting has been sufficiently addressed.

Although the material weakness identified as of December 31, 2019 as described above has been remediated as of December 31, 2020, management has determined that, as of that date, there were still material weaknesses in both the design and effectiveness of our internal control over financial reporting. A material weakness in internal controls is a deficiency in internal control, or combination of control deficiencies, that adversely affects our ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP such that there is more than a remote likelihood that a material misstatement of our annual or interim financial statements that is more than inconsequential will not be prevented or detected. In the course of making our assessment of the effectiveness of internal controls over financial reporting, we identified material weaknesses in our internal control over financial reporting. Specifically, we lack a sufficient number of employees to properly segregate duties and provide adequate monitoring during the process leading to and including the preparation of the consolidated financial statements. Accordingly, management’s assessment is that the Company’s internal controls over financial reporting were not effective as of December 31, 2020.

Risks Related to this Offering and Our Common Stock

Our Common Stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of our Common Stock.

To date there has been limited trading in our Common Stock and there can be no assurance that an active trading market in our Common Stock will either develop or be maintained. Our Common Stock is likely to experience significant price and volume fluctuations in the future, which could adversely affect the market price of our Common Stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets, including as the result of the COVID-19 pandemic, could cause the price of our Common Stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our Common Stock will be stable or appreciate over time.

Because we may issue preferred stock without the approval of our stockholders and have other anti-takeover defenses, it may be more difficult for a third party to acquire us and could depress our stock price.

In general, the Board may authorize, without a vote of our stockholders, an issuance of one or more additional series of preferred stock that have more than one vote per share, although the Company’s ability to designate and issue preferred stock is currently restricted by covenants under our agreements with prior investors. Without these restrictions, our Board could issue preferred stock to investors who support us and our management and give effective control of our business to our management. Additionally, issuance of preferred stock could block an acquisition resulting in both a drop in our stock price and a decline in interest of our Common Stock. This could cause the market price of our Common Stock shares to drop significantly, even if our business is performing well, and make it more difficult for shareholders to sell their Common Stock.

Because we can issue additional shares of common stock, our stockholders may experience dilution in the future.

We are authorized to issue up to 100,000,000 shares of common stock. As of the date of this prospectus, we have approximately 14.6 Million shares of common stock issued and outstanding. Our board of directors has the authority to cause us to issue additional shares of common stock without the consent of any of our stockholders. Consequently, you may experience more dilution in your ownership of our securities in the future.

The exercise of options and warrants (including the warrants described in this prospectus) and other issuances of shares of common stock or securities convertible into common stock will dilute your interest.

As of the date of this prospectus, we have warrants to purchase an aggregate of 6,682,359 shares of our common stock at an average exercise price of $4.94 per share. The exercise of options and warrants at prices below the market price of our common stock could adversely affect the price of shares of our common stock. Additional dilution may result from the issuance of shares of our capital stock in connection with any collaboration (although none are contemplated at this time) or in connection with other financing efforts.

Any issuance of our common stock that is not made solely to then-existing stockholders proportionate to their interests, such as in the case of a stock dividend or stock split, will result in dilution to each stockholder by reducing his, her or its percentage ownership of the total outstanding shares. Moreover, if we issue options or warrants to purchase our common stock in the future and those options or warrants are exercised or we issue restricted stock, stockholders may experience further dilution. Holders of shares of our common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.

The market price of our Common Stock may be volatile and could decline.

The market price of our Common Stock has fluctuated substantially in the past and is likely to continue to be highly volatile and subject to wide fluctuations in the future. A number of factors could cause the market price of our Common Stock to decline, many of which we cannot control, including the following:

●	market conditions in the broader stock market in general, or in our industry in particular;

●	actual or anticipated fluctuations in our quarterly financial and operating results;

●	introduction of new products and services by us or our competitors;

●	sales, or anticipated sales, of large blocks of our stock;

●	issuance of new or changed securities analysts’ reports or recommendations;

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failure of industry or securities analysts to maintain coverage of our company, changes in financial estimates by any industry or securities analysts that follow our company, or our failure to meet such estimates;

●	additions or departures of key personnel;

●	regulatory or political developments;

●	changes in accounting principles or methodologies;

●	acquisitions by us or by our competitors;

●	litigation and governmental investigations; and

●	political and geopolitical events and general economic conditions and trends, including the possible effects of the widespread domestic and global impact of the COVID-19 pandemic.

These and other factors may cause the market price and demand for our Common Stock to fluctuate substantially, which may limit or prevent investors from readily selling their Common Stock and may otherwise negatively affect the liquidity of our Common Stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business.

We do not anticipate that we will pay dividends on our Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Stock.

We have never declared or paid any dividends on our Common Stock. We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. In addition, in the future we may enter into agreements that prohibit or restrict our ability to declare or pay dividends on our Common Stock. As a result, you may only receive a return on your investment in our Common Stock if the market price of our Common Stock increases.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	changes in the market acceptance of our products;

●	increased levels of competition;

●	changes in political, economic or regulatory conditions generally and in the markets in which we operate;

●	our relationships with our key customers;

●	our ability to retain and attract senior management and other key employees;

●	our ability to quickly and effectively respond to new technological developments;

●
our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

●	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. Due to the uncertainties associated with forward-looking statements, however, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

SELLING SECURITY HOLDERS

There are 4,669,580 shares of the Common Stock, consisting of up to 1,707,892 shares of Common Stock and 2,961,688 shares of Common Stock issuable upon the exercise of warrants that may be sold from time to time pursuant to this registration statement by the Selling Security Holders identified herein.

All expenses incurred with respect to the registration of the Common Stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by the Selling Security Holders in connection with the sale of such shares.

Except as indicated below, neither the Selling Security Holders nor any of their associates or affiliates has held any position, office, or other material relationship with us in the past three years.

The following table sets forth the names of the Selling Security Holders, certain shares of Common Stock beneficially owned by the Selling Security Holders as of the date hereof that are being registered for resale in the registration statement of which this prospectus forms a part, the number of shares of Common Stock underlying the Amended Warrants, Unit Warrants, and Placement Agent Warrants (as the case may be) beneficially owned by the Selling Security Holders as of the date hereof, and the number of shares of Common Stock being offered by the Selling Security Holders. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Security Holders may offer all or part of the shares for resale from time to time. However, the Selling Security Holders are under no obligation to sell all or any portion of such shares. The “Number of Shares of Common Stock Owned After the Offering” column assumes the sale of all shares offered.

The Common Stock being offered by the Selling Security Holders are those shares of Common Stock currently held by the Selling Security Holders as listed in the table below that are being registered for resale in the registration statement of which this prospectus forms a part and the shares of Common Stock issuable to the Selling Security Holders upon exercise of the Amended Warrants, Unit Warrants, and Placement Agent Warrants. We are registering the shares of common stock in order to permit the Selling Security Holders to offer these shares for resale from time to time. Except for the investment in the shares of Common Stock, the Amended Warrants, Unit Warrants, and Placement Agent Warrants, and the transactions pursuant to which those securities were acquired, the Selling Security Holders have not had any material relationship with us within the past three years.

This prospectus generally covers the resale of the sum of (i) the number of shares of Common Stock held by the Selling Security Holders listed below, and (ii) the maximum number of shares of common stock issuable upon exercise of the Amended Warrants, Unit Warrants held by the Selling Security Holders, determined as if the outstanding Amended Warrants, Unit Warrants, and Placement Agent Warrants were exercised in full as of the trading day immediately preceding the date of this prospectus, without regard to any limitations on the exercise of the Amended Warrants, Unit Warrants, and Placement Agent Warrants.

				Maximum
			Maximum	Number of
			Number	shares of
		% of	of shares	Common	Number
		Shares	of	Stock	of
	Number of	of	Common	underlying	shares of
	Shares of	Common	Stock to	Warrants to	Common
	Common	Stock	be Sold	be Sold	Stock
	Stock Owned	Owned	Pursuant	Pursuant	Owned
	Prior to	Prior to	to this	to this	After the
Name of Selling Shareholder	Offering	Offering	Prospectus	Prospectus	Offering
Briarcliff LLC	85,070	*	-	85,070	-
Cavalry Fund I LP	341,581	2.29%	-	341,581	-
L1 Capital Global Opportunities Master Fund	119,473	*	-	119,473	-
Meesha Investments LLC	5,975	*	-	5,975	-
Whitmore Investments LLC	11,948	*	-	11,948	-

Patrick C. Sunseri	20,908	*	-	20,908	-
Robert F. Hannon	14,935	*	-	14,935	-
Charles M. Ellingburg	44,803	*	-	44,803	-
William B. Stilley III	14,935	*	-	14,935	-
Eric M. Bliss	20,908	*	-	20,908	-
Article 4th Trust	14,935	*	-	14,935	-
David Bliss	29,869	*	-	29,869	-
Joel Yanowitz & Amy B. Metzbaum Revocable Trust	29,869	*	-	29,869	-
Robert Kantor	44,803	*	-	44,803	-
Ryan Wong	59,737	*	-	59,737	-
Catherine Lukens	14,935	*	-	14,935	-

JSS Investments, GP	29,869	*	-	29,869	-
Cheryl Hintzen	29,869	*	-	29,869	-
Tanstaafl Research & Trading LLC	22,046	*	-	22,046	-
Northlea Partners LLLP	19,117	*	-	19,117	-
David Palmer	22,046	*	-	22,046	-
John S. Paulsen	116,625	*	-	116,625	-
Frank Grillo	14,935	*	-	14,935	-
Generation Capital Leverage LLC	14,935	*	-	14,935	-
John C. Schleyer	14,935	*	-	14,935	-
Thomas R. Kaplan	14,935	*	-	14,935	-
Ronald D. & Veronica A. Carli	29,869	*	-	29,869	-
Bespoke Growth Partners Inc.	59,737	*	-	59,737	-
David Fenton	14,935	*	-	14,935	-
Donald Rogers & Maria Hoksbergen	29,869	*	-	29,869	-
Clayton Struve	59,737	*	-	59,737	-
Horberg Enterprises LP	14,935	*	-	14,935	-
Maria Molinsky	14,935	*	-	14,935	-
Andrew Smukler	29,869	*	-	29,869	-
Blue Clay Capital Master Fund Ltd.	149,342	1.02%	-	149,342	-
Deane A. Gilliam 2017 Irrevocable Family Trust	11,948	*	-	11,948	-
Proactive Capital Partners LP	29,869	*	-	29,869	-
PCG Holdings, Inc.	29,869	*	-	29,869	-
S.C. Recovery LLC	14,935	*	-	14,935	-
Gaurav Kohli	14,935	*	-	14,935	-
Dean Britting	14,935	*	-	14,935	-
Thomas Kleban	29,158	*	-	29,158	-
GHS Investments LLC	85,070	*	-	85,070	-
Firstfire Global Opportunities Fund LLC	112,845	*	-	112,845	-
GPL Ventures LLC	142,220	*	-	142,220	-
Porter Partners, L.P.	142,220	*	-	142,220	-
Jeb Bowden	56,888	*	-	56,888	-
John Nash	142,220	*	-	142,220	-
David Dent	28,444	*	-	28,444	-
Mitchell Kersch	85,332	*	-	85,332	-
Richard W. Baskerville Living Trust	142,220	*	-	142,220	-
Puritan Partners LLC	211,640	1.44%	96,790	114,850	-
The Nicholas & Paddi Arthur Family Trust	28,444	*	-	28,444	-

Guevoura Fund Ltd	56,888	*	-	56,888	-
Robert Hannon	14,223	*	-	14,223	-
Michael J. Calise	14,223	*	-	14,223	-
Craig Perler	2,761	*	2,761	-	-
Jonathan Axelrod	14,412	*	14,412	-	-
Jacqueline Loeb	66,298	*	66,298	-	-
Meredith Greenberg	359	*	359	-	-
Robin Levine	16,572	*	16,572	-	-
Donald E. Loeb in Trust/APG Loeb Management Corp.	2,763	*	2,763	-	-
Karen Karniol-Tambour	1,105	*	1,105	-	-
Angie D’Sa	553	*	553	-	-
Daniel Shapiro/Rosebud Creek Financial Corp.	4,144	*	4,144	-	-
Alan Chung	1,934	*	1,934	-	-
Adam Herz	1,382	*	1,382	-	-
Kevin Huang	828	*	828	-	-
Douglas Raicek	553	*	553	-	-
Martin Isaac	553	*	553	-	-
Justin L. Bergner	1,382	*	1,382	-	-
Elizabeth Whitehead	691	*	691	-	-
Emily H. Susskind	691	*	691	-	-
1254 Holdings LLC	1,382	*	1,382	-	-
Zachary Wieder	3,978	*	3,978	-	-
Mona Girotra	277	*	277	-	-
Steve Rotkiewicz	1,382	*	1,382	-	-
Linda Zhang	553	*	553	-	-
Sanjeev Gupta	2,763	*	2,763	-	-
Ryan Craig/University Ventures Fund II, L.P.	5,526	*	5,526	-	-
Anna Lena Von Essen/Forward & Friends AB	8,287	*	8,287	-	-
Steve Lau/World Quant Ventures LLC	13,813	*	13,813	-	-
1913 Ventures LLC	2,763	*	2,763	-	-
Simon Paige, Daniel Hainswrtoh/Beyond Digital Five Limited	27,625	*	27,625	-	-
Simon Paige, Daniel Hainsworth/Beyond Digital Six Limited	27,625	*	27,625	-	-
Bridget Murdoch	24	*	24	-	-
Chelsea Damon	197	*	197	-	-
Cynthia Madu	237	*	237	-	-
Ela Mitchell	8	*	8	-	-
Howard Altman	7,814	*	7,814	-	-
Ian Ming Robert	395	*	395	-	-
Katherine Valk	474	*	474	-	-
Mark Weyland	395	*	395	-	-
Michelle Manket	395	*	395	-	-
Nicole Sanfilippo	395	*	395	-	-
Paul Picciano	395	*	395	-	-
Griffin Gustaffson	47	*	47	-	-
Sarah Schultz	434	*	434	-	-

Andrew Hogue	559	*	559	-	-
Andrew Koloski	11,006	*	11,006	-	-
Brad Anderson	1,816	*	1,816	-	-
Brett Hornby	1,211	*	1,211	-	-
Christine Najarian McBride	428	*	428	-	-
Dylan Elkind	1,816	*	1,816	-	-
Edward Wallace	1,211	*	1,211	-	-
Edwin Ryu and Julie Satake Ryu Family Trust	1,816	*	1,816	-	-
Jake Lockwood	67	*	67	-	-
Joel Lockwood	10,328	*	10,328	-	-
Josh McBride	235,879	1.62%	235,879	-	-
Mark Greenfield	1,816	*	1,816	-	-
Matt Seeley	6,052	*	6,052	-	-
Mike Boufford	1,761	*	1,761	-	-
Newark Venture Partners Fund, L.P.	141,805	*	141,805	-	-
Upsider, Inc.	372	*	372	-	-
Vivek Sharma	1,101	*	1,101	-	-
Wendell Lansford	4,127	*	4,127	-	-
Xuan Smith	136,566	*	136,566	-	-
Yale Tankus	6,165	*	6,165	-	-
Yoko Najarian	12,104	*	12,104	-	-
Quake Seed Fund III, L.P	12,104	*	12,104	-	-
Acselleron LLC	2,421	*	2,421	-	-
Stobie Creek Investments	155,328	1.07%	155,328	-	-
Parrut Inc.	257,545	1.77%	257,545	-	-
Gwin Scott	428	*	428	-	-
Kevin Coakley	641	*	641	-	-
Paul Green	760	*	760	-	-
Robert Cubbin	10,898	*	10,898	-	-
Richard Weiss	428	*	428	-	-
Tom Goris	374	*	374	-	-
Ted Kellner	174,576	1.20%	174,576	-	-
Timothy A. Carr	1,138	*	1,138	-	-
Robert Terwall	417	*	417	-	-
PS Capital	11,497	*	11,497	-	-
George A. Mosher & Julie A. Mosher Revocable Trust of 1999	10,661	*	10,661	-	-
Mike Harris	37,887	*	37,887	-	-
Kevin J. Howley	5,247	*	5,247	-	-
Jeff Louis	16,515	*	16,515	-	-
Jayne Butlein	642	*	642	-	-
James Bell	391	*	391	-	-
Doug McKinley	31,166	*	31,166	-	-
Cindy Lu Steinbrecher	872	*	872	-	-
Barbara Kennedy	11,390	*	11,390	-	-
Andy Kindler	31,166	*	31,166	-	-
FBO Samuel Harris	10,739	*	10,739	-	-
FBO Ellen C. Harris	12,961	*	12,961	-	-
FBO Claire M. Harris	10,739	*	10,739	-	-
Joseph A. Alagna, Jr.	27,274	*	-	27,274	-
Paul Cooney	17,454	*	-	17,454	-
Stephan A. Stein	14,910	*	-	14,910	-
Anthony Sica	7,272	*	-	7,272	-
Scott Rothbaum	5,818	*	-	5,818	-
Total	4,669,580		1,707,892	2,961,688	-

* Less than 1%

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the Selling Security Holders. We will, however, receive proceeds from any cash exercise of the of the Amended Warrants, Unit Warrants, and Placement Agent Warrants. All of the net proceeds from the sale of our common stock will go to the Selling Security Holders as described in the sections entitled “Selling Security Holders” above and “Plan of Distribution” below. We have agreed to bear the expenses relating to the registration of the common stock for the Selling Security Holders.

PLAN OF DISTRIBUTION

The Selling Security Holders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Security Holders may use any one or more of the following methods when disposing of shares:

●	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	through the listing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

If the Selling Security Holders effectuate such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions, or commissions from the Seller Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Security Holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Security Holders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Security Holders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of Selling Security Holders to include the pledgee, transferee or other successors in interest as Selling Security Holders under this prospectus. The Selling Security Holders also may transfer or donate the shares of Common Stock in other circumstances, in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Security Holder will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus forms a part.

The Selling Security Holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, the anti-manipulation rules of Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Stock by the Selling Security Holders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of common stock.

In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Security Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Seller Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay all expenses of the registration of the shares of Common Stock, including SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the Selling Security Holders will pay all underwriting discounts and selling commissions, if any, and all fees and expenses of their respective legal counsel. We have agreed to indemnify the Selling Security Holders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. We may be indemnified by the Selling Security Holders against liabilities, including liabilities under the Securities Act, and state security laws, that may arise from any written information furnished to us by the Selling Security Holders specifically for use in this prospectus.

Once effective, our company has agreed to use its commercially reasonable efforts to keep such registration, and any qualifications, exemption or compliance under state securities laws which our company determines to obtain, continuously effective, and to keep the registration statement of which this prospectus forms a part free of any material misstatements or omissions, until the earlier of the following:(1) the date of which the Selling Security Holders cease to hold any shares of Common Stock registered hereunder, or (2) the date all shares of Common Stock held by the Selling Security Holders may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

(a) Common Stock

Our common stock has been traded on the Nasdaq Capital Market under the symbol “RCRT” since July 2021. Prior to July 2021, our common stock traded on the OTCQB marketplace.

(b) Holders of Common Equity

As of December 27, 2021, there were approximately 584 stockholders of record. An additional number of stockholders are beneficial holders of our common stock in “street name” through banks, brokers and other financial institutions that are the record holders.

(c) Dividend Information

We have not paid any cash dividends to our holders of common stock. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent

Philadelphia Stock Transfer Corporation is the transfer agent for our Common Stock. The principal office of Philadelphia Stock Transfer (“PST”) is located at 2320 Haverford Rd., Ardmore, PA 19003, and its telephone number is (484) 416-3124.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Overview

Recruiter.com Group, Inc. ("we", "the Company", "Recruiter.com", "us", "our") operates an on-demand recruiting platform digitally transforming the $120 billion recruiting and staffing industry. We offer recruiting software and services through an online, AI-powered sourcing platform and network of on-demand recruiters. Businesses from startups to the Fortune 100 use Recruiter.com to help address their critical talent needs and solve recruiting and hiring challenges.

Our website, www.Recruiter.com, provides employers seeking to hire talent access to our network of recruiters and utilizes an innovative web platform, software with integrated AI-driven candidate to job matching, and video screening software to more easily and quickly source qualified talent.

We help businesses accelerate and streamline their recruiting and hiring processes by providing on-demand recruiting software and services. We leverage our expert network of recruiters to place recruiters on a project basis, aided by cutting-edge AI-based candidate sourcing and matching and video screening technologies.

Through our Recruiting Solutions division, we also provide consulting, staffing, and full-time placement services to employers, leveraging our platform and rounding out our services.

Our mission is to grow our most collaborative and connective global platform to connect recruiters and employers and become the preferred solution for hiring specialized talent.

We generate revenue from the following activities:

●
Software Subscriptions: We offer a subscription to our web-based platforms that, coupled with service, help employers recruit talent. Our platforms allow our customers to source, contact, screen, and sort candidates using data science and advanced email campaigning tools. As part of our software subscriptions, we provide varying support packages and on-demand recruiting support services, some for an additional fee. With certain plans and depending on the subscription type, additional fees may be charged when we place a candidate with our customer. In such cases, if the candidate ceases to be employed by the customer within 90 days (the 90-day guarantee), the Company refunds the customer in full for all fees paid by the customer.

●
Recruiters on Demand: Consists of a consulting and staffing service specifically for the placement of recruiting and talent acquisition professionals, which we market as Recruiters on Demand. Recruiters on Demand is a flexible, time-based solution that provides businesses of all sizes access to recruiters on an outsourced, virtual basis for help with their hiring needs. As with other consulting and staffing solutions, we procure qualified professional recruiters for our employer clients and then place them on assignment with our employer clients. We derive revenue from Recruiters on Demand by billing the employer clients for the placed recruiters' ongoing work at an agreed-upon, time-based rate. We directly source recruiter candidates from our network of recruiters. In addition, we also offer talent planning, talent assessment, strategic guidance, and organizational development services, which we market as our "Talent Effectiveness" practice. Companies prepay for a certain number of consulting hours at an agreed-upon, time-based rate. We source and provide the independent consultants that provide the service.

●
Full-time Placement: Consists of providing referrals of qualified recruiters and talent acquisition professionals, as well as other types of candidates, to employers to hire for full-time positions. We generate full-time placement revenue by earning one-time fees for each time that employers hire one of the recruiters or candidates that we refer. Employers alert us of their hiring needs through our Platform or other communications. We source qualified candidate referrals for the employers' available jobs through independent recruiter users that access our Platform and other tools. We support and supplement the independent recruiters' efforts with dedicated internal employees we call our internal talent delivery team. Our talent delivery team selects and delivers candidate profiles and resumes to our employer clients for their review and ultimate selection. Upon the employer hiring one or more of our candidate referrals, we earn a "full-time placement fee," an amount separately negotiated with each employer client. The full-time placement fee is typically a percentage of the referred candidates' first year's base salary or an agreed-upon flat fee.

●
Marketplace: The Marketplace category comprises recruitment marketing and other services for businesses and individuals that leverage our online presence. For businesses, this includes sponsorship of digital newsletters, online content promotion, social media distribution, banner advertising, and other branded electronic communications, such as in our quarterly digital publication on recruiting trends and issues. We earn revenue as we complete agreed upon marketing related deliverables and milestones using pricing and terms set by mutual agreement with the customer. In some cases, we earn a percent of revenue a business receives from attracting new clients by advertising on our online platform. Businesses can also pay us to post job openings on our proprietary job boards to promote open job positions they are trying to fill. In addition to its work with direct clients, the Company categorizes all online advertising and affiliate marketing revenue as Marketplace.

○
For individuals, Marketplace includes services to assist with career development and advancement, including a resume distribution service that promotes job seekers' profiles and resumes to help with their procuring employment and upskilling and training. Our resume distribution service allows a job seeker to upload their resume to our database, which we then distribute to our network of recruiters on the Platform. We earn revenue from a one-time, flat fee for this service. We also offer a recruiter certification program that encompasses our recruitment-related training content, which we make accessible through our online learning management system. Customers of the recruiter certification program use a self-managed system to navigate through a digital course of study. Upon completing the program, we issue a certificate of completion and make available a digital badge to certify their achievement for display on their online recruiter profile on the Platform. Additionally, we partner with Careerdash, a high-quality training company, to provide Recruiter.com Academy, an immersive training experience for career changers.

●
Consulting and Staffing: Consists of providing consulting and staffing personnel services to employers to satisfy their demand for long- and short-term consulting and temporary employee needs. We generate revenue by first referring qualified project-based personnel for the employer's specific talent needs, then placing such personnel with the employer, but with our providers acting as the employer of record or us, and finally, billing the employer for the time and work of our placed personnel on an ongoing basis. Our process for finding candidates for consulting and staffing engagements largely mirrors our process for full-time placement hiring. This process includes employers informing us of open consulting and temporary staffing opportunities and projects, sourcing qualified candidates through the Platform and other similar means, and, finally, the employer selecting our candidates for placement after a process of review and selection. We bill these employer clients for our placed candidates' ongoing work at an agreed-upon, time-based rate, typically on a weekly schedule of invoicing.

The costs of our revenue primarily consist of employee costs, third-party staffing costs and other fees, outsourced recruiter fees and commissions based on a percentage of Recruiting Solutions gross margin.

Our results of operations and financial condition may be impacted positively and negatively by certain general macroeconomic and industry wide conditions, such as the effects of the COVID-19 pandemic. The consequences of the pandemic and impact on the U.S. and global economies continue to evolve and the full extent of the impact is uncertain as of the date of this filing. The pandemic has had a detrimental effect on many recruitment technology companies and on the general employment and staffing industry. If the recovery from the COVID- 19 pandemic is not robust, the impact could be prolonged and severe. While to date the Company has not been required to stop operating, management is evaluating its use of its office space, virtual meetings and the like. We had reduced certain billing rates to respond to the current economic climate. Additionally, while we had experienced, and could continue to experience, a loss of clients as the result of the pandemic, we expect that the impact of such attrition would be mitigated by the addition of new clients resulting from our continued efforts to adjust the Company’s operations to address changes in the recruitment industry. The extent to which the COVID-19 pandemic will impact our operations, ability to obtain financing or future financial results is uncertain at this time. Due to the effects of COVID-19, the Company took steps in 2020 to streamline certain expenses, such as temporarily cutting certain executive compensation packages by approximately 20%. Management also worked to reduce unnecessary marketing expenditures and to improve staff and human capital expenditures, while maintaining overall workforce levels. The Company has seen increased demand for its recruiting solutions in 2021 and has selectively increased salaries and marketing expenditures to support higher demand. The Company expects but cannot guarantee that demand will continue to improve in 2022, as certain clients re-open or accelerate their hiring initiatives, and new clients utilize our services. Overall, management has focused on effectively positioning the Company for a rebound in hiring which we believe has begun and will continue throughout 2022. Ultimately, the recovery may be delayed and the economic conditions may worsen. The Company continues to closely monitor the confidence of its recruiter users and customers, and their respective job requirement load through offline discussions and the Company’s Recruiter Index survey.

Quarter Overview

During the three months ended September 30, 2021, the Company focused on completing the capital raise following our Nasdaq Capital Market ("Nasdaq") listing process, the continued development of its innovative technology and platform offerings, expanding its sales and marketing teams and processes, driving interest and registrations from recruiters, and implementing new financial systems and practices. Company management also continually improved its public relations outreach efforts and worked to successfully integrate the staff and assets from its multiple acquisitions.

Overall, the Company continued its shift toward software and on-demand recruiting, re-orienting toward high margin, scalable business.

Our key highlights during the three months ended September 30, 2021, include the following:

Capital Raise

Effective July 2, 2021, we closed an upsized underwritten public offering of 2,400,000 units at a price to the public of $5.00 per unit, for gross proceeds of $12,000,000 before deducting underwriting discounts and offering expenses. Each unit consists of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $5.50 per share. The common stock and warrants were immediately separable from the units and were issued separately;

Underwriters purchased 360,000 warrants at a price of $0.01 per share and closed the sale of an additional 360,000 shares of common stock at a price of $4.99 per share less underwriting discounts and commissions, pursuant to the exercise of the underwriter's over-allotment option in connection with the underwritten public offering that closed on July 2, 2021;

Acquisitions:

Acquired the technology division of Uncubed, including assets related to Finalist, an online marketplace for sourcing and screening diverse early-professional software and data candidates and a tech-driven alternative to traditional offline campus recruiting, and assets associated with Uncubed's job board technology and candidate engagement platform, which includes Mediabistro, the leading job board and professional community for media, content, and creative professionals;

Acquired the Novo Group, a company that provides flexible, project-based talent acquisition to a wide array of customers, including life sciences, manufacturing, and consumer goods;

Select Achievements:

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Launched Amplify, an AI-powered solution for proactive candidate outreach, leveraging our AI software to search and market passive candidates, transforming job posting into an active talent identification and engagement process;

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Improved the scoring engine of our AI software to find less obvious matches, by creating custom machine learning models to examine companies and candidate profiles, analyzing millions of data points per search.

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Launched Jobs.Recruiter.com, a new career community for recruiters and talent acquisition professionals, to support increased demand for Recruiters on Demand and to allow employers to market their recruiting roles through online listings.

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Expanded AI Software index to include over 150 million profiles of potential candidates found on the Internet and other proprietary sources, empowering employers with the capacity to automate candidate campaigning and engagement to a massive network of talent profiles;

●	Appointed Xuan Smith as Chief Technology Officer, with over a decade of technology leadership roles at multiple startups;

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Appointed Angela Copeland as Vice President of Marketing, with extensive experience in digital marketing, customer acquisition, and organizational strategy, along with an impressive background in the career space that includes over a decade of thought leadership, as a speaker, a nationally syndicated career columnist and an author;

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Received multiple media appearances for the Recruiter Index, Recruiter.com's proprietary monthly survey of recruiter sentiment on the job market, and hiring and recruiting demand. Most notably, Evan Sohn, our Chairman and Chief Executive Officer, appeared on Yahoo Finance Live on September 4, 2021, to discuss job market conditions and the labor market.

Since September 30, 2021, our key highlights include the following:

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Announced the "Enterprise Plan" for Recruiters on Demand. This program is designed to help employers hire multiple full-time recruiters, to respond to increasing customer demand for recruiting and talent acquisition talent.

●	Released the results of our September 2021 Recruiter Index, which saw candidate sentiment increase for the first time since November 2020.

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Evan Sohn delivered a keynote address on the "Changing World of Work," at the LD Micro Conference, an investor conference that took place from October 12-14th, 2021. Sohn also presented the Company at Benzinga's Small Cap Conference on October 27, 2021.

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Evan Sohn appeared on CNBC on October 7th, 2021, to discuss the Recruiter Index and the labor market. He made a number of additional media appearances, including many popular industry and business podcasts. The company also was also cited in numerous job market-related articles by major publications, including CNN and Business Insider.

Results of Operations

Three Months Ended September 30, 2021 Compared to Three Months Ended September 30, 2020:

Revenue

The Company had revenue of $6,257,882 for the three-month period ended September 30, 2021, as compared to $1,992,167 for the three-month period ended September 30, 2020, representing an increase of $4,265,715 or 214%. This increase resulted primarily from an increase in our Recruiters on Demand business of $3,203,116 or 1365% due to significant growth in new customers. Additionally, we launched Software Subscriptions during 2021 which contributed $465,112 in new revenue, which had no contribution in 2020. We also had an increase in Permanent Placement fees of $271,315 or 306% from increased demand for services to support client hiring needs. We also had an increase in our Marketplace Solutions revenue of $182,838 or 176% from contributions from recent acquisitions as well as growth in new customers. We also had an increase in our Consulting and Staffing business of $143,334 or 9% from internal growth from some of our long-term customers as well as new customers. The extent to which the COVID-19 pandemic will impact our revenue in the subsequent future periods is uncertain at this time.

Cost of Revenue

Cost of revenue was $3,953,660 for the three-month period ended September 30, 2021, which included related party costs of $152,359, compared to $1,377,523 for the 2020 three-month period, which included related party costs of $222,637, representing an increase of $2,576,137 or 187%. This increase resulted primarily from an increase in compensation expense to support revenue growth. Cost of revenue for the three-month period ended September 30, 2021 was primarily attributable to third party staffing costs and other fees related to the recruitment and staffing business acquired from Genesys Talent, LLC (“Genesys”), (currently the Company’s Recruiting Solutions division), as well as costs for contract recruiters supporting the Recruiters on Demand business.

Our gross profit for the three-month period ended September 30, 2021 was $2,304,222, producing a gross profit margin of 36.8%. Our gross profit for the corresponding 2020 three-month period was $614,644, producing a gross profit margin of 30.9%. The increase in the gross profit margin from 2020 to 2021 reflects the shift in the mix in sales for the period as all areas of our business grew faster and have higher gross margins than our staffing business.

Operating Expenses

We had total operating expense of $8,859,604 for the three-month period ended September 30, 2021 compared to $2,509,504 for the corresponding three-month period in 2020, an increase of $6,350,100 or 253%. This increase was primarily due to higher product development and general and administrative expense, a goodwill impairment expense related to the Genesys asset purchase, and higher amortization of intangibles expense to $842,934 from $184,172.

Sales and Marketing

Our sales and marketing expense for the three-month period ended September 30, 2021 was $138,442 compared to $22,357 for the corresponding three-month period in 2020, which reflects an increase in personnel and advertising and marketing expense to help drive growth in our business.

Product Development

Our product development expense for the three-months ended September 30, 2021 increased to $465,141 from $79,663 for the corresponding period in 2020. This increase is attributable to new personnel from our recent acquisitions as well as the timing of launching new development projects. The product development expense included $38,473 and $55,135 for the three months ended September 30, 2021 and 2020, respectively paid to Recruiter.com Mauritius, Ltd, a development team employed by Recruiter.com and a related party of the Company.

Amortization of Intangibles

For the three-month period ended September 30, 2021, we incurred a non-cash amortization charge of $842,934 as compared to $184,172 for the corresponding period in 2020. The amortization expense in 2021 relates to the intangible assets acquired from Genesys (now the Company’s Recruiting Solutions division), Scouted, Upsider, OneWire, Parrut and Novo Group. The amortization expense in 2020 related to the intangible assets acquired from Genesys, now the Company’s Recruiting Solutions division, and the cost of acquiring customer contracts on July 1, 2020 for our Recruiters on Demand business (now fully depreciated).

General and Administrative

General and administrative expense for the three-month period ended September 30, 2021 includes compensation-related costs for our employees dedicated to general and administrative activities, legal fees, audit and tax fees, consultants and professional services, and general corporate expenses. For the three-month period ended September 30, 2021, our general and administrative expense was $4,882,762, including $1,928,646 of non-cash stock-based compensation. In 2020, for the corresponding period, our general and administrative expense was $2,223,312, including $995,811 of non-cash stock-based compensation. This increase is attributable to increases in compensation supporting the growth in our business primarily employees from our recent acquisitions that joined the Company in 2021.

Other Income (Expense)

Other income (expense) for the three-month period ended September 30, 2021 was an expense of $1,094,694 compared to income of $3,330,278 in the corresponding 2020 period. The primary reason for the increase in expense of $4,424,972 is due to non-cash expense of $887,791 resulting from a change in the fair value of the derivative liability from our outstanding warrants as compared to non-cash income of $4,210,526 in the prior year period. As our common stock price increases, we incur an expense and contrarily if our common stock decreases.

Net Income (Loss)

For the three-months ended September 30, 2021, we had a net loss of $7,560,076 compared to net income of $1,435,418 during the corresponding three-month period in 2020.

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020:

Revenue

The Company had revenue of $13,803,321 for the nine-month period ended September 30, 2021, as compared to $6,158,704 for the nine-month period ended September 30, 2020, representing an increase of $7,644,617 or 124%. Additionally, we diversified our revenue base as the top customer for the nine-month period ended September 30, 2021 represented 14% of sales, whereas the top customer in the prior year period represented 32% of revenue. The year over year increase in revenue resulted primarily from an increase in our Recruiters on Demand business of $5,725,712 or 1228% due to significant growth in new customers. Additionally, we launched Software Subscriptions during 2021 which contributed $640,902 in new revenue, which had no contribution in 2020. We also had an increase in Permanent Placement fees of $208,610 or 49% from increased demand for services to support client hiring needs. We also had an increase in our Marketplace Solutions revenue of $185,911 or 72% from contributions from recent acquisitions as well as growth in new customers. We also had an increase in our Consulting and Staffing business of $883,382 or 18% from internal growth from some of our long-term customers as well as new customers. The extent to which the COVID-19 pandemic will impact our revenue in the subsequent future periods is uncertain at this time.

Cost of Revenue

Cost of revenue was $9,154,654 for the nine-month period ended September 30, 2021, which included related party costs of $552,154, compared to $4,546,961 for the 2020 nine-month period, which included related party costs of $1,176,733, representing an increase of $4,607,693 or 101%. This increase resulted primarily from an increase in compensation expense to support revenue growth. Cost of revenue for the nine-month period ended September 30, 2021 was primarily attributable to third party staffing costs and other fees related to the recruitment and staffing business acquired from Genesys Talent, LLC (“Genesys”), (currently the Company’s Recruiting Solutions division) as well as costs for contract recruiters supporting the Recruiters on Demand business.

Our gross profit for the nine-month period ended September 30, 2021 was $4,648,667, producing a gross profit margin of 33.7%. Our gross profit for the corresponding 2020 nine-month period was $1,611,743, producing a gross profit margin of 26.2%. The increase in the gross profit margin from 2020 to 2021 reflects the shift in the mix in sales for the period as all areas of our business grew faster and have higher gross margins than our staffing business

Operating Expenses

We had total operating expense of $15,580,587 for the nine-month period ended September 30, 2021 compared to $6,783,960 in the 2020 period, an increase of $8,796,627 or 130%. This increase was primarily due to higher product development and general and administrative expense, a goodwill impairment expense related to the Genesys asset purchase, and higher amortization of intangibles expense to $1,677,202 from $502,518..

Sales and Marketing

Our sales and marketing expense for the nine-month period ended September 30, 2021 was $270,991 compared to $62,668 for the corresponding nine-month period in 2020, which reflects an increase in personnel advertising and marketing expense to help drive growth in our business.

Product Development

Our product development expense for the nine-months ended September 30, 2021 increased to $610,805 from $220,157 for the corresponding period in 2020. This increase is attributable to new personnel from recent acquisitions as well as the timing of launching new development projects. The product development expense included $151,157 and $173,515 for the nine months ended September 30, 2021 and 2020, respectively paid to Recruiter.com Mauritius, Ltd, a development team employed by Recruiter.com and a related party of the Company.

Amortization of Intangibles

For the nine-month period ended September 30, 2021, we incurred a non-cash amortization charge of $1,677,202 as compared to $502,518 for the corresponding period in 2020. The amortization expense for the nine-month period ended September 30, 2021 relates to the intangible assets acquired from Genesys (now the Company’s Recruiting Solutions division), the cost of acquiring customer contracts on July 1, 2020 for our Recruiters on Demand business, Scouted, Upsider, OneWire, Parrut and Novo Group. The amortization expense for the nine- month period ended September 30, 2020 related to the intangible assets acquired from Genesys (now the Company’s Recruiting Solutions division), and the cost of acquiring customer contracts on July 1, 2020 for our Recruiters on Demand business (now fully depreciated).

General and Administrative

General and administrative expense for the nine-month period ended September 30, 2021 includes compensation-related costs for our employees dedicated to general and administrative activities, legal fees, audit and tax fees, consultants and professional services, and general corporate expenses. For the nine-month period ended September 30, 2021, our general and administrative expense was $10,491,264, including $3,543,887 of non-cash stock-based compensation. In 2020, for the corresponding period, our general and administrative expense was $5,998,617 including $2,646,013 of non-cash stock-based compensation. This increase is attributable to increases in compensation supporting the growth in our business primarily employees from our recent acquisitions that joined the Company in 2021.

Other Income (Expense)

Other income (expense) for the nine-month period ended September 30, 2021 was income of $530,057 compared to an expense of $3,816,185 in the corresponding 2020 period. The primary reason for the increase in income of $4,346,242 is due to non-cash income of $7,315,580 resulting from a change in the fair value of the derivative liability from our outstanding warrants as compared to non-cash income of $3,306,350 in the prior year period. As our common stock price increases, we incur an expense and contrarily if our common stock decreases, we recognize other income. Additionally, in 2021 we had $0 change in derivative value due to anti-dilution adjustments as compared to an expense of $2,642,175 in the prior year period. Other income was partially offset by an increase in primarily non-cash interest expense of $2,048,517 reflecting the debt discount amortization and finance costs from the convertible note financings completed in May and September of 2020 and January of 2021.

Net Income (Loss)

For the nine-months ended September 30, 2021, we had a net loss of $10,401,863 compared to a net loss of $8,988,402 during the corresponding nine-month period in 2020.

Non-GAAP Financial Measures

The following discussion and analysis includes both financial measures in accordance with Generally Accepted Accounting Principles, or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to net income, operating income, and cash flow from operating activities, liquidity or any other financial measures. They may not be indicative of the historical operating results of Recruiter nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

Our management uses and relies on EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We believe that both management and shareholders benefit from referring to the following non-GAAP financial measures in planning, forecasting and analyzing future periods. Our management uses these non-GAAP financial measures in evaluating its financial and operational decision making and as a means to evaluate period-to-period comparison. Our management recognizes that the non-GAAP financial measures have inherent limitations because of the described excluded items.

We define Adjusted EBITDA as earnings (or loss) from continuing operations before the items in the table below. Adjusted EBITDA is an important measure of our operating performance because it allows management, investors and analysts to evaluate and assess our core operating results from period-to-period after removing the impact of items of a non-operational nature that affect comparability.

We have included a reconciliation of our non-GAAP financial measures to the most comparable financial measure calculated in accordance with GAAP. We believe that providing the non-GAAP financial measures, together with the reconciliation to GAAP, helps investors make comparisons between the Company and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measure and the corresponding GAAP measure provided by each company under applicable SEC rules.

The following table presents a reconciliation of net loss to Adjusted EBITDA:

	Three months Ended September 30,
	2021	2020

Net Income (loss)	$(7,650,076)	$1,435,418
Interest expense and finance cost, net	167,728	882,235
Depreciation & amortization	842,934	184,461
EBITDA (loss)	(6,639,414)	2,502,114
Bad debt expense	20,579	-
Warrant Modification Expense	12,623	-
Loss (gain) on change in fair value of derivative	887,791	(4,210,526)
Impairment expense	2,530,325	-
Stock-based compensation	1,928,646	995,811
Adjusted EBITDA (Loss)	$(1,259,450)	$(712,601)

	Nine months Ended September 30,
	2021	2020
Net loss	$(10,401,863)	$(8,988,402)
Interest expense and finance cost, net	3,178,832	1,130,315
Depreciation & amortization	1,678,067	503,384
EBITDA (loss)	(5,544,964)	(7,354,703)
Bad debt expense	79,305	12,000
Forgiveness of debt income	(24,925)	-
Initial derivative expense	3,585,983	3,340,554
Warrant modification expense	12,623	-
Change in derivative value due to anti-dilution adjustments	-	2,642,175
Loss (gain) on change in fair value of derivative	(7,315,580)	(3,306,350)
Impairment expense	2,530,325	-
Stock-based compensation	3,543,887	2,646,013
Adjusted EBITDA (Loss)	$(3,133,346)	$(2,020,311)

Liquidity and Capital Resources

For the nine months ended September 30, 2021, net cash used in operating activities was $6,985,702, compared to net cash used in operating activities of $1,926,576 for the corresponding 2020 period. The increase in cash used in operating activities was attributable to the increase in operating expenses outlined previously supporting the investments to grow our business. For the nine months ended September 30, 2021, net loss was $10,401,863. Net loss includes non-cash items of depreciation and amortization expense of $1,678,067, bad debt expense of $79,305, gain on forgiveness of debt of $24,925, equity-based compensation expense of $3,543,887, recognized loss on marketable securities of $1,424, loan principal paid directly through grant of $2,992, amortization of debt discount and debt costs of $2,503,160, initial derivative expense of $3,585,983, impairment expense of $2,530,325, and a positive change in fair value of derivative liability of $7,315,580. Changes in operating assets and liabilities include primarily the following: accounts receivable increased by $3,517,385 and prepaid expenses and other current assets increased by $53,823. Accounts payable, accrued liabilities, deferred payroll taxes, other liabilities, and deferred revenue increased in total by $278,932.

For the nine months ended September 30, 2020, net loss was $8,988,402. Net loss includes non-cash items of depreciation and amortization expense of $503,384, bad debt expense of $24,092, equity based compensation expense of $2,646,013, recognized loss on marketable securities of $20,259, expenses paid through financings of $32,500, loan principal paid directly through grant of $8,853, amortization of debt discount and debt costs of $1,029,882, initial derivative expense of $3,340,554, a negative change in derivative value due to anti-dilution adjustments of $2,642,175, and a negative change in fair value of derivative liability of $3,306,350.

Changes in operating assets and liabilities include primarily the following: accounts receivable and prepaid expenses together increased by $152,442. Accounts payable, accrued liabilities, other liabilities and deferred revenue in total increased by $2,180.

For the nine months ended September 30, 2021, net cash used in investing activities was $2,073,673 due to $2,304,528 cash used for acquisitions offset in part by $230,855 cash and receivables acquired, compared to $32,991 of cash used in investing activities in the nine months ended September 30, 2020, which resulted primarily from the sale of marketable securities.

For the nine months ended September 30, 2021, net cash provided by financing activities was $14,306,238. The principal factors were $2,153,200 from the sale of convertible notes, net of original issue discounts and offering costs, $250,000 proceeds from notes, $13,800,000 gross proceeds from the sale of common stock and warrants, offset by $1,651,889 of offering costs, $78,038 in deferred offering costs, $156,131 in payments of notes, and $10,904 in repayments of sale of future revenues. In the 2020 period, financing activities provided $2,234,773, primarily due to $2,226,000 from the sale of convertible notes, net of original issue discounts and offering costs.

The Company has a history of net losses, including the accompanying financial statements for the nine months ended September 30, 2021 where the Company had a net loss of $10,401,863 (which includes $3,543,887 of non-cash stock-based compensation expense), and net cash used in operating activities of $6,985,702. The Company completed an underwritten public offering including the overallotment for gross proceeds of $13,800,000 before deducting underwriting discounts and offering expenses in July 2021 (See Note 8 Stockholders’ Equity (Deficit)). The Company converted its entire balance of convertible debenture notes to units including common stock and warrants as part of the underwritten public offering in July 2021 (See Note 8 - Stockholders’ Deficit). In addition, the Company issued 4,249,596 warrants with an exercise price of $5.50 as part of the July 2021 offering and the conversion of the convertible debentures, which could potentially generate additional capital depending on the market value of our stock, the warrant holders’ ability to exercise them, and the warrant holder’s potential ability to do a cashless exercise.

The Company expects to continue to incur losses for a period of time into the future. In addition, there is no guarantee that the warrants will be exercised or that additional capital or debt financing will be available when and to the extent required, or that if available, it will be on terms acceptable to the Company. The Company continues to invest in sales and marketing resources as well as business operations and seek out sales contracts that should provide additional revenues and, in time, generate operating profits.

Our cash balance at November 9, 2021 was $3,661,179. Management believes it has sufficient cash to fund its liabilities and operations for at least the next twelve months from the issuance of these unaudited condensed consolidated financial statements.

To date, underwritten public and private placement offerings have been our primary source of liquidity and we expect to fund future operations through cash on hand as well as additional securities offerings. We had also entered into arrangements with factoring companies to receive advances against certain future accounts receivable in order to supplement our liquidity. However, the COVID-19 pandemic and debt covenants under outstanding debt and other financing arrangements have affected the Company’s ability to receive advances against its future accounts receivable as discussed in more detail below.

Financing Arrangements

Term Loans

We have outstanding balances of $57,658 and $77,040 pursuant to two term loans as of September 30, 2021 and December 31, 2020, respectively, which mature in 2023. The loans have variable interest rates, with current rates at 6.0% and 7.76.0%, respectively. Current monthly payments under the loans are $1,691 and $1,008, respectively.

Paycheck Protection Program Loan

During 2021 our remaining loan pursuant to the Paycheck Protection Program under the CARES Act in the amount of $24,750 was forgiven.

Common Stock Offering

The Company closed the underwritten public offering pursuant to a Registration Statement on Form S-1, as amended, on July 2, 2021, which was declared effective by the SEC on September 29, 2021. The gross proceeds to the Company from the underwritten public offering, before deducting underwriting discount, the underwriters’ fees and expenses and the Company’s estimated underwritten public offering expenses, were $13,800,000.

Senior Subordinated Secured Convertible Debentures

In May and September 2020, the Company entered into a Securities Purchase Agreement, effective May 28, 2020 (the “Purchase Agreement”) with several accredited investors (the “Purchasers”). Four of the investors had previously invested in the Company’s preferred stock. Pursuant to the Purchase Agreement, the Company sold to the Purchasers a total of (i) $2,953,125 in the aggregate principal amount of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures (the “Debentures”), and (ii) 738,282 common stock purchase warrants (the “Warrants”), which represents 100% warrant coverage. The Company also agreed to issue to the placement agent, as additional compensation, 147,657 common stock purchase warrants exercisable at $5.00 per share.

The Company’s obligations under the Debentures were secured by a first priority lien on all of the assets of the Company and its subsidiaries, subject to certain existing senior liens. The Company’s obligations under the Debentures are guaranteed by the Company’s subsidiaries.

On January 5, 2021, the Company entered into a Securities Purchase Agreement, effective January 5, 2021 (the “Purchase Agreement”), with two accredited investors (the “Purchasers”). Pursuant to the Purchase Agreement, the Company agreed to sell to the Purchasers a total of (i) $562,500 in the aggregate principal amount of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures (the “Debentures”), and (ii) 140,625 common stock purchase warrants (the “Warrants”), which represents 100% warrant coverage.

On January 20, 2021, the Company entered into a Securities Purchase Agreement, (the “Purchase Agreement”) with eighteen accredited investors (the “Purchasers”). Pursuant to the Purchase Agreement, the Company agreed to sell to the Purchasers a total of (i) $2,236,500 in the aggregate principal amount of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures (the “Debentures”), and (ii) 557,926 common stock purchase warrants (the “Warrants”), which represents 100% warrant coverage. Gunnar acted as placement agent for the offering of the Debentures.

On July 2, 2021, the Company issued 1,489,437 shares of common stock upon the conversion of all $5,588,359 of convertible debentures outstanding, $115,593 of accrued interest through 7/2/21 and a penalty amount of $253,767 on the convertible debentures issued in May/September 2020.

On July 2, 2021, the number of placement agent warrants issued in 2020 and 2021 was reduced, from 287,606 to 72,728, and the exercise price was increased to $6.25.

Promissory Notes Payable

We received $250,000 in proceeds from an institutional investor pursuant to a promissory note dated May 6, 2021. The note bears interest at 12% per year and matures on May 6, 2023.

We issued a promissory note for $1,750,000 pursuant to the Parrut acquisition agreement dated July 7, 2021. The note amortizes over 24 months, bears interest at 6% and matures on July 1, 2023.

We issued a promissory note for $3,000,000 pursuant to the Novo Group acquisition agreement dated August 27, 2021. The note amortizes over 30 months, bears interest at 6% and matures on February 1, 2024.

The Company does believe we can meet our working capital needs for the next 12 months, although circumstances may arise that we would choose to raise capital through debt or equity offerings. Additionally, any future sales of securities to finance our operations will likely dilute existing shareholders’ ownership. The Company cannot guarantee when or if it will generate positive cash flow. Longer term, if we are unable to raise sufficient capital to fund our operations, it is likely that we will be forced to reduce or cease operations.

Off-Balance Sheet Arrangements

None.

Critical Accounting Estimates and Recent Accounting Pronouncements

Critical Accounting Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results and outcomes may differ from management’s estimates and assumptions. Included in these estimates are assumptions used to estimate collection of accounts receivable, fair value of available for sale securities, fair value of assets acquired in an asset acquisition and the estimated useful life of assets acquired, fair value of derivative liabilities, fair value of securities issued for acquisitions, fair value of assets acquired and liabilities assumed in the business combination, fair value of intangible assets and goodwill, valuation of initial right of use assets and corresponding lease liabilities, deferred income tax asset valuation allowances, and valuation of stock based compensation expense.

Revenue Recognition

Policy

The Company recognizes revenue in accordance with the Financial Accounting Standards Board’s (“FASB”), Accounting Standards Codification (“ASC”) ASC 606, Revenue from Contracts with Customers (“ASC 606”). Revenues are recognized when control is transferred to customers in amounts that reflect the consideration the Company expects to be entitled to receive in exchange for those goods. Revenue recognition is evaluated through the following five steps: (i) identification of the contract, or contracts, with a customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when or as a performance obligation is satisfied.

We generate revenue from the following activities:

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Software Subscriptions: We offer a subscription to our web-based platforms that, coupled with service, help employers recruit talent. Our platforms allow our customers to source, contact, screen, and sort candidates using data science and advanced email campaigning tools. As part of our software subscriptions, we provide varying support packages and on-demand recruiting support services, some for an additional fee. With certain plans and depending on the subscription type, additional fees may be charged when we place a candidate with our customer. In such cases, if the candidate ceases to be employed by the customer within 90 days (the 90-day guarantee), the Company refunds the customer in full for all fees paid by the customer.

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Recruiters on Demand: Consists of a consulting and staffing service specifically for the placement of recruiting and talent acquisition professionals, which we market as Recruiters on Demand. Recruiters on Demand is a flexible, time-based solution that provides businesses of all sizes access to recruiters on an outsourced, virtual basis for help with their hiring needs. As with other consulting and staffing solutions, we procure qualified professional recruiters for our employer clients and then place them on assignment with our employer clients. We derive revenue from Recruiters on Demand by billing the employer clients for the placed recruiters' ongoing work at an agreed-upon, time-based rate. We directly source recruiter candidates from our network of recruiters. In addition, we also offer talent planning, talent assessment, strategic guidance, and organizational development services, which we market as our "Talent Effectiveness" practice. Companies prepay for a certain number of consulting hours at an agreed-upon, time-based rate. We source and provide the independent consultants that provide the service.

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Full-time Placement: Consists of providing referrals of qualified recruiters and talent acquisition professionals, as well as other types of candidates, to employers to hire for full-time positions. We generate full-time placement revenue by earning one-time fees for each time that employers hire one of the recruiters or candidates that we refer. Employers alert us of their hiring needs through our Platform or other communications. We source qualified candidate referrals for the employers' available jobs through independent recruiter users that access our Platform and other tools. We support and supplement the independent recruiters' efforts with dedicated internal employees we call our internal talent delivery team. Our talent delivery team selects and delivers candidate profiles and resumes to our employer clients for their review and ultimate selection. Upon the employer hiring one or more of our candidate referrals, we earn a "full-time placement fee," an amount separately negotiated with each employer client. The full-time placement fee is typically a percentage of the referred candidates' first year's base salary or an agreed-upon flat fee.

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Marketplace: The Marketplace category comprises recruitment marketing and other services for businesses and individuals that leverage our online presence. For businesses, this includes sponsorship of digital newsletters, online content promotion, social media distribution, banner advertising, and other branded electronic communications, such as in our quarterly digital publication on recruiting trends and issues. We earn revenue as we complete agreed upon marketing related deliverables and milestones using pricing and terms set by mutual agreement with the customer. In some cases, we earn a percent of revenue a business receives from attracting new clients by advertising on our online platform. Businesses can also pay us to post job openings on our proprietary job boards to promote open job positions they are trying to fill. In addition to its work with direct clients, the Company categorizes all online advertising and affiliate marketing revenue as Marketplace.

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For individuals, Marketplace includes services to assist with career development and advancement, including a resume distribution service that promotes job seekers' profiles and resumes to help with their procuring employment and upskilling and training. Our resume distribution service allows a job seeker to upload their resume to our database, which we then distribute to our network of recruiters on the Platform. We earn revenue from a one-time, flat fee for this service. We also offer a recruiter certification program that encompasses our recruitment-related training content, which we make accessible through our online learning management system. Customers of the recruiter certification program use a self-managed system to navigate through a digital course of study. Upon completing the program, we issue a certificate of completion and make available a digital badge to certify their achievement for display on their online recruiter profile on the Platform. Additionally, we partner with Careerdash, a high-quality training company, to provide Recruiter.com Academy, an immersive training experience for career changers.

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Consulting and Staffing: Consists of providing consulting and staffing personnel services to employers to satisfy their demand for long- and short-term consulting and temporary employee needs. We generate revenue by first referring qualified project-based personnel for the employer's specific talent needs, then placing such personnel with the employer, but with our providers acting as the employer of record or us, and finally, billing the employer for the time and work of our placed personnel on an ongoing basis. Our process for finding candidates for consulting and staffing engagements largely mirrors our process for full-time placement hiring. This process includes employers informing us of open consulting and temporary staffing opportunities and projects, sourcing qualified candidates through the Platform and other similar means, and, finally, the employer selecting our candidates for placement after a process of review and selection. We bill these employer clients for our placed candidates' ongoing work at an agreed-upon, time-based rate, typically on a weekly schedule of invoicing.

We have a sales team and sales partnerships with direct employers as well as Vendor Management System companies and Managed Service companies that help create sales channels for clients that buy staffing, direct hire, and sourcing services. Once we have secured the relationship and contract with the interested Enterprise customer the delivery and product teams will provide the service to fulfill any or all of the revenue segments.

Revenues as presented on the statement of operations represent services rendered to customers less sales adjustments and allowances.

Software subscription revenues are recognized over the term of the subscription for access to services and/or our web-based platform. Revenue is recognized monthly over the subscription term. Talent effectiveness subscription revenues are recognized over the term of the subscription when services are provided. Any payments received prior to the time passing to provide the subscription services are recorded as a deferred revenue liability. Revenue generated from the enhanced support package and on-demand support are recognized at the point-in-time when the service is provided. Revenue generated from placement fees that are related to the software subscription are recognized at the point-in-time when the 60 or 90-day guarantee expires.

Recruiters on Demand services are billed to clients as either monthly subscriptions or time-based billings. Revenues for Recruiters on Demand are recognized on a gross basis when each monthly subscription service is completed. Talent Effectiveness consulting services are billed to clients upfront for a period of months. Revenue is recognized on a gross basis monthly over the period the consulting services are provided.

Full time placement revenues are recognized on a gross basis when the guarantee period specified in each customer’s contract expires. No fees for direct hire placement services are charged to the employment candidates. Any payments received prior to the expiration of the guarantee period are recorded as a deferred revenue liability. Payments for recruitment services are typically due within 90 days of completion of services.

Marketplace Solutions revenues are recognized either on a gross basis when the advertising is placed and displayed or when lead generation activities and online publications are completed, which is the point at which the performance obligations are satisfied. Payments for marketing and publishing are typically due within 30 days of completion of services.

Marketplace advertising revenues are recognized on a gross basis when the advertising is placed and displayed or when lead generation activities and online publications are completed, which is the point at which the performance obligations are satisfied. Payments for marketing and publishing are typically due within 30 days of completion of services. Job posting revenue is recognized at the end of the period the job is posted. Marketplace career services revenues are recognized on a gross basis upon distribution of resumes or completion of training courses, which is the point at which the performance obligations are satisfied. Payments for career services are typically due upon distribution or completion of services.

Consulting and Staffing Services revenues represent services rendered to customers less sales adjustments and allowances. Reimbursements, including those related to travel and out- of-pocket expenses, are also included in the net service revenues and equivalent amounts of reimbursable expenses are included in costs of revenue. We record substantially all revenue on a gross basis as a principal versus on a net basis as an agent in the presentation of this line of revenues and expenses. We have concluded that gross reporting is appropriate because we have the task of identifying and hiring qualified employees, and our discretion to select the employees and establish their compensation and duties causes us to bear the risk for services that are not fully paid for by customers. Consulting and staffing revenues are recognized when the services are rendered by the temporary employees. Payroll and related taxes of certain employees that are placed on temporary assignment are outsourced to third party payors or related party payors. The payors pay all related costs of employment for these employees, including workers’ compensation insurance, state and federal unemployment taxes, social security and certain fringe benefits. We assume the risk of acceptability of the employees to customers. Payments for consulting and staffing services are typically due within 90 days of completion of services.

Deferred revenue results from transactions in which the Company has been paid for services by customers, but for which all revenue recognition criteria have not yet been met. Once all revenue recognition criteria have been met, the deferred revenues are recognized.

Sales tax collected is recorded on a net basis and is excluded from revenue.

Goodwill

Goodwill is comprised of the purchase price of business combinations in excess of the fair value assigned at acquisition to the net tangible and identifiable intangible assets acquired. Goodwill is not amortized. The Company tests goodwill for impairment for its reporting units on an annual basis, or when events occur or circumstances indicate the fair value of a reporting unit is below its carrying value.

The Company performs its annual goodwill and impairment assessment on December 31st of each year or earlier if facts and circumstances indicate that an impairment may have occurred.

Long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that indicate possible impairment. When impairment indicators exist, the Company estimates the future undiscounted net cash flows of the related asset or asset group over the remaining life of the asset in measuring whether or not the asset values are recoverable.

Derivative Instruments

The Company’s derivative financial instruments consist of derivatives related to the warrants issued with the sale of our preferred stock in 2020 and 2019 and the warrants issued with the sale of convertible notes in 2020 and subsequently in January 2021. The accounting treatment of derivative financial instruments requires that we record the derivatives at their fair values as of the inception date of the debt agreements and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense at each balance sheet date. If the fair value of the derivatives was higher at the subsequent balance sheet date, we recorded a non-operating, non-cash charge. If the fair value of the derivatives was lower at the subsequent balance sheet date, we recorded non-operating, non-cash income. Upon the determination that an instrument is no longer subject to derivative accounting, the fair value of the derivative instrument at the date of such determination will be reclassified to paid in capital.

Stock-Based Compensation

The Company accounts for all stock-based payment awards made to employees, directors and others based on their fair values and recognizes such awards as compensation expense over the vesting period for employees or service period for non-employees using the straight-line method over the requisite service period for each award as required by FASB ASC Topic No. 718, Compensation-Stock Compensation. If there are any modifications or cancellations of the underlying vested or unvested stock-based awards, we maybe required to accelerate, increase or cancel any remaining unearned stock-based compensation expense, or record additional expense for vested stock-based awards. Future stock-based compensation expense and unearned stock- based compensation may increase to the extent we grant additional stock options or other stock-based awards.

Recently Issued Accounting Pronouncements

There have not been any recent changes in accounting pronouncements and ASU issued by the FASB that are of significance or potential significance to the Company except as disclosed below.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The adoption of ASU 2019-12 did not have a material impact on our consolidated financial statements.

Fiscal Year Ended December 31, 2020 Compared to Fiscal Year Ended December 31, 2019

Revenue

Our revenue for the year ended December 31, 2020 was $8,502,892 compared to $5,997,987 for the prior year representing an increase of $2,504,905 or 41.8%. This increase resulted primarily from the acquisition in March 2019 of certain assets and business from Genesys Talent, LLC (“Genesys”), now housed within the Company’s Recruiting Solutions division. The Company’s Consulting and Staffing businesses also began to show sequential growth from the third to the fourth quarter as we benefitted from efforts to grow existing relationships as well as build new customers in the health care, and mortgage finance industries. We also had an increase in our Recruiters on Demand business due to beginning work with new customers, some of which we acquired through the hiring of a key employee, on July 1, 2020 and others we developed internally. We also experienced growth in our Career Solutions business through a sales channel partner, as general job market conditions were favorable for the product. Offsetting our growth was a decline in marketing revenue as we continued to shift internal resources to focus on our core on-demand recruiting and recruiting technology business. The extent to which the COVID-19 pandemic will impact our revenue in the subsequent future periods is uncertain at this time.

Cost of Revenue

Cost of revenue for the year ended December 31, 2020 was $6,138,363, which included related party costs of $1,363,905, compared to $4,448,202 in the prior year which included related party costs of $2,082,367. Cost of revenue was primarily attributable to third party staffing costs and other fees related to the recruitment and staffing business acquired from Genesys.

Our gross profit for 2020 was $2,364,529 which produced a gross profit of 27.8%. In 2019 our gross profit was $1,549,785 which produced a gross profit margin of 25.8%. The increase in the gross profit margin from 2019 to 2020 reflects in part the shift in the mix in sales for the year as our Permanent Placement, Recruiters on Demand and Career Services revenue, which have higher gross margins than our Consulting and Staffing revenue, represented a larger percentage of our total revenue. Additionally, we experienced a higher gross margin in our Consulting and Staffing business year over year as we focused on growing business with clients that yielded higher gross margins and retained more business as the employer of record which yields higher gross margins.

Operating Expenses

We had total operating expenses of $9,102,792 for the year ended December 31, 2020 compared to $12,053,967 for the year ended December 31, 2019. The decrease was primarily due to a $3 million non-cash impairment expense in 2019 related to the Genesys asset purchase. Declines in sales and marketing and general and administrative expense were offset by increases in product development expense and the amortization of intangibles.

Sales and Marketing

Our sales and marketing expense for the year ended December 31, 2020 was $82,904 compared to $119,597 for the prior year, which reflected more conservative spending given COVID-19 and the uncertain financial and political environment.

Product Development

Our product development expense for the year ended December 31, 2020 increased to $299,512 from $203,400 for the prior year. This increase is attributable to the continued investment in our product offerings. The product development expense in 2020 included approximately $235,444 paid to Recruiter.com Mauritius, a related party. In 2019, product development expense included $181,400 paid to Recruiter.com Mauritius.

Amortization of Intangibles and Impairment Expense

For the year ended December 31, 2020, we incurred a non-cash amortization charge of $686,691 related to the intangible assets acquired from Genesys and the cost of acquiring customer contracts on July 1, 2020 for our Recruiters on Demand business. For 2019 we incurred an amortization charge of $477,518. We began to record amortization expense for the Genesys asset acquisition starting in the fourth quarter of 2019 when the purchase allocation was finalized. Following our annual goodwill impairment test as of December 31, 2019, we recorded a non-cash goodwill impairment charge of approximately $3,000,000, primarily due to the market capitalization of the Company’s Common Stock. We also recorded approximately $113,000 of software impairment in 2019.

General and Administrative

General and administrative expense include compensation-related costs for our employees dedicated to general and administrative activities, legal fees, audit and tax fees, consultants and professional services, and general corporate expenses. For the year ended December 31, 2020, our general and administrative expenses were $8,033,685 including $3,212,772 of non-cash stock-based compensation. In 2019, our general and administrative expense was $8,140,432, including $4,643,127 of non-cash stock-based compensation. The increase in general and administrative expense excluding stock-based compensation was due in part to expenses related to a full year of business in 2020 versus a partial year in 2019 due to the merger in March 2019. Additionally, we had an increase in salaries, software, insurance, filing and investor relations fees building our infrastructure to support future growth of our business.

Other Income (Expense)

Other income (expense) for the year ended December 31, 2020 consisted of net expense of $10,298,574 compared to net expense of $1,339,331 in 2019. The primary reason for the increase of $8,959,243 is due to non-cash charges of $3,340,554 from an initial derivative expense and $2,642,175 from a change in derivative value due to anti-dilution adjustments. Additionally, we had a non-cash charge of $2,658,261 due to a change in the fair value of derivative liability from our outstanding warrants issued in 2019. As our Common Stock price increases, we incur an expense and contrarily if our Common Stock decreases, we recognize other income. We also had interest expense of $2,022,113 which is primarily related to note discount amortization and note debt cost amortization from our convertible note financing completed in May and June of 2020. We did recognize income of $376,177 from the forgiveness of Payroll Protection Program debt.

Net loss

In 2020, we incurred a net loss of $17,036,837 compared to $11,843,513 in 2019. After taking into account the accrued preferred stock dividends, we incurred a net loss attributable to shareholders of $17,036,837 in 2020 compared to $11,953,207 in 2019.

Definition of Non-GAAP Financial Measures

The following discussion and analysis includes both financial measures in accordance with Generally Accepted Accounting Principles, or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to net income, operating income, and cash flow from operating activities, liquidity or any other financial measures. They may not be indicative of the historical operating results of Recruiter nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

Our management uses and relies on EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We believe that both management and shareholders benefit from referring to the following non-GAAP financial measures in planning, forecasting and analyzing future periods. Our management uses these non-GAAP financial measures in evaluating its financial and operational decision making and as a means to evaluate period-to-period comparison. Our management recognizes that the non-GAAP financial measures have inherent limitations because of the described excluded items.

Recruiter defines Adjusted EBITDA as earnings (or loss) from continuing operations before the items in the table below. Adjusted EBITDA is an important measure of our operating performance because it allows management, investors and analysts to evaluate and assess our core operating results from period-to-period after removing the impact of items of a non-operational nature that affect comparability.

We have included a reconciliation of our non-GAAP financial measures to the most comparable financial measure calculated in accordance with GAAP. We believe that providing the non-GAAP financial measures, together with the reconciliation to GAAP, helps investors make comparisons between the Company and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measure and the corresponding GAAP measure provided by each company under applicable SEC rules.

The following table presents a reconciliation of net loss to Adjusted EBITDA:

	Year Ended December 31,
	2020	2019
Net loss	$(17,036,837)	$(11,843,513)
Interest expense and finance cost, net	2,022,113	2,344,4861
Depreciation & amortization	687,845	478,191
EBITDA (loss)	(14,326,879)	(9,020,836)
Bad debt expense	12,000	23,500
Forgiveness of debt income	(376,177)	-
Impairment expense	-	3,113,020
Initial derivative expense	3,340,554	-
Change in derivative value due to anti-dilution adjustments	2,642,175	-
Loss (gain) on change in fair value of derivative	2,658,261	(1,138,604)
Stock-based compensation	3,212,772	4,643,127
Adjusted EBITDA (Loss)	$(2,837,294)	$(2,379,793)

1 $2,238,314 of penalties from covenant breaches are included as part of interest expense and finance cost in 2019.

Liquidity and Capital Resources

For the year ended December 31, 2020, net cash used in operating activities was $2,526,155, compared to net cash used in operating activities of $1,390,858 for 2019. The increase in cash used in operating activities was attributable to a full year of operations and the growth and investments in our business following the March 31, 2019 Asset Purchase offset by non-cash charges.

For 2020, cash used in investing activities was $32,991 principally due to cash paid to acquire customer contracts, compared to $80,739 of cash provided by investing activities in 2019. The principal driver in 2019 were the sale of marketable securities and proceeds from an asset sale.

In 2020, net cash provided by financing activities was $2,352,800. The principal factor was $2,476,000 from the sale of convertible notes offset by repayments of other debt. In 2019, net cash provided by financing activities was $1,602,219. The principal factors were $979,997 from the sale of preferred stock, a $500,000 refundable deposit on the purchase of preferred stock and $424,510 generated by the sale of future receivables, offset by a $215,000 repayment of preferred stock deposit and $105,034 in repayment of notes.

Based on cash on hand as of March 4, 2021 of approximately $1,063,000, the Company does not have the capital resources to meet its working capital needs for the next 12 months.

The Company’s consolidated financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses and negative operating cash flows since inception. For the year ended December 31, 2020, the Company recorded a net loss of $17,036,837. The Company has not yet established an ongoing source of revenue that is sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.

The Company’s historical operating results indicate substantial doubt exists related to the Company’s ability to continue as a going concern. We can give no assurances that any additional capital that we are able to obtain, if any, will be sufficient to meet our needs, or that any such financing will be obtainable on acceptable terms. If we are unable to obtain adequate capital, we could be forced to cease operations or substantially curtail our commercial activities. These conditions raise substantial doubt as to our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities should we be unable to continue as a going concern.

To date, private equity offerings have been our primary source of liquidity and we expect to fund future operations through additional securities offerings. We have also entered into arrangements with factoring companies to receive advances against certain future accounts receivable in order to supplement our liquidity. The COVID-19 pandemic has affected the Company’s ability to receive advances against its future accounts receivable as discussed in more detail below.

Financing Arrangements

Merchant Receivables Purchase and Security Agreements

The Company and its subsidiaries are parties to a Merchant Receivables Purchase and Security Agreement, dated December 6, 2019 (the “First Receivables Purchase Agreement”), with Change Capital Holdings I, LLC (“Change Capital”) and a Merchant Receivables Purchase and Security Agreement, dated December 16, 2019, with Change Capital (the “Second Receivables Purchase Agreement” and together with the First Receivables Purchase Agreement, the “Receivables Purchase Agreements”). Pursuant to the Receivables Purchase Agreements, Change Capital has agreed to advance a total of $450,000 in cash (the “Purchase Price”) and the Company and its subsidiaries agreed to pay Change Capital in equal weekly installments over the course of 52 weeks an amount of approximately $567,000 (the “Specified Amount”), which amount includes the fees payable by the Company under the Receivables Purchase Agreements. As long as no default has occurred under the Receivables Purchase Agreements, the Company has the right to pay the remaining balance of the Specified Amount to Change Capital prior to the due date at a total cost of 3% of the Purchase Price per month. Pursuant to the Receivables Purchase Agreements, the Company and the subsidiaries party to the Receivables Purchase Agreements also granted to Change Capital a security interest in all their assets now owned or acquired in the future. In May 2020, the Receivables Purchase Agreements were amended to limit the outstanding principal amount to $408,777 payable as two payments of $5,452 weekly, plus any default fees, late fees, legal fees and expenses and any other costs or expenses incurred in enforcing Change Capital’s rights under the Receivables Purchase Agreements. The Receivables Purchase Agreements contain covenants which limit the Company’s ability to enter into any secured financing agreements without the prior written consent of Change Capital. The transactions pursuant to the Receivables Purchase Agreements have been accounted for as “Sale of Future Revenues.” As of December 31, 2020, our outstanding balance with Change Capital was $10,904. As of January 8, 2021 the outstanding balance was $0 and there are no other payments or fees owed under the Receivables Purchase Agreements. The Company does not anticipate receiving any additional advances under the Receivables Purchase Agreements.

Agreement with Qwil PBC

A wholly-owned subsidiary of the Company was also a party to a receivables financing agreement with Qwil PBC, entered into in January 2020, that provided advances against the collection of accounts receivable. Advances made under the agreement were generally repayable in 45 days from the date of the advance and carried interest at 1.5% per month. In April 2020, Qwil informed the Company that it would not be able to advance additional funds pursuant to this arrangement due to the impact of the COVID-19 pandemic. In May 2020, the Company negotiated a more favorable repayment plan with Qwil PBC, which consisted of payments of approximately $7,903 bi-weekly through August 14, 2020 and a weekly payment of $7,903 from August 21, 2020 through September 18, 2020, without additional interest. As of December 31, 2020, our outstanding balance with Qwil PBC was $0.

The advances received pursuant to the arrangements with Change Capital and Qwil were carried as liabilities on our balance sheet and the accounts receivable remained on our books until collected.

Term Loans

We have outstanding balances of $77,040 and $103,800 pursuant to two term loans as of December 31, 2020 and December 31, 2019, respectively, which mature in 2023. The loans have variable interest rates, with current rates at 6.0% and 7.76%, respectively. Current monthly payments under the loans are $1,691 and $1,008, respectively.

Paycheck Protection Program Loan

During April and May 2020 the Company, through its four subsidiaries, received an aggregate of $398,545 in loans borrowed from a bank pursuant to the Paycheck Protection Program under the CARES Act guaranteed by the SBA, which we expect to be forgiven in part or in full, subject to our compliance with the conditions of the Paycheck Protection Program. If not forgiven, the terms on the note provide for interest at 1% per year and the note mature in 24 months, with 18 monthly payments beginning after the initial 6 month deferral period for payments. We have applied for forgiveness for all loans. As of December 31, 2020 $373,795 of loans have been forgiven and the balance of $24,750 was forgiven subsequently. We have classified the remaining balance of $24,750 as long term at December 31, 2020. We recorded forgiveness of debt income of $376,177 for the $373,795 of principal and $2,382 of related accrued interest forgiven in 2020.

Senior Subordinated Secured Convertible Debentures

In May and June 2020, the Company entered into a Securities Purchase Agreement, effective May 28, 2020 (the “Purchase Agreement”) with several accredited investors (the “Purchasers”). Four of the investors had previously invested in the Company’s preferred stock. Pursuant to the Purchase Agreement, the Company sold to the Purchasers a total of (i) $2,953,125 in the aggregate principal amount of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures (the “Debentures”), and (ii) 1,845,703 common stock purchase warrants (the “Warrants”), which represents 100% warrant coverage. The Company received a total of $2,226,000 in net proceeds from the offering, after deducting the 12.5% original issue discount of $328,125, offering expenses and commissions, including the placement agent’s commission and fees of $295,000 and reimbursement of the placement agent’s and lead investor’s legal fees and the Company’s legal fees in the aggregate amount of $100,000 and escrow agent fees of $4,000. The Company also agreed to issue to the placement agent, as additional compensation, 369,141 common stock purchase warrants exercisable at $2.00 per share.

The Debentures mature on May 28, 2021, subject to a six-month extension at the Company’s option. The Debentures bear interest at 8% per annum payable quarterly, subject to an increase in case of an event of default as provided for therein. The Debentures are convertible into shares of the Company’s common stock at any time following the date of issuance at the purchasers’ option at a conversion price of $1.60 per share, subject to certain adjustments. The Debentures are subject to mandatory conversion in the event the Company closes an equity offering of at least $5,000,000 resulting in the listing of the Company’s common stock on a national securities exchange. The Debentures rank senior to all existing and future indebtedness of the Company and its subsidiaries, except for approximately $508,000 of outstanding senior indebtedness. The Company may prepay the Debentures at any time at a premium as provided for therein.

The Company’s obligations under the Debentures are secured by a first priority lien on all of the assets of the Company and its subsidiaries, subject to certain existing senior liens. The Company’s obligations under the Debentures are guaranteed by the Company’s subsidiaries.

The Securities Purchase Agreement for the Debentures and Warrants contains customary representations, warranties and covenants of the Company, including, among other things and subject to certain exceptions, covenants that restrict the ability of the Company and its subsidiaries, without the prior written consent of the Debenture holders, to incur additional indebtedness, including further advances under a certain preexisting secured loan, and repay outstanding indebtedness, create or permit liens on assets, repurchase stock, pay dividends or enter into transactions with affiliates. The Debentures contain customary events of default, including, but not limited to, failure to observe covenants under the Debentures, defaults on other specified indebtedness, loss of admission to trading on OTCQB or another applicable trading market, and occurrence of certain change of control events. Upon the occurrence of an event of default, an amount equal to 130% of the principal, accrued but unpaid interest, and other amounts owing under each Debenture will immediately come due and payable at the election of each Purchaser, and all amounts due under the Debentures will bear interest at an increased rate.

On January 5, 2021, Recruiter.com Group, Inc. (the “Company”) entered into a Securities Purchase Agreement, effective January 5, 2021 (the “Purchase Agreement”), with two accredited investors (the “Purchasers”). Pursuant to the Purchase Agreement, the Company agreed to sell to the Purchasers a total of (i) $562,500 in the aggregate principal amount of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures (the “Debentures”), and (ii) 351,562 common stock purchase warrants (the “Warrants”), which represents 100% warrant coverage. The Company received a total of $500,000 in gross proceeds from the offering, taking into account the 12.5% original issue discount, before deducting offering expenses and commissions, including the placement agent’s commission of $50,000 (10% of the gross proceeds) and fees related to the offering of the Debentures of approximately $40,000. The Company also agreed to issue to the placement agent, as additional compensation, 70,313 common stock purchase warrants exercisable at $2.00 per share (the “PA Warrants”). Joseph Gunnar& Co. LLC acted as placement agent for the offering of the Debentures.

On January 20, 2021, Recruiter.com Group, Inc. (the “Company”) entered into a Securities Purchase Agreement, (the “Purchase Agreement”) with eighteen accredited investors (the “Purchasers”). Pursuant to the Purchase Agreement, the Company agreed to sell to the Purchasers a total of (i) $2,236,500 in the aggregate principal amount of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures (the “Debentures”), and (ii) 1,397,813 common stock purchase warrants (the “Warrants”), which represents 100% warrant coverage. Joseph Gunnar & Co. LLC (“Gunner”) acted as placement agent for the offering of the Debentures. The Company received a total of $1,988,000 in gross proceeds from the offering, taking into account the 12.5% original issue discount, before deducting offering expenses and commissions, including Gunner’s commission of $191,270 (10% of the gross proceeds minus $7,500 paid to Gunner’s counsel) and additional fees related to the offering of the Debentures of approximately $50,500. The Company also agreed to issue to Gunner, as additional compensation, 279,563 common stock purchase warrants exercisable at $2.00 per share (the “PA Warrants”).

The Debentures mature on January 5th and January 20th, 2022 respectively, subject to a six-month extension at the Company’s option. The Debentures bear interest at 8% per annum payable quarterly, subject to an increase in case of an event of default as provided for therein. The Debentures are convertible into shares of the Company’s common stock (the “Common Stock”) at any time following the date of issuance at the Purchasers’ option at a conversion price of $1.60 per share, subject to certain adjustments. The Debentures are subject to mandatory conversion in the event the Company closes an equity offering of at least $5,000,000 resulting in the listing of the Common Stock on a national securities exchange. The Debentures rank senior to all existing and future indebtedness of the Company and its subsidiaries, except for approximately $95,000 of outstanding senior indebtedness. In addition the Debentures rank pari-passu with, and amounts owing thereunder shall be paid concurrently with, payments owing pursuant to and in connection with that certain offering by the Company of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures due May 28, 2021 consummated in May and June 2020 in the aggregate principal amount of $2,953,125. The Company may prepay the Debentures at any time at a premium as provided for therein.

The Warrants are exercisable for three years from January 5th and January 20th, 2021 respectively at an exercise price of $2.00 per share, subject to certain adjustments.

The Company’s obligations under the Purchase Agreement and the Debentures are secured by a first priority lien on all of the assets of the Company and its subsidiaries pursuant to a Security Agreement, dated January 5th and January 20th, 2021 respectively (the “Security Agreement”) by and among the Company, its wholly-owned subsidiaries, and the Purchasers, subject to certain existing senior liens. The Company’s obligations under the Debentures are guaranteed by the Company’s subsidiaries.

The Purchase Agreement contains customary representations, warranties and covenants of the Company, including, among other things and subject to certain exceptions, covenants that restrict the ability of the Company and its subsidiaries, without the prior written consent of the Debenture holders, to incur additional indebtedness, including further advances under a certain preexisting secured loan, and repay outstanding indebtedness, create or permit liens on assets, repurchase stock, pay dividends or enter into transactions with affiliates. The Debentures contain customary events of default, including, but not limited to, failure to observe covenants under the Debentures, defaults on other specified indebtedness, loss of admission to trading on OTCQB or another applicable trading market, and occurrence of certain change of control events. Upon the occurrence of an event of default, an amount equal to 130% of the principal, accrued but unpaid interest, and other amounts owing under each Debenture will immediately come due and payable at the election of each Purchaser, and all amounts due under the Debentures will bear interest at an increased rate.

Pursuant to the Purchase Agreement, the Purchasers have certain participation rights in future equity offerings by the Company or any of its subsidiaries after the closing, subject to customary exceptions. The Debentures and the Warrants also contain certain price protection provisions providing for adjustment of the number of shares of Common Stock issuable upon conversion of the Debentures and/or exercise of the Warrants and the conversion or exercise price in case of future dilutive offerings.

In order to meet our working capital needs for the next 12 months, we expect to finance our operations through additional debt or equity offerings. We may not be able to complete these or any other financing transactions on terms acceptable to the Company, or at all. Additionally, any future sales of securities to finance our operations will likely dilute existing shareholders’ ownership. The Company cannot guarantee when or if it will generate positive cash flow. If we are unable to raise sufficient capital to fund our operations, it is likely that we will be forced to reduce or cease operations.

Off-Balance Sheet Arrangements

None.

Critical Accounting Estimates and Recent Accounting Pronouncements

Critical Accounting Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results and outcomes may differ from management’s estimates and assumptions. Included in these estimates are assumptions used to estimate collection of accounts receivable, fair value of available for sale securities, fair value of assets acquired in an asset acquisition and the estimated useful life of assets acquired, fair value of derivative liabilities, fair value of securities issued for acquisitions, fair value of assets acquired and liabilities assumed in the business combination, fair value of intangible assets and goodwill, valuation of lease liabilities and related right of use assets, deferred income tax asset valuation allowances, and valuation of stock based compensation expense.

Revenue Recognition

Policy

The Company recognizes revenue in accordance with the Financial Accounting Standards Board’s (“FASB”), Accounting Standards Codification (“ASC”) ASC 606, Revenue from Contracts with Customers (“ASC 606”). Revenues are recognized when control is transferred to customers in amounts that reflect the consideration the Company expects to be entitled to receive in exchange for those goods. Revenue recognition is evaluated through the following five steps: (i) identification of the contract, or contracts, with a customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when or as a performance obligation is satisfied.

We generate revenue from the following activities:

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Recruiters on Demand: Consists of a consulting and staffing service specifically for the placement of professional recruiters, which we market as Recruiters on Demand. Recruiters on Demand is a flexible, time-based solution that provides businesses of all sizes access to recruiters on an outsourced, virtual basis for help with their hiring needs. As with other consulting and staffing solutions, we procure for our employer clients qualified professional recruiters, and then place them on assignment with our employer clients. Revenue earned through Recruiters on Demand is derived by billing the employer clients for the placed recruiters’ ongoing work at an agreed-upon, time-based rate. We directly source recruiter candidates from our network of recruiters on the Platform, as the recruiter user base of our Platform has the proper skill-set for recruiting and hiring projects. We had previously referred to this service in our revenue disaggregation disclosure in our consolidated financial statements as license and other, but on July 1, 2020, we rebranded as Recruiters on Demand.

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Consulting and Staffing: Consists of providing consulting and staffing personnel services to employers to satisfy their demand for long- and short-term consulting and temporary employee needs. We generate revenue by first referring qualified personnel for the employer’s specific talent needs, then placing that personnel with the employer, but with us or our providers acting as the employer of record, and finally, billing the employer for the time and work of our placed personnel on an ongoing basis. Our process for finding candidates for consulting and staffing engagements largely mirrors our process for full-time placement hiring. This process includes employers informing us of open consulting and temporary staffing opportunities and projects, sourcing qualified candidates through the Platform and other similar means, and, finally, the employer selecting our candidates for placement after a process of review and selection. We bill these employer clients for our placed candidates’ ongoing work at an agreed-upon, time-based rate, typically on a weekly schedule of invoicing.

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Full-time Placement: Consists of providing referrals of qualified candidates to employers to hire staff for full-time positions. We generate full-time placement revenue by earning one-time fees for each time that employers hire one of the candidates that we refer. Employers alert us of their hiring needs through our Platform or other communications. We source qualified candidate referrals for the employers’ available jobs through independent recruiter users that access our Platform and other tools. We support and supplement the independent recruiters’ efforts with dedicated internal employees we call our internal talent delivery team. Our talent delivery team selects and delivers candidate profiles and resumes to our employer clients for their review and ultimate selection. Upon the employer hiring one or more of our candidate referrals, we earn a “full-time placement fee”, an amount separately negotiated with each employer client. The full-time placement fee is typically either a percentage of the referred candidates’ first year’s base salary or an agreed-upon flat fee.

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Marketing Solutions: Our “Marketing Solutions” allow companies to promote their unique brands on our website, the Platform, and our other business-related content and communication. This is accomplished through various forms of online advertising, including sponsorship of digital newsletters, online content promotion, social media distribution, banner advertising, and other branded electronic communications, such as in our quarterly digital publication on recruiting trends and issues. Customers who purchase our Marketing Solutions typically specialize in B2B software and other platform companies that focus on recruitment and human Resources processing. We earn revenue as we complete agreed upon marketing related deliverables and milestones using pricing and terms set by mutual agreement with the customer. In addition to its work with direct clients, the Company categorizes all online advertising and affiliate marketing revenue as Marketing Solutions.

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Career Solutions: We provide services to assist job seekers with their career advancement. These services include a resume distribution service which involves promoting these job seekers’ profiles and resumes to assist with their procuring employment, and upskilling and training. Our resume distribution service allows a job seeker to upload his/her resume to our database, which we then distribute to our network of recruiters on the Platform. We earn revenue from a one-time flat fee for this service. We also offer a recruiter certification program which encompasses our recruitment related training content, which we make accessible through our online learning management system. Customers of the recruiter certification program use a self-managed system to navigate through a digital course of study. Upon completion of the program, we issue a certificate of completion and make available a digital badge to certify their achievement for display on their online recruiter profile on the Platform. For approximately the four months following March 31, 2020, the Company provided the recruiter certification program free in response to COVID-19. We partner with Careerdash, a high-quality training company, to provide Recruiter.com Academy, an immersive training experience for career changers.

We have a sales team and sales partnerships with direct employers as well as Vendor Management System companies and Managed Service companies that help create sales channels for clients that buy staffing, direct hire, and sourcing services. Once we have secured the relationship and contract with the interested Enterprise customer the delivery and product teams will provide the service to fulfil any or all of the revenue segments.

Revenues as presented on the statement of operations represent services rendered to customers less sales adjustments and allowances.

Recruiters on Demand services are billed to clients as either monthly subscriptions or time-based billings. Revenues for Recruiters on Demand are recognized on a gross basis when each monthly subscription service is completed.

Consulting and Staffing Services revenues represent services rendered to customers less sales adjustments and allowances. Reimbursements, including those related to travel and out-of-pocket expenses, are also included in the net service revenues and equivalent amounts of reimbursable expenses are included in costs of revenue. We record substantially all revenue on a gross basis as a principal versus on a net basis as an agent in the presentation of this line of revenues and expenses. We have concluded that gross reporting is appropriate because we have the task of identifying and hiring qualified employees, and our discretion to select the employees and establish their compensation and duties causes us to bear the risk for services that are not fully paid for by customers. Consulting and staffing revenues are recognized when the services are rendered by the temporary employees. Payroll and related taxes of certain employees that are placed on temporary assignment are outsourced to third party payors or related party payors. The payors pay all related costs of employment for these employees, including workers’ compensation insurance, state and federal unemployment taxes, social security and certain fringe benefits. We assume the risk of acceptability of the employees to customers. Payments for consulting and staffing services are typically due within 90 days of completion of services.

Full time placement revenues are recognized on a gross basis when the guarantee period specified in each customer’s contract expires. No fees for direct hire placement services are charged to the employment candidates. Any payments received prior to the expiration of the guarantee period are recorded as a deferred revenue liability. Payments for recruitment services are typically due within 90 days of completion of services.

Marketplace Solutions revenues are recognized either on a gross basis when the advertising is placed and displayed or when lead generation activities and online publications are completed, which is the point at which the performance obligations are satisfied. Payments for marketing and publishing are typically due within 30 days of completion of services.

Career services revenues are recognized on a gross basis upon distribution of resumes or completion of training courses, which is the point at which the performance obligations are satisfied. Payments for career services are typically due upon distribution or completion of services.

Deferred revenue results from transactions in which the Company has been paid for services by customers, but for which all revenue recognition criteria have not yet been met. Once all revenue recognition criteria have been met, the deferred revenues are recognized.

Sales tax collected is recorded on a net basis and is excluded from revenue.

Goodwill

Goodwill is comprised of the purchase price of business combinations in excess of the fair value assigned at acquisition to the net tangible and identifiable intangible assets acquired. Goodwill is not amortized. The Company tests goodwill for impairment for its reporting units on an annual basis, or when events occur or circumstances indicate the fair value of a reporting unit is below its carrying value.

The Company performs its annual goodwill and impairment assessment on December 31st of each year.

Long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that indicate possible impairment. When impairment indicators exist, the Company estimates the future undiscounted net cash flows of the related asset or asset group over the remaining life of the asset in measuring whether or not the asset values are recoverable.

Derivative Instruments

The Company’s derivative financial instruments consist of derivatives related to the warrants issued with the sale of our preferred stock in 2020 and 2019 and the warrants issued with the sale of convertible notes in 2020 and subsequently in January 2021. The accounting treatment of derivative financial instruments requires that we record the derivatives at their fair values as of the inception date of the debt agreements and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense at each balance sheet date. If the fair value of the derivatives was higher at the subsequent balance sheet date, we recorded a non-operating, non-cash charge. If the fair value of the derivatives was lower at the subsequent balance sheet date, we recorded non-operating, non-cash income.

Stock-Based Compensation

The Company accounts for all stock-based payment awards made to employees, directors and others based on their fair values and recognizes such awards as compensation expense over the vesting period for employees or service period for non-employees using the straight-line method over the requisite service period for each award as required by FASB ASC Topic No. 718, Compensation-Stock Compensation. If there are any modifications or cancellations of the underlying vested or unvested stock-based awards, we may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense, or record additional expense for vested stock-based awards. Future stock-based compensation expense and unearned stock- based compensation may increase to the extent we grant additional stock options or other stock-based awards.

Recently Issued Accounting Pronouncements

There have not been any recent changes in accounting pronouncements and ASU issued by the FASB that are of significance or potential significance to the Company except as disclosed below.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. We are currently evaluating the impact of this guidance.

Cautionary Note Regarding Forward-Looking Statements

This Prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding management’s beliefs with respect to the impact of the COVID-19 pandemic, the expected launch of the AI-sourced candidate matching on the Recruiter.com Platform, the anticipated benefits to our clients from the recruitment services that we provide, our plans with respect to continued growth of our network of recruiters and methods of growing such network, expansion of existing client relationships, growing our client base through strategic partnerships, investment in new products and features to help recruiters on the Recruiter.com Platform grow their business, investment of future development of our technology, development of tailored features and functionalities to customize client experience, potential future acquisitions, our beliefs regarding the possibility of emerging future direct competitors, expected future expenditures on marketing efforts, our expectation regarding the timing and expected effect of the Company’s changing its state of incorporation from Delaware to Nevada, the expected future characterization of the small and independent recruiters on the Recruiter.com Platform as independent contractors, expected future increase in competition, expected future fluctuations in our stock price, our beliefs with respect to the adequacy of our facilities and our ability to accommodate any future expansion, our plans with respect to payment of dividends, our expectations for the recovery of the recruitment industry in 2021, the timing of the software rollout resulting from integration with Censia, our expected decrease in future revenues and increase in the net loss, future capital-raising activity, expected forgiveness of the loans received under the Paycheck Protection Program, and liquidity. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including without limitation, the following:

●	our ability to continue as a going concern;

●	our ability to raise additional capital to support our operations;

●	the effect of COVID-19 on our Company and the national and global economies;

●	our ability to achieve positive cash flow from operations;

●	continued demand for services of recruiters;

●	unanticipated costs, liabilities, charges or expenses resulting from violations of covenants under our existing or future financing agreements;

●	our ability to operate the Recruiter.com Platform free of security breaches; and

●
our ability to identify suitable complimentary businesses and assets as potential acquisition targets or strategic partners, and to successfully integrate such businesses and /or assets with the Company’s business.

See “Risk Factors” for additional information regarding the risks and uncertainties that could affect our business, financial condition and results of operations. New risk factors emerge from time-to-time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this Prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Prospectus.

BUSINESS

Overview

Recruiter.com Group, Inc. (“we,” “the Company”, “Recruiter.com”, “us”, “our”) operates an on-demand recruiting platform aiming to disrupt the $120 billion recruiting and staffing industry. We combine an online hiring platform with what we believe to be the world’s largest network of over 30,000 small and independent recruiters. Businesses of all sizes recruit talent faster using the Recruiter.com platform, which is powered by virtual teams of Recruiters On Demand and Video and Artificial Intelligence (“AI”) job-matching technology.

Our website, www.Recruiter.com, provides employees seeking to hire access to over 30,000 independent recruiters and utilizes an innovative web platform, with integrated AI-driven candidate to job matching and video screening software to more easily and quickly source qualified talent.

We help businesses accelerate and streamline their recruiting and hiring processes by providing on-demand recruiting services. We leverage our expert network of recruiters to place recruiters on a project basis, aided by cutting edge AI-based candidate sourcing, and matching and video screening technologies. We operate a cloud-based scalable SaaS-enabled marketplace platform for professional hiring, which provides prospective employers access to a network of thousands of independent recruiters from across the country and worldwide, with a diverse talent sourcing skillset that includes information technology, accounting, finance, sales, marketing, operations and healthcare specializations.

Through our Recruiting.com Solutions division, we also provide consulting and staffing, and full-time placement services to employers which leverages our platform and rounds out our services.

Our mission is to grow our most collaborative and connective global platform to connect recruiters and employers and become the preferred solution for hiring specialized talent.

Recent Developments

Novo Asset Purchase

Effective August 27, 2021, Recruiter.com Group, Inc. (the “Company”), a Nevada corporation, entered into and closed on an Asset Purchase Agreement (the “Purchase Agreement”) with the Novo Group, Inc. (the “Novo Group” or the “Target’), and certain individuals named therein (the “Selling Stockholders”). The Novo Group operates a recruitment services company for employers, providing talent, acquisition and other hiring solutions.

Parrut Asset Purchase

Effective July 7, 2021, Recruiter.com Group, Inc. (the “Company”), a Nevada corporation, entered into and closed on an Asset Purchase Agreement (the “Purchase Agreement”) with Parrut, Inc. (“Parrut”), and certain individuals named therein. Parrut does business as Uncubed and, pursuant to the Purchase Agreement, the Company acquired the assets of the Technology Solutions Division of Uncubed. The purchased assets include assets related to Finalist, an online marketplace for sourcing and screening early-professional software and data candidates and assets related to Uncubed’s job board technology and candidate engagement platform which includes Mediabistro, a job board and professional community for media, content, and creative professionals.

OneWire Asset Purchase

Effective May 10, 2021, we, through a wholly-owned subsidiary, entered into an Asset Purchase Agreement and Plan of Reorganization (the “APA”) with OneWire Holdings, LLC, a Delaware limited liability company (“OneWire”), to acquire all the assets and several liabilities of OneWire (the “OneWire Purchase”). As consideration for the OneWire Purchase, OneWire’s shareholders will receive a total of 155,327 shares (the “Consideration Shares”) of common stock, valued at $1,255,000, based on a price per share of $8.08, the volume-weighted average price of the common stock for the 30-day period immediately prior to the Closing Date (as defined in the APA). 31,066 of the Consideration Shares are subject to forfeiture pursuant to APA provisions regarding a post-closing working capital adjustment and a revenue true-up and pursuant to OneWire’s indemnity obligations. The assets acquired in the APA consist primarily of sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets, along with a de minimis amount of other assets. OneWire’s expansive candidate database in financial services and candidate matching service amplify our reach to give employers and recruiters access to an even broader pool of specialized talent

Upsider Asset Purchase

Effective March 25, 2021, the Company, through a wholly-owned subsidiary, entered into an Asset Purchase Agreement and Plan of Reorganization (the “APA”) with Upsider, Inc., (“Upsider”), to acquire all the assets and certain liabilities of Upsider (the “Upsider Purchase”). As consideration for the Upsider Purchase, Upsider’s shareholders will receive net cash of $69,983 and a total of 323,094 shares of our common stock (the “Consideration Shares”) (valued at $2,544,362, based on a $7.88 per share acquisition date price), of which 51,941 of the Consideration Shares will be held in reserve and are recorded as a current liability, contingent consideration in the accompanying financial statements. The shareholders of Upsider may also receive earn-out consideration of up to $1,394,760, based on the attainment of specific targets during the six months following closing. We have recorded the fair value of the contingent earn-out consideration of $1,325,003 at March 31, 2021. The total purchase price is approximately $3.9 million. The assets acquired in the APA consist primarily of sales and client relationships, contracts, intellectual property, partnership and vendor agreements and a de minimis amount of other assets. The Company is utilizing Upsider’s machine learning artificial intelligence to provide a more predictive and efficient recruiting tool that enhances our current technology.

Scouted Asset Purchase

Effective January 31, 2021, the Company, through its wholly-owned subsidiary, acquired all assets of RLJ Talent Consulting, Inc., d/b/a Scouted, a Delaware corporation (“Scouted”) (the “Scouted Asset Purchase”). As consideration for the Scouted Asset Purchase, Scouted shareholders are entitled to a total of 224,163 shares of our restricted Common Stock (valued at $1,625,183 based on a $7.25 per share grant date price), of which 33,151 shares of stock will be held in reserve, and an additional amount of $180,000 in cash consideration for a total purchase price of approximately $1.8 million. The Scouted Asset Purchase will be accounted for as a business acquisition. The assets acquired in the Scouted Asset Purchase consist primarily of sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets (the “Scouted Assets”), along with a de minimis amount of other assets. The Company will complete the purchase price allocation of the $1.8 million for the acquired intangible assets during 2021. The Company is utilizing the Scouted Assets to expand its video hiring solutions and curated talent solutions, through its Recruiting Solutions subsidiary. In May 2021, the Company issued an additional 15,591 shares of common stock as additional consideration for the acquisition. The shares were valued at $7.25 for a total of approximately $113,000 which is considered additional purchase price. Consequently, the purchase price allocation will be for approximately $1.9 million for the acquired intangible assets.

Effects of COVID-19

While the Company has continued to operate during the COVID-19 pandemic, we had reduced certain billing rates in 2020 to respond to the current economic climate. The Company had also experienced a decline in its employer clientele due to the current job market. In addition, due to the effects of COVID-19, the Company took steps in 2020 to streamline certain expenses, such as temporarily cutting certain executive compensation packages by approximately 20%. Management also worked to reduce unnecessary marketing expenditures and to improve staff and human capital expenditures, while maintaining overall workforce levels. The Company has seen increased demand for its recruiting solutions in 2021 and has selectively increased salaries and marketing expenditures to support higher demand. The Company expects but cannot guarantee that demand will continue to improve in 2022, as certain clients re-open or accelerate their hiring initiatives, and new clients utilize our services. Overall, management has focused on effectively positioning the Company for a rebound in hiring which we believe has begun and will continue throughout 2022. Ultimately, the recovery may be delayed and the economic conditions may worsen. The Company continues to closely monitor the confidence of its recruiter users and customers, and their respective job requirement load through offline discussions and the Company’s Recruiter Index survey.

Corporate History

Effective March 31, 2019 (the “Effective Date”), we completed a merger with Recruiter.com, Inc. (“Pre-Merger Recruiter.com”), an affiliate of the Company, pursuant to a Merger Agreement and Plan of Merger, dated March 31, 2019 (the “Merger”). At the effective time of the Merger, our newly formed wholly-owned subsidiary merged with and into Recruiter.com, with Recruiter.com continuing as the surviving corporation and our wholly-owned subsidiary. As consideration in the Merger, the equity holders of Pre-Merger Recruiter.com received a total of 775,000 shares of our newly designated Series E convertible preferred stock (“Series E Preferred Stock”) convertible into approximately 3,875,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). As a result, the former stockholders of Pre-Merger Recruiter.com controlled approximately 90% of our outstanding Common Stock and in excess of 50% of the total voting power of the Company.

Following the Merger, on May 9, 2019, we changed our corporate name to Recruiter.com Group, Inc. Our fiscal year end was also changed, as of the Effective Date, from March 31 to December 31.

Immediately prior to the completion of the Merger, Pre-Merger Recruiter.com owned approximately 98% of our outstanding Common Stock. The Merger did not result in a change of control of our Company, as the principal stockholders of Pre-Merger Recruiter.com had controlled the Company since October 2017 and the Merger simply increased their control. In addition, our Chief Executive Officer served as the Chief Executive Officer of Pre-Merger Recruiter.com and the majority of our directors were directors (or designees) prior to the Merger. Further, our Executive Chairman was retained as a consultant prior to the Merger with the understanding that if the Merger occurred, he would be appointed Executive Chairman of the Company.

Prior to the completion of the Merger, Pre-Merger Recruiter.com distributed to its stockholders the 625,000 shares of our Common Stock that it had previously acquired as consideration pursuant to the license agreement with us. See “Certain Relationships and Related Transactions - Recruiter.com License” for further information.

For accounting purposes, the Merger was accounted for as a reverse recapitalization of Pre-Merger Recruiter.com and combination of entities under common control (“recapitalization”) with Pre-Merger Recruiter.com considered the accounting acquirer and historical issuer. Our consolidated financial statements are the financial statements of Pre-Merger Recruiter.com. Since Pre-Merger Recruiter.com owned a majority interest in the Company prior to the completion of the Merger, the consolidated financial statements contained herein include the historical operations of the Company and VocaWorks, Inc., (“VocaWorks”), the Company’s wholly-owned subsidiary. All share and per share data in the consolidated financial statements and the accompanying notes have been retroactively restated to reflect the effect of the Merger.

Genesys Asset Purchase

Effective March 31, 2019, we acquired certain assets and assumed certain liabilities under an asset purchase agreement, dated March 31, 2019, among the Company, Genesys Talent LLC, a Texas limited liability company (“Genesys”), and Recruiter.com Recruiting Solutions, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (the “Asset Purchase”). As consideration in the Asset Purchase, Genesys received a total of 200,000 shares of our newly designated Series F convertible preferred stock (the “Series F Preferred Stock”) convertible into approximately 1,000,000 shares of our Common Stock. The acquired assets and liabilities include certain accounts receivable, accounts payable, deferred revenue, sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets. The Company is utilizing these assets in its employment staffing business operated through Recruiter.com Recruiting Solutions, LLC (“Recruiting Solutions”). This transaction was treated as a business combination for accounting purposes.

Market Opportunity

Industry Overview

The staffing and recruiting industry consists of companies that help other organizations find staff on a temporary or permanent basis. This can be achieved through either assisting companies to recruit new internal staff (recruiting), or directly providing temporary staff to fill specific functions (temporary or agency staffing). The temporary staffing segment is significantly larger than recruitment segment.

According to the U.S. Staffing Industry Forecast, published in July 2020 by Staffing Industry Analysts (“SIA”), the total recruiting and staffing revenue for 2020 was projected to be $126.1 billion; an increase from SIA’s April 2020 forecast, which predicted only $119.4 billion in revenue as a result of the coronavirus outbreak. For 2021, SIA also projected double-digit growth of 11% in temporary staffing revenue and a 19% overall expansion in the placement and employment search market.

Overall, the U.S. recruitment industry is enormous, and it continues to grow, driven mainly by robust GDP growth creating demand for both direct-hire and contingent (project-based) workers. Demographic trends are also accelerating the demand for recruitment services: According to Seniorliving.org, approximately 10,000 persons from the “Baby-Boomer Generation” were projected to retire each day in 2020, and employers often turn to the recruiting industry to close these talent gaps. Overall corporate spending in recruiting technology continues to grow, expected to surpass $10 billion by 2022, according to Jason Corsello, General Partner of Acadian Ventures.

In light of this market potential, the appetite for on-demand recruiting and talent acquisition technology companies has been robust. According to a “Recruitment Software Market Forecast and Analysis 2020-2024” published by Technavio, the global recruitment software market will expand by $683.8 million during 2020-2024. The same report details that even amid the COVID-19 pandemic, the global recruitment software market registered a YOY growth of 4.74% in 2020, with the market estimated to expand at a CAGR of over 5% during the forecast period of 2020-2024.

With employers continuing to struggle to find relevant candidates and more than 6.6 million open jobs in the US as of December 2020 according to the Job Opening and Labor Turnover report by the Bureau of Labor Statistics published on February 9, 2021, recruiting represents an enormous market opportunity. According to the leading human resource association, the Society for Human Resource Management, external sources-whether online job boards, recruiting agencies, campus events, job fairs, or walk-ins-produce approximately 62% of interviews compared to internal sources such as career sites, in-house recruiters and employee referrals (38%). This 62% of role interviews generated by external sources provide a significant market opportunity for innovative recruiting technology companies to capture.

Industry Trends

COVID-19

The COVID-19 pandemic had a dramatic effect on the US economy and the job market. Unemployment peaked at 14.7% in April of 2020. Since then, labor markets have been continually improving, with the unemployment rate falling to 6% in March 2021, although this remains 2.5 percentage points higher than its pre-pandemic level in February 2020. In its most recent projections released in mid-March 2021, the Federal Reserve forecasted that the unemployment rate will continue to fall, reaching 4.5% later in 2021, then ticking down closer to pre-pandemic levels - 3.9 percent in 2022 and 3.5 percent in 2023.

Our management team believes that COVID-19 accelerated major technology trends that had already existed before the pandemic. For example, the growth of the gig economy (i.e. temporary, flexible jobs) was facilitated by technology, virtual and remote tele-work with video and the emergence of on-demand labor through online marketplaces all happened before the crisis. The necessity of lockdowns and business closures drove increased technology adoption and moved these trends rapidly forward. As we operate as virtual, AI and video-based hiring platform operating in the gig economy, these trends may act as headwinds for the adoption of our products and services.

Recruiting Outsourcing

We provide through our on-demand platform a form of recruiting outsourcing for employers. By using our services, employers are effectively relieving their human resources departments of the costs and labor associated with recruitment and talent acquisition. We believe that the current economic climate may move more companies to increase their use of such outsourcing. For example, a report from Brandon Gaille issued in May 2017 found that, in the aftermath of the Great Recession, a majority of employers (57%) increased their use of outsourcing, with only a small percent (9%) of employers ending such outsourcing arrangements. Recruitment outsourcing promises cost-effective and efficient process improvements, and employers may again increase their use of outsourcing to navigate the current environment.

The use of recruitment process outsourcing (RPO) is accelerating. According to its December 29, 2020 report, “Global Recruitment Process Outsourcing Industry,” Reportlinker projects that the RPO industry will reach a revised size of $14.4 billion by 2027, growing at a CAGR of 13.8%, with the current U.S. Market estimated at $1.7 billion. We offer two forms of recruitment process outsourcing through the performance-based hiring solution of its job market platform, which allows employers to pay for successful hires and its Recruiter.com On Demand offering, which enables businesses to engage recruiters on a flexible project or hourly basis. We additionally have active RPO customers, for which we provide on-demand recruiting labor.

Online Talent Platforms

According to a study developed by the McKinsey Global Institute in June 2015, online talent platforms are the future of hiring and could add $2.7 trillion, or 2.0 percent, to global GDP by 2025. The firm projected that 10 percent of the worldwide labor force, or 540 million people, could benefit in various ways from online talent platforms by 2025. There is growth in demand for both remote workers and outside consultants. Overall, in 2020, IBISWorld estimates the number of temporary employees will increase by 1.8%. Online talent marketplaces, such as Recruiter.com, may benefit as a result.

McKinsey’s Future of Work in America report states: “In a more technology-driven world, job-matching efforts can be aided by a range of new digital tools and should run on easily accessible digital platforms. New online tools can assess an individual’s skills, suggest appropriate career choices, and clarify which jobs are in demand and the credentials needed to obtain them.” There is a clear need for efficient technology platforms that can adapt to rapidly changing job demands, such as ours.

Again, the current economic climate and COIVD-19 may have accelerated these technology trends. During the recent COVID-19 epidemic, D’Arcy Coolican and Jeff Jordan of famed venture capital firm Andreessen Horowitz stated in an article entitled “COVID-19 and the Great Re-Hiring” that “If there was ever a time to start a specialized jobs platform, it’s now.”

Operating Businesses and Revenue

The Company has six wholly-owned and active subsidiaries: Recruiter.com, Inc., Recruiter.com Recruiting Solutions LLC (“Recruiting Solutions”), Recruiter.com Consulting, LLC, VocaWorks, Inc. (“VocaWorks”), Recruiter.com Scouted, Inc. (“Scouted”) and Recruiter.com Upsider Inc. (“Upsider”). As of December 13, 2021 the Company employed 228 employees in 35 states and 2 provinces in Canada of which 71 are corporate employees and the balance are on assignment at clients.

We generate revenue from the following activities:

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Software Subscriptions: We offer a subscription to our web-based platforms that, coupled with service, help employers recruit talent. Our platforms allow our customers to source, contact, screen, and sort candidates using data science and advanced email campaigning tools. As part of our software subscriptions, we provide varying support packages and on-demand recruiting support services, some for an additional fee. With certain plans and depending on the subscription type, additional fees may be charged when we place a candidate with our customer. In such cases, if the candidate ceases to be employed by the customer within 90 days (the 90-day guarantee), the Company refunds the customer in full for all fees paid by the customer.

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Recruiters on Demand: Consists of a consulting and staffing service specifically for the placement of recruiting and talent acquisition professionals, which we market as Recruiters on Demand. Recruiters on Demand is a flexible, time-based solution that provides businesses of all sizes access to recruiters on an outsourced, virtual basis for help with their hiring needs. As with other consulting and staffing solutions, we procure qualified professional recruiters for our employer clients and then place them on assignment with our employer clients. We derive revenue from Recruiters on Demand by billing the employer clients for the placed recruiters' ongoing work at an agreed-upon, time-based rate. We directly source recruiter candidates from our network of recruiters. In addition, we also offer talent planning, talent assessment, strategic guidance, and organizational development services, which we market as our "Talent Effectiveness" practice. Companies prepay for a certain number of consulting hours at an agreed-upon, time-based rate. We source and provide the independent consultants that provide the service.

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Full-time Placement: Consists of providing referrals of qualified recruiters and talent acquisition professionals, as well as other types of candidates, to employers to hire for full- time positions. We generate full-time placement revenue by earning one-time fees for each time that employers hire one of the recruiters or candidates that we refer. Employers alert us of their hiring needs through our Platform or other communications. We source qualified candidate referrals for the employers' available jobs through independent recruiter users that access our Platform and other tools. We support and supplement the independent recruiters' efforts with dedicated internal employees we call our internal talent delivery team. Our talent delivery team selects and delivers candidate profiles and resumes to our employer clients for their review and ultimate selection. Upon the employer hiring one or more of our candidate referrals, we earn a "full-time placement fee," an amount separately negotiated with each employer client. The full-time placement fee is typically a percentage of the referred candidates' first year's base salary or an agreed-upon flat fee.

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Marketplace: The Marketplace category comprises recruitment marketing and other services for businesses and individuals that leverage our online presence. For businesses, this includes sponsorship of digital newsletters, online content promotion, social media distribution, banner advertising, and other branded electronic communications, such as in our quarterly digital publication on recruiting trends and issues. We earn revenue as we complete agreed upon marketing related deliverables and milestones using pricing and terms set by mutual agreement with the customer. In some cases, we earn a percent of revenue a business receives from attracting new clients by advertising on our online platform. Businesses can also pay us to post job openings on our proprietary job boards to promote open job positions they are trying to fill. In addition to its work with direct clients, the Company categorizes all online advertising and affiliate marketing revenue as Marketplace.

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For individuals, Marketplace includes services to assist with career development and advancement, including a resume distribution service that promotes job seekers' profiles and resumes to help with their procuring employment and upskilling and training. Our resume distribution service allows a job seeker to upload their resume to our database, which we then distribute to our network of recruiters on the Platform. We earn revenue from a one-time, flat fee for this service. We also offer a recruiter certification program that encompasses our recruitment-related training content, which we make accessible through our online learning management system. Customers of the recruiter certification program use a self-managed system to navigate through a digital course of study. Upon completing the program, we issue a certificate of completion and make available a digital badge to certify their achievement for display on their online recruiter profile on the Platform. Additionally, we partner with Careerdash, a high-quality training company, to provide Recruiter.com Academy, an immersive training experience for career changers.

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Consulting and Staffing: Consists of providing consulting and staffing personnel services to employers to satisfy their demand for long- and short-term consulting and temporary employee needs. We generate revenue by first referring qualified project-based personnel for the employer's specific talent needs, then placing such personnel with the employer, but with our providers acting as the employer of record or us, and finally, billing the employer for the time and work of our placed personnel on an ongoing basis. Our process for finding candidates for consulting and staffing engagements largely mirrors our process for full-time placement hiring. This process includes employers informing us of open consulting and temporary staffing opportunities and projects, sourcing qualified candidates through the Platform and other similar means, and, finally, the employer selecting our candidates for placement after a process of review and selection. We bill these employer clients for our placed candidates' ongoing work at an agreed-upon, time- based rate, typically on a weekly schedule of invoicing.

The costs of our revenue primarily consist of employee costs, third-party staffing costs and other fees, outsourced recruiter fees and commissions based on a percentage of Recruiting Solutions gross margin.

Disrupting an Industry - Recruit Talent Faster

We believe we are fundamentally modernizing the recruiting process by digitizing and democratizing the recruiting process. Furthermore, we are dispersing the economic benefits of successful recruitment to a broad group of people and, by doing so, we help businesses recruit talent faster and more efficiently than ever before.

Community and Network

Our network currently consists of over 30,000 small and independent recruiters. This virtual network of recruiters unite under our innovative web platform that offers earnings opportunities through successful job matching; access to matched candidates driven by artificial intelligence; and on-demand, project-based recruiting assignments.

The community or network of recruiters is additionally categorized into virtual teams based on industry vertical, skill or location specialization, and dedicated client resource teams. Through participation in a virtual team, recruiters may receive further job and account updates, personalized recommendations, exclusive job opportunities, and recommended candidate referrals. We operate these teams through a dedicated platform and facilitate real-time communication through parallel chat rooms managed by our internal community managers.

We believe the potential scale of our recruiting community is enormous. Similar to how Uber created the opportunity for anyone to become a taxi driver, we make it possible for anyone to become a recruiter. According to the website of the American Staffing Association (the trade association representing the American staffing, recruiting, and workforce solutions industry), there are approximately 25,000 staffing and recruiting companies, which altogether operate around 49,000 offices, so the recruiting industry’s contribution to employment is significant. However, we enable a broader disruption of the industry, bringing the opportunities to a much broader group of people than previously possible. Through upskilling and engagement with our recruiter users, we make it easier for anyone to get involved in recruiting. With hundreds of thousands of people involved in the general human resource and employment industry in the U.S. alone, and many more interested in referral-based, work-from-home earning opportunities, we believe our addressable network and potential audience is vast.

The Recruiter.com Website - a Top Destination

Our website is a popular destination for the recruiting and talent acquisition profession, with millions of pages of indexed content on career and recruitment issues and trends, email newsletters, and digital publications issued every quarter. Our internet traffic is generated by three primary groups of people: (1) recruiters seeking to join the network and platform, (2) enterprises seeking to recruit talent, and (3) candidates seeking to find opportunities through the community of recruiters. Overall, we are a well-known brand in the recruiting industry, and our vision is to build upon this success to become a clear leader in terms of traffic, mindshare, and usage within the business of recruiting.

A comprehensive search engine optimization strategy fuels our marketing. SpyFu.com, a traffic analysis website, estimated that, as of January 2021, our website has obtained over 4,952 search terms on the first page of Google.com, resulting in an estimated click value of $4.14 million per month, which is estimated by calculating the price of the Company’s organic traffic, were it to buy that traffic from paid search engine listings, such as on Google.com. We also expanded our reach through social media as we are active on Twitter and Facebook, with almost 50,000 followers on Twitter. Most notably, as of January 2021, we operated four of the top ten largest professional groups in the world on the social media platform LinkedIn, out of over 1.8 million groups in total. One of our groups, The Recruiter.com Network group on LinkedIn, currently has over 860,000 members.

In addition to our online thought leadership and social media presence, we also attract recruiters and enterprises to our community and solution through our recruitment training offering. Through our fully online Recruiter.com Certification Program (RCP) and Recruiter.com Academy, an on-demand, live instructor-led training program, that we recently launched in partnership with CareerDash, we facilitate upskilling for experienced recruiters and easy entry into the profession for those new to the tasks of recruiting and candidate sourcing. The Society for Human Resource Management (SHRM) has certified the RCP for re-education credits so that after completing the RCP course through an integrated online learning management system, we grant our users a certification and badge on their unique online Recruiter.com profiles. In addition, we intend to pursue a similar accreditation for the Recruiter.com Academy program.

COVID-19 Implications

We are creating a highly collaborative and connected global platform for professional recruiting, with the goal of becoming the top-of-mind solution for hiring talent rapidly. Prior to the COVID-19 pandemic, the U.S. was in an incredibly tight job market, with the demand for talent at its highest levels in years. Now, with millions of people that remain out of work due to COVID-19 set to return to the job market over the next few years, we believe businesses across the country must prepare to reopen or ramp up operations once again. We also believe these businesses will need efficient ways to tap the massive talent pool resulting from the millions of Americans who are either unemployed or looking for better opportunities in new industries and companies. We believe that on-demand recruiting technology companies like ours, which generate revenue not from the overall consistency of employment levels but rather from movement within labor markets (i.e., job turnover), will benefit from this development. By combining cutting-edge artificial intelligence with a unified network of more than 30,000 recruiters, we have built what we believe to be the most efficient recruiting network in the world - and we are hoping to use our network to get workers back in the job market and contribute to the full recovery of the US economy.

We believe we have the reach, technology, recruiting expertise, and the scalability to connect employers across verticals with the right talent at the right price - no matter where that talent is today. Our mission is clear: to help enable the great re-hiring. We will leverage our growing community and expanding platform to get talented people to return to work as fast as possible, connecting people and creating economic opportunities.

Our Job Market Platform

Our virtual AI- and video-enabled hiring platform (the “Platform”), which is accessible on our website, Recruiter.com, provides access to over 30,000 small and independent recruiters. The Platform enables our clients, both employers and recruiters, to access the scalable on-demand sourcing power of an extensive network of independent recruiters, with the account management and personalized talent delivery of a full-service recruitment services firm. The Platform can be used by employers on a stand-alone basis or can be integrated with platforms operated by vendor management services (“VMS”), managed service providers (“MSP”) or payroll solutions providers to import open jobs into the Platform. Employers may use the Platform to enter job descriptions and learn about qualified applicants, while independent recruiters may submit their candidates, track the status of those candidates, and view statistics associated with the hiring process, such as number of applicants, interviews, and status of a particular candidate.

Benefits to Independent Recruiters

Overview

In this uncertain time, small and independent recruiters are more important than ever. They have the agility and geographical range to respond quickly to the rapidly changing needs of employers across the country. Recruiter.com empowers these front-line professionals by connecting them to top employers in multiple sectors, particularly in the industries that need talent right now: healthcare, logistics, telecommunications, and financial services, among others.

Specific Benefits

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Client Exposure: Our Platform allows small and independent recruiters to access rewarding recruiting opportunities with more substantial and better-quality clients and a more diverse set of jobs than they may typically access.

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Access to Cutting-Edge Technology, Including Video, Candidate-Sourcing and Matching AI: Our Company often sources talent from AI matching systems and provides these resumes to recruiters to expedite the hiring process. An integration with Censia, Inc. (“Censia”), an AI-candidate matching software was launched on September 22, 2020, which provides recruiters sourced and AI-matched candidates accessible from the Platform.

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Flexibility: By allowing recruiters to engage with a large volume of diverse jobs, our Platform enables recruiters to match more of their candidates to suitable opportunities, as well as stabilize fluctuations in their business amid changes in client and candidate demand.

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Branding Exposure: Our Platform allows for the creation of recruiter profiles highlighting the skill sets and industry backgrounds of professional recruiters. These online profiles provide exposure and verification for independent recruiters, who lack a standardized method of credentialing.

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Loyalty Rewards Program: We provide recruiters on our Platform with an opportunity to earn points at every step of the recruitment process, including regular activities like submitting resumes for open positions and the acceptance of resumes by a client. Recruiter reward points are redeemable for select merchandise.

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SHRM-Certified Recruitment Training Program: We offer professional recruitment training that both helps current recruiters further develop their skills and assists aspiring recruiters in breaking into the profession. The Recruiter.com Certification Program is a flexible 6-to-12-week virtual training program certified for continuing education credits through SHRM, the leading HR association. The Company charges a flat fee of approximately $299 for the service and offers an additional business development course for $99.

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Marketing and Reputation-Building: We enable independent recruiters to build a business reputation and increase demand for their specialized skills by accumulating badges and training credentials on their profiles.

Benefits to Employer Clients

Overview

We believe we are among the world’s largest, most agile network of 30,000 small and independent recruiters, distributed worldwide, and armed with leading-edge technology. Enterprises can leverage our network of over 26,000 recruiters to tap into existing talent pools and fill open roles immediately.

Long, expensive hiring processes are never worthwhile - especially not during times of economic upheaval. Our Platform’s scalability allows employers to quickly tune recruiting activity up or down as needed, which is critical as organizations respond to a dynamic and volatile talent market.

Recruiter.com differentiates itself with its “three uniques” of people, platform, and power. Our people are recruiting experts, cited and published thought leaders within recruitment and staffing. Our software platform, with proprietary AI technology (and video technology in Q4 2020), is key to our distributed, virtual talent engagement process. Finally, our broad distribution, with one of the largest network of recruiters and millions of social media followers, helps us draw from a diverse and expansive audience. Our people, platform, and power help us recruit talent faster for employers across the country.

Specific Benefits

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Access to an Extensive Network of Recruiters: As of December 13, 2021, approximately 30,000 recruiters with specializations ranging from healthcare and technology to accounting and marketing are registered on our Platform.

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Account Management and Personalized Talent Delivery: Internal account managers help review and develop specifications and skill requirements for our clients’ open jobs. Our internal talent delivery specialists, in turn, review all candidates to ensure quality before sending these candidates to employers.

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Cost Savings: Our platform allows employers to use an extensive network of small and independent recruiters, reducing reliance on traditional staffing and recruitment firms without compromising the quality of candidates. We believe that clients may realize significant cost savings through this crowdsourced method of recruiting, which distributes the labor of hiring across many providers, versus the traditional way, which typically relies on a handful of vendors.

●	Speed: The use of AI-powered candidate-sourcing and matching technology, paired with seamless platform integrations, allows us to expedite the hiring process.

Our Strengths

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Reliable Brand: As the name “Recruiter.com” defines an entire profession and captures the essence of the business and software platform, we benefit from strong brand recognition. Additionally, the Company believes that based on recent legal precedent, generic trade names like “Recruiter.com” may be trademarked. Although the Company cannot be assured of a trademark on its primary domain, the Company has filed for inclusion in the Supplemental Register.

●	People: Several of our key executives and personnel have extensive experience and successful track records with internet-enabled recruitment and staffing.

●	Platform Technology: We offer a complete multi-sided marketplace software platform, with completed integrations into many major software and service providers.

●	Power of Our Reach: We benefit from excellent placement and visibility within popular search engines and broad distribution and followings on social media networks.

Our Growth Strategy

We seek to unlock the full potential of our brand by executing its strategic plans, which include organic growth, opportunistic acquisitions, and making use of the capital markets provided by the public market. In short, we look to realize the potential of our market position.

Overall Market Position Potential

Companies in the recruiting technology space, such as LinkedIn and Indeed.com, have achieved “unicorn” status as billion-dollar companies. Management believes that our full potential could lead to our achieving a much larger market position and presence, as Recruiter.com is a defining brand for the profession of recruiters. Recruiting as a business generates over $125 billion in revenue, therefore management believes there to be a very large addressable market and opportunities for growth.

Our combination of innovative candidate-matching technology, a broad network of specialized recruiting professionals, and curated talent communities enable a traditionally service-heavy industry to be scalable in an entirely new way. The traditional recruitment and staffing industry is dominated by industry roll-ups in the public markets. We believe our brand and platform position us to capitalize on M&A opportunities, enabling further overall growth and consolidation.

Strategy

Recruiter.com intends to grow its business by focusing efforts on the following five main areas:

1) Grow Our Community:

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Grow Recruiter Engagement: Dedicated Community Managers regularly support and service our growing network of independent recruiter users on our platform. We plan to continue to invest in community management initiatives, including enhancement of outreach, communications, reward programs, and training of our Community Managers. We have introduced the concept of Recruiter Rewards, which allows members of our network to earn points, redeemable for merchandise we source, for performing specific actions on the Platform. We intend to continue to develop this program, increasing engagement, and earning potential on the Platform.

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Grow the Number of Recruiters on our Platform: We plan to continue to grow our recruiter network through viral search, referral, content, and community strategy. Investments in content, community sponsorship and thought leadership will continue to drive people back to the Platform, creating a real “hub” for recruiters.

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Increase Growth and Earning Opportunities for Recruiters on Our Platform: We plan to continue investing in new products and features to help recruiters grow their businesses by expanding their access to technology, developing their professional and marketing skills, and increasing their earning opportunities. This includes expanding on our lead generation capabilities.

2) Build Business Model Innovations:

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Continue to Innovate and Improve Our Platform to Build Best-in-Class User Experiences: We aim to create the most innovative and easy-to-use solutions for empowering businesses and recruiters to recruit talent faster. For example, we recently launched an improvement to our candidate submittal process, which allowed for bulk sharing and distribution of referral links to candidates through social media. We will strive to continually incorporate such advances into our platform, taking into consideration user feedback.

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Invest in Scalable Business Models: We plan to continue to invest in the development of our SaaS model and subscription services while improving recruiter experience by enhancing our software capabilities, data science, security, and technology infrastructure. Further low- and light-touch subscription models and plans promise to facilitate the seamless transactions of candidate and job flows on our platform and, in doing so, increase our gross margins and the efficiency of our business.

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Leverage Our Platform to Launch New Products: We believe we can continue to innovate to solve complex challenges involving recruitment and hiring, and we plan to use our highly extensible platform to support the introduction of additional products and services. Our massive network, leading technology, and recruiting expertise allow us to introduce new features and incorporate feedback into such features with speed, efficiency, and scale.

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Invest in Advanced Technologies, Including Artificial Intelligence: We believe that recruiting is about people, and people will always drive the hiring process, so long as our current system of employment and human labor exists. Existing technologies cannot supplant human review and involvement in most hiring transactions, including all four stages of recruiting specified previously. However, we also believe that artificial intelligence promises to solve specific issues of scale within the hiring process, for example, by rapidly sifting through a bulk of job applications to surface to the recruiter the best-matched applicants. We have already integrated AI improvements into our candidate campaigning and sourcing processes, and we are currently evaluating new businesses, methods, and partnerships to transform further and improve our technology.

3) Monetize the Businesses and Candidates Seeking to Access the Community and Platform:

We intend to not only develop new clients for all of our services, but also expand relationships with our existing clients and increase their spending on our platform by investing in building new products and features.

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Attract New Clients Through Strategic Partnerships with MSP and HR Providers: We intend to expand our marketing efforts with partners to attract new clients by increasing awareness of our platform and the benefits of using flexible and on-demand recruiting.

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Broaden and Deepen Categories: We intend to focus on customizing experiences for vertical industry groups, such as Information Technology or Accounting and Finance, through tailored features and functionalities, making it easier and more efficient for clients to connect with the right recruiters.

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Build Effective Candidate Solutions: We plan to continue to expand our candidate offerings from basic resume distribution to video resumes, training programs, career coaching, resume writing, job alerts, and other SaaS services to monetize our traffic and help people effectively connect with opportunities.

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Build Out Video: We plan to leverage a video offering as a SaaS solution for our enterprise clients, partners, and recruiters, as video interviewing and screening may become a must-have requirement for business recruiting, particularly in the post-COVID-19 environment.

4) Acquire Complementary Assets and Businesses:

The Company seeks opportunities to acquire complementary businesses and personnel within the recruitment and staffing sector, primarily to expand the overall number of employers using our Platform to source talented employees and contractors.

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Increase Employer Demand: The Company plans to approach recruitment companies with firm client control and knowledge, such as recruitment process outsourcing (RPO) companies in major cities within the continental United States and with stable, diversified client revenues. These types of acquisitions may help increase the number and diversity of jobs in the marketplace platform and allow for the upselling of our new and planned products for employers.

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Further Our Technology Offering: The Company plans to evaluate specific valuable online tools for recruiters that would enhance our overall platform, such as candidate sourcing technologies, data appending services, job distribution and marketing software, lead generation tools, and others that would improve our value to our community of recruiters, to improve engagement and daily use metrics.

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Enhance Strategic Technology: The Company continually monitors and evaluates third-party companies for technology that would be of strategic value. Management is particularly mindful of the emergence of artificial intelligence being applied to hiring and recruitment processes. We are interested in acquiring or licensing such technologies that offer fundamental advancements to our Platform and, therefore, long-term shareholder value.

5) Approach the Future with Clarity and Vision:

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Trust Our Vision: Recruiter.com has a big name, but an even bigger purpose: to “recruit” means to inspire someone to join a cause. Our mission at Recruiter.com is more than just primarily connecting job seekers and employers. We also want to inspire people to better themselves, to grab opportunities and to believe in themselves. Simply put, Recruiter.com exists to open doors for people. We are inspired by our mission and purpose, and we trust in our overall vision to continue to inspire the dedication necessary to build a fantastic brand and valuable company.

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Maintain Our Values: Our staff developed our core values, which we seek to identify in people that we hire and promote and inspire within ourselves. These core values include being passionate, dependable, adaptable, helpful, resilient, and honest and open communicators. As we grow, we will maintain and build on these core values, and we will use them to inform our business decisions and the ways in which we interact with each other and the community.

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Lead in People-First Technology: We are committed to building continuous innovation in technology and being early builders and adopters of technical improvements, such as the use of AI and machine learning. We will strive to be bold leaders in human-centric technology by always positioning that technology for the benefit and economic empowerment of people. We believe that the future holds great promise for further connectivity, collaboration, and community. We aim to be opportunistic in the development and acquisition of such technologies for our users.

Technical Vision Strategy - Towards Autonomous Recruiting

The job market and broader economy itself are evolving to adapt to automation, technology adoption, disruption, and, more recently, machine learning. McKinsey’s Future of Work in America report, states: “What lies ahead is not a sudden robot takeover but a period of ongoing, and perhaps accelerated, change in how work is organized and the mix of jobs in the economy. Even as some jobs decline, the US economy will continue to create others - and technologies themselves will give rise to new occupations. All workers will need to adapt as machines take over routine and some physical tasks and as demand grows for work involving socio-emotional, creative, technological, and higher cognitive skills.”

As in many professions, recruiting itself is both threatened and positively enabled by technology. As a platform company, we are optimistic about our positioning and ability to not only adapt to, but to lead some of these transformations. Through our marketplace and network, we are gathering data intelligence while we improve our work processing, enabling a virtuous cycle of systemic and profitable improvements. Specifically, as our artificial intelligence tools get better, our community of recruiters strengthens their ability to deliver talent by leveraging these tools. Additionally, the community’s work output informs our systems, and, over time, this helps tune and develop our approach to further intelligent automation.

We are building our overall technology platform toward a vision of efficient, near-autonomous recruiting. That said, recruiting - the process of inspiring others to join a better opportunity and the subsequent judgment of their abilities and fit to do so - is an inherently social practice. We will attempt to lead in the development of technology that remembers and supports this most critical factor, with the overall mission of connecting talent to opportunity in a more fluid, rapid, and seamless manner.

Our Clients

Our unique, scalable, AI-powered network allows it to meet the hiring needs of a variety of clients, from Fortune 100 enterprises to high-quality startups. We typically focus on filling highly skilled and senior-level roles in specialized fields, including technology, healthcare, finance, logistics/transportation, communications, engineering, energy, and many others. Our network’s vast reach is also well-suited for high-volume hiring projects requiring large numbers of candidates in a short period.

The majority of our revenue (approximately 90%) is generated by providing Recruiting Solutions for employers, consisting of success-based placement fees for full-time employee referrals and hourly and project-based fees for professional consulting and staffing. Our clients include Schlumberger, Halliburton Co., Ford Motor Co., Coca Cola Co., and Bluebeam, Inc. As of December 31, 2020, two customers accounted for more than 10% of the accounts receivable balance, at 32%, and 19%, for a total of 51%. As of December 31, 2019, three customers accounted for more than 10% of the accounts receivable balance, at 19%, 15% and 13%, for a total of 47%.

For the year ended December 31, 2020 three customers accounted for 10% of more of total revenue, at 30%, 20% and 11%, for a total of 61%. For the year ended December 31, 2019 two customers accounted for 10% or more of total revenue, at 32% and 17%, for a total of 49%.

The Company’s focus is to increase and improve its suite of product offerings and solutions to address different needs of potential employers in order to increase its client base and reduce reliance on the three customers accounting for the large percentage of its revenue.

Our Platform and Technology

Our Platform

Our Job Market Platform, augmented with AI-powered candidate-sourcing and matching technology, allows our clients to leverage the scalable sourcing power of an extensive network of independent recruiters, with the account management and personalized talent delivery of a full-service recruitment firm. Our Platform can be used on a stand-alone basis or can be integrated with platforms operated by third parties or managed service providers (MSP) to drive client demand. Our Platform is accessible through our website at www.recruiter.com.

Artificial Intelligence and Video

We use AI candidate-sourcing and matching technology to improve the functionality and effectiveness of our solutions. This technology helps match job descriptions to candidate resumes to find the best potential matches, which are then provided to the user. We license candidate-matching software from third parties, including Genesys, which was recently rebranded “Opptly,” and Censia. The initial term of our license agreement with Genesys, which was executed in connection with our asset purchase agreement with Genesys, expires on May 31, 2021, however, it automatically renews for another year on May 31st of each year unless terminated by either party with 30 days written notice prior to May 31st or at any time upon a breach by either party. As there have been no breaches of the agreement and we are unaware of any plans for either party to terminate the license agreement, we expect the license agreement to automatically renew on May 31, 2021. Our license agreement with Censia may be terminated either by Censia or us at any time with a 180-day prior written notice. We contracted MyInterview to build a video hiring platform through a license and services agreement, with support and resourcing for the product for a term of three (3) years commencing March 30, 2020.

●
Genesys: Genesys is an AI talent-matching system designed primarily to address more critical higher-volume or recurring demands. Genesys works collaboratively with customers to proactively develop talent clouds to address hiring needs. Rather than relying solely on resumes from job boards or applicant tracking systems, Genesys combines a holistic sourcing strategy with force multipliers such as recruitment marketing and referrals to reach widely dispersed audiences of specific candidates. In the past year, Recruiter.com has developed deep functional integrations with Genesys, including job and candidate transmission, and the development of automated matched lists of candidates that are relayed to our network of independent recruiters.

●
Censia: Censia’s Talent Intelligence Platform instantly models and delivers the best talent for organizations. The comprehensive platform replaces writing job descriptions, posting positions, passive searching, reviewing resumes and previous applicants, and searching the company for candidates with two clicks and intuitive search filters. The partnership with Censia will allow both our network of independent recruiters and its internal Talent Delivery team access to Censia on a performance basis. Recruiter.com users will source candidates directly from the Recruiter.com platform, powered by a unique application integration. Recruiters will tap into hundreds of millions of professionals, matched and ranked according to Censia’s predictive algorithms and machine learning. The technical integration with Censia was officially launched on September 22, 2020.

●
Video: Recruiter.com Video delivers on-demand video screening services for businesses hiring new employees. The Platform serves as a replacement for the traditional process of reviewing paper resumes and digital text-based profiles. The Platform was developed by MyInterview, a video interviewing company, in a collaborative partnership subject to the three-year services and license agreement. The Recruiter.com Video platform was officially launched on October 28, 2020. Since then, Recruiter.com launched an affiliate partner program and additionally bolstered its video offerings through the acquisition of video-based candidate sourcing platform, Scouted.

Our Technology Infrastructure

Hosting

We currently host our platform at data centers owned by Databank in Baltimore, MD, which has systems for automated backup storage and retrieval. Our websites, applications, and infrastructure were designed to support high-volume traffic. Our management has reviewed Databank’s independently audited “SOC 2® Type 2 Report on Controls Relevant to Security and Availability for Data Center Services” and believes Databank’s security protocols to be at or exceeding the level of equivalent technology providers.

Personnel

Software development, database management, remote server administration, quality assurance, and administrative systems access is managed overseas by Recruiter Mauritius Ltd. under the direction of our Chief Technology Officer, Ashley Saddul, who works in Mauritius along with other technical personnel. From time to time, we also engage technical personnel on an as-needed basis from other locations, including the United States and India, who are also managed by Ashley Saddul.

Product Development

We continue to invest in product development, including our SaaS model, which will allow for greater self-service, enhance our platform, improve user experience, develop new products and features, and further build our infrastructure. Our goal is to create the most extensive and on-demand online marketplace of recruiters and recruiting technologies, enabling employers to identify and engage with top talent faster than ever before.

Roadmap

The following roadmap outlines Platform improvements that Recruiter.com intends to launch over the next year. While our overall strategic direction changes little, these specific projects cannot be guaranteed and change from time to time. Specific projects include:

●	Continued development and enhancement of video hiring platform;

●	Job search and matching improvements, along with enhanced multi-platform notification communication;

●	Propagation and sharing of individual recruiter profiles;

●	Display of Recruiter Index® data and graphs; and

●	Recruiter.com On Demand platform, with automated payment and time-tracking features.

Additional Specific Growth Plans

●	Incorporation of video into recruitment and hiring workflows;

●	Steady organic growth of enterprise services through continued onboarding of and delivery for major enterprise clients;

●
Verticalizing services through the formation of domain-specific teams of specialized independent recruiters (e.g., healthcare, financial services, transportation/logistics, communications, energy) to respond more quickly and efficiently to hiring needs in these areas;

●	Continuing to organize our candidates into specific talent pools based on industry experience and skillsets to market to our community of recruiters and enterprise clients;

●	Capitalizing on web traffic and partnerships with job boards to expand the placement of recruiters through the newly launched Recruiter.com On Demand program; and

●	Assisting businesses of all sizes with the re-hiring process which will take place as the threat of COVID-19 continues to decrease and people return to work.

Sales and Marketing Strategy

Our sales and marketing strategy is centered around driving cost-effective awareness of our brand and the benefits of our platform among recruiters and employers of all sizes, from small businesses to Fortune 500 companies. Most of our new recruiter and employer registrations come from direct navigation to our website through unpaid search engine results listings, social media, and other content-based, no-cost referrals. We draw on our robust recruiting and staffing business foundation to build a sales pipeline and grow account relationships.

Network Effect Strategy

The Recruiter.com platform and network is a form of marketplace, governed by supply and demand. In our business, supply is the availability of in-demand candidate talent, which is enabled by the specialization and volume of our recruiter community members. Demand consists of the need for hiring services by employers, which is represented by job postings on our platform.

Supply and demand are inextricably linked, and we create virtuous cycles of growth in each by increasing one side or the other. Our strategy is to create the largest network of recruiters in each local market and industry, creating an unprecedented supply of recruiting talent, encompassing every type of industry, skill, and specialization. This broad availability of supply creates a liquidity network effect, where we can offer services anywhere to any employer, thus increasing demand potential.

Already, because of our network strategy, we can offer a highly differentiated, technology-focused solutions to employers, as we provide a multidisciplinary talent supply. As an example of our supply diversity, we provide on-demand recruiters to a growth-stage startup, nursing talent to an employer in California, and call center personnel to an employer in Texas. For other businesses, we offer standalone technology on a subscription basis. Over time, we expect this network effect will lead to a margin advantage as compared to our competitors, which tend to scale supply through physical office footprints and acquisitions alone.

Sales Strategy

Most of our sales opportunities are derived from Internet marketing and content strategies, which generate interest and traffic from search engines, such as but not limited to Google, which index our website content. Word of mouth, customer and user referrals, and general brand recall and recognition also generate a significant number of visits to our website. Visitors to our website then express interest and contact us through standard electronic forms on our website. We employ Account Managers who follow up with these leads and perform inbound or inside sales functions to develop quality relationships with our customers. As much as possible, we rely on automated contract solutions to engage with our clients seamlessly. Our sales strategy includes the hiring of both internal and external sales and sales management personnel to develop and maintain our sales relationships. As we expand our solution offerings, we increasingly cross-sell across our on-demand recruiting technology and solutions.

We intend to employ several strategic methods to attract the best sales talent, including by offering attractive commission splits, bonuses, technology capabilities, and lead generation. These factors, in addition to the benefits of our Recruiter.com brand, should facilitate the recruitment of highly qualified talent. Also, we look for ways to partner with leading recruiting firms and successful independent recruiting salespeople, allowing them to sell under the Recruiter.com brand to accelerate our organic growth significantly.

Partnerships

Recruiter.com has forged relationships with many firms in the recruiting, HR, and payroll space. Partnerships constitute an essential component of our sales and marketing strategy, as these partnerships may stimulate sales demand for our hiring solutions, including success-based recruiting, on-demand offerings, and, in the future, video screening services. We pursue strategic alliances with employer service providers for joint marketing and cross-selling activities, and we seek platform integrations with strategic partners to generate client demand.

Examples of partnerships include:

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SAP: Recruiter.com is a Silver digital partner of SAP. SAP Fieldglass helps organizations find, engage, manage, pay, and unlock more value from their growing external workforces. Through our integration with SAP Fieldglass, Recruiter.com receives open jobs from leading employers around the country.

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ADP: Recruiter.com is integrating into ADP’s marketplace. ADP is a top payroll and HR solutions provider offering industry-leading online payroll and HR solutions, plus tax, compliance, benefits administration, and more. Through the integration, Recruiter.com plans to receive open jobs from leading employers around the country.

Public Relations

For PR and marketing purposes, Recruiter.com relies mostly on the continued development of our thought leadership content. Recruiter Index®, our proprietary analysis that pinpoints recruiting trends and forecasts business growth, will likely form the bedrock of our thought leadership strategy.

No one understands the talent market like the recruiters, HR professionals, and talent acquisition experts working on the front lines. At Recruiter.com, we have the unique ability to survey our vast network of independent recruiting and talent acquisition specialists to uncover job market trends. Given the Recruiter Index’s ® consistent media appearances over the past nine months, including CNBC, there appears to be strong demand for leading indicators of the labor market.

Community Management

We consider our community management an essential part of our revenue generation strategy, as active engagement of our network leads to the further output of successful candidate matches. The principles of our approach to community management include:

●	Value: Each member of the recruiter network is an asset to our business.

●	Understanding: We form relationships with a human touch and develop real understandings of recruiters’ business needs and capacities.

●	Personal: Every recruiter has a named Community Manager contact.

●	Shared Success: We take pride in our community, and Community Managers are incentivized around their recruiters’ successes.

Our Community Managers:

●	Drive the engagement and performance of our network of recruiters through consistent communication and meetings.

●	Meet and exceed goals for the number of engaged recruiters under management.

●	Assist in onboarding recruiters to the Platform.

●	Develop learning sessions and webinars for recruiters about client jobs.

●	Assist with support inquiries from recruiters and liaise with the Customer Support team.

●	Manage requisition traffic and delivery across Recruiter.com.

●	Work with clients and Account Managers to understand all requirements and distribute to the best sources for fulfillment.

●	Review submissions for quality and submit to assigned client accounts.

●	Create a delivery strategy for all assigned new and existing client accounts.

●	Liaise with solutions and on-demand teams to ensure effective delivery.

Competition

The market for online staffing and recruitment services is highly competitive, fragmented, and undergoing rapid changes following increasing demand, technological advancements, and shifting needs. We compete with several online and offline platforms and services, including but not limited to, the following:

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Traditional talent acquisition and staffing service providers and other outsourcing providers, such as the Adecco Group; Korn Ferry; Russell Reynolds Associates, Inc.; and Robert Half International, Inc.;

●	Other e-staffing and recruitment marketplace providers, such as Hired.com, Scout Exchange, and Reflik;

●	Professional and personal social media platforms, such as LinkedIn and Facebook;

●	Software and business services companies focused on video hiring talent acquisition, management, invoicing, or staffing management products and services;

●	Online and offline job boards, classified ads, and other traditional means of finding work and service providers, such as Craigslist, CareerBuilder, Indeed, Monster, and ZipRecruiter.

●	Additionally, well-established internet companies, such as Google and Amazon, have entered or may decide to join our market and compete with our platform.

We compete based on several factors, including, among other things: size and engagement of user base, brand awareness and reputation, relationships with third-party partners, and pricing. We differentiate ourselves through what we call our “three uniques:” people, power, and platform. We pride ourselves on:

●	Our people, who are experts in the recruiting industry;

●	The power of our robust network of recruiters, top internet brand, distribution channels, and content and social media followings; and

●	The Platform, which is a complete and custom-built marketplace software platform, with many integrations and partnerships, which has developed over several years.

These “three uniques” form our competitive “moat,” which management believes would be highly challenging for any competitor to replicate.

Intellectual Property

The protection of our intellectual property is an essential aspect of our business. We own our domain names and trademarks relating to our website’s design and content, including our brand name and various logos and slogans. We rely upon a combination of trademarks, trade secrets, copyrights, confidentiality procedures, contractual commitments, and other legal rights to establish and protect our intellectual property. We generally enter into confidentiality agreements and invention or work product assignment agreements with our employees and consultants to control access to and clarify ownership of our software, documentation, and other proprietary information.

As of December 14, 2021, we held ten registered trademarks in the United States. Trademarks include the terms “Recruiter Hire,” “Recruiter Index,” “Recruiter Direct,” “VocaWorks,” “Scouted,” “ScoutedU.”

We consider our brand, “Recruiter.com,” as an essential and valuable asset, and part of its intellectual property. Russell Racine of Cranfill Sumner & Hartzog LLP wrote on JDSupra, “Recently the Supreme Court affirmed registration on the principal register for what appeared to be a generic term. In the United States Patent & Trademark Office v. Booking.com B. V., 140 S. Ct. 2298 (2020), the Court affirmed registration of a trademark that used a generic term followed by the addition of the top-level domain moniker ‘.com’ to the end of the mark.” Based on this action, Recruiter.com has filed an intent-to-use application and application for inclusion in the Supplemental Registry for the generic domain and brand of “Recruiter.com.” The Company cannot be assured of being granted this trademark.

Government Regulation

We are subject to a number of US federal and state and foreign laws and regulations that apply to internet companies and businesses that operate online marketplaces connecting businesses with recruiters. These laws and regulations may involve worker classification, employment, data protection, privacy, online payment services, content regulation, intellectual property, taxation, consumer protection, background checks, payment services, money transmitter regulations, anti-corruption, anti-money laundering, and sanctions laws, or other matters. Many of the rules and regulations that are or may apply to our business are still evolving and being tested in courts and could be interpreted in ways that could adversely impact our business. Also, the application and interpretation of these laws and regulations are often uncertain, particularly in the industry in which we operate.

Additionally, our technology platform and the Platform user data it uses, collects, or processes to run our business is an integral part of our business model and, as a result, our compliance with laws dealing with the use, collection, and processing of personal data is part of our strategy to improve platform user experience and build trust.

Regulators around the world have adopted, or proposed requirements regarding the collection, use, transfer, security, storage, destruction, and other processing of personally identifiable information and other data relating to individuals, and these laws are increasing in number, enforcement, fines, and other penalties. Two such governmental regulations that carry implications for our platform are the GDPR and the CCPA.

The GDPR went into effect in May 2018, implementing more stringent requirements in relation to companies’ use of personal data relating to all EU individuals (“data subjects”). Under the GDPR, the expanded definition of personal data includes information such as name, identification number, email address, location data, online identifiers such as internet protocol addresses and cookie identifiers, or any other type of information that can identify a living individual. The GDPR imposes a number of new requirements, which include: a valid ground for processing each instance of personal data; higher standards for organizations to demonstrate that they have obtained valid consent or have another legal basis in place to justify their data processing activities; providing expanded information about how data subjects’ personal data is or will be used; carrying out data protection impact assessments for operations which present specific risks to individuals due to the nature or scope of the processing operation; an obligation to appoint data protection officers in certain circumstances; new rights for individuals to be “forgotten” and rights to data portability, as well as enhanced current rights; the principle of accountability and demonstrating compliance through policies, procedures, training, and audit; profiling restrictions; and a new mandatory data breach reporting regime.

In the United States, California recently adopted the CCPA, which came into effect in January 2020. Similar in certain respects to the GDPR, the CCPA establishes a new privacy framework for covered businesses, including an expanded definition of “personal information”; new data privacy rights for California residents, requiring covered businesses to provide further disclosure to consumers and affording consumers the right to opt-out of individual sales of personal information; special rules on the collection of consumer data from minors; and a potentially severe statutory damages framework and private rights of action for CCPA violations and failure to implement reasonable security procedures and practices.

Facilities

Our corporate headquarters are located in New York, New York. We also lease facilities in Houston, Texas totaling approximately 5,480 square feet under a lease that expires in November 2022 with a related party.

We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.

Legal Proceedings

As of the date of this prospectus, there are no material pending legal or governmental proceedings relating to our Company or properties to which we are a party, and, to our knowledge, there are no material proceedings to which any of our directors, executive officers, or affiliates are a party adverse to us or which have a material interest adverse to us.

Employees

As of December 13, 2021, the Company employed 228 employees in 35 states and 2 provinces in Canada of which 71 are corporate employees and the balance are on assignment at clients.

Culture and Team

Most of our staff members have many years of experience in online recruiting and technology. We are inspired every day by our mission to connect people to create terrific job matches. Our people are musicians, programmers, writers, speakers, mathematicians, gardeners, parachuters, runners, hikers, sports fanatics, backyard chicken farmers, and photographers. We are a family-first company, with many hard-working parents raising the next generation of Recruiter.com interns.

As we build the next generation of recruiting technology, we look for people who are passionate about connecting people and helping to develop better work experiences and career opportunities for others. We pride ourselves on being a team on a mission, with big goals and even bigger dreams for the company. We work virtually, with lean operations and an efficient cost model, while staying firmly connected through chat and video.

We are a place to make an impact. We pay little attention to job titles and much more attention to results - who’s thinking creatively and making positive contributions daily. At all times, we try to effectively tie things like compensation to direct contribution and foster an environment of inclusion and fair equity. To summarize, we’re specialists in recruiting and know what it takes to be an employer of choice and a great place to work. We strive to make our work enjoyable, rewarding, and full of growth opportunities for our staff.

Diversity

We connect people from an extraordinarily diverse range of backgrounds and locations. We strive to make a product and provide services that make a difference, and one that helps build a just, equitable future for us all. We are committed to being an equal opportunity employer ourselves, and we only work with clients who respect both the law and spirit of equal opportunity employment. Further, we believe that, as we grow as a company, our success will be predicated on drawing from and amplifying a diverse range of voices, both internally and externally.

We are fortunate to have a vibrant and innovative staff from diverse backgrounds. We hold ourselves to a high standard of equity and inclusion. Currently, we have people of color, women, and members of the LGBTQ+ community in senior roles at the Company, including executive leadership and on our Board of Directors (the “Board”).

We welcome people from all backgrounds to apply to our internal careers and our client roles. We are also very interested in developing new practices to increase fairness in our hiring processes, including quantitative assessments, bias training, and reducing bias from new virtual tools that we introduce, such as video screening. We regularly and routinely seek out ways to improve our recruiting practices and expand the breadth and depth of our network of recruiters.

Corporate Information

Our principal executive offices are located at 500 Seventh Avenue, New York, New York 10018. Our telephone number is (855) 931-1500. Our website address is www.recruiter.com. The information contained on, or that can be accessed through, our site is not a part of this filing. Investors should not rely on any such information in deciding whether to purchase our securities.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Executive Officers
Evan Sohn	54	Chief Executive Officer and Executive Chairman
Judy Krandel	56	Chief Financial Officer
Miles Jennings	44	Chief Operating Officer and Director
Ashley Saddul	51	Chief Web Officer
Non-Employee Directors
Deborah Leff	53	Director
Timothy O’Rourke	56	Director
Douglas Roth	53	Director
Wallace D. Ruiz	70	Director
Steve Pemberton	54	Director
Robert Heath	61	Director

Executive Officers

Evan Sohn - Mr. Sohn has served as our Chief Executive Officer since July 1, 2020 and our Chairman since April 2019. He served as Vice President of Sales at Veea Inc., a company offering a platform-as-a-service (PaaS) platform for computing, mobile payment, point of sale, and retail solutions, from April 2018 until June 2020 Prior to joining Veea Inc., from September 2015 to April 2018, Mr. Sohn served as the Vice President of Sales at Poynt Inc., a company developing and marketing Poynt, a platform for next generation payments. Prior to that, from April 2012 to September 2015, Mr. Sohn was the Vice President of Sales at VeriFone, Inc., a company designing, marketing, and servicing electronic payment systems. Mr. Sohn is also the co-founder and Vice President of the Sohn Conference Foundation, a non-for-profit dedicated to the treatment and cure of pediatric cancer and related childhood diseases. He is a graduate of the NYU Stern School of Business with a degree in computer information systems and management.

Judy Krandel, CFA - Ms. Krandel has served as the Company’s Chief Financial Officer since June 25, 2020. From November 2016 until December 2019, she served as Chief Financial Officer, and then Senior Business Development Consultant for PeerStream, Inc. From March 2012 until November 2016, Ms. Krandel was the Portfolio Manager for Juniper Investment Company, a small-cap hedge fund. Ms. Krandel spent the earlier part of her career as an equity analyst and portfolio manager focusing on small-cap public equities. She currently also sits on the board of directors of Lincoln First Bancorp, and served on the board of directors of Snap Interactive and Cynergistek in the digital media and healthcare cybersecurity industries. She is a graduate of the Wharton School of Business of the University of Pennsylvania with a degree in finance and the Booth School of Business of the University of Chicago with an MBA in finance and accounting.

Miles Jennings - Mr. Jennings has served as the Company’s Chief Operating Officer and President since July 1, 2020. Prior to that, Mr. Jennings founded the Company and served as the Chief Executive Officer of Recruiter.com, Inc. from 2015 until October 2017, and then as Chief Executive Officer of Truli Technologies, Inc. and its subsidiary, VocaWorks, Inc., from then until March 31, 2019, when Truli Technologies merged with Recruiter.com, Inc. Mr. Jennings served as Chief Executive Officer of the merged company, Recruiter.com Group, Inc. through July 1, 2020, when he moved into the role of President and Chief Operating Officer. Mr. Jennings currently serves on Recruiter.com’s Board. Mr. Jennings has worked in the recruiting and online recruiting industry since 2003 at employers including Modis, an Adecco division, and Indeed.com. He is a graduate of Trinity College in Hartford, CT with a degree in Philosophy.

Ashley Saddul - Mr. Saddul has served as our Chief Web Officer since July 2021 and, prior to that, had served as our Chief Technology Officer since April 2019. Prior to his appointment, Mr. Saddul had served as the Chief Technology Officer of Recruiter.com, since August 2010. He is a graduate of Murdoch University with a degree in computer science and mathematics.

Non-Employee Directors

Deborah S. Leff - Ms. Leff was appointed to the Board on August 31, 2020. Ms. Leff has served as a Global Leader at IBM since October 2012 and most recently held the position of Global Industry CTO for Data Science and AI. Ms. Leff was selected for appointment to the Board for her experience with successfully implementing Artificial Intelligence and Machine Learning projects to drive strategic outcomes. Ms. Leff has worked with Senior Leaders of Fortune 1000 companies to gain critical insights from data to drive customer experience and optimize business operations. In addition, Ms. Leff has built and run global sales teams and brings experience and expertise in Sales Management and Sales Execution. Ms. Leff is also the Founder of Girls Who Solve, a STEM education program for high school girls that focuses on how Data Science and technology can be used to solve a range of challenges in both for-profit and nonprofit organizations.

Timothy O’Rourke - Mr. O’Rourke has served on the Board since March 31, 2019. Mr. O’Rourke was designated by Genesys pursuant to the terms of the Asset Purchase. Mr. O’Rourke has served as the Managing Director of Icon Information Consultants, LP (“Icon”), a provider of human capital solutions, consulting, payroll and professional services, and a shareholder of Genesys, since February 2001. Mr. O’Rourke brings to the Board his experience and expertise in HR and recruitment solutions for employers. He is a graduate of the University of Houston with a degree in electrical engineering.

Douglas Roth - Mr. Roth has served on the Board since February 2018. Mr. Roth has been a Director and Investment Manager at Connecticut Innovations, Inc. since 2011 and is responsible for sourcing new investment opportunities, serving on the boards of portfolio companies, and supporting their growth and success. Mr. Roth was selected for appointment to the Board for his experience serving on the board of technology companies and the skills he gained from previously advising companies regarding product development and launch. He is a graduate of Boston University with an undergraduate degree in economics and mathematics as well as a master’s degree in electrical engineering. He also has an MBA in Entrepreneurial and Strategic Management from the Wharton School of the University of Pennsylvania.

Wallace D. Ruiz - Mr. Ruiz was appointed to the Board on May 24, 2018. Mr. Ruiz has served as the Chief Financial Officer of Inuvo, Inc. (NYSE: INUV), an advertising technology company based in Little Rock, AR since June 2010. Mr. Ruiz was selected for appointment to the Board for his experience with public companies as well as his accounting skills. Mr. Ruiz is a Certified Public Accountant in the State of New York. He is a graduate of St. John’s University with a degree in computer science and Columbia University with a MBA in finance and accounting.

Steve Pemberton - Mr. Pemberton was appointed to the Board on March 25, 2021. Mr. Pemberton has served as chief human resources officer (CHRO) of Workhuman, a provider of cloud-based human capital management solutions since December of 2017. In such capacity, Mr. Pemberton works with HR leaders and senior management executives worldwide to help build inspiring workplaces where every employee feels recognized, respected, and appreciated for who they are and what they do. He champions and promotes the Workhuman movement to inspire HR leaders to embrace more humanity and foster a sense of purpose in the workplace. Prior to joining Workhuman, Mr. Pemberton served as VP Diversity and Inclusion, Chief Diversity Officer at Walgreens Boots Alliance (and as Chief Diversity Officer at its predecessor Walgreens) from 2011 to 2017 and as VP, Chief Diversity Officer at Monster.com from 2005 to 2010. In 2015, Mr. Pemberton was appointed by United States Secretary of Labor Thomas Perez to serve on the Advisory Committee for the Competitive Integrated Employment of People with Disabilities. Mr. Pemberton earned his undergraduate and graduate degrees at Boston College and serves on several nonprofit boards, including UCAN and Disability:IN, in addition to his own A Chance in the World Foundation, the non-profit he founded to help young people aging out of the foster care system.

Robert Heath - Mr. Heath was appointed to the Board on December 21, 2020. Mr. Heath is Executive Vice President at RPX Corporation, a provider of patent risk management solutions. Mr. Heath joined RPX in 2011 and served as the company’s Chief Financial Officer, from 2015 to May 2017. During his tenure at RPX, Mr. Heath has been the principal architect of some of the industry’s largest syndicated licensing transactions. Before coming to RPX, he served as Head of Strategy and Acquisitions for Technicolor, a leading supplier of technology and services to media companies, where he oversaw an acquisition and divestiture program that refocused the company from consumer electronics to services and technology licensing. Prior to Technicolor, Mr. Heath served as Chief Operating Officer and Chief Financial Officer at iBahn, an Internet service provider to the hospitality industry. Earlier in his career, Mr. Heath worked as an investment banker, focusing on technology and growth companies at Kidder Peabody, SG Warburg and Robertson Stephens. Mr. Heath received his A.B. from Harvard University and his M.B.A. from the University of Chicago Booth School of Business.

Family Relationships

There are no family relationships among our directors and/or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Director Independence

Our Board has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, our Board has affirmatively determined that each of Leff, Roth, Ruiz, Heath, and Pemberton, current members of our Board, meets the independence requirements under the Listing Rules of The Nasdaq Stock Market LLC (the “Nasdaq Listing Rules”).

Board Committees

The Board currently has the following standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee (the “Nominating Committee”).

The following table identifies the independent and non-independent current Board and committee members through the date of this filing:

Name	Audit	Compensation	Nominating	Independent
Evan Sohn
Miles Jennings
Deborah Leff		X	X	X
Timothy O’Rourke
Douglas Roth	X	Chairman	Chairman	X
Wallace D. Ruiz	Chairman			X
Robert Heath	X	X		X
Steve Pemberton			X	X

Board and Committee Meetings

During the year ended December 31, 2020, the Board had four meetings, the Audit Committee had four meetings, the Compensation Committee had no meetings, and the Nominating Committee had no meetings.

There were no directors (who were incumbent at the time), who attended fewer than 75 percent of the aggregate total number of Board meetings and meetings of the Board committees of which the director was a member during the applicable period.

Audit Committee

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board and administers our engagement of the independent registered public accounting firm. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluations of our internal controls, and the overall quality of our financial reporting.

Audit Committee Financial Expert

Our Board has determined that Mr. Ruiz is qualified as an Audit Committee Financial Expert, as that term is defined under the rules of the SEC and in compliance with the Sarbanes-Oxley Act.

Compensation Committee

The function of the Compensation Committee is to determine the compensation of our executive officers. The Compensation Committee has the power to set performance targets for determining annual bonuses payable to executive officers and may review and make recommendations with respect to stockholder proposals related to compensation matters.

Nominating Committee

The responsibilities of the Nominating Committee include the identification of individuals qualified to become Board members, the selection of nominees to stand for election as directors, the oversight of the selection and composition of committees of the Board, establishing procedures for the nomination process, oversight of possible conflicts of interests involving the Board and its members, developing corporate governance principles, and the oversight of the evaluations of the Board and management. The Nominating Committee has not established a policy with regard to the consideration of any candidates recommended by stockholders. If we receive any stockholder recommended nominations, the Nominating Committee will carefully review the recommendation(s) and consider such recommendation(s) in good faith.

Board Diversity

While we do not have a formal policy on diversity, our Board considers diversity to include the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix. Our Board believes that diversity promotes a variety of ideas, judgments and considerations to the benefit of our Company and stockholders. Although there are many other factors, the Board primarily focuses on public company board experience, knowledge of the recruiting industry, or background in finance or technology, and experience operating growing businesses.

Board Leadership Structure

Our Board has not adopted a formal policy regarding the separation of the offices of Chief Executive Officer and Chairman of the Board. Rather, the Board believes that different leadership structures may be appropriate for the Company at different times and under different circumstances, and it prefers flexibility in making this decision based on its evaluation of the relevant facts at any given time.

In July 2020, Mr. Sohn was appointed as Chief Executive Officer and became Executive Chairman. Under our current Board leadership structure, the Chief Executive Officer is responsible for the day-to-day leadership and performance of the Company. Mr. Miles Jennings, our Chief Operating Officer, focuses on allocation of resources, our recruiting business and the Platform and products, while facilitating strategic communication and high-quality investor relations.

Board Role in Risk Oversight

Our Board bears responsibility for overseeing our risk management function. Our management keeps the Board apprised of material risks and provides to directors access to all information necessary for them to understand and evaluate the effect of these risks, individually or in the aggregate, on our business, and how management addresses them. Our Executive Chairman works closely together with the Board once material risks are identified on how to best address such risks. If the identified risks present an actual or potential conflict with management, our independent directors may conduct the assessment.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, including our Executive Chairman, Chief Executive Officer, and Chief Financial Officer and, pursuant to the Nasdaq Listing rules, to our directors. The Code of Ethics provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations, including insider trading, corporate opportunities and whistleblowing or the prompt reporting of illegal or unethical behavior. We will provide a copy of our Code of Ethics, without charge, upon request in writing to Recruiter.com Group, Inc. at 500 Seventh Avenue, New York, New York 10018, Attention: Corporate Secretary.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own more than 10% of the Company’s Common Stock to file initial reports of ownership and changes in ownership of the Company’s Common Stock with the SEC. These individuals are required by the regulations of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to us our Company’s directors and executive officers failed to comply with Section 16(a) filing requirements with regard to certain 2020 and 2021 transactions. Efforts are currently underway to report these transactions.

Communication with our Board

Although the Company does not have a formal policy regarding communications with the Board, stockholders may communicate with the Board by writing to us at Recruiter.com Group, Inc., 500 Seventh Avenue, New York, New York 10018, Attention: Corporate Secretary. Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

EXECUTIVE AND DIRECTOR COMPENSATION

The following information is related to the compensation paid, distributed or accrued by us for the years ended December 31, 2020 and December 31, 2019 for our Chief Executive Officer (principal executive officer) serving during the year ended December 31, 2020 and the two other most highly compensated executive officers serving at December 31, 2020 whose total compensation exceeded $100,000 (the “Named Executive Officers”).

Summary Compensation Table
Name and Principal Position	Year	Salary($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)

Miles Jennings	2020	171,231	(2)	-	-	-		18,416	(3)	189,647
Chief Operating Officer (4)	2019	158,356		-	73,892	9,375	(2)	14,072	(3)	255,695

Evan Sohn	2020	175,090		1,662,000	-	-		10,329	(3)	1,847,419
Chief Executive Officer (5)	2019	95,000		2,858,999	2,423,101	-		-		5,377,100

Judy Krandel	2020	43,350		-	1,143,209	-		-		1,186,559
Chief Financial Officer (9)	2019	-		-	-	-		-		-

Rick Roberts	2020	201,539		-	-	25,000	(2)	18,688	(3)	245,227
President of Subsidiary (6)	2019	151,539		-	55,419	-		16,271	(3)	223,229

Ashley Saddul	2020	235,444	(8)	-	-	-		-		235,444
Chief Technology Officer (7)	2019	196,400	(8)	-	36,946	9,375	(2)	-		242,721

(1)
The amounts in this column represent the fair value of each award as of the grant date as computed in accordance with FASB ASC Topic 718 and the SEC disclosure rules. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Does not reflect the actual economic value realized by the Named Executive Officer. The assumptions used in calculating the grant date fair value of stock awards and option awards may be found in Note 1 to our audited financial statements included in this Prospectus.

(2)
For Mr. Jennings and Mr. Saddul, this represents the amount earned upon achievement in 2019 of the network growth performance objective of 20,000 recruiters under the executive cash incentive program approved by the Board in December 2019. For Mr. Roberts, this represents the amount earned upon achievement in 2020 for meeting certain operational and customer growth milestones. See “Executive Incentive Program-Performance Bonuses”.

(3)	Represents the cost of health insurance not generally available on a non-discriminatory basis to all employees.

(4)
Mr. Jennings served as our Chief Executive Officer from October 31, 2017 through June 18, 2020. Mr. Jennings became Chief Operating Officer on June 18, 2020. Mr. Jennings salary was $79,539 for the period January 1, 2020 to June 18, 2020 and was $91,692 thereafter.

(5)
Mr. Sohn has served as our Executive Chairman since March 31, 2019. Mr. Sohn became Chief Executive Officer on June 18, 2020. Mr. Sohn’s salary was $68,167 through June 18, 2020 and $106,923 thereafter. Mr. Sohn’s stock award was granted upon his appointment to Chief Executive Officer.

(6)	Mr. Roberts served as the President of Recruiting Solutions since March 31, 2019. Mr. Roberts left the company June 30, 2021.

(7)	Mr. Saddul had served as the Company’s Chief Technology Officer from April 2019 until July 2021 when he became the Chief Web Officer.

(8)
Includes $235,444 and $181,400 paid to Recruiter.com (Mauritius) Ltd. For the years 2020 and 2019, respectively, of which Mr. Saddul is an employee. See “Named Executive Officer Employment and Consulting Agreements - Software Development and Maintenance Agreement” for more information. For 2020, out of $235,444 paid to Recruiter.com (Mauritius) Ltd., Mr. Saddul received approximately $148,617 (the equivalent of MUR 2,923,631 based on the exchange rate as of December 31, 2020 of MUR 39.35 per one Dollar plus $74.319). For 2019, out of $181,400 paid to Recruiter.com (Mauritius) Ltd., Mr. Saddul received approximately $93,725 (the equivalent of MUR 3,406,820 based on the exchange rate as of December 31, 2019 of MUR 36.349 per one Dollar).

(9)	Ms. Krandel has served as the Company’s Chief Financial Officer since June 2020.

Named Executive Officer Employment Agreements

Jennings Agreement

On September 13, 2021, the Compensation Committee of the Board (the “Compensation Committee”) approved a new employment agreement with Mr. Miles Jennings (the “Jennings Agreement”). Pursuant to the Jennings Agreement, Mr. Jennings will continue to serve as the President and Chief Operation Officer of the Company through December 31, 2023.

Pursuant to the Jennings Agreement, Mr. Jennings will be paid an annual base salary of $200,000 and is entitled to earn: (i) a bonus of up to 75% of the annual base salary, subject to achievement of Company’s profitability and revenue criteria as well as individual metrics, as determined by the Compensation Committee; (ii) performance-based equity awards of up to 350,000 restricted stock units (“Target RSUs”) a percentage which to be granted are subject to attainment of certain performance criteria tied to the volume weighted average price of the Company’s stock, and those Target RSUs that are awarded will vest, if at all, over a period of twenty-four (24) months commencing on the date on which the applicable Target RSUs are granted, in equal monthly increments, provided that Mr. Sohn remains employed by the Company on the vesting dates; and (iii) one-time long-term equity award of 100,000 employee options of the Company pursuant to its 2017 Equity Incentive Plan (the “2017 Plan”), which stock options shall vest over twenty-four (24) months in equal monthly increments and have a strike price equal to the ten (10) trading day volume weighted average price prior to the date on which the stock options are granted.

In the event of termination by the Company other than for “cause” or for “good reason,” Mr. Jennings is entitled to receive the following benefits and rights: (i) accrued but unpaid base salary for services rendered to the date of termination; (ii) accrued but unpaid expenses required to be reimbursed under the Sohn Agreement; (iii) severance payment equal to twelve (12) months of base salary, plus an amount equal to the prior calendar year’s declared bonus amount (the “Severance Payment”); (iv) eligibility of up to one year from the date of termination to exercise all such previously granted options, provided that in no event shall any option be exercisable beyond its term; and (v) equity awards previously granted to Mr. Jennings under the 2017 Plan or similar plan shall thereupon become fully vested, including the Target RSUs granted. The termination provisions are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the rules and regulations thereunder.

Sohn Agreement

On September 13, 2021, the Compensation Committee approved a new employment agreement with Mr. Evan Sohn (the “Sohn Agreement”). In connection with the Sohn Agreement, Mr. Sohn will continue to serve as Chief Executive Officer of the Company through December 31, 2023.

Pursuant to the Sohn Agreement, Mr. Sohn will be paid an annual base salary of $200,000 and is entitled to earn: (i) a bonus of up to 150% of the annual base salary, subject to achievement of Company’s profitability and revenue criteria as well as individual metrics, as determined by the Compensation Committee. (ii) performance-based equity awards of up to 700,000 restricted stock units (“Target RSUs”) a percentage which to be granted are subject to attainment of certain performance criteria tied to the volume weighted average price of the Company’s stock, and those Target RSUs that are awarded will vest, if at all, over a period of twenty-four (24) months commencing on the date on which the applicable Target RSUs are granted, in equal monthly increments, provided that Mr. Sohn remains employed by the Company on the vesting dates. and (iii) one-time long-term equity award of 100,000 employee options of the Company pursuant to its 2017 Equity Incentive Plan (the “2017 Plan”), which stock options shall vest over twenty-four (24) months in equal monthly increments and have a strike price equal to the ten (10) trading day volume weighted average price prior to the date on which the stock options are granted.

In the event of termination by the Company other than for “cause” or for “good reason,” Mr. Sohn is entitled to receive the following benefits and rights: (i) accrued but unpaid base salary for services rendered to the date of termination; (ii) accrued but unpaid expenses required to be reimbursed under the Sohn Agreement; (iii) severance payment equal to twelve (12) months of base salary, plus an amount equal to the prior calendar year’s declared bonus amount (the “Severance Payment”); (iv) eligibility of up to one year from the date of termination to exercise all such previously granted options, provided that in no event shall any option be exercisable beyond its term; and (v) equity awards previously granted to Mr. Sohn under the 2017 Plan or similar plan shall thereupon become fully vested, including the Target RSUs granted. The termination provisions are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the rules and regulations thereunder.

Under the terms of the Sohn Agreement, Mr. Sohn is subject to non-competition and non-solicitation covenants for a period of one-year following termination of the employment. The Sohn Agreement also contains customary confidentiality and non-disparagement covenants. The non-disparagement covenant applies during the term of the agreement and at all times thereafter, and the confidentiality covenant applies during the term of the agreement and for the two-year period following termination of the employment.

Krandel Agreement

On September 13, 2021, the Compensation Committee approved a new employment agreement with Ms. Judy Krandel (the “Krandel Agreement”). In connection with the Krandel Agreement, Ms. Krandel will continue to serve as Chief Financial Officer of the Company. During the employment period, Ms. Krandel’s employment with the Company is at-will and may be terminated by either the Company or Ms. Krandel at any time, and for any reason.

Pursuant to the Krandel Agreement, Ms. Krandel will be paid an annual base salary of $200,000 and is entitled to earn: (i) a performance-based bonus of up to $50,000 per year, paid quarterly, subject to attainment of certain financial and performance criteria by the Company; (ii) matching 401K; and (iii) reimbursement for approved “out-of-pocket” expenses incurred in connection with employment.

In the event of termination of her employment, Ms. Krandel shall be entitled only to earned but unpaid compensation in accordance with the Krandel Agreement. In addition, pursuant to the Krandel Agreement, in the event the Company terminates the employment, Ms. Krandel shall be entitled to receive continuing payments of her base salary as in effect of the date of the termination during the period beginning with her termination through the three-month period following such termination (the “Termination Severance”). Under the Krandel Agreement, the Termination Severance shall be Ms. Krandel’s exclusive remedy for termination by the Company.

Under the terms of the Krandel Agreement, Ms. Krandel is subject to a non-solicitation covenant for a period of two-years following termination of the employment. The Krandel Agreement also contains customary confidentiality and non-disparagement covenants. The non-disparagement covenant applies during the term of the agreement and at all times thereafter, and the confidentiality covenant applies during the term of the agreement and for the two-year period following termination of the employment.

Saddul Agreement

On September 13, 2021, the Compensation Committee approved a new employment agreement with Mr. Ashley Saddul (the “Saddul Agreement”). In connection with the Saddul Agreement, Mr. Saddul will continue to serve as Chief Web Officer of the Company. During the employment period, Mr. Saddul’s employment with the Company is at-will and may be terminated by either the Company or Mr. Saddul at any time, and for any reason.

Pursuant to the Saddul Agreement, Mr. Saddul will be paid an annual base salary of $180,000 and is entitled to earn: (i) a performance-based bonus of up to $18,000 per year, paid quarterly, subject to attainment of certain financial and performance criteria by the Company. (ii) a performance-based cash award, subject to certain Company’s targets. (iii) one long- time equity award of 50,000 stock options of the Company, which shall vest over forty-eight (48) months. (iv) matching 401K. and (v) reimbursement for approved “out-of-pocket” expenses incurred in connection with employment.

In the event of termination of her employment, Mr. Saddul shall be entitled only to earned but unpaid compensation in accordance with the Saddul Agreement. In addition, under the terms of the Saddul Agreement, Mr. Saddul is subject to a non-solicitation covenant for a period of two-years following termination of the employment. The Saddul Agreement also contains customary confidentiality and non-disparagement covenants. The non-disparagement covenant applies during the term of the agreement and at all times thereafter, and the confidentiality covenant applies during the term of the agreement and for the two-year period following termination of the employment.

Software Development and Maintenance Agreement

On January 17, 2020, we entered into a Technology Services Agreement (the “Services Agreement”) with Recruiter.com (Mauritius) Ltd., a Mauritius private company (“Recruiter.com Mauritius”) and a related party, for the provision of certain services to the Company, including software development and maintenance related to the Company’s website and platform on an independent contractor basis. Recruiter.com Mauritius had been providing software development services to Pre-Merger Recruiter.com since August 25, 2014 pursuant to an oral agreement. Our Chief Technology Officer is an employee of, and exercises control over, Recruiter.com Mauritius. Recruiter.com Mauritius was formed solely for the purpose of performing services to us and has no other clients.

Pursuant to the Services Agreement, the Company has agreed to pay Recruiter.com Mauritius fees in the amount equal to the actualized documented costs incurred by Recruiter.com Mauritius in rendering the services pursuant to the Services Agreement. We paid Recruiter.com Mauritius $235,444 in fees from January 1 through December 31, 2020 and $181,400 for 2019. As of December 31, 2020, we did not owe Recruiter.com Mauritius any fees.

The initial term of the Services Agreement is five years, whereupon it shall automatically renew for additional successive 12-month terms until terminated by either party by submitting a 90-day prior written notice of non-renewal. The Services Agreement may be terminated without cause by either party upon prior written notice, which shall be a 15-day prior written notice if given by the Company and a 90-day prior written notice if given by the Service Provider.

Executive Incentive Program

Performance Bonuses

Effective December 1, 2019, the Board approved an executive cash incentive program for the 2019 and 2020 performance periods. Pursuant to the terms of the program, for each performance period beginning January 1 and ending December 31, 2019 and 2020 (each a “Performance Period”), each of our executive officers is eligible to earn a cash bonus in the amount of up to 100% of the maximum amount, such maximum amount ranging from $25,000 to $150,000, determined by the Compensation Committee for each such executive officer and respective performance period. The actual amount of the cash incentive award to be received by each executive officer is determined by the Compensation Committee based on the achievement by such executive officer of certain performance objectives set by the Compensation Committee, including the Company achieving certain revenue thresholds, EBITDA, and the number on recruiters on our Platform. The actual amount of the cash incentive award that each executive officer is entitled to receive is to be determined as a percentage of their respective maximum amounts as follows:

(i)
Performance Objective #1 - 45% of the maximum amount;

(ii)
Performance Objective #2 - 30% of the maximum amount; and

(iii)
Performance Objective #3 - 25% of the maximum amount.

The Compensation Committee has approved the performance objectives for our executive officers for the 2019 and 2020 performance periods. Pursuant to the terms of the Cash Incentive Program, (i) Mr. Jennings is eligible to receive up to $37,500 for the 2019 Performance Period and up to $50,000 for the 2020 Performance Period if the Company reaches certain capital raising, revenue and network growth milestones; (ii) Mr. Sohn is eligible to receive up to $37,500 for the 2019 Performance Period and up to $50,000 for the 2020 Performance Period if the Company reaches certain capital raising milestones; (iii) Mr. Scherne is eligible to receive for each Performance Period up to $25,000 if the Company meets certain financial reporting and audit milestones; (iv) Mr. Saddul is eligible to receive up to $37,500 for the 2019 Performance Period and up to up to $50,000 for the 2020 Performance Period if the Company meets certain operational, network growth, and technological milestones; and (v) Mr. Roberts is eligible to receive up to $112,500 for the 2019 Performance Period and up to $150,000 for the 2020 Performance Period if the Company meets certain revenue, operational and customer growth milestones. The Company has met the network growth objective for the 2019 Performance Period, which entitled each of Miles Jennings and Ashley Saddul to receive a cash award of $9,375. In 2020, the Company met financial reporting and audit milestones and Mr. Scherne earned a bonus of $25,000. Mr. Roberts hit certain levels of his milestones and earned a bonus of $25,000.

Discretionary Equity Awards

The Compensation Committee has the authority to grant discretionary equity awards to our executive officers, including our NSOs, under the 2017 Plan.

On May 14, 2020, the Compensation Committee approved the following grants to Judy Krandel. 10,435 stock options to purchase shares of Common Stock, of the Company, at an exercise price of $6.25. One-sixth of the stock options were vested upon grant and the balance vested in equal installments over the next 5 months. Judy Krandel also received a grant of 172,501 stock options which vest over a 2 year period in equal quarterly installments on the last day of each calendar quarter, with the first portion vesting on the last day of the calendar quarter during which the Company’s securities begin trading on NYSE American or the NASDAQ Capital Market, subject to the Consultant serving as the Chief Financial Officer of the Company on each applicable vesting date. The stock options were granted under the Company’s 2017 Plan.

On June 17, 2020, the Compensation Committee approved a grant of 221,600 Restricted Stock Units to Evan Sohn subject to and issuable upon the listing of the Common Stock on the NYSE American or the NASDAQ Capital Market. The RSUs vest over a 2 year period from the date of the Uplisting in equal quarterly installments on the last day of the calendar quarter during which the Uplisting takes place, subject to Mr. Sohn serving as an executive officer of the Company on each applicable vesting date, provided that the RSUs shall vest in full immediately upon the termination of Mr. Sohn’s employment by the Company without cause (as defined in the employment agreement).

2021 Equity Incentive Plan

The Compensation Committee has the authority to grant discretionary equity awards to our executive officers, including our NSOs, under the 2021 Equity Incentive Plan (the “2021 Plan”).

On August 18, 2021, the Company held a Special Meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders voted on one proposal that was presented to them in connection with the 2021 Plan (as defined above), which was included as Annex A to, and described in more detail in, the Company’s definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on July 28, 2021 (the “Proxy Statement”). The 2021 Plan was previously authorized and recommended to be submitted to the stockholders for their approval by both the Company's board of directors as well as the board of directors’ compensation committee. The following is a summary of the principal purposes and provisions of the 2021 Plan, which is qualified in its entirety by reference to the complete text of the 2021 Plan. To the extent the description below differs from the text of the 2021 Plan set forth in Annex A, the text of the 2021 Plan controls.

The purpose of the 2021 Plan is to advance the interests of the Company and our related corporations by enhancing the ability of the Company to attract and retain qualified employees, consultants, officers, and directors, by creating incentives and rewards for their contributions to the success of the Company and its related corporations. The following awards may be granted under the 2021 Plan:

●	incentive stock options (“ISOs”)

●	non-qualified options (“NSOs”)

●	awards of our restricted common stock

●	stock appreciation rights (“SARs”)

●	restricted stock units (“RSUs”)

The aggregate number of shares of Common Stock which may be issued pursuant to the 2021 Plan, subject to adjustment as provided in Section 14 of the 2021 Plan, is the sum of (i) 2,700,000 plus (ii) an annual increase on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2030 equal to the lesser of (A) five percent (5%) of the shares of Common Stock outstanding on the final day of the immediately preceding calendar year, and (B) such smaller number of shares of Common Stock as determined by the Board.

The Board may terminate the 2021 Plan at any time. Unless sooner terminated, the 2021 Plan shall terminate on July 23, 2031.

Any option granted under the 2021 Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any ISO granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The plans further provide that with respect to ISOs the aggregate fair market value of the common stock underlying the options which are exercisable by any option holder during any calendar year cannot exceed $100,000. The exercise price of any NSO granted under the 2021 Plan is determined by the Board at the time of grant, but must be at least equal to fair market value on the date of grant. The term of each plan option and the manner in which it may be exercised is determined by the Board or the Compensation Committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant. The terms of any other type of award under the 2021 Plan is determined by the Board at the time of grant. Subject to the limitation on the aggregate number of shares issuable under the plans, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person.

In the event of a Change of Control (as defined in the 2021 Plan) each outstanding ISO, NSO, restricted common stock awarded pursuant to the 2021 Plan, SAR, and RSU (collectively, “Stock Rights”) shall be assumed (as defined in the 2021 Plan) or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Stock Rights, the participants shall fully vest in and have the right to exercise their Stock Rights as to which it would not otherwise be vested or exercisable. If a Stock Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board or Compensation Committee shall notify the participant in writing or electronically that the Stock Right shall be fully vested and exercisable for a period of at least 15 days from the date of such notice, and any ISO, NSO or SARs shall terminate one minute prior to the closing of the merger or sale of assets

Outstanding Equity Awards at December 31, 2020

Listed below is information with respect to unexercised options that have not vested, and equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2020:

Outstanding Equity Awards At Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)

Miles Jennings	2,500	-		16.00	2/11/2023	-		-
	13,620	6,810	(1)	3.625	12/23/2022	-		-

Evan Sohn	17,370	-		8.80	2/4/2024	221,600	(6)	1,828,200	(7)
	180,468	-		16.00	5/14/2024	-		-
	10,215	5,108	(2)	3.625	12/23/2022	-		-

Rick Roberts	10,215	5,108	(3)	3.625	12/23/2022	-		-

Ashley Saddul	6,810	3,405	(4)	3.625	12/23/2022	-		-

Judy Krandel	10,435	-		6.25	5/14/2025	-		-
	-	172,501	(5)	6.25		-		-
(1)	The remainder vests on December 23, 2021.
(2)	The remainder vests on December 23, 2021.
(3)	The remainder vests on December 23, 2021
(4)	The remainder vests on December 23, 2021.
(5)
Vest over a two-year period in equal quarterly installments on the last day of each calendar quarter, with the first portion vesting on the last day of the calendar quarter during which the Company’s securities begin trading on NYSE American or the Nasdaq Capital Market, subject to Ms. Krandel serving as the Chief Financial Officer of the Company on each applicable vesting date.

(6)
Will be issued upon the listing of the Common Stock on the NASDAQ Capital Market or NYSE, American, or other successor of the foregoing, and vest over a two-year period from the date of the Uplisting in equal quarterly installments.

(7)	Based on $8.25 per share, the closing price of the Company’s Common Stock as of December 31, 2020.

Compensation of Non-Employee Directors

We do not compensate employees for serving as members of our Board. Our non-employee directors receive compensation for their service as directors and members of committees of the Board, consisting of cash and equity awards. In December 2019, our Compensation Committee approved an annual retainer to be paid to each non-employee director in the amount of $20,000 in cash. Directors are reimbursed for reasonable expenses incurred in attending meetings and carrying out duties as board and committee members. Under the 2017 Plan, our non-employee directors receive grants of stock options as compensation for their services on the Board.

On August 28, 2020, the Compensation Committee approved an annual retainer in the amount of $20,000 cash and a grant of three-year stock options to Deborah Leff to purchase 20,000 shares of our Common Stock at an exercise price of $5.00 per share for serving on the Board. The options shall vest in equal quarterly amounts beginning on the Effective Date and ending on the third anniversary of the Effective Date. On December 23, 2019, the Compensation Committee approved a grant to each of Timothy O’Rourke, Douglas Roth, and Wallace D. Ruiz, our non-employee directors, of three-year stock options to purchase 19,068 shares of our Common Stock at an exercise price of $3.625 per share for serving on the Board. One-third of the stock options were vested upon grant and the balance vest in equal annual installments on December 23, 2020 and December 23, 2021, subject to continued service as members of the Board on each applicable vesting date. The stock options were granted under the Company’s 2017 Plan.

In consideration of Mr. Pemberton’s agreement to join the Board, Mr. Pemberton entered into a Director Agreement (the “Pemberton Agreement”) and shall receive an annual cash stipend of $20,000, payable in equal quarterly installments of $5,000. In addition, Mr. Pemberton shall receive a grant of 20,000 options to purchase the Company’s common stock, par value $0.0001 (“Common Stock”) with an exercise price of $8.125 and which shall vest in equal amounts over a period of three years from the Effective Date, as shall be determined by the Board, subject to his continued service on the Board through such vesting date (the “Pemberton Shares”). Upon the occurrence of a Change in Control (as defined in the Company’s 2017 Plan), any un-vested options shall vest immediately, provided Mr. Pemberton serves on the Board as of the date of such Change in Control. The Pemberton Shares will be issued under the Company’s 2017 Plan.

In consideration of Mr. Heath’s agreement to join the Board, Mr. Heath entered into a Director Agreement (the “Heath Agreement”) and shall receive an annual cash stipend of $20,000, payable in equal quarterly installments of $5,000. In addition, Mr. Heath shall receive a grant of 20,000 options to purchase Common Stock, with an exercise price of $6.75 and which shall vest in equal amounts over a period of three years from the Effective Date, as shall be determined by the Board, subject to his continued service on the Board through such vesting date. Upon the occurrence of a Change in Control, any un-vested options shall vest immediately, provided Mr. Heath serves on the Board as of the date of such Change in Control. The Heath Shares will be issued under the Plan.

For the year ended 2020, our non-employee directors were compensated as follows:

Name (1)	Year	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Deborah Leff (3)	2020	5,000	79,990	-	84,990

Timothy O’Rourke (4)	2020	20,000	-	-	20,000

Douglas Roth (5)	2020	20,000	-	-	20,000

Wallace D. Ruiz (6)	2020	20,000	-	-	20,000

(1)
Because our employees do not receive additional compensation for their service on the Board, Messrs. Sohn and Jennings are omitted from this table. Compensation of Messrs. Sohn and Jennings is fully reflected in the Summary Compensation Table.

(2)
Amounts reported represent the aggregate grant date fair value of awards granted without regards to forfeitures granted to the independent members of our Board for the year ended December 31, 2020, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the director.

The table below sets forth the unexercised stock options held by each of our non-employee directors outstanding as of December 31, 2020:

Name	Aggregate Number of Unexercised Option Awards Outstanding at December 31,2020

Deborah Leff	20,000
Timothy O’Rourke	19,068
Douglas Roth	24,068
Wallace D. Ruiz	24,068

(3)	Ms. Leff has served as a director since October 1, 2020.

(4)	Mr. O’Rourke has served as a director since March 31, 2019.

(5)	Mr. Roth has served as a director since May 24, 2018.

(6)	Mr. Ruiz has served as a director since May 24, 2018.

PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our Common Stock of:

●	each of our directors and executive officers; and

●	each person known to us to beneficially own more than 5% of our Common Stock on an as-converted basis.

The pre-offering calculations in the table below are based on 14,558,920 shares of Common Stock issued and outstanding as of December 27, 2021.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Recruiter.com Group, Inc., 500 Seventh Avenue, New York, New York 10018.

Title of Class (1)	Beneficial Owner	Amount of Beneficial Ownership	Percent Beneficially Owned
Named Executive Officers:
Common Stock	Miles Jennings (1)	1,018,622	7.00%
Common Stock	Evan Sohn (2)	508,630	3.43%
Common Stock	Ashley Saddul (3)	862,991	5.94%
Common Stock	Judy Krandel (4)	169,731	1.15%
Directors:
Common Stock	Deborah Leff (5)	12,500	*
Common Stock	Tim O’Rourke (6)	320,900	2.21%
Common Stock	Douglas Roth (5)	24,067	*
Common Stock	Wallace Ruiz (7)	28,067	*
Common Stock	Robert Heath (8)	13,000	*
Common Stock	Steve Pemberton (5)	5,000	*
Officers and Directors as a group (10 persons) (9)		2,963,513	20.30%

5% Stockholders: (10)
Common Stock	Cavalry Fund I L.P. (11)	1,540,877	9.99%
Common Stock	L1 Capital Global Opportunities Master Fund (12)	1,172,395	8.01%
Common Stock	Michael Woloshin (13)	1,451,262	9.99%
*	Less than 1%.

(1) Miles Jennings is the Chief Operating Officer of the Company. Includes 22,929 shares issuable upon exercise of stock options that are vested or vesting within 60 days.

(2) Mr. Sohn is the Executive Chairman and Chief Executive Officer of the Company. Includes 213,159  shares of our Common Stock issuable upon exercise of stock options that are vested or vesting within 60 days, as well as 83,100 shares of Common Stock to be granted from restricted stock units that are vested or vesting within 60 days ..

(3) Mr. Saddul was the Chief Technology Officer of the Company As of July 15, 2021, Mr. Saddul while still employed by the Company, is no longer the Chief Technology Officer. Includes 10,214 shares issuable upon exercise of stock options that are vested or vesting within 60 days.

(4) Ms. Krandel is the Chief Financial Officer of the Company. Includes 169,731 shares of our Common Stock issuable upon exercise of stock options that are vested or vesting within 60 days.
(5) Represents stock options that are vested or vesting within 60 days.
(6) Includes 19,067 shares of our Common Stock issuable upon exercise of stock options that are vested or vesting within 60 days. Mr. O’Rourke disclaims beneficial ownership of the shares beneficially owned by Icon Information Consultants, LP, except to the extent of his pecuniary interest therein.

(7) Includes 24,067 shares of Common Stock issuable upon exercise of stock options that have vested or are vesting within 60 days.
(8) Includes 5,000 shares of Common Stock issuable upon exercise of stock options that have vested or are vesting within 60 days.

(9) Includes 505,734 shares of Common Stock issuable upon exercise of stock options that have vested or are vesting within 60 days and 83,100 shares of Common Stock to be granted from restricted stock units that are vested or vesting within 60 days.

(10) To our knowledge, except as noted in the table above, no person or entity is the beneficial owner of more than 5% of the voting power of our capital stock.

(11) Includes (i)640,877 shares of Common Stock and (ii) 900,000 shares of Common Stock issuable upon exercise of warrants. Address is 61 Kinderkamack Road, Woodcliff Lake, NJ 07677. Thomas Walsh, the Manager of Cavalry Fund I Management LLC, the General Partner of Cavalry Fund I L.P. has the sole voting and investment power with respect to these shares.

(12) Includes (i) 119,473 shares of Common Stock issuable upon exercise of warrants. Address is 135 East 57th Street, New York, NY 10022. David Feldman, Director of the L1 Capital Global Opportunities Master Fund, has the sole voting and investment power with respect to these shares.

(13) Includes (i) 76,329 shares of Common Stock beneficially owned by Cicero Consulting Group LLC, which Mr. Woloshin controls together with Mr. Joe Abrams (ii) 4,473 shares of Common Stock owned by Caesar Capital Group LLC; (iii) 1,273,031 shares of Common Stock beneficially owned by Mr. Woloshin and (iv) 305,000 shares of our Common Stock issuable upon conversion of the Preferred Stock owned by Mr. Woloshin subject to the 9.99% beneficial ownership limitation. Mr. Woloshin has shared voting and dispositive power with respect to the shares discussed in (i) of this footnote, and the sole voting and dispositive power with respect to the shares discussed in of the other portions of this footnote. Address is 1858 Pleasantville Road Suite 110, Briarcliff Manor NY 10510.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2020 with respect to our compensation plans under which equity securities may be issued.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2014 Equity Compensation Plan	-	-	2,554
2017 Equity Incentive Plan (1)	478,466	5.525	482,934
Equity compensation plans not approved by security holders
Total	478,466	5.525	485,488

(1)
In October 2017, our Board authorized the 2017 Equity Incentive Plan (the “2017 Plan”) covering 190,000 shares of Common Stock. In December 2019, the number of shares authorized under the 2017 Plan was increased to 439,584 shares. In June 2020, the number of shares authorized under the 2017 Plan was increased to 1,108,000. In December 2020, the plan was increased again to 1,308,000. The purpose of the 2017 Plan is to advance the interests of the Company and our related corporations by enhancing the ability of the Company to attract and retain qualified employees, consultants, officers, and directors, by creating incentives and rewards for their contributions to the success of the Company and its related corporations. The 2017 Plan is administered by the Board. Incentive stock options, non-qualified options, awards of restricted common stock, stock appreciation rights, and restricted stock units may be granted under the 2017 Plan. Any option granted under the 2017 Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant and not less than $4.00 per share. The term of each plan option and the manner in which it may be exercised is determined by the Board, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the Common Stock, no more than five years after the date of the grant. As of December 31, 2020, 478,466 options were outstanding under the 2017 Plan. Also as of December 31, 2020, 221,600 RSUs and 125,000 shares of common stock have been issued under the 2017 plan. From January 1, 2021 through April 29, 2021, 20,000 shares of common stock and 198,800 options have been issued under the 2017 plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions since January 1, 2019 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Cicero Investment in the March 2019 Private Placement

In April 2019, Cicero Transact Group US, Inc. (“Cicero”), an entity controlled by a principal stockholder of the Company purchased 13,750 units, with each unit consisting of one share of Series D preferred stock (the “Series D Preferred”) and a warrant to purchase 2.8 million shares of our Common Stock (the “Purchase Warrants”), subject to adjustment as provided for therein, in exchange for the delivery of Common Stock of a second company, with a market value of $240,000. Subsequently, the Company determined that, because the Company was unable to realize the full value of the Common Stock of the second company, part of the 13,750 units provided to Cicero, the percent of which is currently in analysis, should be returned to the Company. In 2021, Cicero and the Company agreed to reduce the number of Series D Preferred and Purchase Warrants received by Cicero to 6,640 and 49,790, respectively.

Back Office, Accounting, EOR Services Arrangements and Sublease with Icon

Icon Information Consultants performs certain the back office and accounting roles for Recruiting Solutions. Icon Information Consultants then charges a fee for the services along with charging for office space. Icon Information Consultants and Icon Industrial Solutions (collectively “Icon”) also provide “Employer of Record” (“EOR”) services to Recruiting Solutions which means that they process all payroll and payroll tax related duties of temporary and contract employees placed at customer sites and is then paid a reimbursement and fee from Recruiting Solutions. A representative of Icon is a member of our board of directors. Icon Canada also acts as an EOR and collects the customer payments and remits the net fee back to Recruiting Solutions. Revenue related to customers processed by Icon Canada is recognized on a gross basis the same as other revenues and was $35,519 and $106,842 for the three and nine months ended September 30, 2021, respectively, and was $35,519 and $104,837 for the three and nine months ended September 30, 2020, respectively. EOR costs related to customers processed by Icon Canada was $33,212 and $99,904 for the three and nine months ended September 30, 2021, respectively, and was $33,212 and $98,066 for the three and nine months ended September 30, 2020, respectively. Currently, there is no intercompany agreement for those charges and they are calculated on a best estimate basis. As of September 30, 2021, the Company owed Icon $106,968 in payables and Icon Canada owes $26,081 (included in accounts receivable) to the Company. During the three and nine months ended September 30, 2021, we charged to cost of revenue $119,147 and $452,250, respectively, related to services provided by Icon as our employer of record. During the three and nine months ended September 30, 2020, we charged to cost of revenue $189,425 and $1,078,667, respectively, related to services provided by Icon as our employer of record. During the three and nine months ended September 30, 2021, we charged to operating expenses $0 and $132,253, respectively, related to management fees, rent and other administrative expense. During the three and nine months ended September 30, 2020, we charged to operating expenses $70,450 and $200,178, respectively, related to management fees, rent and other administrative expense. During the three and nine months ended September 30, 2021, we charged to interest expense $0 and $30,466, respectively, related to finance charges on accounts payable owed to Icon. In July 2021, we paid Icon $1,075,645 to satisfy all outstanding payables for all services including interest charges. In July 2021, we also ended all contractual relationships with Icon for back office and accounting services, as well as office space. Icon will continue to provide EOR services on an as needed basis.

We also recorded placement revenue from Icon of $0 and $7,919 during the three months ended September 30, 2021 and 2020, respectively, and $970 and $21,349 during the nine months ended September 30, 2021 and 2020, respectively. We have a receivable from Icon of $22,951 which is included in accounts receivable at September 30, 2021.

Revenue related to customers processed by Icon Canada was $140,642 and $208,158 for the years ended December 31, 2020 and 2019, respectively. EOR costs related to customers processed by Icon Canada was $131,546 and $194,641 for the years ended December 31, 2020 and 2019, respectively. Currently, there is no intercompany agreement for those charges, and they are calculated on a best estimate basis. As of December 31, 2020, the Company owes Icon $706,515 in payables and Icon Canada owes $19,143 to the Company. During the years ended December 31, 2020, we charged to cost of revenue $1,232,359 and $1,887,726, respectively, related to services provided by Icon as our employer of record. During the years ended December 31, 2020 and 2019, we charged to operating expenses $271,163 and $191,729, respectively, related to management fees, rent and other administrative expense. During the year ended December 31, 2020, we charged to interest expense $12,276, related to finance charges on accounts payable owed to Icon.

We also recorded placement revenue from Icon of $31,041 during the year ended December 31, 2020, of which $21,981 is included in accounts receivable at December 31, 2020.

We used a related party firm of the Company to pay certain recruiting services provided by employees of the firm during the three months ended March 31, 2021. During the three months ended March 31, 2021, we charged to cost of revenue $17,745 related to services provided, with no expense in the three months ended September 30, 2021 and no balance owed as of September 30, 2021.

Genesys License Agreement

We are a party to that certain license agreement covering Genesys’s software (which was licensed but not transferred to the Company in connection with the asset purchase agreement with Genesys on March 31, 2019). An executive officer of Genesys, Tim O’Rourke, is a significant equity holder and a member of our Board of Directors. Pursuant to the License Agreement Genesys has granted us an exclusive license to use certain candidate matching software and render certain related services to us. The Company has agreed to pay to Genesys now called Opptly) a monthly license fee of $5,000 beginning June 29, 2019 and an annual fee of $1,995 for each recruiter user being licensed under the License Agreement, of which there have been nine. During the three months ended September 30, 2021 and 2020, we charged to operating expenses $25,121 and $40,114 for services provided by Opptly. During the nine months ended September 30, 2021 and 2020, we charged to operating expenses $112,149 and $127,044 for services provided by Opptly. As of August 6, 2021 we had paid off all remaining payables to Opptly due at that time and amended our agreement. We will continue with the License Agreement but have cancelled the sales subscription and services agreements. There could be other fees that will be owed as incurred, based on communication overages. As of September 30, 2021, the Company owes Opptly $116,880 in payables.

During the years ended December 31, 2020 and 2019 we charged to operating expenses $167,157 and $93,671, respectively, for services provided by Genesys.

Cicero Marketing Partnership Agreement

During 2018 we entered into a marketing agreement with an entity controlled by a consultant (who is also a principal shareholder and former noteholder of the Company). The agreement provided for payment to this entity of 10% of applicable revenue generated through the use of the entities database. The agreement also provided for the payment to us of 10% of the revenue generated by the entity using our social media groups. Through September 30, 2021 no fees were due or payable under this arrangement. In July 2021, we ended our arrangement with this consultant and no future payments will be due to either party.

Woloshin Consulting Agreement

During 2019 we entered into a two year non-exclusive consulting agreement with a principal shareholder with respect to introducing the Company to potential acquisition and partnership targets. The Company had agreed to pay the consultant a retainer of $10,000 per month as a non-recoverable draw against any finder fees earned. The Company had also agreed to pay the consultant the sum of $5,500 per month for three years ($198,000 total) as a finder’s fee for introducing Genesys to the Company. This payment was included in the $10,000 monthly retainer payment. We have recorded consulting fees expense of $0 and $13,500 during each of the three- and nine-month periods ended September 30, 2021, respectively. The term of the consulting agreement was completed in March 2021. We have recorded consulting fees expense of $13,500 and $40,500 during each of the three and nine month periods ended September 30, 2020, respectively. In July 2021 we completed payments for all accrued compensation and future payments owed under the consulting agreement. No further payments will be owed under this consulting agreement.

We have recorded consulting fees expense of $54,000 and $238,500 during the years ended December 31, 2020 and 2019, respectively. At December 31, 2020, $104,500 of the Genesys finder’s fee and $18,000 of monthly fee expense is included in accrued compensation. At December 31, 2019, $148,500 of the Genesys finder’s fee is included in accrued compensation.

Technology Services Agreement

Under a technology services agreement entered into on January 17, 2020, we use a related party firm of the Company, Recruiter.com Mauritius, for software development and maintenance related to our website and the platform underlying our operations. This arrangement was oral prior to January 17, 2020. The initial term of the Services Agreement is five years, whereupon it shall automatically renew for additional successive 12-month terms until terminated by either party by submitting a 90-day prior written notice of non-renewal. The firm was formed outside of the United States solely for the purpose of performing services for the Company and has no other clients. A consultant to the Company, who was our Chief Technology Officer until July 15, 2021, and thereafter our Chief Web Officer, is an employee of Recruiter.com Mauritius and exerts control over Recruiter.com Mauritius. Pursuant to the Services Agreement, the Company has agreed to pay Recruiter.com Mauritius fees in the amount equal to the actualized documented costs incurred by Recruiter.com Mauritius in rendering the services pursuant to the Services Agreement. Payments to this firm were $38,473 and $55,135 for the three months ended September 30, 2021 and 2020, respectively, Payments to this firm were $151,157 and $173,515 for the nine months ended September 30, 2021 and 2020, respectively. Payments to this firm were $235,444 and $181,400 for the years ended December 31, 2020 and 2019, respectively. These payments are included in product development expense in our consolidated statement of operations.

DESCRIPTION OF OUR SECURITIES

General

The following description summarizes the most important terms of our securities. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation, Articles of Designations of the Series E (the “Series E COD”), and our Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part. You should refer to our Articles of Incorporation, including the Series E COD, our Bylaws, and the applicable provisions of the Nevada Revised Statutes for a complete description of our capital stock. Our authorized capital stock consists of (i) 100,000,000 shares of Common Stock, par value $0.0001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share. Of our preferred stock, 775,000 shares have been designated Series E.

As of December 27, 2021 there were 14,558,920 shares of our Common Stock outstanding, 1,114,658 shares reserved for issuance pursuant to outstanding grants under the 2017 Plan, 1,678,250 shares reserved for issuance pursuant to outstanding grants under the 2021 Plan, 197,837 shares of our Common Stock reserved for issuance pursuant to outstanding non¬plan stock option grants (we also have 20,000 shares reserved for issuance for warrants issued not under the plan) and an additional 23,342 and 895,460 shares of Common Stock reserved for issuance for future grants under the 2017 and 2021 Plans respectively. Our Board is authorized, without stockholder approval, except as otherwise may be required by the applicable listing standards of a national securities exchange or any applicable laws, to issue additional shares of our authorized capital stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to declare and pay dividends and then only at the times and in the amounts that our Board may determine.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters properly submitted to a vote of stockholders on which holders of Common Stock are entitled to vote. We have not provided for cumulative voting for the election of directors in our Certificate of Incorporation. The directors are elected by a plurality of the outstanding shares entitled to vote on the election of directors.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Our Board is authorized, subject to limitations prescribed by Nevada law, to issue preferred stock in one or more series, to establish from time-to-time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our Board can also increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock, without any further vote or action by our stockholders. Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock or other series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control of our company and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock.

As of December 27, 2021, there are 86,000 shares of Series E Preferred Stock outstanding that converts to 430,000 shares of common stock.

Series E Preferred Stock

No Maturity, Sinking Fund or Mandatory Redemption

The Series E (the “Existing Preferred Stock”) has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Existing Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them, or the holders decide to convert them.

Dividend Rights

Holders of shares of the Existing Preferred Stock are not entitled to receive any dividends.

Voting Rights

Holders of the Existing Preferred Stock are entitled to vote together with the holders of our Common Stock on an as-converted basis, subject to a conversion limitation of 4.99%.

Conversion Rights

Each holder of the Existing Preferred Stock is entitled to convert any portion of the outstanding shares of Existing Preferred Stock held by such holder into validly issued, fully paid and non-assessable shares of our Common Stock Each share of the Existing Preferred Stock is convertible into our Common Stock at the conversion price of $4.00 per share, subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock.

Liquidation Preference

The Existing Preferred Stock has senior liquidation preference rights compared to the Common Stock. Upon a liquidation, the Existing Preferred Stock shares are entitled to receive cash based upon a stated value per share of $20.

Conversion Limitation

A holder of the Existing Preferred Stock may not convert any shares of the Existing Preferred Stock to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding Common Stock after exercise, as such percentage ownership is determined in accordance with the terms of the Existing Preferred Stock, except that upon prior notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

Fractional Shares

No fractional shares of our Common Stock will be issued upon any conversion of the Existing Preferred Stock. If the conversion would result in the issuance of a fraction of a share of Common Stock, the number of shares of Common Stock issuable upon such conversion will be rounded up to the nearest whole share.

Anti-Takeover Effects of Various Provisions of Nevada Law

Provisions of the Nevada Revised Statutes, our articles of incorporation, as amended, and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of takeover practices and takeover bids our Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Warrants

Overview. The following summary of certain terms and provisions of the Warrants traded on the Nasdaq Capital Market is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agency agreement between us and the Philadelphia Stock Transfer, as the Warrant Agent, and the form of warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agency agreement, including the annexes thereto, and form of warrant.

The Warrants entitle the registered holder to purchase shares of common stock at a price equal to $5.50 per share, subject to adjustment as discussed below, immediately following the issuance of such warrant and terminating at 5:00 p.m., New York City time, on July 2, 2026.

The exercise price and number of shares of common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of Common Stock at prices below its exercise price.

Exercisability. The Warrants are exercisable at any time after their original issuance and at any time up to the date that is five (5) years after their original issuance. The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. Under the terms of the Warrant Agreement, we must use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the shares of common stock issuable upon exercise of the Warrants, the holders of the Warrants shall have the right to exercise the Warrants solely via a cashless exercise feature provided for in the Warrants, until such time as there is an effective registration statement and current prospectus.

Exercise Limitation. A holder may not exercise any portion of a Warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding shares of common stock after exercise, as such percentage ownership is determined in accordance with the terms of the Warrant, except that upon prior notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

Exercise Price. The exercise price per whole share of shares of common stock purchasable upon exercise of the Warrants is $5.50, The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Fractional Shares. No fractional shares of common stock will be issued upon exercise of the Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the Company will round up or down, as applicable, to the nearest whole share.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Warrant Agent; Global Certificate. The Warrants will be issued in registered form under a warrant agency agreement between the Warrant Agent and us. The Warrants shall initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Warrants will be entitled to receive the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. The Warrant holders do not have the rights or privileges of holders of shares of common stock or any voting rights until they exercise their Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Governing Law. The Warrants and the warrant agency agreement are governed by New York law.

Transfer Agent, Warrant Agent and Registrar

Philadelphia Stock Transfer acts as the registrar, transfer agent, warrant agent and dividend and redemption price disbursing agent in respect of the Warrants. The principal business address of Philadelphia Stock Transfer at 2320 Haverford Rd., Ardmore, PA 19003.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market, including shares issued upon the exercise of outstanding options or warrants, or upon debt conversion, or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

Sale of Restricted Securities

The shares of our Common Stock being registered in the registration statement of which this prospectus forms a part will be freely transferable, except for our affiliates.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” (i.e. securities that are not registered by an effective registration statement) of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: (i) 1% of the then outstanding shares of Common Stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

Sales under Rule 144 by our affiliates will also be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.

Persons not deemed to be affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about the Company is “available,” which means that, on the date of sale, we have been subject to the reporting requirements of the Exchange Act for at least 90 days and are current in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited re-sales of such securities.

Shares received by our affiliates upon exercise of stock options or upon vesting of other equity-linked awards may be “control securities” rather than “restricted securities.” “Control securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of the Company’s Common Stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of the Company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of the Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701 and until expiration of the lock-up period described below.

LEGAL MATTERS

The validity of the securities offered hereby and other certain legal matters will be passed upon for us by Lucosky Brookman, LLP.

EXPERTS

The audited consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2020 and 2019, included in this prospectus have been so included in reliance on the report of Salberg & Company, P.A., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of Novo Group, Inc. as of and for the years ended December 31, 2020 and 2019, included in this prospectus have been so included in reliance on the report of Chortek LLP, independent auditor, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by the Selling Security Holders. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by the Selling Security Holders we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other documents are summaries only of the material provisions of such documents, and each statement is qualified in its entirety by reference to the full text of the applicable document filed with the SEC.

We file annual reports, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

We also maintain a website at www.recruiter.com. All of our reports filed with the SEC (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements) are accessible through the Investor Relations section of our website, free of charge, as soon as reasonably practicable after electronic filing. The reference to our website in this prospectus is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

Unaudited Financial Statements of Recruiter.com Group, Inc.

Recruiter.com Group, Inc. and Novo Group, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet and Unaudited Pro Forma Condensed Combined Statements of Operations	F-108

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of:
Recruiter.com Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Recruiter.com Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a working capital deficit at December 31, 2020, will require additional financing to continue operations in 2021 and has had historical net losses and net cash used in operating activities. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Goodwill Impairment Assessment

As described in footnote 1 “Goodwill” and in footnote 4, to the consolidated financial statements, the Company’s consolidated Goodwill balance was $3,517,315 at December 31, 2020. Goodwill is tested for impairment by management at least annually at the reporting unit level. The determination of fair value of a reporting unit requires management to make significant estimates and assumptions related to forecasts of future revenues, operating margins and discount rates. As disclosed by management, changes in these assumptions could have a significant impact on either the fair value of the reporting unit, the goodwill impairment charge, or both.

We identified the goodwill impairment assessment as a critical audit matter. Auditing management’s judgments regarding forecasts of future revenues and operating margins and the discount rate to be applied involved a high degree of subjectivity

The primary procedures we performed to address this critical audit matter included (a) evaluating the reasonableness of management’s forecasts by comparing them to historical information, year to date current information and other supporting contracts or information, (b) assessing the reasonableness of the discount rate by evaluating each component, (c) evaluating if the valuation method used by management was appropriate and (d) recomputing the valuation amount and the goodwill impairment computation. We agreed with management’s assessment that there was no impairment of goodwill in fiscal year 2020.

/s/ Salberg & Company, P.A.

SALBERG& COMPANY, P.A.
We have served as the Company’s auditor since 2019
Boca Raton, Florida
March 8, 2021, except for footnote 16 “Reverse Stock Split,” as to which the date is June 18, 2021

2295 NW Corporate Blvd., Suite 240 ● Boca Raton, FL 33431
Phone: (561) 995-8270 ● Toll Free: (866) CPA-8500 ● Fax: (561) 995-1920
www.salbergco.com ● info@salbergco.com
Member National Association of Certified Valuation Analysts ● Registered with the PCAOB
Member CPAConnect with Affiliated Offices Worldwide ● Member AICPA Center for Audit Quality

Recruiter.com Group, Inc.
Consolidated Balance Sheets

	December 31,	December 31,
	2020	2019

Assets

Current assets:
Cash	$99,906	$306,252
Accounts receivable, net of allowance for doubtful accounts of $33,000 and $21,000, respectively	942,842	860,075
Accounts receivable - related parties	41,124	4,340
Prepaid expenses and other current assets	167,045	98,503
Investments - available for sale marketable securities	1,424	44,766

Total current assets	1,252,341	1,313,936

Property and equipment, net of accumulated depreciation of $1,828 and $673, respectively	1,635	2,790
Right of use asset - related party	140,642	214,020
Intangible assets, net	795,864	1,432,554
Goodwill	3,517,315	3,517,315

Total assets	$5,707,797	$6,480,615

Liabilities and Stockholders’ (Deficit) Equity

Current liabilities:
Accounts payable	$616,421	$621,389
Accounts payable - related parties	779,928	825,791
Accrued expenses	423,237	2,276,444
Accrued expenses - related party	8,000	-
Accrued compensation	617,067	127,713
Accrued compensation - related party	122,500	148,500
Accrued interest	60,404	985
Liability on sale of future revenues, net of discount of $2,719 and $135,641, respectively	8,185	404,101
Deferred payroll taxes	159,032	-
Other liabilities	14,493	-
Loans payable - current portion	28,249	25,934
Convertible notes payable, net of unamortized discount and costs of $1,205,699 and $0, respectively	1,905,826	-
Refundable deposit on preferred stock purchase	285,000	285,000
Warrant derivative liability	11,537,997	612,042
Lease liability - current portion - related party	73,378	73,378
Deferred revenue	51,537	145,474

Total current liabilities	16,691,254	5,546,751

Lease liability - long term portion - related party	67,264	140,642
Loans payable - long term portion	73,541	77,866

Total liabilities	16,832,059	5,765,259

Commitments and contingencies (Note 12)	-	-

Stockholders’ (Deficit) Equity:
Preferred stock, 10,000,000 shares authorized, $0.0001 par value: undesignated: 7,013,600 shares authorized; no shares issued and outstanding as of December 31, 2020 and 2019, respectively	-	-
Preferred stock, Series D, $0.0001 par value; 2,000,000 shares authorized; 527,795 and 454,546 shares issued and outstanding as of December 31, 2020 and 2019, respectively	54	46
Preferred stock, Series E, $0.0001 par value; 775,000 shares authorized; 731,845 and 734,986 shares issued and outstanding as of December 31, 2020 and 2019, respectively	74	74
Preferred stock, Series F, $0.0001 par value; 200,000 shares authorized; 64,382 and 139,768 shares issued and outstanding as of December 31, 2020 and 2019, respectively	7	14
Common stock, $0.0001 par value; 100,000,000 shares authorized; 2,201,604 and 1,447,864 shares issued and outstanding as of December 31, 2020 and 2019, respectively	220	145
Additional paid-in capital	23,400,408	18,203,265
Accumulated deficit	(34,525,025)	(17,488,188)
Total stockholders’ (deficit) equity	(11,124,262)	715,356

Total liabilities and stockholders’ (deficit) equity	$5,707,797	$6,480,615

The accompanying notes are an integral part of these consolidated financial statements.

Recruiter.com Group, Inc.
Consolidated Statements of Operations

	Year Ended	Year Ended
	December 31, 2020	December 31, 2019

Revenue (including related party revenue of $171,683 and $194,641, respectively)	$8,502,892	$5,997,987
Cost of revenue (including related party costs of $1,363,905 and $2,082,367, respectively)	6,138,363	4,448,202

Gross profit	2,364,529	1,549,785

Operating expenses:
Sales and marketing	82,904	119,597
Product development	299,512	203,400
Amortization of intangibles	686,691	477,518
Impairment expense	-	3,113,020
General and administrative (including share based compensation expense of $3,212,772 and $4,643,127, respectively, and related party expenses of $438,320 and $285,400, respectively)	8,033,685	8,140,432

Total operating expenses	9,102,792	12,053,967

Loss from operations	(6,738,263)	(10,504,182)

Other income (expenses):
Interest expense (including related party interest expense of $12,276 and $0, respectively)	(2,022,113)	(2,344,486)
Initial derivative expense	(3,340,554)	-
Change in derivative value due to anti-dilution adjustments	(2,642,175)	-
Change in fair value of derivative liability	(2,658,261)	1,138,604
Gain on forgiveness of debt	376,177	-
Grant income	10,768	-
Gain on sale of asset	-	27,000
Net recognized loss on marketable securities	(22,416)	(160,449)
Total other income (expenses)	(10,298,574)	(1,339,331)

Loss before income taxes	(17,036,837)	(11,843,513)
Provision for income taxes	-	-
Net loss	(17,036,837)	(11,843,513)
Net loss attributable to the noncontrolling interest	-	(30,716)
Net loss attributable to the controlling interest before preferred stock dividends	(17,036,837)	(11,812,797)
Preferred stock dividend	-	(140,410)
Net loss attributable to Recruiter.com Group, Inc. shareholders	$(17,036,837)	$(11,953,207)

Net loss per common share - basic and diluted	$(8.75)	$(20.9)

Weighted average common shares - basic and diluted	1,949,463	571,895

The accompanying notes are an integral part of these consolidated financial statements.

Recruiter.com Group, Inc.
Consolidated Statement of Changes in Stockholders’ Equity (Deficit)
For the Years ended December 31, 2020 and 2019

	Preferred stock Series D		Preferred stock Series E		Preferred stock Series F		Common stock		Additional Paid in	Accumulated	Noncontrolling	Total Stockholders Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	(Deficit)
Balance as of December 31, 2018	-	$-	775,000	$78	-	$-	-	$-	$679,259	$(5,675,391)	$1,581,585	$(3,414,469)
Recapitalization	389,036	39	-	-	-	-	699,152	70	3,889,324	-	(1,591,221)	2,298,212
Stock based compensation	-	-	-	-	-	-	-	-	3,803,922	-	86,705	3,890,627
Adjustment of redemption value of preferred stock	-	-	-	-	-	-	-	-	-	-	23,852	23,852
Beneficial conversion feature of preferred stock dividends	-	-	-	-	-	-	-	-	-	-	70,205	70,205
Preferred stock deemed dividend	-	-	-	-	-	-	-	-	-	-	(70,205)	(70,205)
Accrued preferred stock dividends	-	-	-	-	-	-	-	-	-	-	(70,205)	(70,205)
Series F Preferred stock issued for assets	-	-	-	-	200,000	20	-	-	8,599,980	-	-	8,600,000
Sale of Series D Preferred stock units, net of offering costs	75,350	7	-	-	-	-	-	-	1,334,990	-	-	1,334,997
Notes and accrued interest cancelled pursuant to merger	-	-	-	-	-	-	-	-	706,501	-	-	706,501

Issuance of common shares upon conversion of Series D preferred stock	(9,840)	-	-	-	-	-	49,200	5	(5)	-	-	-
Issuance of common shares for deferred compensation	-	-	-	-	-	-	197,838	20	(20)	-	-	-
Accrued salary forgiven pursuant to merger	-	-	-	-	-	-			187,500	-	-	187,500
Stockholder shares transferred as compensation expense	-	-	-	-	-	-			752,500	-	-	752,500
Reclassification of warrant derivative to liabilities related to Series D unit sales	-	-	-	-	-	-	-	-	(1,058,866)	-	-	(1,058,866)
Adjustment for fractional shares	-	-	-	-	-	-	444	-	-	-	-	-
Issuance of common shares upon conversion of Series E preferred stock	-	-	(40,014)	(4)	-	-	200,072	20	(16)	-	-	-
Issuance of common shares upon conversion of Series F preferred stock	-	-	-	-	(60,232)	(6)	301,160	30	(24)	-	-	-

Balance as of December 31, 2019	454,546	46	734,986	74	139,768	14	1,447,864	145	18,203,265	(17,488,188)	-	715,356
Stock based compensation	-	-	-	-	-	-	-	-	3,058,072		-	3,058,072
Series D Preferred stock issued for accrued penalties	106,134	11	-	-	-	-	-	-	1,929,505	-	-	1,929,516
Issuance of common shares upon conversion of Series D preferred stock	(34,260)	(3)	-	-	-	-	171,300	17	(14)	-	-	-
Issuance of common shares upon conversion of Series E preferred stock	-	-	(3,141)	-	-	-	15,704	2	(2)	-	-	-
Issuance of common shares upon conversion of Series F preferred stock	-	-	-	-	(75,386)	(7)	376,936	38	(31)	-	-	-
Sale of Series D Preferred stock units	1,375	-	-	-	-	-	-	-	25,000	-	-	25,000
Reclassification of warrant derivative to liabilities related to Series D unit sale	-	-	-	-	-	-	-	-	(26,465)	-	-	(26,465)
Issuance of shares for services	-	-	-	-	-	-	40,800	4	154,696	-	-	154,700
Issuance of vested shares	-	-	-	-	-	-	125,000	13	(13)	-	-	-
Issuance of common shares upon conversion of convertible notes and accrued interest	-	-	-	-	-	-	24,000	2	56,394	-	-	56,396
Net loss year ended December 31, 2020	-	-	-	-	-	-	-	-	-	(17,036,837)	-	(17,036,837)
Balance as of December 31, 2020	527,795	$54	731,845	$74	64,382	$7	2,201,604	$220	$23,400,408	$(34,525,025)	$-	$(11,124,262)

The accompanying notes are an integral part of these consolidated financial statements.

Recruiter.com Group, Inc.
Consolidated Statements of Cash Flows

	Year Ended	Year Ended
	December 31, 2020	December 31, 2019
Cash Flows from Operating Activities
Net loss	$(17,036,837)	$(11,843,513)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	687,845	478,191
Bad debt expense	12,000	23,500
Impairment expense	-	3,113,020
Gain on forgiveness of debt	(376,177)	-
Equity based compensation expense	3,212,772	4,643,127
Recognized loss on marketable securities	22,416	160,449
Gain on sale of asset	-	(27,000)
Marketable securities distributed as compensation	3,917	-
Expenses paid through financings	32,500	15,000
Loan principal paid directly through grant	(8,853)	-
Amortization of debt discount and debt costs	1,840,745	39,372
Initial derivative expense	3,340,554	-
Change in derivative value due to anti-dilution adjustments	2,642,175	-
Change in fair value of derivative liability	2,658,261	(1,138,604)
Changes in operating assets and liabilities:
Increase in accounts receivable	(94,767)	(58,804)
Increase in accounts receivable - related party	(36,784)	(4,340)
Increase in prepaid expenses and other current assets	(68,542)	(73,620)
Increase in accounts payable and accrued liabilities	626,895	2,752,033
Increase (decrease) in accounts payable and accrued liabilities - related parties	(63,863)	507,425
Increase in other liabilities	173,525	-
Increase (decrease) in deferred revenue	(93,937)	22,906
Net cash used in operating activities	(2,526,155)	(1,390,858)

Cash Flows from Investing Activities
Proceeds from sale of marketable securities	17,009	68,702
Cash paid for customer contracts	(50,000)	-
Proceeds from sale of asset	-	27,000
Cash paid for equipment	-	(3,463)
Cash paid for software development	-	(11,500)
Net cash provided (used) by investing activities	(32,991)	80,739

Cash Flows from Financing Activities
Proceeds from loans	398,545	45,005
Proceeds from convertible notes	2,476,000	-
Payments of notes	(17,907)	(105,034)
Advances on receivables	180,778	-
Repayments of advances on receivables	(180,778)	-
Proceeds from sale of future revenues	-	424,510
Repayments of sale of future revenues	(528,838)	(27,259)
Deposit on purchase of preferred stock	-	500,000
Repayment of deposit on purchase of preferred stock	-	(215,000)
Proceeds from sale of preferred stock	25,000	979,997
Net cash provided by financing activities	2,352,800	1,602,219

Net increase (decrease) in cash	(206,346)	292,100
Cash, beginning of year	306,252	14,152

Cash, end of year	$99,906	$306,252

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$235,813	$49,552
Cash paid during the year for income taxes	$-	$-

Supplemental schedule of non-cash investing and financing activities:
Original issue discount deducted from convertible note proceeds	$328,125	$-
Debt costs deducted from convertible note proceeds	$366,500	$-
Preferred stock issued for accrued penalties	$1,929,516	$-
Notes and accrued interest converted to common stock	$96,000	$-
Preferred stock issued for asset acquisition	$-	$8,600,000
Non-cash adjustments to Redeemable Preferred Stock of subsidiary	$-	$2,059,764
Notes payable and accrued interest exchanged for preferred stock	$-	$116,380
Noncontrolling interest reclassified to paid-in capital	$-	$1,591,221
Accounts payable paid through proceeds of preferred stock	$-	$100,000
Accrued compensation paid with common stock	$-	$56,250
Value of warrant issued with note	$-	$42,000
Accounts payable paid through proceeds of note	$-	$4,995
Warrant derivative liability at inception	$5,625,519	$1,750,646
Accrued compensation forgiven and credited to contributed capital	$-	$187,500
Discount attributable to liability on sale future revenues	$-	$142,491
Discount attributable to note payable	$-	$10,000
Marketable securities received as payment for Series D preferred stock	$-	$240,000
Notes and accrued interest forgiven	$-	$706,501

The accompanying footnotes are in integral part of these consolidated financial statements.

RECRUITER.COM GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

Recruiter.com Group, Inc., a Nevada corporation (“RGI”), is a holding company based in Houston, Texas. The Company has five subsidiaries, Recruiter.com, Inc., Recruiter.com Recruiting Solutions LLC (“Recruiting Solutions”), Recruiter.com Consulting, LLC, VocaWorks, Inc. (“VocaWorks”) and Recruiter.com Scouted Inc. (“Scouted”). RGI and its subsidiaries as a consolidated group is hereinafter referred to as the “Company.” The Company operates in Connecticut, Texas, and New York.

Recruiter.com operates an on-demand recruiting platform we have developed to help disrupt the $120 billion recruiting and staffing industry. Recruiter.com combines an online hiring platform with the world’s largest network of over 28,000 small and independent recruiters. Businesses of all sizes recruit talent faster using the Recruiter.com platform, which is powered by virtual teams of Recruiters On Demand and Video and AI job-matching technology.

Our website, www.Recruiter.com, provides access to over 28,000 recruiters and utilizes an innovative web platform, with integrated AI-driven candidate to job matching and video screening software to more easily and quickly source qualified talent.

We help businesses accelerate and streamline their recruiting and hiring processes by providing on-demand recruiting services and technology. Recruiter.com leverages our expert network of recruiters to place recruiters on a project basis, aided by cutting edge artificial intelligence-based candidate sourcing, matching and video screening technologies. We operate a cloud-based scalable SaaS-enabled marketplace platform for professional hiring, which provides prospective employers access to a network of thousands of independent recruiters from across the country and worldwide, with a diverse talent sourcing skillset that includes information technology, accounting, finance, sales, marketing, operations and healthcare specializations.

Through our Recruiting.com Solutions division, we also provide consulting and staffing, and fulltime placement services to employers which leverages our platform and rounds out our services.

Our mission is to grow our most collaborative and connective global platform to connect recruiters and employers and become the preferred solution for hiring specialized talent.

Reincorporation

On May 13, 2020, the Company effected a reincorporation from the State of Delaware to the State of Nevada. Following the approval by the Company’s stockholders at a special meeting held on May 8, 2020, Recruiter.com Group, Inc., a Delaware corporation (“Recruiter.com Delaware”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Recruiter.com Group, Inc., a Nevada corporation and a wholly owned subsidiary of Recruiter.com Delaware (“Recruiter.com Nevada”), pursuant to which Recruiter.com Delaware merged with and into Recruiter.com Nevada, with Recruiter.com Nevada continuing as the surviving entity. Simultaneously with the reincorporation, the number of shares of common stock the Company is authorized to issue was increased from 31,250,000 shares to 250,000,000 shares (which we subsequently decreased to 100,000,000 shares - see Note 16).

The reincorporation did not result in any change in the corporate name, business, management, fiscal year, accounting, location of the principal executive office, or assets or liabilities of the Company.

Merger with Recruiter.com, Inc.

Effective March 31, 2019, RGI completed a merger (the “Merger”) with Recruiter.com, Inc., a New York based recruiting career services and marketing business and a Delaware corporation (“Pre-Merger Recruiter.com”) pursuant to a Merger Agreement and Plan of Merger, dated March 31, 2019. At the effective time of the Merger, RGI’s newly formed wholly-owned subsidiary merged with and into Pre-Merger Recruiter.com, with Pre-Merger Recruiter.com continuing as the surviving corporation and a wholly-owned subsidiary of RGI. As consideration in the Merger, the equity holders of Pre-Merger Recruiter.com received a total of 775,000 shares of Series E Preferred Stock of RGI convertible into 3,875,000 shares of the Company’s common stock. As a result, the former shareholders of Pre-Merger Recruiter.com controlled approximately 90% of RGI’s outstanding common stock and in excess of 50% of the total voting power.

Prior to the Merger, from October 30, 2017 RGI was controlled by the principal shareholders of Pre-Merger Recruiter.com. The Merger simply increased their control. RGI’s Chief Executive Officer was the Chief Executive Officer and the majority of RGI’s Board of Directors were directors (or designees) prior to the Merger. Further, RGI’s Executive Chairman was retained as a consultant prior to the Merger with the understanding that if the Merger occurred, he would be appointed Executive Chairman.

Prior to the Merger, RGI, Pre-Merger Recruiter.com and VocaWorks had been parties to a license agreement, dated October 30, 2017 (the “License Agreement”), under which Pre-Merger Recruiter.com granted VocaWorks a license to use certain of its proprietary software and related intellectual property. Prior to the Merger, RGI’s primary business was operating under the License Agreement. In consideration for the license obtained in the License Agreement, Pre-Merger Recruiter.com received 625,000 shares of RGI’s common stock. Pre-Merger Recruiter.com also received the right to receive shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”) of RGI upon achievement of certain milestones specified in the License Agreement. As a result, immediately prior to the completion of the Merger, Pre-Merger Recruiter.com owned approximately 98% of RGI’s outstanding common stock. In conjunction with the Merger, Pre-Merger Recruiter.com distributed the 625,000 shares of RGI’s common stock to its shareholders on March 25, 2019. The distribution is considered to have occurred just prior to the completion of the Merger.

For accounting purposes, the Merger is being accounted for as a reverse recapitalization of Pre-Merger Recruiter.com and combination of entities under common control (“recapitalization”) with Pre-Merger Recruiter.com considered the accounting acquirer and historical issuer. The accompanying consolidated financial statements include Pre-Merger Recruiter.com for all periods presented. Since Pre-Merger Recruiter.com previously owned a majority interest in RGI, the consolidated financial statements include the historical operations of RGI and VocaWorks. All share and per share data in the accompanying consolidated financial statements and notes have been retroactively restated to reflect the effect of the Merger.

Asset Purchase

Effective March 31, 2019, RGI acquired certain assets and assumed certain liabilities under an asset purchase agreement, dated March 31, 2019, among RGI, Genesys Talent LLC, a Texas limited liability company (“Genesys”), and Recruiting Solutions, a wholly owned subsidiary of the Company (the “Asset Purchase”). As consideration in the Asset Purchase the Company issued a total of 200,000 shares of its Series F Preferred Stock convertible into 1,000,000 shares of the Company’s common stock. The acquired assets and liabilities include certain accounts receivable, accounts payable, deferred revenue, sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets. The Company is utilizing these assets in its employment staffing business to be operated through Recruiting Solutions. This transaction was treated as a business combination (see Note 14).

As of the effective date of the Merger, the Company changed its fiscal year end from March 31 to December 31. On May 9, 2019, pursuant to the approval of its Board of Directors (the “Board”), the Company changed its name to Recruiter.com Group, Inc.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of RGI and its majority-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

As discussed above, all share and per share data has been retroactively restated in the accompanying consolidated financial statements and footnotes to reflect the effects of the March 31, 2019 recapitalization. Among other effects, this causes the common stock of Pre-Merger Recruiter.com which existed during 2018 to be retroactively reflected as though it were Series E Preferred Stock since it was exchanged for Series E Preferred Stock pursuant to the Merger and recapitalization.

Effective August 21, 2019, the Company amended its Certificate of Incorporation to effect a one-for-80 reverse stock split of the Company’s common stock. Additionally, the number of authorized shares of common stock was reduced to 31,250,000 shares which we subsequently increased to 250,000,000 shares (which we subsequently decreased to 100,000,000 - see Note 16). All share and per share data have been retroactively restated in the accompanying consolidated financial statements and footnotes for all periods presented to reflect the effects of the reverse stock split.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results and outcomes may differ from management’s estimates and assumptions. Included in these estimates are assumptions used to estimate collection of accounts receivable, fair value of available for sale securities, fair value of assets acquired in an asset acquisition and the estimated useful life of assets acquired, fair value of derivative liabilities, fair value of securities issued for acquisitions, fair value of assets acquired and liabilities assumed in the business combination, fair value of intangible assets and goodwill, valuation of lease liabilities and related right of use assets, deferred income tax asset valuation allowances, and valuation of stock based compensation expense

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments with a remaining maturity at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has not experienced any losses related to these balances as of December 31, 2020. There were no uninsured balances as of December 31, 2020 and 2019. The Company had no cash equivalents during or at the end of either year.

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). Revenues are recognized when control is transferred to customers in amounts that reflect the consideration the Company expects to be entitled to receive in exchange for those goods. Revenue recognition is evaluated through the following five steps: (i) identification of the contract, or contracts, with a customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when or as a performance obligation is satisfied.

We generate revenue from the following activities:

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Consulting and Staffing: Consists of providing consulting and staffing personnel services to employers to satisfy their demand for long- and short-term consulting and temporary employee needs. We generate revenue by first referring qualified personnel for the employer’s specific talent needs, then placing that personnel with the employer, but with us or our providers acting as the employer of record, and finally, billing the employer for the time and work of our placed personnel on an ongoing basis. Our process for finding candidates for consulting and staffing engagements largely mirrors our process for fulltime placement hiring. This process includes employers informing us of open consulting and temporary staffing opportunities and projects, sourcing qualified candidates through our Platform and other similar means, and, finally, the employer selecting our candidates for placement after a process of review and selection. We bill these employer clients for our placed candidates’ ongoing work at an agreed-upon, time-based rate, typically on a weekly schedule of invoicing.

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Fulltime Placement: Consists of providing referrals of qualified candidates to employers to hire staff for full-time positions. We generate fulltime placement revenue by earning one-time fees for each time that employers hire one of the candidates that we refer. Employers alert us of their hiring needs through our Platform or other communications. We source qualified candidate referrals for the employers’ available jobs through independent recruiter users that access our Platform and other tools. We support and supplement the independent recruiters’ efforts with dedicated internal employees we call our internal talent delivery team. Our talent delivery team selects and delivers candidate profiles and resumes to our employer clients for their review and ultimate selection. Upon the employer hiring one or more of our candidate referrals, we earn a “fulltime placement fee”, an amount separately negotiated with each employer client. The full-time placement fee is typically either a percentage of the referred candidates’ first year’s base salary or an agreed-upon flat fee.

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Recruiters on Demand: Consists of a consulting and staffing service specifically for the placement of professional recruiters, which we market as Recruiters on Demand. Recruiters on Demand is a flexible, time-based solution that provides businesses of all sizes access to recruiters on an outsourced, virtual basis for help with their hiring needs. As with other consulting and staffing solutions, we procure for our employer clients qualified professional recruiters, and then place them on assignment with our employer clients. Revenue earned through Recruiters on Demand is derived by billing the employer clients for the placed recruiters’ ongoing work at an agreed-upon, time-based rate. We directly source recruiter candidates from our network of recruiters on the Platform, as the recruiter user base of our Platform has the proper skill-set for recruiting and hiring projects. We had previously referred to this service in our revenue disaggregation disclosure in our consolidated financial statements as license and other, but on July 1, 2020, we rebranded as Recruiters on Demand.

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Career Solutions: We provide services to assist job seekers with their career advancement. These services include a resume distribution service which involves promoting these job seekers’ profiles and resumes to assist with their procuring employment and upskilling and training. Our resume distribution service allows a job seeker to upload his/her resume to our database, which we then distribute to our network of recruiters on the Platform. We earn revenue from a one-time flat fee for this service. We also offer a recruiter certification program which encompasses our recruitment related training content, which we make accessible through our online learning management system. Customers of the recruiter certification program use a self-managed system to navigate through a digital course of study. Upon completion of the program, we issue a certificate of completion and make available a digital badge to certify their achievement for display on their online recruiter profile on the Platform. For approximately the four months following March 31, 2020, the Company provided the recruiter certification program free in response to COVID-19. We partner with Careerdash, a high-quality training company, to provide Recruiter.com Academy, an immersive training experience for career changers.

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Marketplace Solutions: Our “Marketplace Solutions”, previously referred to as Marketing Solutions, allow companies to promote their unique brands on our website, the Platform, and our other business-related content and communication. This is accomplished through various forms of online advertising, including sponsorship of digital newsletters, online content promotion, social media distribution, banner advertising, and other branded electronic communications, such as in our quarterly digital publication on recruiting trends and issues. Customers who purchase our Marketplace Solutions typically specialize in B2B software and other platform companies that focus on recruitment and human resources processing. We earn revenue as we complete agreed upon marketing related deliverables and milestones using pricing and terms set by mutual agreement with the customer. In addition to its work with direct clients, the Company categorizes all online advertising and affiliate marketing revenue as Marketing Solutions.

We have a sales team and sales partnerships with direct employers as well as Vendor Management System companies and Managed Service companies that help create sales channels for clients that buy staffing, direct hire, and sourcing services. Once we have secured the relationship and contract with the interested Enterprise customer the delivery and product teams will provide the service to fulfil any or all of the revenue segments.

Revenues as presented on the statement of operations represent services rendered to customers less sales adjustments and allowances.

Consulting and Staffing Services revenues represent services rendered to customers less sales adjustments and allowances. Reimbursements, including those related to travel and out-of-pocket expenses, are also included in the net service revenues and equivalent amounts of reimbursable expenses are included in costs of revenue. We record substantially all revenue on a gross basis as a principal versus on a net basis as an agent in the presentation of this line of revenues and expenses. We have concluded that gross reporting is appropriate because we have the task of identifying and hiring qualified employees, and our discretion to select the employees and establish their compensation and duties causes us to bear the risk for services that are not fully paid for by customers. Consulting and staffing revenues are recognized when the services are rendered by the temporary employees. Payroll and related taxes of certain employees that are placed on temporary assignment are outsourced to third party payors or related party payors. The payors pay all related costs of employment for these employees, including workers’ compensation insurance, state and federal unemployment taxes, social security and certain fringe benefits. We assume the risk of acceptability of the employees to customers. Payments for consulting and staffing services are typically due within 90 days of completion of services.

Full time placement revenues are recognized on a gross basis when the guarantee period specified in each customer’s contract expires. No fees for direct hire placement services are charged to the employment candidates. Any payments received prior to the expiration of the guarantee period are recorded as a deferred revenue liability. Payments for recruitment services are typically due within 90 days of completion of services.

Recruiters on Demand services are billed to clients as either monthly subscriptions or time-based billings. Revenues for Recruiters on Demand are recognized on a gross basis when each monthly subscription service is completed.

Career services revenues are recognized on a gross basis upon distribution of resumes or completion of training courses, which is the point at which the performance obligations are satisfied. Payments for career services are typically due upon distribution or completion of services.

Marketplace Solutions services revenues are recognized on a gross basis when the advertising is placed and displayed or when lead generation activities and online publications are completed, which is the point at which the performance obligations are satisfied. Payments for marketing and publishing are typically due within 30 days of completion of services.

Deferred revenue results from transactions in which the Company has been paid for services by customers, but for which all revenue recognition criteria have not yet been met. Once all revenue recognition criteria have been met, the deferred revenues are recognized.

Sales tax collected is recorded on a net basis and is excluded from revenue.

Contract Assets

The Company does not have any contract assets such as work-in-process. All trade receivables on the Company’s consolidated balance sheet are from contracts with customers.

Contract Costs

Costs incurred to obtain a contract are capitalized unless they are short term in nature. As a practical matter, costs to obtain a contract that are short term in nature are expensed as incurred. The Company does not have any contract costs capitalized as of December 31, 2020 or December 31, 2019.

Contract Liabilities - Deferred Revenue

The Company’s contract liabilities consist of advance customer payments and deferred revenue. Deferred revenue results from transactions in which the Company has been paid for services by customers, but for which all revenue recognition criteria have not yet been met. Once all revenue recognition criteria have been met, the deferred revenues are recognized.

For each of the years, revenues can be categorized into the following:

Years ended December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019
Consulting and staffing services	$6,684,053	$4,792,607
Permanent placement fees	517,704	274,030
Recruiters on Demand	966,104	486,388
Career services	190,225	138,384
Marketing and publishing	144,806	306,578
Total revenue	$8,502,892	$5,997,987

As of December 31, 2020, and 2019, deferred revenue amounted to $59,037 and $145,474 respectively. As of December 31, 2020, deferred revenues associated with placement services are $52,466 and we expect the recognition of such services to be within the three months ended March 31, 2021. As of December 31, 2020, deferred revenues associated with Recruiters on Demand services are $6,571 and we expect the recognition of such services to be within the first three months of 2021.

Revenue from international sources was approximately 3% and 4% for the years ended December 31, 2020 and 2019, respectively.

Costs of Revenue

Costs of revenues consist of employee costs, third party staffing costs and other fees, outsourced recruiter fees and commissions based on a percentage of Recruiting Solutions gross margin.

Accounts Receivable

Credit is extended to customers based on an evaluation of their financial condition and other factors. Management periodically assesses the Company’s accounts receivable and, if necessary, establishes an allowance for estimated uncollectible amounts. Accounts determined to be uncollectible are charged to operations when that determination is made. The Company usually does not require collateral. We have recorded an allowance for doubtful accounts of $33,000 and $21,000 as of December 31, 2020 and 2019, respectively. Bad debt expense was $12,000 and $23,500 for the years ended December 31, 2020 and 2019, respectively.

Concentration of Credit Risk and Significant Customers and Vendors

As of December 31, 2020, two customers accounted for more than 10% of the accounts receivable balance, at 32% and 19% for a total of 51%. As of December 31, 2019, three customers accounted for more than 10% of the accounts receivable balance, at 19%, 15% and 13%, for a total of 47%.

For the year ended December 31, 2020 three customers accounted for 10% of more of total revenue, at 30%, 20% and 11%, for a total of 61%. For the year ended December 31, 2019 two customers accounted for 10% or more of total revenue, at 32% and 17%, for a total of 49%.

We use a related party firm located overseas for software development and maintenance related to our website and the platform underlying our operations. One of our officers and principal shareholders is an employee of this firm but exerts control over this firm (see Note 13).

We are a party to that certain license agreement with a related party firm (see Note 13). Pursuant to the license agreement the firm has granted us an exclusive license to use certain candidate matching software and render certain related services to us. If this relationship was terminated or if the firm was to cease doing business or cease to support the applications we currently utilize, we may be forced to expend significant time and resources to replace the licensed software. Further, the necessary replacements may not be available on a timely basis on favorable terms, or at all. If we were to lose the ability to use this software our business and operating results could be materially and adversely affected.

We use a related party firm to provide certain employer of record services (see Note 13).

Advertising and Marketing Costs

The Company expenses all advertising and marketing costs as incurred. Advertising and marketing costs were $82,904 and $119,597 for the years ended December 31, 2020 and 2019, respectively.

Fair Value of Financial Instruments and Fair Value Measurements

The Company measures and discloses the fair value of assets and liabilities required to be carried at fair value in accordance with ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a hierarchical framework for measuring fair value, and enhances fair value measurement disclosure.

ASC 825 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices for identical assets or liabilities in active markets to which we have access at the measurement date.

Level 2 - Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 - Unobservable inputs for the asset or liability.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Company’s investment in available for sale securities and warrant derivative liabilities are measured at fair value. The securities are measured based on current trading prices using Level 1 fair value inputs. The Company’s derivative instruments are valued using Level 3 fair value inputs. The Company does not have any other financial instruments which require re-measurement to fair value. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and loans payable represent fair value based upon their short-term nature.
A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The table below summarizes the fair values of our financial assets and liabilities as of December 31, 2020 and 2019 respectively:

	Fair Value at December 31,	Fair Value Measurement Using
	2020	Level 1	Level 2	Level 3

Available for sale marketable securities (Note 3)	$1,424	$1,424	$-	$-
Warrant derivative liability (Note 11)	$11,537,997	$-	$-	$11,537,997

	Fair Value at December 31,	Fair Value Measurement Using
	2019	Level 1	Level 2	Level 3

Available for sale marketable securities (Note 3)	$44,766	$44,766	$-	$-
Derivative liability (Note 11)	$612,042	$-	$-	$612,042

The reconciliation of the derivative liability measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows for the years ended December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019
Balance at January 1	$612,042	$-
Additions to derivative instruments	5,625,519	1,750,646
Anti-dilution adjustments to derivative instruments	2,642,175	-
(Gain) loss on change in fair value of derivative liability	2,658,261	(1,138,604)
Balance, December 31	$11,537,997	$612,042

Marketable Securities

The Company has adopted Accounting Standards Update (“ASU”) 2016-01, Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset, and eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. The unrealized loss on the marketable securities during the years ended December 31, 2020 and 2019 has been included in a separate line item on the statement of operations, Net Recognized Loss on Marketable Securities.

Business Combinations

For all business combinations (whether partial, full or step acquisitions), the Company records 100% of all assets and liabilities of the acquired business, including goodwill, generally at their fair values; contingent consideration, if any, is recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value are recognized in earnings until settlement and acquisition-related transaction and restructuring costs are expensed rather than treated as part of the cost of the acquisition.

Intangible Assets

Intangible assets consist primarily of the assets acquired from Genesys, including customer contracts and intellectual property, acquired on March 31, 2019 (see Note 14). Amortization expense will be recorded on the straight line basis over the estimated economic lives of three years.

Intangible assets also included internal use software development costs for the Company’s website and iPhone App. These costs were not placed in service and the Company has no plans to place these assets in service in the foreseeable future. We had fully impaired these assets at December 31, 2019 (see Note 4).

Goodwill

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment: The objective of this guidance is to simplify an entity’s required test for impairment of goodwill by eliminating Step 2 from the goodwill impairment test by permitting the entity to complete a qualitative assessment to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Under this Update, an entity should perform its annual or quarterly goodwill impairment test by comparing the fair value of the reporting unit with its carrying amount and record an impairment charge for the excess of the carrying amount over the reporting unit’s fair value. The loss recognized should not exceed the total amount of goodwill allocated to the reporting unit and the entity must consider the income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. This guidance is effective for a public business entity that is an SEC filer for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019 and early adoption is permitted. The Company early adopted ASU 2017-04 as of January 1, 2019.

Goodwill is comprised of the purchase price of business combinations in excess of the fair value assigned at acquisition to the net tangible and identifiable intangible assets acquired. Goodwill is not amortized. The Company tests goodwill for impairment for its reporting units on an annual basis, or when events occur, or circumstances indicate the fair value of a reporting unit is below its carrying value.

The Company performs its annual goodwill and impairment assessment on December 31st of each year (see Note 4).

When evaluating the potential impairment of goodwill, management first assess a range of qualitative factors, including but not limited to, macroeconomic conditions, industry conditions, the competitive environment, changes in the market for the Company’s products and services, regulatory and political developments, entity specific factors such as strategy and changes in key personnel, and the overall financial performance for each of the Company’s reporting units. If, after completing this assessment, it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value, we then proceed to the impairment testing methodology primarily using the income approach (discounted cash flow method).

We compare the carrying value of the reporting unit, including goodwill, with its fair value, as determined by its estimated discounted cash flows. If the carrying value of a reporting unit exceeds its fair value, then the amount of impairment to be recognized is recognized as the amount by which the carrying amount exceeds the fair value.

When required, we arrive at our estimates of fair value using a discounted cash flow methodology which includes estimates of future cash flows to be generated by specifically identified assets, as well as selecting a discount rate to measure the present value of those anticipated cash flows. Estimating future cash flows requires significant judgment and includes making assumptions about projected growth rates, industry-specific factors, working capital requirements, weighted average cost of capital, and current and anticipated operating conditions. The use of different assumptions or estimates for future cash flows could produce different results.

Long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that indicate possible impairment. When impairment indicators exist, the Company estimates the future undiscounted net cash flows of the related asset or asset group over the remaining life of the asset in measuring whether or not the asset values are recoverable (see Note 4).

Software Costs

We capitalize certain software development costs incurred in connection with developing or obtaining software for internal use when both the preliminary project stage is completed, and it is probable that the software will be used as intended. Capitalization ceases after the software is operational; however, certain upgrades and enhancements may be capitalized if they add functionality. Capitalized software costs include only (i) external direct costs of materials and services utilized in developing or obtaining software, (ii) compensation and related benefits for employees who are directly associated with the software project and (iii) interest costs incurred while developing internal-use software.

Income Taxes

We utilize ASC 740 “Income Taxes” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

The Company recognizes the impact of a tax position in the financial statements only if that position is more likely than not to be sustained upon examination by taxing authorities, based on the technical merits of the position. Our practice is to recognize interest and/or penalties, if any, related to income tax matters in income tax expense.

Noncontrolling Interest in Majority Owned Subsidiary

The Company follows ASC 810-10-65, Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51. This ASC clarifies that a noncontrolling (minority) interest in a subsidiary is an ownership interest in the entity that should be reported as equity in the consolidated financial statements. It also requires consolidated net income to include the amounts attributable to both the parent and noncontrolling interest, with disclosure on the face of the consolidated income statement of the amounts attributed to the parent and to the noncontrolling interest. In accordance with ASC 810-10-45-21, those losses attributable to the parent and the noncontrolling interest in subsidiaries may exceed their interests in the subsidiary’s equity. The excess and any further losses attributable to the parent and the noncontrolling interest shall be attributed to those interests even if that attribution results in a deficit noncontrolling interest balance.

The average noncontrolling interest percentage in RGI was 10.04% for the three months ended March 31, 2019. There was no noncontrolling interest after the March 31, 2019 recapitalization.

Stock-Based Compensation

We account for our stock-based compensation under ASC 718 “Compensation - Stock Compensation” using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the shorter of the service period or the vesting period of the stock-based compensation. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model. Determining the fair value of stock-based compensation at the grant date under this model requires judgment, including estimating volatility, employee stock option exercise behaviors and forfeiture rates. The assumptions used in calculating the fair value of stock-based compensation represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment.

On January 1, 2019, the Company adopted ASU 2018-07, which substantially aligns stock-based compensation for employees and non-employees and accounts for non-employee share-based awards in accordance with the measurement and recognition criteria of ASC 718. The Company used the modified prospective method of adoption. There was no cumulative effect of the adoption of ASC 718.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with various accounting standards.

ASC 480 “Distinguishing Liabilities From Equity” provides that instruments convertible predominantly at a fixed rate resulting in a fixed monetary amount due upon conversion with a variable quantity of shares (“stock settled debt”) be recorded as a liability at the fixed monetary amount.

ASC 815 “Derivatives and Hedging” generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument.”

The Company accounts for convertible instruments (when it has determined that the instrument is not a stock settled debt and the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the share transaction and the effective conversion price embedded in the preferred shares.

ASC 815-40 provides that generally if an event is not within the entity’s control and could require net cash settlement, then the contract shall be classified as an asset or a liability.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): Part 1 - Accounting for Certain Financial Instruments with Down Round Features and Part 2 - Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with Scope Exception (“ASU No. 2017-11”). Part 1 of ASU No. 2017-11 addresses the complexity of accounting for certain financial instruments with down round features. Down round features are provisions in certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. The Company has early adopted the guidance under ASU 2017-11 for the year ended December 31, 2017.

The Company has determined that the conversion features of the RGI convertible preferred stock and stock purchase warrants outstanding immediately prior to the Merger do not require bifurcation as free-standing derivative instruments, based on the adoption of ASU 2017-11 and the guidance related to down round features.

The Company has determined that the conversion features of its convertible preferred stock issued in 2019 do not require bifurcation as free-standing derivative instruments.

Derivative Instruments

The Company’s derivative financial instruments consist of derivatives related to the warrants issued with the sale of our convertible notes in 2020 (see Notes 9 and 11) and the warrants issued with the sale of our Series D Preferred Stock in 2020 and 2019 (see Notes 10 and 11). The accounting treatment of derivative financial instruments requires that we record the derivatives at their fair values as of the inception date of the debt agreements and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense at each balance sheet date. If the fair value of the derivatives was higher at the subsequent balance sheet date, we recorded a non-operating, non-cash charge. If the fair value of the derivatives was lower at the subsequent balance sheet date, we recorded non-operating, non-cash income.

Leases

In February 2016, the Financial Accounting Standards Board issued Accounting Standards Update No. 2016-02: “Leases (Topic 842)” whereby lessees need to recognize almost all leases on their balance sheet as a right of use asset and a corresponding lease liability. The Company adopted this standard as of January 1, 2019 using the effective date method and applying the package of practical expedients to leases that commenced before the effective date whereby the Company elected not to reassess the following: (i) whether any expired or existing contracts contain leases, and (ii) initial direct costs for any existing leases. For contracts entered into after the effective date, at the inception of a contract the Company will assess whether the contract is, or contains, a lease. The Company’s assessment will be based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether we obtain the right to substantially all the economic benefit from the use of the asset throughout the period, and (3) whether it has the right to direct the use of the asset. The Company will allocate the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments. The Company has elected not to recognize right of use assets and lease liabilities for short term leases that have a term of 12 months or less.

Product Development

Product development costs are included in selling, general and administrative expenses and consist of support, maintenance and upgrades of our website and IT platform and are charged to operations as incurred.

Earnings (Loss) Per Share

The Company follows ASC 260 “Earnings Per Share” for calculating the basic and diluted earnings (or loss) per share. Basic earnings (or loss) per share are computed by dividing earnings (or loss) available to common shareholders by the weighted-average number of common shares outstanding. Diluted earnings (or loss) per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the potential shares of common stock had been issued and if the additional shares were dilutive. Common stock equivalents are excluded from the diluted earnings (or loss) per share computation if their effect is anti-dilutive. Common stock equivalents in amounts of 9,709,468 and 7,527,081 were excluded from the computation of diluted earnings per share for the years ended December 31, 2020 and 2019, respectively, because their effects would have been anti-dilutive.

	December 31,	December 31,
	2020	2019
Options	676,304	349,368
Stock awards	221,600	342,837
Warrants	1,461,377	188,376
Convertible notes	730,077	-
Convertible preferred stock	6,620,110	6,646,500
	9,709,468	7,527,081

Business Segments

The Company uses the “management approach” to identify its reportable segments. The management approach designates the internal organization used by management for making operating decisions and assessing performance as the basis for identifying the Company’s reportable segments. Using the management approach, the Company determined that it has one operating segment.

Recently Issued Accounting Pronouncements

There have not been any recent changes in accounting pronouncements and ASU issued by the FASB that are of significance or potential significance to the Company except as disclosed below.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. We are currently evaluating the impact of this guidance.

NOTE 2 - GOING CONCERN

These consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company’s management has evaluated whether there is substantial doubt about the Company’s ability to continue as a going concern and has determined that substantial doubt existed as of the date of the end of the period covered by this report. This determination was based on the following factors: (i) the Company has a working capital deficit as of December 31, 2020 and used cash of approximately $2.5 million in operations in 2020; (ii) the Company’s available cash as of the date of this filing will not be sufficient to fund its anticipated level of operations for the next 12 months; (iii) the Company will require additional financing for the fiscal year ending December 31, 2021 to continue at its expected level of operations; and (iv) if the Company fails to obtain the needed capital, it will be forced to delay, scale back, or eliminate some or all of its development activities or perhaps cease operations. In the opinion of management, these factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern as of the date of the end of the period covered by this report and for one year from the issuance of these consolidated financial statements.

The Company completed rounds of funding during 2019. Additionally, during 2020 the Company raised approximately $3 million in gross proceeds through the issuance of convertible debentures and warrants as more fully disclosed in Note 9. However, there is no assurance that the Company will be successful in any other capital-raising efforts that it may undertake to fund operations during the next 12 months. The Company anticipates that it will issue equity and/or debt securities as a source of liquidity, until it begins to generate positive cash flow to support its operations. Any future sales of securities to finance operations will dilute existing shareholders’ ownership. The Company cannot guarantee when or if it will generate positive cash flow.

In March 2020, the outbreak of COVID-19 (coronavirus) caused by a novel strain of the coronavirus was recognized as a pandemic by the World Health Organization, and the outbreak has become increasingly widespread in the United States, including in each of the areas in which the Company operates. While to date the Company has not been required to stop operating, management is evaluating its use of its office space, virtual meetings and the like. We have reduced certain billing rates to respond to the current economic climate. Additionally, while we have experienced, and could continue to experience, a loss of clients as the result of the pandemic, we expect that the impact of such attrition would be mitigated by the addition of new clients resulting from our continued efforts to adjust the Company’s operations to address changes in the recruitment industry. The extent to which the COVID-19 pandemic will impact our operations, ability to obtain financing or future financial results is uncertain at this time. Due to the effects of COVID-19, the Company took steps to streamline certain expenses, such as temporarily cutting certain executive compensation packages by approximately 20%. Management also worked to reduce unnecessary marketing expenditures and worked to improve staff and human capital expenditures, while maintaining overall workforce levels. The Company expects but cannot guarantee that demand for its recruiting solutions will improve later in 2021, as certain clients re-open or accelerate their hiring initiatives, and new clients utilize our services. The Company does not expect reductions made in the second quarter of 2020 due to COVID-19 will inhibit its ability to meet client demand. Overall, management is focused on effectively positioning the Company for a rebound in hiring which we expect later in 2021. Ultimately, the recovery may be delayed and the economic conditions may worsen. The Company continues to closely monitor the confidence of its recruiter users and customers, and their respective job requirement load through offline discussions and the Company’s Recruiter Index survey.

The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 - INVESTMENT IN AVAILABLE FOR SALE MARKETABLE SECURITIES

The Company’s investments in marketable equity securities are being held for an indefinite period and thus have been classified as available for sale. Cost basis of securities held as of December 31, 2020 and 2019 was $42,720 and $708,541, respectively, and accumulated unrealized losses were $41,296 and $663,775 as of December 31, 2020 and 2019, respectively. The fair market value of available for sale marketable securities was $1,424 as of December 31, 2020, based on 178,000 shares of common stock held in one entity with a per share market price of approximately $0.008.

Net recognized gains (losses) on equity investments were as follows:

	Years Ended
	December 31,
	2020	2019
Net realized gains (losses) on investment sold or assigned	$(2,543)	$(49,757)
Net unrealized gains (losses) on investments still held	(19,873)	(110,692)

Total	$(22,416)	$(160,449)

The reconciliation of the investment in marketable securities is as follows for the years ended December 31, 2020 and 2019:

	December 31,	December 31,
	2020	2019
Balance - January1	$44,766	$33,917
Additions	-	240,000
Proceeds on sales of securities	(17,009)	(68,702)
Assignment of securities as compensation	(3,917)	-
Recognized losses	(22,416)	(160,449)
Balance - December 31	$1,424	$44,766

NOTE 4 - GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

Goodwill is derived from the Genesys acquisition (see Note 14). The Company performed its most recent annual goodwill impairment test as of December 31, 2020 using market data and discounted cash flow analysis. Based on that test, we have determined that the carrying value of goodwill was not impaired at December 31, 2020. We had previously recorded an impairment of $3,000,000 at December 31, 2019, primarily due to the market capitalization of the Company’s common stock.

The changes in the carrying amount of goodwill for the years ended December 31, 2020 and 2019 are as follows:

	December 31, 2020	December 31, 2019
Carrying value - January 1	$3,517,315	$-
Goodwill acquired during the year	-	6,517,315
	3,517,315	6,517,315
Impairment losses	-	(3,000,000)
Carrying value - December 31	$3,517,315	$3,517,315

Intangible Assets

Intangible assets totaling $1,910,072 as disclosed in the table below consist of the assets acquired from Genesys, including customer contracts and intellectual property, acquired on March 31, 2019 (see Note 14) which are being amortized over the three year useful life.

We also had capitalized software costs of $113,020 relating to our website and iPhone App developed for internal use. These costs were not placed in service and were not amortized, and the Company has no plans to place these assets in service in the foreseeable future. The Company capitalized $11,500 of costs in 2019. We had fully impaired these assets at December 31, 2019.

We entered into an executive employment agreement on July 1, 2020 (the “Employment Agreement”) with Chad MacRae as the Senior Vice President Recruiters on Demand. The Employment Agreement specifies that certain customer contracts, databases, and computer equipment were to be transferred to the Company in connection with the hiring of Mr. MacRae. Mr. MacRae’s compensation package includes a $50,000 signing bonus and an annual base salary of $125,000. We have attributed the $50,000signing bonus to the cost of the contracts acquired and are amortizing that cost over the estimated six-month economic life of the contracts.

Intangible assets are summarized as follows:

	December 31, 2020	December 31, 2019
Customer contracts	$233,107	$183,107
License	1,726,965	1,726,965
	1,960,072	1,910,072
Less accumulated amortization	(1,164,208)	(477,518)
Carrying value	$795,864	$1,432,554

Amortization expense of intangible assets was $686,691 and $477,518 for the years ended December 31, 2020 and 2019, respectively, related to the intangible assets acquired from Genesys (now the Company’s Recruiting Solutions division), and the cost of acquiring customer contracts on July 1, 2020 for our Recruiters on Demand business. Future amortization of intangible assets is expected to be approximately $637,000 for 2021 and $159,000 for 2022.

NOTE 5 - LIABILITY FOR SALE OF FUTURE REVENUES

During 2020 and 2019 we were party to two agreements related to the sale of future revenues. Both agreements are with the same party, have substantially the same terms, and were entered into in December 2019. We received a total of $424,510 under the agreements. Total repayments will aggregate $567,001. As a result, we recorded an initial discount of $142,491. Discounts related to the agreements will be amortized to expense over the term of the agreements. One of the agreements was paid in full as of December 31, 2020. During the years ended December 31, 2020 and 2019, we amortized $132,922 and $6,851 of discount, respectively, to interest expense. Unamortized discount is $2,718 and $135,641 at December 31, 2020 and 2019, respectively. The outstanding gross balance due before discounts pursuant to the agreements was $10,904 and $539,742 at December 31, 2020 and 2019, respectively.

The Company has granted a continuing security interest in the following, to the extent and in the amount of the purchased receivables: all assets including the following property that the Company now owns or shall acquire or create immediately upon the acquisition or creation thereof: (i) any and all amounts owing to the Company now or in the future from any customers; and (ii) all other tangible and intangible personal property of every kind and nature.

NOTE 6 - RECEIVABLES FINANCING AGREEMENT

In January 2020 we entered into an agreement with a lender that provides advances against the collection of accounts receivable. Advances made under the agreement are generally repayable in 45 days from the date of the advance and bear interest at 1.5% per month. Advances received under the agreement aggregated $180,778. In April 2020, the lender informed the Company that it would not be able to advance additional funds pursuant to this arrangement due to the impact of the COVID-19 pandemic. We have repaid the agreement in full during 2020.

NOTE 7 - LOANS PAYABLE

Lines of Credit

At December 31, 2020 and 2019 we are party to two lines of credit with outstanding balances of $0. Advances under each of these lines of credit mature within 12 months of the advances. Availability under the two lines was $91,300 at December 31, 2020; however, due to COVID -19 uncertainty (see Note 2), the availability under both lines has been suspended in 2020.

Term Loans

We have outstanding balances of $77,040 and $103,800 pursuant to two term loans as of December 31, 2020 and December 31, 2019, respectively, which mature in 2023. The loans have variable interest rates, with current rates at 6.0% and 7.76%, respectively. Current monthly payments under the loans are $1,691 and $1,008, respectively.

One of the term loans is a Small Business Administration (“SBA”) loan. As a result of the COVID-19 uncertainty, the SBA has paid the loan for a period of six months. The SBA made payments on our behalf of $10,768 during the year ended December 31, 2020, which have been recorded as grant income in the financial statements. These payments were applied $8,854 to principal and $1,914 to interest expense for the year ended December 31, 2020.

The status of these loans as of December 31, 2020 and 2019 are summarized as follows:

	December 31, 2020	December 31, 2019
Term loans	$77,040	$103,800
Less current portion	(28,249)	(25,934)
Non-current portion (excluding PPP loan discussed below)	$48,791	$77,866

Future principal payments under the term notes are as follows:

Year Ending December 31,
2021	$28,249
2022	30,133
2023	18,658
Total minimum principal payments	$77,040

Our Chief Operating Officer, who is also a shareholder, has personally guaranteed the loans described above.

Paycheck Protection Program Loan

During April and May 2020 the Company, through its four subsidiaries, received an aggregate of $398,545 in loans borrowed from a bank pursuant to the Paycheck Protection Program under the CARES Act guaranteed by the SBA, which we expect to be forgiven in part or in full, subject to our compliance with the conditions of the Paycheck Protection Program. If not forgiven, the terms on the note provide for interest at 1% per year and the note mature in 24 months, with 18 monthly payments beginning after the initial 6 month deferral period for payments. We have applied for forgiveness for all loans. As of December 31, 2020, $373,795 of loans have been forgiven and the balance of $24,750 was forgiven subsequently. We have classified the remaining balance of $24,750 as long term at December 31, 2020. We recorded forgiveness of debt income of $376,177 for the $373,795 of principal and $2,382 of related accrued interest forgiven in 2020.

NOTE 8 - NOTES PAYABLE

On November 27, 2018, RGI borrowed $50,000 and issued a $55,000 10% Original Issue Discount Promissory Note. The note matures on or before the earlier of (i) the 90th day subsequent to the issuance date of the note, and (ii) the Company’s receipt of a minimum of $1,000,000 as a result of the Company closing the sale (the “financing”) of any equity or debt securities of the Company (either, a “Maturity Date”). At the Company’s option, upon the Maturity Date the Company may convert all principal and interest owed to the Payee pursuant to this note into securities of the Company identical to those offered and on the same terms as those offered to the investors in the financing. Interest shall accrue on the outstanding principal balance of this note at the rate of 5% per year. The discount of $5,000 is being amortized over 90 days. During the three months ended March 31, 2019 we amortized $3,056 as interest expense.

In February 8, 2019, RGI borrowed $45,005, net of original issue discount of $10,000 and other deductions of $4,995, from an institutional investor and issued the investor a $60,000 Original Issue Discount Promissory Note (the “February Note”). The February Note bears interest at 5% per annum and matures on the earlier of (i) 90 days after issuance, or (ii) RGI’s receipt of a minimum of $1,000,000 as a result of RGI closing the sale (the “financing”) of any equity or debt securities. RGI may cause the holder to convert all principal and interest owed under the February Note into securities of RGI identical to those offered to investors in the $1,000,000 financing. Further, the holder of the February Note has the option to use all principal and interest owed under the Note as consideration to purchase securities in any future RGI financing at any time.

As additional consideration for the February Note, RGI issued the holder warrants to purchase 30,000 shares of RGI’s common stock, exercisable for a period of five years from the date of issuance at an exercise price of $4.00 per share subject to adjustment upon the occurrence of certain events including RGI’s issuance of future securities. We valued the warrants at $42,000 based on its relative fair value and recorded that amount as debt discount. We also recorded the $10,000 original issue discount amount of debt discount. During the three months ended March 31, 2019 we amortized $29,467 as interest expense.

Effective March 31, 2019, the $115,000 total principal amount of the Notes, $1,379 of accrued interest and the related warrants (see Note 11 “Stock Options and Warrants” and Note 9) were exchanged for shares of the newly authorized Series D Preferred Stock of the Company. The effects of the exchange are included in the 389,036 deemed issuance of preferred shares as part of the recapitalization line item in the consolidated statement of stockholders’ equity.

Pre-Merger Recruiter.com had issued three notes totaling $250,000. Of these, two notes totaling $150,000 were held by shareholders. The notes bore interest at 25% per year and were due on January 28, 2018. These notes were not extended and were due on demand. The notes were collateralized by certain marketable securities held by Pre-Merger Recruiter.com. Effective March 31, 2019, the notes and related accrued interest totaling $383,947 were cancelled in connection with the issuance of the Series E preferred stock to the Recruiter.com shareholders and the note holders were allocated shares of the Series E Preferred Stock. This amount has been credited to paid-in capital (see Note 10).

NOTE 9 - CONVERTIBLE NOTES PAYABLE

In May and June 2020, the Company entered into a Securities Purchase Agreement, effective May 28, 2020 (the “Purchase Agreement”) with several accredited investors (the “Purchasers”).Four of the investors had previously invested in the Company’s preferred stock. Pursuant to the Purchase Agreement, the Company sold to the Purchasers a total of (i) $2,953,125 in the aggregate principal amount of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures (the “Debentures”), and (ii) 738,282 common stock purchase warrants (the “Warrants”), which represents 100% warrant coverage. The Company received a total of $2,226,000 in net proceeds from the offering, after deducting the 12.5% original issue discount of $328,125, offering expenses and commissions, including the placement agent’s commission and fees of $295,000, reimbursement of the placement agent’s and lead investor’s legal fees and the Company’s legal fees in the aggregate amount of $100,000 and escrow agent fees of $4,000. The Company also agreed to issue to the placement agent, as additional compensation, 147,657 common stock purchase warrants exercisable at $5.00 per share.

The Debentures mature on May 28, 2021, subject to a six-month extension at the Company’s option. The Debentures bear interest at 8% per annum payable quarterly, subject to an increase in case of an event of default as provided for therein. The Debentures are convertible into shares of Common Stock at any time following the date of issuance at the Purchasers’ option at a conversion price of $4.00 per share, subject to certain adjustments. The Debentures are subject to mandatory conversion in the event the Company closes an equity offering of at least $5,000,000 resulting in the listing of the Company’s common stock on a national securities exchange. The Debentures rank senior to all existing and future indebtedness of the Company and its subsidiaries, except for approximately $508,000 of outstanding senior indebtedness. The Company may prepay the Debentures at any time at a premium as provided for therein.

The Warrants are exercisable for three years from May 28, 2020 at an exercise price of $5.00 per share, subject to certain adjustments.

The Company’s obligations under the Purchase Agreement and the Debentures are secured by a first priority lien on all of the assets of the Company and its subsidiaries pursuant to a Security Agreement, effective May 28, 2020 (the “Security Agreement”) by and among the Company, its wholly-owned subsidiaries, and the Purchasers, subject to certain existing senior liens. The Company’s obligations under the Debentures are guaranteed by the Company’s subsidiaries.

The Purchase Agreement contains customary representations, warranties and covenants of the Company, including, among other things and subject to certain exceptions, covenants that restrict the ability of the Company and its subsidiaries, without the prior written consent of the Debenture holders, to incur additional indebtedness, including further advances under a certain pre-existing secured loan, and repay outstanding indebtedness, create or permit liens on assets, repurchase stock, pay dividends or enter into transactions with affiliates. The Debentures contain customary events of default, including, but not limited to, failure to observe covenants under the Debentures, defaults on other specified indebtedness, loss of admission to trading on OTCQB or another applicable trading market, and occurrence of certain change of control events. Upon the occurrence of an event of default, an amount equal to 130% of the principal, accrued but unpaid interest, and other amounts owing under each Debenture will immediately come due and payable at the election of each Purchaser, and all amounts due under the Debentures will bear interest at an increased rate.

Pursuant to the Purchase Agreement, the Purchasers have certain participation rights in future equity offerings by the Company or any of its subsidiaries for a period of 24 months after the closing, subject to customary exceptions. The Debentures and the Warrants also contain certain price protection provisions providing for adjustment of the number of shares of Common Stock issuable upon conversion of the Debentures and/or exercise of the Warrants and the conversion or exercise price in case of future dilutive offerings.

During 2020, notes aggregating $91,600, plus related accrued interest of $4,400, were converted into 24,000 shares of common stock. Unamortized debt costs and debt discount of $13,647 and $25,956, respectively, were charged against the value of the common stock issued upon conversion.

We have incurred a total of $1,299,677 of debt costs related to the sale of the Debentures, including commissions, costs and fees of $366,500. We have also recorded a cost related to the fair value of the placement agent warrants of $933,177 (see Note 11). The costs are being amortized over the life of the notes. Amortization expense was $754,306 for the year ended December 31, 2020. Unamortized debt costs were $531,724 at December 31, 2020.

We have recorded a total of $1,653,448 of debt discount related to the sale of the Debentures, including original issue discount of $328,125. We have also recorded a discount related to the fair value of the warrants issued with the debt of $1,325,323 (see Note 11). The discount is being amortized over the life of the notes. Amortization expense was $953,517 for the year ended December 31, 2020. Unamortized debt discount was $673,975 at December 31, 2020.

On November 23, 2020, we issued a convertible promissory note in the amount of $250,000 to a current stockholder and noteholder, and received proceeds of $250,000. The note bears interest at 5% per year and matures on March 24, 2021. If we consummate a Qualified Offering on or before March 24, 2021 then the remaining outstanding and unpaid amount of this note will automatically be converted into shares of our common stock (or units of common stock and warrants to purchase common stock, if units are offered to the public in the Qualified Offering) at the Qualified Offering Price. “Qualified Offering” shall mean an offering of common stock (and other securities potentially) for an aggregate price of at least $5,000,000 resulting in the listing for trading of the common stock on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing). “Qualified Offering Price” shall mean the price per share (or unit, if units are offered in the Qualified Offering) at which the Qualified Offering is made.

An Event of Default would occur if: (i) a default for five (5) days in payment of principal or interest on this Note; (ii) failure by the Borrower to comply with any material provision of this Note; (iii) the Borrower, pursuant to or within the meaning of any Bankruptcy Law (as defined herein): (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian (as defined herein) of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing that it is generally unable to pay its debts as the same become due; or (iv) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Borrower in an involuntary case; (B) appoints a Custodian of the Borrower for all or substantially all of its property; or (C) orders the liquidation of the Borrower, and the order or decree remains unstayed and in effect for sixty (60) days. “Bankruptcy Law” means Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

Remedies. If an Event of Default occurs and is continuing, the Lender, may declare all of this Note to be due and payable immediately. The Lender, shall have all rights available to it at law or in equity. The Lender, may assess reasonable attorneys’ fees, paralegals’ fees and costs and expenses incurred or anticipated by the Lender in collecting or enforcing payment hereof (whether such fees, costs or expenses are incurred in negotiations, all trial and appellate levels, administrative proceedings, bankruptcy proceedings or otherwise), and together with all other sums due by the Borrower hereunder, all without any relief whatsoever from any valuation or appraisement laws, and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Lender at law, in equity, or under this Note. In connection with the Lender’s rights hereunder upon an Event of Default, the Lender need not provide, and the Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and the Lender, may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it in equity or under applicable law.

Pre-Merger Recruiter.com hadissued four convertible notes totaling $255,000 as of March 31, 2019. Of these notes, two notes totaling $200,000 were held by shareholders. The notes were due on demand and bore interest at 10% per year. The notes could have been converted into preferred stock of Pre-Merger Recruiter.com at any time after such preferred stock was offered for sale. The conversion price was 75% of the price paid by investors. No preferred stock was authorized or offered for sale by Pre-Merger Recruiter.com. On March 31, 2019, the notes and related accrued interest totaling $322,554 were cancelled in connection with the Merger and the note holders were allocated shares of the Series E Preferred Stock of the Company issued to the shareholders of Pre-Merger Recruiter.com as consideration in the Merger. This amount has been credited to paid-in capital (see Note 10).

NOTE 10 - STOCKHOLDERS’ EQUITY (DEFICIT), TEMPORARY EQUITY AND NONCONTROLLING INTERESTS

Effective March 31, 2019, RGI completed the Merger with Pre-Merger Recruiter.com. At the effective time of the Merger, RGI’s newly formed wholly-owned subsidiary merged with and into Pre-Merger Recruiter.com, with Pre-Merger Recruiter.com continuing as the surviving corporation and a wholly-owned subsidiary of RGI. As consideration in the Merger, the equity holders of Pre-Merger Recruiter.com received a total of 775,000 shares of Series E Preferred Stock of RGI convertible into 3,875,000 shares of RGI’s common stock. As a result, the former shareholders of Pre-Merger Recruiter.com controlled approximately 90% of RGI’s outstanding common stock (see below) and in excess of 50% of the total voting power.

Prior to the Merger, RGI, Pre-Merger Recruiter.com and VocaWorks were parties to the License Agreement. In consideration for the license, Pre-Merger Recruiter.com received 625,000 shares of RGI’s common stock. Pre-Merger Recruiter.com also received the right to receive shares of the Series B Preferred Stock upon achievement of certain milestones specified in the License Agreement. As a result, immediately prior to the completion of the Merger, Pre-Merger Recruiter.com owned approximately 90% of RGI’s outstanding common stock. Pre-Merger Recruiter.com distributed the 625,000 shares of RGI’s common stock to its shareholders on March 25, 2019, in conjunction with the Merger. The distribution is considered to have occurred just prior to the completion of the Merger.

For accounting purposes, the Merger is being accounted for as a reverse recapitalization of Pre-Merger Recruiter.com and combination of entities under common control (“recapitalization”) with Pre-Merger Recruiter.com considered the accounting acquirer and historical issuer. The accompanying consolidated financial statements include Pre-Merger Recruiter.com for all periods presented. Since Pre-Merger Recruiter.com previously owned a majority interest in RGI, the consolidated financial statements include the historical operations of RGI and VocaWorks since October 30, 2017. All share and per share data in the accompanying consolidated financial statements and notes have been retroactively restated to reflect the effect of the Merger.

For further information on the Merger and recapitalization, see Note 1.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, par value $0.0001 per share. As of December 31, 2020 and 2019, the Company had 1,324,022 and 1,329,300 shares of preferred stock issued and outstanding, respectively.

Series D Convertible Preferred Stock

On March 25, 2019, RGI filed a Certificate of Designation (a “COD”) with the Delaware Secretary of State (the “Secretary of State”), as amended on March 29, 2019, April 22, 2019 and May 29, 2019, designating 2,000,000 shares of its authorized preferred stock as Series D Convertible Preferred Stock (the “Series D Preferred Stock”), with a stated value of $20 per share, which is convertible at any time after issuance at the option of the holder, subject to a beneficial ownership limitation of 4.99%, into common stock based on the stated value per share divided by $4.00 per share, subject to adjustment in the event of stock splits, stock dividends or reverse splits and issuances of securities at prices below the prevailing conversion price of the Series D Preferred Stock. Holders of Series D Preferred Stock are entitled to vote together with holders of the common stock on an as-converted basis, subject to a beneficial ownership limitation of 4.99%. If at any time while any shares of Series D Preferred Stock remain outstanding and any triggering event contained in the COD for such series occurs, the Company shall pay within three days to each holder $210 per each $1,000 of the stated value of each such holder’s shares of Series D Preferred Stock.

RGI had issued shares of Series A, Series A-1, Series C, and Series C-1 convertible preferred stock. Since the convertible preferred stock may ultimately be redeemable at the option of the holder, the carrying value of the preferred stock was classified as temporary equity on the balance sheet at December 31, 2018. Just prior to the completion of the Merger all of the then outstanding shares of Series A, A-1, C and C-1 redeemable preferred stock, certain notes and warrants were exchanged for a total of 389,036 shares of Series D Preferred Stock.

On March 31, 2019, the Company entered into a Securities Purchase Agreement, dated March 31, 2019 (the “Securities Purchase Agreement”) by and among the Company and the investors listed therein (the “Investors”). Pursuant to the Securities Purchase Agreement the Company sold in a private placement a total of 31,625 units (the “Units”) at a purchase price of $18.1818 per unit, or $575,000, taking into account a 10% discount. Each Unit consists of (i) one share of Series D Preferred Stock, and (ii) a warrant to purchase 2.50 shares of the Company’s common stock, subject to adjustment as provided for therein. The shares of Series D Preferred Stock sold in the financing convert into a minimum of 158,126 shares of the Company’s common stock. The Company received net proceeds from the sale of the Units of $434,997 after offering costs of $35,003 and direct payment of other Company obligations of $105,000. Two of the Investors have previously invested in the Company’s preferred stock.

The aggregate 79,063 warrants are exercisable for five years from the issuance date at an exercise price of $12.00 per share, subject to adjustment as provided for therein.

In May and June 2019, we sold an additional 29,975 Units, each Unit consisting of one share of our Series D Preferred Stock and 2.50 warrants, (aggregate 74,938 warrants) for gross proceeds of $545,000. Out of these proceeds the Company, among other things, prepaid one-year of consulting fees equal to $150,000 to an entity controlled by one of the investors in the offering under a May 2019 consulting agreement with the Company. In addition, a consultant who is a principal shareholder of the Company purchased 13,750 units for $250,000 through delivering common stock of another company which had a market value of $240,000 and $10,000 in a settlement. There were 34,376 warrants issued with the 13,750 units.

In April 2019, the Company issued 25,000 shares of its common stock upon conversion of 5,000 shares of its Series D Preferred Stock.

In August 2019, the Company issued 24,200 shares of its common stock upon conversion of 4,840 shares of Series D Preferred Stock.

During 2020 we have issued to the holders of Series D Preferred Stock an aggregate of 106,134 additional shares of Series D Preferred Stock as consideration for waivers of penalties discussed below.

In February 2020, the Company issued 64,500 shares of its common stock upon conversion of 12,900 shares of its Series D Preferred Stock.

On June 9, 2020, the Company sold 1,375 Series D preferred stock units (the “Units”) at a purchase price of $18.1818 per Unit, taking into account a 10% discount, each Unit consisting of one share of Series D Preferred Stock and a warrant to purchase 2.5 shares of common stock, subject to adjustment as provided for therein. The Series D Preferred Stock sold in the financing converts into a minimum of 6,876 shares of common stock. The Company received gross proceeds of $25,000 from the sale of the Units. The 3,438 warrants are exercisable for five years from the issuance date at an exercise price of $12.00 per share, subject to adjustment as provided for therein.

In June 2020, the Company issued 62,800 shares of its common stock upon conversion of 12,560 shares of its Series D Preferred Stock.

In July 2020, the Company issued 44,000 shares of its common stock upon conversion of 8,800 shares of its Series D Preferred Stock.

Series E Convertible Preferred Stock

On March 25, 2019, RGI filed a COD with the Secretary of State, as amended on March 29, 2019, designating 775,000 shares of its authorized preferred stock as Series E Convertible Preferred Stock (the “Series E Preferred Stock”), with a stated value of $20 per share, which is convertible at any time after issuance at the option of the holder, subject to a beneficial ownership limitation of 4.99%, into common stock based on the stated value per share divided by $4.00 per share, or 3,875,000 shares of the Company’s common stock, subject to adjustment in the event of stock splits, stock dividends or reverse splits. Holders of Series E Preferred Stock are entitled to vote together with holders of the common stock on an as-converted basis, subject to a beneficial ownership limitation of 4.99%. If at any time while any shares of Series E Preferred Stock remain outstanding and any triggering event contained in the COD for such series occurs, the Company shall pay within three days to each holder $210 per each $1,000 of the stated value of each such holder’s shares of Series E Preferred Stock.

On March 31, 2019, RGI issued to the equity holders of Pre-Merger Recruiter.com 775,000 shares of Series E Preferred Stock as consideration in connection with the Merger. These shares are reflected retroactively as part of the recapitalization accounting. See Note 1 for more information on the Merger and recapitalization.

In December 2019, the Company issued 200,072 shares of its common stock upon conversion of 40,014 shares of Series E Preferred Stock.

In January 2020, the Company issued 15,704 shares of its common stock upon conversion of 3,141 shares of Series E Preferred Stock.

Series F Convertible Preferred Stock

On March 25, 2019, RGI filed a COD with the Secretary of State, as amended on March 29, 2019, designating 200,000 shares of its authorized preferred stock as Series F Convertible Preferred Stock (the “Series F Preferred Stock”), with a stated value of $20 per share, which is convertible at any time after issuance at the option of the holder, subject to a beneficial ownership limitation of 4.99%, into common stock based on the stated value per share divided by $4.00 per share, or 1,000,000 shares of common stock of the Company, subject to adjustment in the event of stock splits, stock dividends or reverse splits. Holders of Series F Preferred Stock are entitled to vote together with holders of the common stock on an as-converted basis, subject to a beneficial ownership limitation of 4.99%. If at any time while any Series F Preferred Stock remains outstanding and any triggering event contained in the COD for such series occurs, the Company shall pay within three days to each holder $210 per each $1,000 of the stated value of each such holder’s shares of Series F Preferred Stock.

Effective March 31, 2019, the Company issued 200,000 shares of Series F Preferred Stock as consideration for the Asset Purchase (see Note 14).

In December 2019 the Company issued 301,160 shares of its common stock upon conversion of 60,232 shares of Series F Preferred Stock.

In January and February 2020, the Company issued 321,366 shares of its common stock upon conversion of 64,272 shares of Series F Preferred Stock.

In April 2020, the Company issued 55,571 shares of its common stock upon conversion of 11,114 shares of Series F Preferred Stock.

Preferred Stock Penalties

On March 31, 2019, we entered into certain agreements with investors pursuant to which we issued convertible preferred stock and warrants, as described above. Each of the series of preferred stock and warrants required us to reserve shares of common stock in the amount equal to two times the common stock issuable upon conversion of the preferred stock and exercise of the warrants. We did not comply in part due to our attempts to manage the Delaware tax which increases to a maximum of $200,000 as the authorized capital increases without the simultaneous increase in the number of shares outstanding. In May 2020 following stockholder approval at a special meeting the Company effected a reincorporation from Delaware to Nevada and a simultaneous increase in our authorized common stock from 31,250,000 shares to 250,000,000 shares, which we expect will be sufficient to meet the reserve requirements. As of December 31, 2019, we estimated that we owed approximately $6 million in penalties (prior to any waivers of penalties) to holders of preferred stock. Subsequent to December 31, 2019, we have received waivers from a substantial number of the preferred shareholders with respect to these penalties. We have agreed to issue to the holders of Series D Preferred Stock an aggregate of 106,134 additional shares of Series D Preferred Stock (valued at $1,929,516) as consideration for the waivers. We have accrued this cost at December 31, 2019. Additionally, certain holders of Series E and Series F Preferred Stock have not waived the penalties. We have accrued $308,893 at December 31, 2019 related to these Series E and Series F Preferred holders. Because of our ongoing liquidity problems, we will be required to cease operations if faced with material payment requests from investors who did not agree to waive the penalties. The total accrued penalty amount of $2,238,314 was included in accrued expenses on the balance sheet at December 31, 2019. The $1,929,516 accrual was reclassified to equity during the three months ended March 31, 2020 as a result of our issuance of the 106,134 shares of Series D Preferred Stock. At December 31, 2020, the remaining balance of $308,798 is included in accrued expense on the consolidated balance sheet.

Common Stock

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share. The number of shares of common stock the Company is authorized to issue was increased from 31,250,000 shares to 250,000,000 shares in connection with the reincorporation from Delaware to Nevada in May 2020 and then decreased to 100,000,000 in June 2021 - see Note 16. As of December 31, 2020, and 2019 the Company had 2,201,604 and 1,447,864 shares of common stock outstanding, respectively.

In March 2018, the shareholders of the Company approved a reverse stock split of the issued and outstanding shares of the Company’s common stock at the ratio ranging from one-for-50 to one-for-100. On August 21, 2019, the Company amended its Certificate of Incorporation to effect a one-for-80 reverse stock split of the Company’s common stock. Additionally, the number of authorized shares of the Company’s common stock was reduced to 12,500,000 shares at that time and prior to the subsequent increase to 250,000,000 shares discussed above. All share and per share data has been retroactively restated in the accompanying consolidated financial statements and footnotes to reflect the effects of the reverse stock split.

Shares issued upon recapitalization

On March 31, 2019 the Company was deemed to issue 699,152 shares of common stock and 389,036 shares of Series D preferred stock that were held by the RGI shareholders just prior to the Merger. Additional paid in capital was credited by $3,889,219 and noncontrolling interest was charged $1,591,221 to remove it pursuant to the reverse recapitalization.

Shares granted for services

On February 1, 2019, the Company granted and issued to Evan Sohn, our Executive Chairman and CEO, 17,370 shares of restricted common stock, which vested on February 1, 2020. The award has been valued at $151,981 and compensation expense will be recorded over the vesting period (see Note 11). We recognized compensation expense of $12,665 and $139,316 during the years ended December 31, 2020 and 2019, respectively.

On May 14, 2019, the Company granted and issued to Mr. Sohn 180,468 shares of restricted common stock, which vested on February 1, 2020. The award has been valued at $2,707,019 and compensation expense has been recorded over the vesting period (see Note 11). We recognized compensation expense of $12,665 and $139,316 during the years ended December 31, 2020 and 2019, respectively. We recognized compensation expense of $318,474 and $2,388,545 during the years ended December 31, 2020 and 2019, respectively.

On December 23, 2019, the Company granted to a consultant 125,000 restricted stock units (the “RSUs”) pursuant to a consultant agreement. The RSUs vest 25,400 upon grant with the balance vesting monthly in equal installments beginning January 1, 2020 and ending November 1, 2020, subject to the consultants continued service to the Company on each vesting date. The RSU award has been valued at $343,750 and compensation expense will be recorded over the respective vesting periods. We recognized compensation expense of $250,000 and $93,750 during the years ended December 31, 2020 and 2019, respectively. The shares were issued in November 2020.

Effective January 15, 2020 the Company entered into a consulting agreement with a term of six months. Pursuant to the agreement the Company agreed to issue 24,000 shares of restricted common stock, plus a payment of $15,000. The shares are fully vested upon issuance and have been valued at $75,000, based on the quoted market price of our common stock on the grant date. The shares were issued on April 3, 2020. We have recorded compensation expense of $75,000 for the share portion of the agreement and expense of $15,000 for the cash portion during the year ended December 31, 2020.

Effective January 15, 2020 the Company entered into a consulting agreement with a term of three months. Pursuant to the agreement the Company agreed to issue 12,000 shares of restricted common stock, earned monthly over the three-month term of the agreement. The shares are fully vested upon issuance and have been valued at $45,500, based on the quoted market price of our common stock on the vesting dates. The shares were issued on April 3, 2020. We have recorded compensation expense of $45,500 during year ended December 31, 2020.

On June 18, 2020 the Company awarded to Mr. Sohn 221,600 restricted stock units (the “RSUs”) subject to and issuable upon the listing of the Company’s common stock on the Nasdaq Capital Market or NYSE American, or any successor of the foregoing (the “Uplisting”). The RSUs will vest over a two-year period from the date of the Uplisting in equal quarterly installments on the last day of each calendar quarter, with the first portion vesting on the last day of the calendar quarter during which the Uplisting takes place, subject to Mr. Sohn serving as an executive officer of the Company on each applicable vesting date, provided that the RSUs shall vest in full immediately upon the termination of Mr. Sohn’s employment by the Company without Cause (as defined in the Employment Agreement). The RSU award has been valued at $1,662,000 and compensation expense will be recorded over the estimated vesting period. We recognized compensation expense of $322,478 during the year ended December 31, 2020, respectively. The shares have not been issued at December 31, 2020.

In July 2020, the Company issued 4,800 shares of its common stock pursuant to a consulting agreement entered into in June 2020. The shares are fully vested upon issuance. The shares have been valued at $34,200 based on the quoted market price of our common stock. This expense was accrued at June 30, 2020.

Shares issued upon conversion of preferred stock

In April 2019 the Company issued 25,000 shares of its common stock upon conversion of 5,000 shares of its Series D Preferred Stock.

In August 2019, the Company issued 24,200 shares of its common stock upon conversion of 4,840 shares of Series D Preferred Stock.

In December 2019, the Company issued 200,072 shares of its common stock upon conversion of 40,014 shares of Series E Preferred Stock.

In December 2019, the Company issued 301,160 shares of its common stock upon conversion of 60,232 shares of Series F Preferred Stock.

In January 2020, the Company issued 15,704 shares of its common stock upon conversion of 3,141 shares of Series E Preferred Stock.

In January and February 2020, the Company issued 321,366 shares of its common stock upon conversion of 64,272 shares of Series F Preferred Stock.

In February 2020, the Company issued 64,500 shares of its common stock upon conversion of 12,900 shares of its Series D Preferred Stock.

In April 2020, the Company issued 55,571 shares of its common stock upon conversion of 11,114 shares of Series F Preferred Stock.

In June 2020, the Company issued 62,800 shares of its common stock upon conversion of 12,560 shares of its Series D Preferred Stock.

In July 2020, the Company issued 44,000 shares of its common stock upon conversion of 8,800 shares of its Series D Preferred Stock.

Shares issued upon conversion of convertible notes

In December 2020, the Company issued 24,000 shares of its common stock upon conversion of $91,600 of convertible notes payable and related accrued interest of $4,400.

Restricted stock grant activity

Restricted stock grant activity for the two years ended December 31, 2020 is as follows:

Stock Awards
Outstanding at December 31, 2018	-
Assumed in recapitalization	17,370
Granted post-recapitalization	305,468
Forfeited or cancelled	-
Outstanding at December 31, 2019	322,838
Granted	221,600
Vested	(322,838)
Forfeited or cancelled	-
Outstanding at December 31, 2020	221,600

Contributed Capital

Pre-Merger Recruiter.com had issued three notes aggregating $250,000. Of these notes, two notes totaling $150,000 were held by its shareholders. The notes bore interest at 25% per year and were due on January 28, 2018. These notes were not extended and were due on demand. The notes were collateralized by certain marketable securities held by Pre-Merger Recruiter.com. On March 31, 2019, the notes and related accrued interest totaling $383,947, were cancelled in connection with the Merger. This amount has been credited to paid-in capital of the Company as part of the credit of $706,501.

Pre-Merger Recruiter.com had issued four convertible notes totaling $255,000 on March 31, 2019. Of these notes, two notes totaling $200,000 were held by its shareholders. The notes were due on demand and bore interest at 10% per year. The notes could have been converted into Pre-Merger Recruiter.com preferred stock at any time after Pre-Merger Recruiter.com offered its preferred stock for sale. The conversion price was 75% of the price paid by investors. No preferred stock was authorized or offered for sale by Pre-Merger Recruiter.com. On March 31, 2019, the notes and related accrued interest totaling $322,554, were cancelled in connection with the Merger. This amount has been credited to paid-in capital of the Company as part of the credit of $706,501.

Certain shareholders of Pre-Merger Recruiter.com transferred a portion of their distributive 625,000 shares of the Company’s common stock (see Note 1) to employees and consultants. These shares aggregated 87,500 shares of the Company’s common stock, valued at $752,500, based on the $8.60 quoted trading price on the effective date of the transfer. We have charged this amount to stock compensation expense, with a corresponding credit to paid-in capital of the Company.

In April 2019, a consultant (who is also a principal shareholder and noteholder of the Company) forgave accrued fees due to him in the amount of $187,500. This amount has been credited to paid-in capital of the Company.

The Company has received contributions to capital from existing shareholders, totaling $65,000 during the year ended December 31, 2018. These capital contributions were made for working capital purposes.

RGI equity transactions and noncontrolling interest prior to the March 31, 2019 Merger and Recapitalization

All shares of RGI’s Series A, A-1, C and C-1 convertible preferred stock discussed below and outstanding as of March 31, 2019 were exchanged for Series D Preferred Stock, with the relevant certificates of designation subsequently withdrawn.

Series A Convertible Redeemable Preferred Stock

On October 24, 2017, RGI filed a COD with the Secretary of State designating 700,000 shares of its authorized preferred stock as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), with a stated value of $1.00 per share, which converts into 1.0 share of the Company’s common stock per share of Series A Preferred Stock, subject to adjustment in the event of stock splits, stock dividends or reverse splits and issuances of securities at prices below the prevailing conversion price of the Series A Preferred Stock. On October 30, 2017, RGI entered into Securities Purchase Agreements (each a “SPA”) with the two Investors who converted their Notes into Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and Series C-1 Convertible Preferred Stock (the “Series C-1 Preferred Stock”), as discussed below. Pursuant to the SPAs, the Investors paid a total of $600,000 and purchased in the aggregate 600,000 of shares of Series A Preferred Stock and warrants to purchase 600,000 shares of the Company’s common stock. RGI received proceeds of $471,373. The balance of $128,627 was used to pay existing payables and professional fees.

Cumulative dividends accrue on the Series A Preferred Stock at a rate of 10% per annum. Holders of Series A Preferred Stock are entitled to vote together with holders of the common stock on an as-converted basis, subject to a beneficial ownership limitation of 4.99%. The Series A Preferred Stock is redeemable in the same manner as the Series C Preferred Stock and Series C-1 Preferred Stock, defined below. The Series A Preferred Stock is senior to all other preferred stock, except Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) and the common stock upon liquidation of the Company. The warrants have a five year term and an exercise price of $2.00 per share, subject to adjustment in the event of stock splits, stock dividends or reverse splits and issuances of securities at prices below the prevailing exercise price of the warrants.

Series A-1 Convertible Redeemable Preferred Stock

On May 25, 2018, RGI filed a COD with the Secretary of State authorizing 600,000 shares of RGI’s preferred stock as Series A-1 Preferred Stock, with a stated value of $1.00 per share. The Series A-1 Preferred Stock converts into 1.0 share of the Company’s common stock per share of Series A-1 Preferred Stock, subject to adjustment in the event of stock splits, stock dividends or reverse splits, and issuances of securities at prices below the prevailing conversion price of the Series A-1 Preferred Stock. Cumulative dividends accrue on the Series A-1 Preferred Stock at a rate of 10% per annum. Holders of Series A-1 Preferred Stock are entitled to vote together with holders of the Company’s common stock on an as-converted basis, subject to a beneficial ownership limitation of 4.99%. The Series A-1 Preferred Stock is redeemable upon the occurrence of certain triggering events.

On June 1, 2018, RGI entered into SPAs with the Investors. Pursuant to the SPAs, the Investors purchased a total of 300,000 of shares of Series A-1 Preferred Stock and warrants to purchase 300,000 shares of the Company’s common stock in exchange for a total of $300,000.

The Investors agreed to waive the Series A, Series C and Series C-1 conversion price adjustments as they relate to the sale of the Series A-1 Preferred Stock.

The warrants have a five year term and an exercise price of $2.00 per share, subject to adjustment in the event of stock splits, stock dividends or reverse splits and issuances of securities at prices below the prevailing exercise price of the Warrants.

Series B Convertible Preferred Stock

On October 24, 2017, RGI filed a COD with the Secretary of State designating 1,875,000 shares of RGI’s authorized preferred stock as Series B which converts into 1.0 share of the Company’s common stock per share of Series B, subject to adjustments in the event of stock splits, stock dividends and reverse splits. In connection with the closing of the Merger, the Company and Pre-Merger Recruiter.com amended the License Agreement and on April 2, 2019, the Company filed with the Secretary of State a Certificate of Elimination effecting the elimination of the Series B Preferred Stock. As of that date, no shares of Series B Preferred Stock had been issued.

Series C and Series C-1 Convertible Redeemable Preferred Stock

On October 24, 2017, RGI filed a COD with the Secretary of State designating 102,100 shares of RGI’s authorized preferred stock as Series C Convertible Preferred Stock, with a stated value of $20.00 per share, which converts into 5 shares of the Company’s common stock per share of Series C Preferred Stock, subject to adjustments in the event of stock splits, stock dividends and reverse splits and issuances of securities at prices below the prevailing conversion price of the Series C Preferred Stock. Cumulative dividends accrue on the Series C Preferred Stock at a rate of 10% per annum. On October 30, 2017 holders of RGI’s outstanding 4% Convertible Notes converted their 4% Convertible Notes and accrued interest into 102,100 shares of Series C Preferred Stock.

Also on October 24, 2017, RGI filed a COD with the Secretary of State designating 18,839 shares of RGI’s authorized preferred stock as Series C-1 Convertible Preferred Stock, with a stated value of $5.00 per share which converts into 5 shares of the Company’s common stock per share of Series C-1 Preferred Stock, subject to adjustments in the event of stock splits, stock dividends and reverse splits and issuances of securities at prices below the prevailing conversion price of the Series C-1 Preferred Stock. Cumulative dividends accrue on the Series C-1 Preferred Stock at a rate of 10% per annum. On October 30, 2017 holders of RGI’s 10% Convertible Notes converted their 10% Convertible Notes and accrued interest into 18,839 shares of Series C-1 Preferred Stock.

In October 2017 we recorded a credit to noncontrolling interest of $701,732 for the excess of the carrying value of the debt converted and related derivative liability over the stated value of the Series C and Series C-1 Preferred Stock issued upon conversion. The stated value is considered to be fair value due to the redemption feature of the preferred stock. The $701,732 primarily relates to the charge off of the derivative liability.

Holders of shares of Series C and Series C-1 may cause the Company to redeem in cash the outstanding shares of Series C and C-1 Preferred Stock beginning on October 30, 2019 (see amendment below), and earlier than that date upon the occurrence of certain triggering events contained in the COD for the Series C and Series C-1 Preferred Stock, at a redemption price based upon a formula contained in the COD for each series. Subject to the prior conversion, the total redemption price if redeemed after two years from issuance is equal to the amount of the principal and accrued interest on the 4% Convertible Notes and 10% Convertible Notes due as of the closing date plus potential additional amounts.

During February 2018, RGI filed an amendment to the COD for the Series C and Series C-1 Preferred Stock extending the redemption date to October 2022 and reducing the redemption amount of the preferred shares then outstanding at a redemption price equal to one-half of the Conversion Amount (as defined) of such preferred shares. During the years ended December 31, 2019 and 2018 we recorded a credit to noncontrolling interest of $23,852 and $1,146,265, respectively, as a result of the reduction in the redemption amount.

Liquidation preference of RGI Series A, Series A-1, Series C and Series C-1 Convertible Preferred Stock

In the event of a liquidation event, the holders of Series A, Series A-1, Series C and Series C-1 preferred stock shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of junior stock, but pari passu with any parity stock then outstanding and after any amount paid to the holders of the convertible preferred stock, an amount per preferred share equal to the greater of (A) the Conversion Amount thereof on the date of such payment and (B) the amount per share such holder would receive if such holder converted such preferred shares into the Company’s common stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the holders of the convertible preferred stock, the holders and holders of shares of parity stock, then each holder and each holder of parity stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder and such holder of parity stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of preferred shares and all holders of shares of parity stock.

RGI Redeemable Convertible Preferred Stock

As described above, RGI issued shares of Series A, Series A-1, Series C, and Series C-1 convertible preferred stock. Since the convertible preferred stock may ultimately be redeemable at the option of the holder, the carrying value of the Series A, Series A-1, Series C, and Series C-1 Preferred Stock has been classified as temporary equity on the balance sheet at December 31, 2018.

A portion of the proceeds from the sale of our Series A-1 Preferred Stock in 2018 were allocated to the warrants based on their relative fair value, which totaled $288,000 using the Black Scholes option pricing model. Further, we attributed a beneficial conversion feature of $12,000 to the Series A-1 Preferred Stock based upon the difference between the effective conversion price of those shares and the closing price of our common shares on the date of issuance. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 380%, (3) risk-free interest rate of 2.74%, (4) expected term of 5 years. The amount attributable to the warrants and beneficial conversion feature, aggregating $300,000, has been recorded as a deemed dividend to the preferred shareholders and as a charge to noncontrolling interest.

For the years December 31, 2019 and 2018, the Company had accrued dividends in the amount of $70,205 and $278,236, respectively. The accrued dividends were charged to noncontrolling interest and the net unpaid accrued dividends were added to the carrying value of the preferred stock. Further, we attributed a beneficial conversion feature of $70,205 and $278,236 for the years ended December 31, 2019 and 2018, respectively, to the preferred dividends based upon the difference between the effective conversion price of those dividends and the quarterly average closing price of our common stock. The amount attributable to the beneficial conversion feature has been recorded as a deemed dividend to the preferred shareholders and as a charge to noncontrolling interest.

Pre-Merger non-controlling interest

Prior to the completion of the Merger RGI had shares of redeemable preferred stock outstanding as discussed above. RGI issued a total of 389,036 shares of Series D Preferred stock in exchange for the redeemable preferred stock of $2,106,117 and other debt net of discounts of $93,846 (see Note 8). The adjustment for this exchange has been reflected as part of the credit to paid in capital to reflect the effect of the Merger (see “Common Stock” disclosure above regarding “deemed issuances”).

NOTE 11 - STOCK OPTIONS AND WARRANTS

Stock Options

2014 Equity Incentive Plan

The 2014 Equity Compensation Plan (“2014 Plan”) is administered by the Board and provides for the issuance of up to 2,554 shares of common stock. Under our 2014 Plan, we may grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock based awards. As of December 31, 2020 no awards are outstanding under the 2014 Plan. The Company does not anticipate granting any awards under the 2014 plan in the future.

2017 Equity Incentive Plan

In October 2017, our Board and shareholders authorized the 2017 Equity Incentive Plan (the “2017 Plan”), covering 190,000 shares of common stock. In December 2019, the number of shares authorized under the 2017 Plan was increased to 439,584 shares. The purpose of the 2017 Plan is to advance the interests of the Company and our related corporations by enhancing the ability of the Company to attract and retain qualified employees, consultants, officers, and directors, by creating incentives and rewards for their contributions to the success of the Company and its related corporations. The 2017 Plan is administered by our Board or by the Compensation Committee. The following awards may be granted under the 2017 Plan:

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incentive stock options (“ISOs”)

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non-qualified options (“NSOs”)

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awards of our restricted common stock

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stock appreciation rights (“SARs”)

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restricted stock units (“RSUs”)

Any option granted under the 2017 Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant and not less than $4.00 per share, but the exercise price of any ISO granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The plans further provide that with respect to ISOs the aggregate fair market value of the common stock underlying the options which are exercisable by any option holder during any calendar year cannot exceed $100,000. The exercise price of any NSO granted under the 2017 Plan is determined by the Board at the time of grant, but must be at least equal to fair market value on the date of grant. The term of each plan option and the manner in which it may be exercised is determined by the Board or the Compensation Committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant. The terms of any other type of award under the 2017 Plan is determined by the Board at the time of grant. Subject to the limitation on the aggregate number of shares issuable under the plans, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person.

In May 2020, the number of shares authorized for issuance under the Company’s 2017 Equity Incentive Plan was increased to 685,600 shares. In June 2020, the number of shares authorized for issuance under the Company’s 2017 Equity Incentive Plan was further increased to 1,108,000 shares. In December 2020, the number of shares authorized for issuance under the Company’s 2017 Equity Incentive Plan was further increased to 1,308,000 shares.

Stock Options

In February 2019, the Company granted to its Executive Chairman an aggregate of 17,370 options to purchase common stock, exercisable at $8.80 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options vested on August 4, 2020. The award has been valued at $149,730 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $58,228 and $91,502 related to the options during the years ended December 31, 2020 and 2019, respectively. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 397%, (3) risk-free interest rate of 2.54%, (4) expected term of 1.5 years.

In May 2019, the Company granted to its Executive Chairman five-year options to purchase 180,468 common shares at $16.00 per share, which options shall vest subject to serving as Executive Chairman on November 14, 2020. The award has been valued at $2,217,952 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $1,293,805 and $924,147 related to the award during the years ended December 31, 2020 and 2019, respectively. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 220%, (3) risk-free interest rate of 2.26%, (4) expected term of 1.5 years.

In August 2019, the Company granted to five nonemployee advisors an aggregate of 12,500 options to purchase common stock, exercisable at $7.88 per share, under the terms of the 2017 Plan. The options have a term of five years. The options vest in full on May 23, 2020, subject to continued service as an advisor to the Company as of the vesting date. The awards have been valued at $98,500 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $47,987 and $50,513 related to the options during the years ended December 31, 2020 and 2019, respectively. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 427%, (3) risk-free interest rate of 1.68%, (4) expected term of five years.

In December 2019, the Company granted to eight officers and directors an aggregate of 120,531 options to purchase common stock, exercisable at $3.63 per share, under the terms of the 2017 Plan. The options have a term of three years. The options vest one third upon grants, one third on the first grant date anniversary and one third on the second grant date anniversary, subject to continued service by the directors and officers of the Company in their respective capacities as of each applicable vesting date. The awards have been valued at $435,969 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $145,323 and $148,118 related to the options during the year ended December 31, 2020 and 2019, respectively. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 354%, (3) risk-free interest rate of 1.67%, (4) expected term of three years.

On May 14, 2020 the Company granted to its current Chief Financial Officer 10,435 options to purchase common stock, exercisable at $6.25 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options will vest in six equal monthly installments on the last calendar day of each calendar month, with the first portion vesting on May 31, 2020, subject to serving as the Chief Financial Officer of the Company on each applicable vesting date, provided that the options shall vest in full upon the listing of the Company’s securities on NYSE American or the Nasdaq Capital Market. The award has been valued at $65,210 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $65,210 related to the options during the year ended December 31, 2020. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 344%, (3) risk-free interest rate of 0.31%, (4) expected term of 5 years.

On May 14, 2020 the Company granted to its current Chief Financial Officer 172,501 options to purchase common stock, exercisable at $6.25 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options will vest over a two-year period in equal quarterly installments on the last day of each calendar quarter, with the first portion vesting on the last day of the calendar quarter during which the Company’s securities begin trading on NYSE American or the Nasdaq Capital Market, subject to serving as the Chief Financial Officer of the Company on each applicable vesting date. The award has been valued at $1,077,999 using the Black Sholes model and compensation expense will be recorded over the estimated vesting period. We have recorded compensation expense of $234,348 related to the options during year ended December 31, 2020. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 344%, (3) risk-free interest rate of 0.31%, (4) expected term of 5 years.

On May 14, 2020 the Company granted to a consultant 10,000 options to purchase common stock, exercisable at $6.25 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of one year. The options vested in full upon completion of a certain project, which occurred in the third quarter of 2020. The award has been valued at $49,304 using the Black Sholes model and compensation expense will be recorded over the estimated vesting period. We have recorded compensation expense of $49,304 related to the options during the year ended December 31, 2020. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 250%, (3) risk-free interest rate of 0.15%, (4) expected term of 1 year.

On July 7, 2020 the Company granted to Chad MacRae, Senior Vice President Recruiters on Demand, 100,000 options to purchase common stock, exercisable at $4.63 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options will vest in twelve equal monthly installments on the last calendar day of each calendar month, with the first portion vesting on July 31, 2020, subject to continued employment with the Company. The award has been valued at $462,447 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $231,224 to the options during the year ended December 31, 2020. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 345%, (3) risk-free interest rate of 0.31%, (4) expected term of 5 years. Pursuant to his employment agreement, upon attaining a performance condition, and subject to Board approval, Mr. MacRae will be issued an additional 100,000 options with an exercise price determined at the date of satisfaction of the performance condition. These additional options, if issued, will vest quarterly over two years.

On October 1, 2020 the Company granted to a director 20,000 options to purchase common stock, exercisable at $5.00 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over three years with the first vesting on date of grant. The award has been valued at $79,990 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $13,332 related to the options during the year ended December 31, 2020. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 345%, (3) risk-free interest rate of 0.27%, (4) expected term of 5 years.

On November 9, 2020 the Company granted to an employee 14,000 options to purchase common stock, exercisable at $4.63 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over three years. The award has been valued at $64,743 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $4,586 related to the options during the year ended December 31, 2020. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 345%, (3) risk-free interest rate of 0.44%, (4) expected term of 5 years.

During the years ended December 31, 2020 and 2019, we recorded $11,110 and $54,738 of compensation expense, respectively, related to stock options granted in 2018.

Stock option activity for the two years ended December 31, 2020 is as follows:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 2018	30	$10,924.00
Assumed in recapitalization	35,894	11.88
Cancelled in recapitalization	(30)	10,924.00
Granted post-recapitalization	313,499	10.93
Granted	-	-
Exercised	-	-
Expired or cancelled	(25)	70.00
Outstanding at December 31, 2019	349,368	11.03
Granted	326,936	5.60
Exercised	-	-
Expired or cancelled	-	-
Outstanding at December 31, 2020	676,304	$8.40
Exercisable at December 31, 2020	381,293	$10.68

As of December 31, 2020, there was approximately $1,344,000 of total unrecognized compensation cost related to non-vested stock options which vest over time and is expected to be recognized over a period of three years, as follows: 2021, $808,000; 2022, $429,000 and 2023, $107,000. The intrinsic value of options outstanding is $1,426,230 at December 31, 2020 and the intrinsic value of options exercisable is $603,819 at December 31, 2020.

The following table summarizes the options outstanding and exercisable for the shares of the Company’s common stock as at December 31, 2020.

				Options Exercisable
	Number Outstanding	Weighted Average Remaining Contractual Life(Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$2.50-$500.00	254,530	3.35	$4.175	132,020	$4.03
$6.25	192,936	4.16	$6.25	20,435	$6.25
$ 7.50-$10.00	29,870	3.30	$8.425	29,870	$8.43
$12.00	6,000	2.49	$12.00	6,000	$12.00
$16.00	192,968	3.29	$16.00	192,968	$16.00
	676,304			381,293

Warrants and Warrant Derivative Liabilities

In connection with the sale of Series A and Series A-1 Preferred Stock prior to the completion of the March 31, 2019 Merger, RGI issued an aggregate of 900,000 common stock purchase warrants to the purchasers of the preferred stock. The warrants were exercisable any time on or after 90 days after the issuance date at an exercise price of $2.00 and expire on September 1, 2023. The exercise price and number of warrants were subject to adjustment in the event of stock splits, stock dividends or reverse splits and issuances of securities at prices below the prevailing conversion price of the warrants. Pursuant to and just prior to the completion of the Merger these warrants were exchanged for newly issued Series D Preferred Stock (see Notes 8 and 10).

In 2019 in conjunction with the sale of Series D Preferred Stock, the Company issued 188,376 five-year warrants with an exercise price of $12.00 subject to adjustment (see note 10).

Series D Preferred Stock Warrants

As discussed below, the Company issued an aggregate 889,376 warrants in 2020 in connection with the sale of Series D preferred shares and convertible debentures, including placement agent fees.

The Company identified embedded features in the warrants issued with Series D Preferred Stock in 2019 and 2020 which caused the warrants to be classified as a derivative liability. These embedded features included the right for the holders to request for the Company to cash settle the warrants to the holder by paying to the holder an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of the warrants on the date of the consummation of a fundamental transaction, as defined in the warrant instrument. The accounting treatment of derivative financial instruments requires that the Company treat the whole instrument as liability and record the fair value of the instrument as a derivative as of the inception date of the instrument and to adjust the fair value of the instrument as of each subsequent balance sheet date.

As of the issuance date of the unit warrants issued in 2020 in connection with the sale of Series D Preferred Stock (See Note 10), the Company determined a fair value for the derivative liability of $26,465 for the 3,438 warrants, which has been charged to paid in capital. The fair value of the warrants was determined using the Black-Scholes Model based on a risk-free interest rate of 0.34%, an expected term of 5 years, an expected volatility of 344% and a 0% dividend yield.

As a result of the sale of convertible notes and warrants as described in Note 9, the number and exercise price of the Series D Preferred Stock warrants outstanding was adjusted due to anti-dilution provisions in the warrants. The exercise price was reduced to $4.00 from $12.00 and the number of warrants was increased from 191,814 to 575,440. We have recorded an expense for the change in derivative value due to the anti-dilution adjustments of $2,642,175 as a result of the trigger of the anti-dilution provision.

During the years ended December 31, 2020, and 2019 the Company recorded other expense of $1,382,782 and other income of $1,138,604, respectively, related to the change in the fair value of the derivative. The fair value of the derivative was $4,663,464 as of December 31, 2020, determined using the Black Scholes model based on a risk-free interest rate of 0.17% - 0.36%, an expected term of 3.2 - 4.4 years, an expected volatility of 230 - 340% and a 0% dividend yield. The fair value of the derivative was $612,042 as of December 31, 2019, determined using a binomial model based on a risk-free interest rate of 1.655%, an expected term of 4.25 - 4.42 years, an expected volatility of 359 - 366% and a 0% dividend yield.

Convertible Debenture Warrants and Placement Agent Warrants

The Company identified embedded features in the warrants issued with the convertible debt and the placement agent warrants in 2020 (see Note 9) which caused the warrants to be classified as a derivative liability. These embedded features included the right for the holders to request for the Company to cash settle the warrants to the holder by paying to the holder an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of the warrants on the date of the consummation of a fundamental transaction, as defined in the warrant instrument. The accounting treatment of derivative financial instruments requires that the Company treat the whole instrument as liability and record the fair value of the instrument as a derivative as of the inception date of the instrument and to adjust the fair value of the instrument as of each subsequent balance sheet date.

As of the issuance date of the Debenture warrants, the Company determined a fair value of $4,665,877 for the 738,282 warrants. The fair value of the warrants was determined using the Black-Scholes Model based on a risk-free interest rate of 0.22%, an expected term of 2.93 - 3 years, an expected volatility of 252% - 341% and a 0% dividend yield. Of this amount, $1,325,323 was recorded as debt discount (see Note 8) and $3,340,554 was charged to expense as initial derivative expense.

As of the issuance date of the placement agent warrants, the Company determined a fair value of $933,177 for the 147,657 warrants. The fair value of the warrants was determined using the Black-Scholes Model based on a risk-free interest rate of 0.22%, an expected term of 2.93 - 3 years, an expected volatility of 252% - 341% and a 0% dividend yield. The value of $933,177 has been recorded as debt cost (see Note 8).

During the year ended December 31, 2020, the Company recorded other expense of $1,275,479 related to the change in the fair value of the derivative. The fair value of the derivative was $6,874,533 as of December 31, 2020, determined using the Black Scholes model based on a risk-free interest rate of 0.15%, an expected term of 2.4 years, an expected volatility of 228% and a 0% dividend yield.

Warrant activity for the two years ended December 31, 2020 is as follows:

	Warrants Outstanding	Weighted Average Exercise Price Per Share
Outstanding at December 31, 2018	76	$2,636.00
Assumed in recapitalization	900,000	2.00
Cancelled in recapitalization	(76)	2,636.00
Exchanged pursuant to recapitalization	(900,000)	2.00
Issued post-recapitalization	188,376	12.00
Exercised	-	-
Expired or cancelled	-	-
Outstanding at December 31, 2019	188,376	12.00
Issued	889,376	5.025
Cancelled pursuant to modification	(191,814)	12.00
Reissued pursuant to modification	575,440	4.00
Exercised	-	-
Expired or cancelled	-	-
Outstanding at December 31, 2020	1,461,377	$4.60

All warrants are exercisable at December 31, 2020. The weighted average remaining life of the warrants is 2.78 years at December 31, 2020.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Although not a party to any proceedings or claims at December 31, 2020, the Company may be subject to legal proceedings and claims from time-to-time arising out of our operations in the ordinary course of business.

Leases:

On March 31, 2019, the Company entered into a sublease with a related party (see note 13) for its current corporate headquarters. The sublease expires in November 2022. Monthly lease payments are currently $7,078 per month and increase to $7,535 per month for the final 20 months of the lease.

In February 2016, the Financial Accounting Standards Board issued Accounting Standards Update No. 2016-02: “Leases (Topic 842)” whereby lessees need to recognize almost all leases on their balance sheet as a right of use asset and a corresponding lease liability. The Company adopted this standard as of January 1, 2019 using the effective date method. We calculated the present value of the remaining lease payment stream using our incremental effective borrowing rate of 10%. We initially recorded a right to use asset and corresponding lease liability amounting to $269,054 on March 31, 2019. The right to use asset and the corresponding lease liability are being equally amortized on a straight-line basis over the remaining term of the lease.

For the year ended December 31, 2020, lease costs amounted to $150,851 which includes base lease costs of $86,997 and common area and other expenses of $63,854. For the year ended December 31, 2019, lease costs amounted to $111,689 which includes base lease costs of $63,705 and common area and other expenses of $47,984. All costs were expensed during the periods and included in general and administrative expenses on the accompanying consolidated statements of operations.

Right-of-use asset (“ROU”) is summarized below:

	December 31,
	2020	2019
Operating office lease	$269,054	$269,054
Less accumulated reduction	(128,412)	(55,034)
Balance of ROU asset at December 31, 2020	$140,642	$214,020

Operating lease liability related to the ROU asset is summarized below:

	December 31,
	2020	2019
Total lease liability	$269,054	$269,054
Reduction of lease liability	(128,412)	(55,034)
Total	140,642	214,020
Less short term portion as of December 31, 2020	(73,378)	(73,378)
Long term portion as of December 31, 2020	$67,264	$140,642

Future base lease payments under the non-cancellable operating lease at December 31, 2020 are as follows:

2021	$89,736
2022	82,885
Total minimum non-cancellable operating lease payments	172,621
Less discount to fair value	(31,979)
Total fair value of lease payments	$140,642

OneWire

On December 22, 2020, we announced that we entered into a binding letter of intent (the “OneWire LOI”) to acquire Onewire, Inc. (“Onewire”), a leading SaaS-based recruiting and software platform focused on the financial services sector. The acquisition will include the OneWire SaaS hiring platform and job site (www.onewire.com), Matchbook software (www.matchbook.io), a tool for curating and presenting screened and vetted talent which OneWire developed, and Onewire’s executive search business. While the definitive agreement is currently in the process of being negotiated, the OneWire LOI provides for up to a $1.255 million purchase price. The Company will pay the entire purchase price in shares of common stock with a portion of the purchase price to be paid on the basis of a earn-out following the completion of an audit of OneWire’s financial statements.

COVID-19 Uncertainty:

In March 2020, the outbreak of COVID-19 (coronavirus) caused by a novel strain of the coronavirus was recognized as a pandemic by the World Health Organization, and the outbreak has become increasingly widespread in the United States, including in each of the areas in which the Company operates. While to date the Company has not been required to stop operating, management is evaluating its use of its office space, virtual meetings and the like. We have reduced certain billing rates to respond to the current economic climate. Additionally, while we have experienced, and could continue to experience, a loss of clients as the result of the pandemic, we expect that the impact of such attrition would be mitigated by the addition of new clients resulting from our continued efforts to adjust the Company’s operations to address changes in the recruitment industry. The extent to which the COVID-19 pandemic will impact our operations, ability to obtain financing or future financial results is uncertain at this time. Due to the effects of COVID-19, the Company took steps to streamline certain expenses, such as temporarily cutting certain executive compensation packages by approximately 20%. Management also worked to reduce unnecessary marketing expenditures and worked to improve staff and human capital expenditures, while maintaining overall workforce levels. The Company expects but cannot guarantee that demand for its recruiting solutions will improve in 2021, as certain clients re-open or accelerate their hiring initiatives, and new clients utilize our services. The Company does not expect reductions made in the second quarter of 2020 due to COVID-19 will inhibit its ability to meet client demand. Overall, management is focused on effectively positioning the Company for a rebound in hiring which we expect in 2021. Ultimately, the recovery may be delayed, and the economic conditions may worsen. The Company continues to closely monitor the confidence of its recruiter users and customers, and their respective job requirement load through offline discussions and the Company’s Recruiter Index survey.

NOTE 13 - RELATED PARTY TRANSACTIONS

During 2018 we entered into a marketing agreement with an entity controlled by a consultant (who is also a principal shareholder and former noteholder of the Company). The agreement provides for payment to this entity of 10% of applicable revenue generated through the use of the entities database. The agreement also provides for the payment to us of 10% of the revenue generated by the entity using our social media groups. Through December 31, 2020 no fees were due or payable under this arrangement.

In April 2019 a consultant (who is also a principal shareholder and former noteholder of the Company) forgave accrued fees due to him in the amount of $187,500. This amount has been credited to paid-in capital.

During 2019, a consultant who is a principal shareholder of the Company purchased 13,750 of our Series D preferred stock units for $250,000 through delivering common stock of another company which had a market value of $240,000 and $10,000 in a settlement. There were 34,376 warrants issued with the 13,750 units.

During 2019 we entered into a two-year non-exclusive consulting agreement with a principal shareholder to act as Company’s consultant with respect to introducing the Company to potential acquisition and partnership targets. The Company has agreed to pay the consultant a retainer of $10,000 per month as a non-recoverable draw against any finder fees earned. The Company has also agreed to pay the consultant the sum of $5,500 per month for three years ($198,000 total) as a finder’s fee for introducing Genesys to the Company. This payment is included in the $10,000 monthly retainer payment. We have recorded consulting fees expense of $54,000 and $238,500 during the years ended December 31, 2020 and 2019, respectively. At December 31, 2020, $104,500 of the Genesys finder’s fee and $18,000 of monthly fee expense is included in accrued compensation. At December 31, 2019, $148,500 of the Genesys finder’s fee is included in accrued compensation.

Under a technology services agreement entered into on January 17, 2020, we use a related party firm of the Company, Recruiter.com Mauritius, for software development and maintenance related to our website and the platform underlying our operations. This arrangement was oral prior to January 17, 2020. The initial term of the Services Agreement is five years, whereupon it shall automatically renew for additional successive 12-month terms until terminated by either party by submitting a 90-day prior written notice of non-renewal. The firm was formed outside of the United States solely for the purpose of performing services for the Company and has no other clients. Our Chief Technology Officer is an employee of this firm and exerts control over the firm. Pursuant to the Services Agreement, the Company has agreed to pay Recruiter.com Mauritius fees in the amount equal to the actualized documented costs incurred by Recruiter.com Mauritius in rendering the services pursuant to the Services Agreement. Payments to this firm were $235,444 and $181,400 for the years ended December 31, 2020 and 2019, respectively, and are included in product development expense in our consolidated statement of operations.

We are a party to that certain license agreement with Genesys. An executive officer of the Company is a significant equity holder and a member of our Board of directors of Genesys. Pursuant to the License Agreement Genesys has granted us an exclusive license to use certain candidate matching software and render certain related services to us. The Company has agreed to pay to Genesys (now called Opptly) a monthly license fee of $5,000 beginning June 29, 2019 and an annual fee of $1,995 for each recruiter being licensed under the License Agreement along with other fees that may be incurred. The Company has also agreed to pay Genesys monthly sales subscription fees beginning September 5, 2019 when Genesys assists with closing a recruiting program. During the years ended December 31, 2020 and 2019 we charged to operating expenses $167,157 and $93,671, respectively, for services provided by Genesys. As of December 31, 2020, the Company owes Genesys $73,352 in payables.

Icon Information Consultants performs all of the back office and accounting roles for Recruiting Solutions. Icon Information Consultants then charges a fee for the services along with charging for office space (see Note 11). Icon Information Consultants and Icon Industrial Solutions (collectively “Icon”) also provide “Employer of Record” (“EOR”) services to Recruiting Solutions which means that they process all payroll and payroll tax related duties of temporary and contract employees placed at customer sites and is then paid a reimbursement and fee from Recruiting Solutions. A representative of Icon is a member of our board of directors. Icon Canada also acts as an EOR and collects the customer payments and remits the net fee back to Recruiting Solutions. Revenue related to customers processed by Icon Canada is recognized on a gross basis the same as other revenues and was $140,642 and $208,158 for the years ended December 31, 2020 and 2019, respectively. EOR costs related to customers processed by Icon Canada was $131,546 and $194,641 for the years ended December 31, 2020 and 2019, respectively. Currently, there is no intercompany agreement for those charges, and they are calculated on a best estimate basis. As of December 31, 2020, the Company owes Icon $706,515 in payables and Icon Canada owes $19,143 to the Company. During the years ended December 31, 2020, we charged to cost of revenue $1,232,359 and $1,887,726, respectively, related to services provided by Icon as our employer of record. During the years ended December 31, 2020 and 2019, we charged to operating expenses $271,163 and $191,729, respectively, related to management fees, rent and other administrative expense. During the year ended December 31, 2020, we charged to interest expense $12,276, related to finance charges on accounts payable owed to Icon.

We also recorded placement revenue from Icon of $31,041 during the year ended December 31, 2020, of which $21,981 is included in accounts receivable at December 31, 2020.

NOTE 14 - BUSINESS COMBINATION

Business Combination

On March 31, 2019, the Company, through its wholly-owned subsidiary Recruiter.com Recruiting Solutions LLC (“Recruiting Solutions”) acquired certain assets and assumed certain liabilities from Genesys pursuant to the Asset Purchase Agreement. Recruiting Solutions was formed for the purpose of completing the asset purchase transaction. For purposes of purchase accounting, the Company is referred to as the acquirer. The Company acquired the assets of Genesys for a purchase price of $8.6 million. The purchase consideration consisted of 200,000 shares of Series F Preferred Stock, which are convertible at any time after issuance at the option of the holder, subject to a beneficial ownership limitation of 4.99%, into 1,000,000 shares of the Company’s common stock. The shares of Series F Preferred Stock were valued at $8.6 million based on the conversion rate of the Series F Preferred Stock and the quoted closing price of $8.60 per share of the Company’s common stock as of March 29, 2019, the last trading day preceding the completion of the Asset Purchase.

The acquisition is accounted for by the Company in accordance with the acquisition method of accounting pursuant to ASC 805 “Business Combinations” and pushdown accounting is applied to record the fair value of the assets acquired on Recruiting Solutions. Under this method, the purchase price is allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Any excess of the amount paid over the estimated fair values of the identifiable net assets acquired will be allocated to goodwill. The Company will utilize these assets in its new employment staffing business to be operated through Recruiting Solutions, and to augment the Company’s existing and future revenues. Goodwill associated with the Genesys acquisition is expected to be tax deductible.

The following is a summary of the fair value of the assets acquired and liabilities assumed at the date of acquisition:

Accounts receivable	$768,005
Customer contracts	183,107
License	1,726,965
Goodwill	6,517,315
Accounts payable	(532,292)
Deferred revenue	(63,100)
$8,600,000

The results of operations of Recruiting Solutions are included in the Company’s consolidated financial statements from the date of acquisition of March 31, 2019. The following supplemental unaudited pro forma combined financial information assumes that the acquisition had occurred at the beginning of the years ended December 31, 2019:

December 31,
2019
Revenue	$7,799,626
Net Loss	$(12,672,671)
Loss per common share, basic and diluted	$(22.15)

The pro forma financial information is not necessarily indicative of the results that would have occurred if the acquisition had occurred on the dates indicated or that result in the future.

NOTE 15 - INCOME TAXES

The Company has, subject to limitation, approximately $18.9 million of net operating loss carryforwards (“NOL”) at December 31, 2020, of which approximately $7.1 million will expire at various dates through 2037 and approximately $11.8 million can be carried forward indefinitely. We have provided a 100% valuation allowance for the deferred tax benefits resulting from the net operating loss carryover due to our lack of earnings history. In addressing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. The valuation allowance increased by approximately $2,029,000 and $1,829,000 for the years ended December 31, 2020 and 2019, respectively. Significant components of deferred tax assets and liabilities are as follows (in thousands):

	2020	2019
Deferred tax assets (liabilities):
Net operating loss carryover	$3,972	$1,776
Intangibles amortization	728	701
Accrued compensation	-	17
Stock compensation	-	21
Capital losses	4	196
Bad debt allowance	11	5
Other	16	-
Deferred revenue	(20)	(35)
Total deferred tax assets, net	4,711	2,681
Less: valuation allowance	(4,711)	(2,681)
Net deferred tax assets	$-	$-

The above NOL carryforward may be subject to an annual limitation under Section 382 and 383 of the Internal Revenue Code of 1986, and similar state provisions if the Company experienced one or more ownership changes which would limit the amount of NOL carryforward that can be utilized to offset future taxable income. In general, an ownership change, as defined by Section 382 and 383, results from transactions increasing ownership of certain stockholders or public groups in the stock of the corporation by more than 50 percentage points over a three-year period. The Company has not completed an IRC Section 382/383 analysis. If a change in ownership were to have occurred, NOL carryforwards could be eliminated or restricted. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance. Due to the existence of the valuation allowance, limitations created by future ownership changes, if any, will not impact the Company’s effective tax rate.

The actual tax benefit differs from the expected tax benefit for the years ended December 31, 2020 and 2019 (computed by applying the U.S. Federal Corporate tax rate of 21% to income before taxes) are as follows:

	2020	2019
Statutory federal income tax rate	-21.0%	-21.0%
State income taxes, net of federal benefits	0.1%	-1.1%
Non-deductible items	14.0%	6.6%
True ups	-5.1%	-
Change in valuation allowance	12.0%	15.5%
Effective income tax rate	-%	-%

The Company’s tax returns for the previous three years remain open for audit by the respective tax jurisdictions.

NOTE 16 - SUBSEQUENT EVENTS

Sale of Convertible Debentures

During January 2021, the Company entered into two Securities Purchase Agreements, effective January 5, 2021 and January 20, 2021 (the “Purchase Agreements”), with twenty accredited investors (the “Purchasers”). Pursuant to the Purchase Agreements, the Company agreed to sell to the Purchasers a total of (i) $2,799,000 in the aggregate principal amount of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures (the “Debentures”), and (ii) 699,750 common stock purchase warrants (the “Warrants”), which represents 100% warrant coverage. The Company received a total of $2,488,000 in gross proceeds from the offerings, taking into account the 12.5% original issue discount, before deducting offering expenses and commissions, including the placement agent’s commission of $241,270 (10% of the gross proceeds less $7,500 paid to its legal counsel) and fees related to the offering of the Debentures of approximately $90,500. The Company also agreed to issue to the placement agent, as additional compensation, 139,951 common stock purchase warrants exercisable at $5.00 per share (the “PA Warrants”). Joseph Gunnar & Co. LLC acted as placement agent for the offering of the Debentures.

The Debentures mature in January 2022 on the one year anniversary, subject to a six-month extension at the Company’s option. The Debentures bear interest at 8% per annum payable quarterly, subject to an increase in case of an event of default as provided for therein. The Debentures are convertible into shares of the Company’s common stock (the “Common Stock”) at any time following the date of issuance at the Purchasers’ option at a conversion price of $4.00 per share, subject to certain adjustments. The Debentures are subject to mandatory conversion in the event the Company closes an equity offering of at least $5,000,000 resulting in the listing of the Common Stock on a national securities exchange. The Debentures rank senior to all existing and future indebtedness of the Company and its subsidiaries, except for approximately $95,000 of outstanding senior indebtedness. In addition, the Debentures rank pari-passu with, and amounts owing thereunder shall be paid concurrently with, payments owing pursuant to and in connection with that certain offering by the Company of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures due May 28, 2021 consummated in May and June 2020 in the aggregate principal amount of $2,953,125. The Company may prepay the Debentures at any time at a premium as provided for therein.

The Warrants are exercisable for three years from the dates of the Purchase Agreements at an exercise price of $5.00 per share, subject to certain adjustments.

The Company’s obligations under the Purchase Agreement and the Debentures are secured by a first priority lien on all of the assets of the Company and its subsidiaries pursuant to Security Agreements, dated January 5, 2021 and January 20, 2021 (the “Security Agreements”) by and among the Company, its wholly-owned subsidiaries, and the Purchasers, subject to certain existing senior liens. The Company’s obligations under the Debentures are guaranteed by the Company’s subsidiaries.

The Purchase Agreement contains customary representations, warranties and covenants of the Company, including, among other things and subject to certain exceptions, covenants that restrict the ability of the Company and its subsidiaries, without the prior written consent of the Debenture holders, to incur additional indebtedness, including further advances under a certain preexisting secured loan, and repay outstanding indebtedness, create or permit liens on assets, repurchase stock, pay dividends or enter into transactions with affiliates. The Debentures contain customary events of default, including, but not limited to, failure to observe covenants under the Debentures, defaults on other specified indebtedness, loss of admission to trading on OTCQB or another applicable trading market, and occurrence of certain change of control events. Upon the occurrence of an event of default, an amount equal to 130% of the principal, accrued but unpaid interest, and other amounts owing under each Debenture will immediately come due and payable at the election of each Purchaser, and all amounts due under the Debentures will bear interest at an increased rate.

Pursuant to the Purchase Agreement, the Purchasers have certain participation rights in future equity offerings by the Company or any of its subsidiaries after the closing, subject to customary exceptions. The Debentures and the Warrants also contain certain price protection provisions providing for adjustment of the number of shares of Common Stock issuable upon conversion of the Debentures and/or exercise of the Warrants and the conversion or exercise price in case of future dilutive offerings.

Common Stock

We issued a total of 42,935 shares of common stock upon the conversion of $171,137 principal amount of convertible debentures, plus related accrued interest of $602.

We issued a total of 265,391 shares of common stock upon the conversion of 53,078 shares of Series D preferred stock.

We issued a total of 81,196 shares of common stock upon the conversion of 16,239 shares of Series F preferred stock.

We issued a total of 175,422 shares of common stock pursuant to the Scouted acquisition described below.

Series D Preferred Stock and Warrants

Pursuant to an agreement, 8,755 shares of Series D preferred stock and 2,000 Series D warrants were cancelled.

Business Acquisition

Effective January 31, 2021, the Company, through a wholly-owned subsidiary, acquired all assets of RLJ Talent Consulting, Inc., dba Scouted, a Delaware corporation (“Scouted”) (the “Scouted Asset Purchase”). As consideration in the Scouted Asset Purchase, Scouted shareholders will receive a total of 205,867 shares of our restricted common stock (valued at $1,441,065 based on a $7.00 per share grant date price), of which 30,446 shares of stock will be held in reserve, and an additional amount of $180,000 in cash consideration for a total purchase price of approximately $1.6 million. The Scouted Asset Purchase will be accounted for as a business acquisition. The assets acquired in the Scouted Asset Purchase consist primarily of sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets (the “Scouted Assets”), along with a de minimis amount of other assets. The Company will complete the purchase price allocation of the $1.6 million for the acquired intangible assets during 2021. The Company is utilizing the Scouted Assets to expand its video hiring solutions and curated talent solutions, through its Recruiting Solutions subsidiary.

Paycheck Protection Program Loan

In January 2021, the remaining Paycheck Protection Loan of $24,750 was forgiven.

Convertible Promissory Note

In February 2021, the holder of the November 2020 promissory note described in Note 9 elected to convert the $250,000 note, plus accrued interest, into $283,984 principal amount of convertible debentures (including 12.5% Original Issue Discount) based on the same terms as those issued in January 2021 (described above), plus 70,996 Warrants.

Reverse Stock Split

On June 18, 2021 the Company filed an Amendment to the Articles of Incorporation to effectuate a reverse split of the Company’s issued and outstanding common stock at an exchange ratio of 1-for-2.5. The reverse stock split was effective as of June 18, 2021. Simultaneously with the reverse stock split, the company reduced the authorized shares from 250,000,000 to 100,000,000. All share and per share data in the accompanying consolidated financial statements and footnotes has been retroactively adjusted to reflect the effects of the reverse stock split.

Recruiter.com Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2021	2020
	(unaudited)
ASSETS

Current assets:
Cash	$5,346,769	$99,906
Accounts receivable, net of allowance for doubtful accounts of $125,158 and $33,000, respectively	5,160,642	942,842
Accounts receivable - related parties	26,081	41,124
Prepaid expenses and other current assets	287,778	167,045
Investments - marketable securities	-	1,424

Total current assets	10,821,270	1,252,341

Property and equipment, net of accumulated depreciation of $2,693 and $1,828, respectively	770	1,635
Right of use asset - related party	-	140,642
Intangible assets, net	9,362,993	795,864
Goodwill	9,161,486	3,517,315

Total assets	$29,346,519	$5,707,797

Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
Accounts payable	$813,051	$616,421
Accounts payable - related parties	106,968	779,928
Accrued expenses	1,023,298	423,237
Accrued expenses - related party	-	8,000
Accrued compensation	321,158	617,067
Accrued compensation - related party	116,000	122,500
Accrued interest	34,502	60,404
Contingent consideration for acquisitions	2,375,763	-
Liability on sale of future revenues, net of discount of $0 and $2,719, respectively	-	8,185
Deferred payroll taxes	23,333	159,032
Other liabilities	17,333	14,493
Loans payable - current portion	1,752,094	28,249
Convertible notes payable, net of unamortized discount and costs of $0 and $1,205,699, respectively	-	1,905,826
Refundable deposit on preferred stock purchase	285,000	285,000
Warrant derivative liability	-	11,537,997
Lease liability - current portion - related party	-	73,378
Deferred revenue	677,506	51,537

Total current liabilities	7,546,006	16,691,254

Lease liability - long term portion - related party	-	67,264
Loans payable - long term portion	3,167,586	73,541

Total liabilities	10,713,592	16,832,059

Commitments and contingencies (Note 10)

Stockholders' Equity (Deficit):
Preferred stock, 10,000,000 shares authorized, $0.0001 par value: undesignated: 7,013,600 shares authorized; no shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	-	-
Preferred stock, Series D, $0.0001 par value; 2,000,000 shares authorized;0 and 527,795 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	-	54
Preferred stock, Series E, $0.0001 par value; 775,000 shares authorized; 86,000 and 731,845 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	9	74
Preferred stock, Series F, $0.0001 par value; 200,000 shares authorized; 0 and 64,382 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	-	7
Common stock, $0.0001 par value; 100,000,000 shares authorized; 14,394,329 and 2,203,009 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	1,439	220
Shares to be issued, 587,945 sharses as of September 30, 2021	59	-
Additional paid-in capital	63,558,308	23,400,408
Accumulated deficit	(44,926,888)	(34,525,025)
Total stockholders' Equity (deficit)	18,632,927	(11,124,262)

Total liabilities and stockholders' Equity (deficit)	$29,346,519	$5,707,797

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Recruiter.com Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Unaudited

	Three	Three	Nine	Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Revenue (including related party revenue of $0, $7,919, $970 and $21,349, respectively)	$6,257,882	$1,992,167	$13,803,321	$6,158,704
Cost of revenue (including related party costs of $152,359, $222,637, $552,154 and $1,176,733, respectively)	3,953,660	1,377,523	9,154,654	4,546,961

Gross Profit	2,304,222	614,644	4,648,667	1,611,743

Operating expenses:
Sales and marketing	138,442	22,357	270,991	62,668
Product development (including related party expense of $38,473, $55,135, $151,157 and $173,515, respectively)	465,141	79,663	610,805	220,157
Amortization of intangibles	842,934	184,172	1,677,202	502,518
Impairment expense	2,530,325	-	2,530,325	-
General and administrative (including share-based compensation expense of $1,928,646, $995,811, $3,543,887 and $2,646,013, respectively, and related party expenses of $25,121, $40,114, $112,149 and $127,004, respectively)	4,882,762	2,223,312	10,491,264	5,998,617
Total operating expenses	8,859,604	2,509,504	15,580,587	6,783,960

Loss from Operations	(6,555,382)	(1,894,860)	(10,931,920)	(5,172,217)

Other income (expenses):
Interest expense (including related party interest expense of $0, $0, $30,466 and $0, respectively)	(167,728)	(882,235)	(3,188,138)	(1,130,315)
Initial derivative expense	-	-	(3,585,983)	(3,340,554)
Change in derivative value due to anti-dilution adjustments	-	-	-	(2,642,175)
Change in fair value of derivative liability	(887,791)	4,210,526	7,315,580	3,306,350
Forgiveness of debt income	-	-	24,925	-
Grant income	-	3,506	3,382	10,768
Net recognized loss on marketable securities	(890)	(1,519)	(1,424)	(20,259)
Other expense	(38,285)	-	(38,285)	-
Total other income (expenses)	(1,094,694)	3,330,278	530,057	(3,816,185)

Income (Loss) before income taxes	(7,650,076)	1,435,418	(10,401,863)	(8,988,402)
Provision for income taxes	-	-	-	-
Net Income (Loss)	$(7,650,076)	$1,435,418	$(10,401,863)	$(8,988,402)

Net income (loss) per common share - basic	$(0.56)	$0.28	$(1.57)	$(1.91)
Net income (loss) per common share diluted	$(0.56	$(0.32)	$(1.57)	$(1.91)
Weighted average common shares - basic	13,592,644	5,127,443	6,624,388	4,716,249
Weighted average common shares - diluted	13,592,644	8,780,886	6,624,388	4,716,249

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Recruiter.com Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Changes in Stockholders' Equity (Deficit)
For the Three and Nine Months ended September 30, 2021 and 2020
(Unaudited)

	Preferred stock Series D		Preferred stock Series E		Preferred stock Series F		Common stock		Common stock to be issued		Additional Paid in	Accumulated	Total Stockholders’ (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance as of December 31, 2020	527,795	$54	731,845	$74	64,382	$7	2,203,009	$220	-	$-	$23,400,408	$(34,525,025)	$(11,124,262)
Stock based compensation	-	-	-	-	-	-	-	-	-	-	502,407	-	502,407
Issuance of common shares for Scouted acquisition	-	-	-	-	-	-	175,421	18	15,591	113,036	1,271,786	-	1,384,840
Issuance of shares for Upsider acquisition	-	-	-	-	-	-	-	-	271,153	2,135,331	-	-	2,135,331
Issuance of common shares for accrued compensation	-	-	-	-	-	-	1,625	-	-	-	16,425	-	16,425
Issuance of common shares upon conversion of debentures and accrued interest	-	-	-	-	-	-	71,485	7	-	-	199,396	-	199,403
Cancellation of Series D preferred stock	(8,755)	(1)	-	-	-	-	-	-	-	-	1	-	-
Reclassification of derivative liability upon cancellation of Series D warrants	-	-	-	-	-	-	-	-	-	-	373,070	-	373,070
Issuance of common shares upon conversion of Series D preferred stock	(74,453)	(7)	-	-	-	-	372,266	37	-	-	(30)	-	-
Issuance of common shares upon conversion of Series F preferred stock	-	-	-	-	(17,535)	(2)	87,674	9	-	-	(7)	-	-
Net loss three months ended March 31, 2021	-	-	-	-	-	-	-	-	-	-	-	(6,280,066)	(6,280,066)
Balance as of March 31, 2021	444,587	$46	731,845	$74	46,847	$5	2,911,480	$291	286,744	$2,248,367	$25,763,456	$(40,805,091)	$(12,792,852)

Stock based compensation	-	-	-	-	-	-	-	-	-	-	960,334	-	960,334
Issuance of issuable common shares for Scouted acquisition	-	-	-	-	-	-	15,591	2	(15,591)	(113,036)	113,034	-	-
Issuance of issuable common shares for Upsider acquisition	-	-	-	-	-	-	271,153	27	(271,153)	(2,135,331)	2,135,304	-	-
Issuance of shares for One Wire acquisition	-	-	-	-	-	-	155,327	16	-	-	1,436,761	-	1,436,777
Issuance of shares for services	-	-	-	-	-	-	20,000	2	-	-	152,498	-	152,500
Issuance of common shares upon conversion of debentures	-	-	-	-	-	-	17,687	2	-	-	67,211	-	67,213
Issuance of common shares for accounts payable	-	-	-	-	-	-	32,941	3	-	-	139,997	-	140,000
Issuance of common shares upon conversion of Series D preferred stock	(68,312)	(7)	-	-	-	-	341,560	34	-	-	(27)	-	-
Net income three months ended June 30, 2021	-	-	-	-	-	-	-	-	-	-	-	3,528,279	3,528,279
Balance as of June 30, 2021	376,275	$39	731,845	$74	46,847	$5	3,765,739	$377	-	$-	$30,768,568	$(37,276,812)	$(6,507,749)

	Preferred stock Series D		Preferred stock Series E		Preferred stock Series F		Common stock		Common stock to be issued		Additional Paid in	Accumulated	Total Stockholders’ (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance as of June 30, 2021	376,275	$39	731,845	$74	46,847	$5	3,765,739	$377	-	$-	$30,768,568	$(37,276,812)	$(6,507,749)
Proceeds from sale of common stock and warrants	-	-	-	-	-	-	2,400,000	240	-	-	12,003,360	-	12,003,600
Offering costs	-	-	-	-	-	-	-	-	-	-	(1,651,889)		(1,651,889)
Reclassification of derivative liabilities upon modification of warrants	-	-	-	-	-	-	-	-	-	-	9,809,405	-	9,809,405
Cost related to modification of warrants	-	-	-	-	-	-	-	-	-	-	12,624	-	12,624
Deferred offering costs	-	-	-	-	-	-	-	-	-	-	(78,038)	-	(78,038)
Common stock issued for the exchange of warrants	-	-	-	-	-	-	522,108	52	-	-	(52)	-	-
Issuance of common shares and pre-funded warrants upon conversion of Series D preferred stock	(376,275)	(39)	-	-	-	-	1,293,430	129	587,945	59	(149)	-	-
Issuance of common shares upon conversion of Series E preferred stock	-	-	(645,845)	(65)	-	-	3,229,225	323	-	-	(258)	-	-
Issuance of common shares upon conversion of Series F preferred stock	-	-	-	-	(46,847)	(5)	234,237	23	-	-	(18)	-	-
Issuance of earn-out common shares for Upsider acquisition	-	-	-	-	-	-	321,390	32	-	-	1,394,736	-	1,394,768
Issuance of common shares for Parrut acquisition	-	-	-	-	-	-	257,545	26	-	-	1,264,525	-	1,264,551
Issuance of common shares for Novo acquisition	-	-	-	-	-	-	508,711	51	-	-	2,019,532	-	2,019,583
Issuance of common shares upon conversion of debentures, accrued interest, and penalties	-	-	-	-	-	-	1,489,444	149	-	-	4,290,953	-	4,291,102
Proceeds from sale of common stock related to over allotment	-	-	-	-	-	-	360,000	36	-	-	1,796,364	-	1,796,400
RSUs issued for services	-	-	-	-	-	-	12,500	1	-	-	(1)	-	-
Net loss three months ended September 30, 2021	-	-	-	-	-	-	-	-	-	-	-	(7,650,076)	(7,650,076)
Balance as of September 30, 2021	-	$-	86,000	$9	-	$-	14,394,329	$1,439	587,945	$59	$63,558,308	$(44,926,888)	$18,632,927

Balance as of December 31, 2019	454,546	$46	734,986	$74	139,768	$14	3,619,658	$362	-	$-	$18,203,048	$(17,488,188)	$715,356
Stock based compensation	-	-	-	-	-	-	-	-	-	-	870,722	-	870,722
Series D Preferred stock issued for accrued penalties	106,134	11	-	-	-	-	-	-	-	-	1,929,505	-	1,929,516
Issuance of common shares upon conversion of Series D preferred stock	(12,900)	(1)	-	-	-	-	161,250	16	-	-	(15)	-	-
Issuance of common shares upon conversion of Series E preferred stock	-	-	(3,141)	-	-	-	39,260	4	-	-	(4)	-	-
Issuance of common shares upon conversion of Series F preferred stock	-	-	-	-	(64,272)	(6)	803,414	80	-	-	(74)	-	-
Net loss three months ended March 31, 2020	-	-	-	-	-	-	-	-	-	-	-	(2,482,605)	(2,482,605)
Balance as of March 31, 2020	547,780	$56	731,845	$74	75,496	$8	4,623,582	$462	-	$-	$21,003,182	$(19,970,793)	$1,032,989

Stock based compensation	-	-	-	-	-	-	-	-	-	-	665,230	-	665,230
Sale of Series D Preferred stock units	1,375	-	-	-	-	-	-	-	-	-	25,000	-	25,000
Reclassification of warrant derivative to liabilities related to Series D unit sale	-	-	-	-	-	-	-	-	-	-	(26,465)	-	(26,465)
Issuance of shares for services	-	-	-	-	-	-	90,000	9	-	-	120,491	-	120,500
Issuance of common shares upon conversion of Series D preferred stock	(12,560)	(1)	-	-	-	-	157,000	16	-	-	(15)	-	-
Issuance of common shares upon conversion of Series F preferred stock	-	-	-	-	(11,114)	(1)	138,926	14	-	-	(13)	-	-
Net loss three months ended June 30, 2020	-	-	-	-	-	-	-	-	-	-	-	(7,941,215)	(7,941,215)
Balance as of June 30, 2020	536,595	$55	731,845	$74	64,382	$7	5,009,508	$501	-	$-	$21,787,410	$(27,912,008)	$(6,123,961)

Stock based compensation	-	-	-	-	-	-	-	-	-	-	955,361	-	955,361
Issuance of shares for services	-	-	-	-	-	-	12,000	1	-	-	34,199	-	34,200
Issuance of common shares upon conversion of Series D preferred stock	(8,800)	(1)	-	-	-	-	110,000	11	-	-	(10)	-	-
Net income three months ended September 30, 2020	-	-	-	-	-	-	-	-	-	-	-	1,435,418	1,435,418
Balance as of September 30, 2020	527,795	$54	731,845	$74	64,382	$7	5,131,508	$513	-	$-	$22,776,960	$(26,476,590)	$(3,698,982)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Recruiter.com Group, Inc. and subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended	Nine Months Ended
	September 30, 2021	September 30, 2020
Cash Flows From Operating Activities
Net loss	$(10,401,863)	$(8,988,402)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,678,067	503,384
Bad debt expense	79,305	12,000
Gain on forgiveness of debt	(24,925)	-
Equity based compensation expense	3,543,887	2,646,013
Recognized loss on marketable securities	1,424	20,259
Expenses paid through financings	-	32,500
Loan principal paid directly through grant	(2,992)	(8,853)
Amortization of debt discount and debt costs	2,503,160	1,029,882
Warrant modification expense	12,624	-
Initial derivative expense	3,585,983	3,340,554
Change in derivative value due to anti-dilution adjustments	-	2,642,175
Change in fair value of derivative liability	(7,315,580)	(3,306,350)
Impairment expense	2,530,325	-
Change in fair value of earn-out liability	102,116	-
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(3,517,385)	126,492
Decrease in accounts receivable - related parties	15,043	-
(Increase) decrease in prepaid expenses and other current assets	(53,823)	25,950
Increase (decrease) in accounts payable and accrued liabilities	642,427	(68,633)
Decrease in accounts payable and accrued liabilities - related parties	(687,460)	-
Decrease in deferred payroll taxes	(135,699)	-
Increase in other liabilities	2,840	132,950
(Decrease) increase in deferred revenue	456,824	(66,497)
Net cash used in operating activities	(6,985,702)	(1,926,576)

Cash Flows From Investing Activities:
Proceeds from sale of marketable securities	-	17,009
Cash paid for customer contacts	-	(50,000)
Cash and receivables acquired	230,855	-
Cash paid for acquisitions	(2,304,528)	-
Net cash used in investing activities	(2,073,673)	(32,991)

Cash Flows From Financing Activities:
Proceeds from loans	250,000	398,545
Proceeds from convertible notes	2,153,200	2,226,000
Deferred offering costs	(78,038)	-
Repayments of notes	(156,131)	(11,155)
Advances on receivables	-	180,778
Repayments of advances on receivables	-	(180,778)
Repayments of sale of future revenues	(10,904)	(403,617)
Proceeds from sale of common stock and warrants	13,800,000	-
Offering costs	(1,651,889)	-
Proceeds from sale of preferred stock	-	25,000
Net cash provided by financing activities	14,306,238	2,234,773
Net increase in cash	5,246,863	275,206
Cash, beginning of period	99,906	306,252

Cash, end of period	$5,346,769	$581,458

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$175,580	$128,979
Cash paid during the period for income taxes	$-	$-

Supplemental schedule of non-cash investing and financing activities:
Original issue discount deducted from convertible note proceeds	$342,554	$328,125
Debt costs deducted from convertible note proceeds	$334,800	$366,500
Loans issued as consideration for acquisitions	$4,750,000	$-
Notes and accrued interest converted to common stock	$4,647,794	$-
Common stock issued/to be issued for asset acquisitions	$8,241,082	$-
Notes payable and accrued interest exchanged for debentures	$252,430	$-
Accounts payable paid with common stock	$140,000	$-
Accrued compensation paid with common stock	$16,425	$-
Warrant derivative liability extinguished	$10,182,476	$-
Write off of right-of-use asset and lease liability	$103,953	$-
Earn-out liability consideration for acquisition	$1,668,297	$-
Shares issued for Upsider earn-out liability	$1,394,768	$-
Deferred offering costs charged to additional paid-in capital	$78,038	$-
Preferred stock issued for accrued penalties	$-	$1,929,516
Warrant derivative liability at inception recorded as debt discount	$2,374,076	$2,284,965

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

Recruiter.com Group, Inc., a Nevada corporation (“RGI”), is a holding company based in New York, New York. The Company has seven subsidiaries, Recruiter.com, Inc., Recruiter.com Recruiting Solutions LLC (“Recruiting Solutions”), Recruiter.com Consulting, LLC, VocaWorks, Inc. (“VocaWorks”), Recruiter.com Scouted Inc. (“Scouted”), Recruiter.com Upsider Inc. (“Upsider”) and Recruiter.com OneWire Inc. (“OneWire”) . RGI and its subsidiaries as a consolidated group is hereinafter referred to as the “Company.” The Company operates in Connecticut, Texas, New York, and California.

Recruiter.com Group, Inc. ("we", "the Company", "Recruiter.com", "us", "our") operates an on-demand recruiting platform digitally transforming the $120 billion recruiting and staffing industry. We offer recruiting software and services through an online, AI-powered sourcing platform and network of on-demand recruiters. Businesses from startups to the Fortune 100 use Recruiter.com to help address their critical talent needs and solve recruiting and hiring challenges.

Our website, www.Recruiter.com, provides employers seeking to hire talent access to our network of recruiters and utilizes an innovative web platform, software with integrated AI-driven candidate to job matching, and video screening software to more easily and quickly source qualified talent.

We help businesses accelerate and streamline their recruiting and hiring processes by providing on-demand recruiting software and services. We leverage our expert network of recruiters to place recruiters on a project basis, aided by cutting-edge AI-based candidate sourcing and matching and video screening technologies.

Through our Recruiting Solutions division, we also provide consulting, staffing, and full-time placement services to employers, leveraging our platform and rounding out our services.

Our mission is to grow our most collaborative and connective global platform to connect recruiters and employers and become the preferred solution for hiring specialized talent.

Reincorporation

On May 13, 2020, the Company effected a reincorporation from the State of Delaware to the State of Nevada. Following the approval by the Company’s stockholders at a special meeting held on May 8, 2020, Recruiter.com Group, Inc., a Delaware corporation (“Recruiter.com Delaware”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Recruiter.com Group, Inc., a Nevada corporation and a wholly owned subsidiary of Recruiter.com Delaware (“Recruiter.com Nevada”), pursuant to which Recruiter.com Delaware merged with and into Recruiter.com Nevada, with Recruiter.com Nevada continuing as the surviving entity. Simultaneously with the reincorporation, the number of shares of common stock the Company is authorized to issue was increased from 31,250,000 shares to 250,000,000 shares. On June 18, 2021 the Company filed an Amendment to the Articles of Incorporation to effectuate a reverse split of the Company’s issued and outstanding common stock at an exchange ratio of 1-for-2.5. The reverse stock split was effective as of June 18, 2021. Simultaneously with the reverse stock split, the Company reduced the authorized shares from 250,000,000 to 100,000,000. All share and per share data in the accompanying unaudited consolidated financial statements and footnotes has been retroactively adjusted to reflect the effects of the reverse stock split.

The reincorporation did not result in any change in the corporate name, business, management, fiscal year, accounting, location of the principal executive office, or assets or liabilities of the Company.

Principles of Consolidation and Basis of Presentation

The unaudited condensed consolidated financial statements include the accounts of RGI and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

The accompanying condensed consolidated financial statements are unaudited. The unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and note disclosures normally included in annual consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. Accordingly, these interim unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto of RGI for the years ended December 31, 2020 and 2019, filed with the SEC on March 9, 2021. The December 31, 2020 balance sheet is derived from those statements.

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

In the opinion of management, these unaudited interim financial statements as of and for the three and nine months ended September 30, 2021 and 2020 include all adjustments (consisting of normal recurring adjustments and non-recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows of the Company for the periods presented). The results for three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future period. All references to September 30, 2021 and 2020 in these footnotes are unaudited.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results and outcomes may differ from management’s estimates and assumptions. Included in these estimates are assumptions used to estimate collection of accounts receivable, fair value of marketable securities, fair value of assets acquired and liabilities assumed in asset acquisitions and the estimated useful life of assets acquired, fair value of contingent consideration in asset acquisitions, fair value of derivative liabilities, fair value of securities issued for acquisitions, fair value of assets acquired and liabilities assumed in business combinations, fair value of intangible assets and goodwill, valuation of lease liabilities and related right of use assets, deferred income tax asset valuation allowances, and valuation of stock based compensation expense.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments with a remaining maturity at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. During the period, the Company had $4,440,491 in excess of the FDIC limit. The Company has not experienced any losses related to these balances as of September 30, 2021. There were no uninsured balances as of December 31, 2020. The Company had no cash equivalents during or at the end of either period.

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). Revenues are recognized when control is transferred to customers in amounts that reflect the consideration the Company expects to be entitled to receive in exchange for those goods. Revenue recognition is evaluated through the following five steps: (i) identification of the contract, or contracts, with a customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when or as a performance obligation is satisfied.

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

We generate revenue from the following activities:

●
Software Subscriptions: We offer a subscription to our web-based platforms that help employers recruit talent. Our platforms allow our customers to source, contact, screen and sort candidates using data science, advanced email campaigning tools, and predictive analytics. As part of our software subscriptions, we offer enhanced support packages and on-demand recruiting support services for an additional fee. Depending on the subscription type, additional fees may be charged when we place a candidate with our customer. In such cases, if the candidate ceases to be employed by the customer within 90 days (the 90-day guarantee), the Company refunds the customer in full for all fees paid by the customer.

●
Recruiters on Demand: Consists of a consulting and staffing service specifically for the placement of professional recruiters, which we market as Recruiters on Demand. Recruiters on Demand is a flexible, time-based solution that provides businesses of all sizes access to recruiters on an outsourced, virtual basis for help with their hiring needs. As with other consulting and staffing solutions, we procure for our employer clients qualified professional recruiters, and then place them on assignment with our employer clients. We derive revenue from Recruiters on Demand by billing the employer clients for the placed recruiters' ongoing work at an agreed-upon, time-based rate. We directly source recruiter candidates from our network of recruiters. In addition, we also offer talent planning, talent assessment, strategic guidance, and organizational development services, which we market as our "Talent Effectiveness" practice. Companies prepay for a certain number of consulting hours at an agreed-upon, time-based rate. We source and provide the independent consultants that provide the service.

●
Full-time Placement: Consists of providing referrals of qualified candidates to employers to hire staff for full-time positions. We generate full-time placement revenue by earning one-time fees for each time that employers hire one of the candidates that we refer. Employers alert us of their hiring needs through our Platform or other communications. We source qualified candidate referrals for the employers’ available jobs through independent recruiter users that access our Platform and other tools. We support and supplement the independent recruiters’ efforts with dedicated internal employees we call our internal talent delivery team. Our talent delivery team selects and delivers candidate profiles and resumes to our employer clients for their review and ultimate selection. Upon the employer hiring one or more of our candidate referrals, we earn a “full-time placement fee”, an amount separately negotiated with each employer client. The full-time placement fee is typically either a percentage of the referred candidates’ first year’s base salary or an agreed-upon flat fee.

●
Marketplace: Our Marketplace category comprises services for businesses and individuals that leverage our online presence. For businesses, this includes sponsorship of digital newsletters, online content promotion, social media distribution, banner advertising, and other branded electronic communications, such as in our quarterly digital publication on recruiting trends and issues. We earn revenue as we complete agreed upon marketing related deliverables and milestones using pricing and terms set by mutual agreement with the customer. In some cases, we earn a percent of revenue a business receives from attracting new clients by advertising on our online platform. Businesses can also pay us to post job openings on our proprietary job boards to promote open job positions they are trying to fill. In addition to its work with direct clients, the Company categorizes all online advertising and affiliate marketing revenue as Marketplace.

For individuals, Marketplace includes services to assist with career development and advancement, including a resume distribution service which involves promoting these job seekers’ profiles and resumes to assist with their procuring employment, and upskilling and training. Our resume distribution service allows a job seeker to upload his/her resume to our database, which we then distribute to our network of recruiters on the Platform. We earn revenue from a one-time flat fee for this service. We also offer a recruiter certification program which encompasses our recruitment related training content, which we make accessible through our online learning management system. Customers of the recruiter certification program use a self-managed system to navigate through a digital course of study. Upon completion of the program, we issue a certificate of completion and make available a digital badge to certify their achievement for display on their online recruiter profile on the Platform. Additionally, we partner with Careerdash, a high-quality training company, to provide Recruiter.com Academy, an immersive training experience for career changers.

●
Consulting and Staffing: Consists of providing consulting and staffing personnel services to employers to satisfy their demand for long- and short-term consulting and temporary employee needs. We generate revenue by first referring qualified personnel for the employer’s specific talent needs, then placing such personnel with the employer, but with us or our providers acting as the employer of record, and finally, billing the employer for the time and work of our placed personnel on an ongoing basis. Our process for finding candidates for consulting and staffing engagements largely mirrors our process for full-time placement hiring. This process includes employers informing us of open consulting and temporary staffing opportunities and projects, sourcing qualified candidates through the Platform and other similar means, and, finally, the employer selecting our candidates for placement after a process of review and selection. We bill these employer clients for our placed candidates’ ongoing work at an agreed-upon, time-based rate, typically on a weekly schedule of invoicing.

We have a sales team and sales partnerships with direct employers as well as Vendor Management System companies and Managed Service companies that help create sales channels for clients that buy staffing, direct hire, and sourcing services. Once we have secured the relationship and contract with the interested Enterprise customer the delivery and product teams will provide the service to fulfill any or all of the revenue segments.

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

Revenues as presented on the statement of operations represent services rendered to customers less sales adjustments and allowances.

Software subscription revenues are recognized over the term of the subscription for access to services and/or our web-based platform. Revenue is recognized monthly over the subscription term. Talent effectiveness subscription revenues are recognized over the term of the subscription when services are provided. Any payments received prior to the time passing to provide the subscription services are recorded as a deferred revenue liability. Revenue generated from the enhanced support package and on-demand support are recognized at the point-in-time when the service is provided. Revenue generated from placement fees that are related to the software subscription are recognized at the point-in-time when the 60 or 90-day guarantee expires.

Recruiters on Demand services are billed to clients as either monthly subscriptions or time-based billings. Revenues for Recruiters on Demand are recognized on a gross basis when each monthly subscription service is completed. Talent Effectiveness consulting services are billed to clients upfront for a period of months. Revenue is recognized on a gross basis monthly over the period the consulting services are provided.

Full time placement revenues are recognized on a gross basis when the guarantee period specified in each customer’s contract expires. No fees for direct hire placement services are charged to the employment candidates. Any payments received prior to the expiration of the guarantee period are recorded as a deferred revenue liability. Payments for recruitment services are typically due within 90 days of completion of services.

Marketplace advertising revenues are recognized on a gross basis when the advertising is placed and displayed or when lead generation activities and online publications are completed, which is the point at which the performance obligations are satisfied. Payments for marketing and publishing are typically due within 30 days of completion of services. Job posting revenue is recognized at the end of the period the job is posted. Marketplace career services revenues are recognized on a gross basis upon distribution of resumes or completion of training courses, which is the point at which the performance obligations are satisfied. Payments for career services are typically due upon distribution or completion of services.

Consulting and Staffing Services revenues represent services rendered to customers less sales adjustments and allowances. Reimbursements, including those related to travel and out-of-pocket expenses, are also included in the net service revenues and equivalent amounts of reimbursable expenses are included in costs of revenue. We record substantially all revenue on a gross basis as a principal versus on a net basis as an agent in the presentation of this line of revenues and expenses. We have concluded that gross reporting is appropriate because we have the task of identifying and hiring qualified employees, and our discretion to select the employees and establish their compensation and duties causes us to bear the risk for services that are not fully paid for by customers. Consulting and staffing revenues are recognized when the services are rendered by the temporary employees. Payroll and related taxes of certain employees that are placed on temporary assignment are outsourced to third party payors or related party payors. The payors pay all related costs of employment for these employees, including workers’ compensation insurance, state and federal unemployment taxes, social security and certain fringe benefits. We assume the risk of acceptability of the employees to customers. Payments for consulting and staffing services are typically due within 90 days of completion of services.

Deferred revenue results from transactions in which the Company has been paid for services by customers, but for which all revenue recognition criteria have not yet been met. Once all revenue recognition criteria have been met, the deferred revenues are recognized.

Sales tax collected is recorded on a net basis and is excluded from revenue.

Contract Assets

The Company does not have any contract assets such as work-in-process. All trade receivables on the Company’s balance sheet are from contracts with customers.

Contract Costs

Costs incurred to obtain a contract are capitalized unless they are short term in nature. As a practical matter, costs to obtain a contract that are short term in nature are expensed as incurred. The Company does not have any contract costs capitalized as of September 30, 2021 or December 31, 2020.

Contract Liabilities - Deferred Revenue

The Company’s contract liabilities consist of advance customer payments and deferred revenue. Deferred revenue results from transactions in which the Company has been paid for services by customers, but for which all revenue recognition criteria have not yet been met. Once all revenue recognition criteria have been met, the deferred revenues are recognized.

For each of the identified periods, revenues can be categorized into the following:

	Nine Months Ended September 30,
	2021	2020
Software Subscriptions	$640,902	$0
Recruiters on Demand	6,192,133	466,421
Permanent placement fees	631,221	422,511
Marketplace Solutions	443,801	257,890
Consulting and staffing services	5,895,264	5,011,882
Total revenue	$13,803,321	$6,158,704

	Three Months Ended September 30,
	2021	2020
Software Subscriptions	$465,112	$0
Recruiters on Demand	3,437,706	234,590
Permanent placement fees	403,059	131,744
Marketplace Solutions	286,845	104,007
Consulting and staffing services	1,665,160	1,521,826
Total revenue	$6,257,882	$1,992,167

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

As of September 30, 2021 and December 31, 2020, deferred revenue amounted to $677,506 and $51,537 respectively. Deferred revenue as of September 30, 2021 is categorized and expected to be recognized as follows:

Expected Deferred Revenue Recognition Schedule

	Total Deferred 9/30/21	Recognized Q4 2021	Recognized Q1 2022	Recognized Q2 2022	Recognized Q3 2022	Recognized Q4 2022	Recognized 2023
Recruiters on Demand	$145,048	$65,955	$65,955	$13,137	$0	$0	$0
Full-time Placement	$382,308	$307,738	$74,570	$0	$0	$0	$0
Software Subscriptions	$93,987	$59,577	$22,873	$9,121	$2,416	$0	$0
Marketplace	$56,163	$45,129	$4,008	$4,052	$2,326	$188	$461
TOTAL	$677,506	$478,399	$167,406	$26,310	$4,742	$188	$461

Revenue from international sources was approximately 3% and 3% for the nine months ended September 30, 2021 and 2020, respectively.

Costs of Revenue

Costs of revenues consist of employee costs, third party staffing costs and other fees, outsourced recruiter fees and commissions based on a percentage of Recruiting Solutions gross margin.

Accounts Receivable

Credit is extended to customers based on an evaluation of their financial condition and other factors. Management periodically assesses the Company’s accounts receivable and, if necessary, establishes an allowance for estimated uncollectible amounts. Accounts determined to be uncollectible are charged to operations when that determination is made. The Company usually does not require collateral. We have recorded an allowance for doubtful accounts of $125,158 and $33,000 as of September 30, 2021 and December 31, 2020, respectively. Bad debt expense was $20,579 and $0 for the three-month periods ended September 30, 2021 and 2020, respectively, and $79,305 and $12,000 for the nine-month periods ended September 30, 2021 and 2020, respectively.

Concentration of Credit Risk and Significant Customers and Vendors

As of September 30, 2021, two customers accounted for more than 10% of the accounts receivable balance, at 12% and 11%, for a total of 23%.

As of December 31, 2020, two customers accounted for more than 10% of the accounts receivable balance, at 32% and 19% for a total of 51%.

For the nine months ended September 30, 2021 one customer accounted for 10% of more of total revenue, at 14%.

For the nine months ended September 30, 2020 three customers accounted for 10% of more of total revenue, at 33%, 16% and 13%, for a total of 62%.

We use a related party firm for software development and maintenance related to our website and the platform underlying our operations. One of our officers and principal shareholders is an employee of this firm and exerts control over this firm (see Note 11).

We are a party to that certain license agreement with a related party firm (see Note 11). Pursuant to the license agreement the firm has granted us an exclusive license to use certain candidate matching software and render certain related services to us. If this relationship was terminated or if the firm was to cease doing business or cease to support the applications we currently utilize, we may be forced to expend significant time and resources to replace the licensed software. Further, the necessary replacements may not be available on a timely basis on favorable terms, or at all. If we were to lose the ability to use this software our business and operating results could be materially and adversely affected.

We use a related party firm to provide certain employer of record services (see Note 11).

We had used a related party firm to provide certain recruiting services but have ended that relationship (see Note 11).

Advertising and Marketing Costs

The Company expenses all advertising and marketing costs as incurred. Advertising and marketing costs were $138,442 and $22,357 for the three months ended September 30, 2021 and 2020, respectively. Advertising and marketing costs were $270,991 and $62,668 for the nine months ended September 30, 2021 and 2020, respectively and included in sales and marketing in the accompanying consolidated statements of operations.

Fair Value of Financial Instruments and Fair Value Measurements

The Company measures and discloses the fair value of assets and liabilities required to be carried at fair value in accordance with ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a hierarchical framework for measuring fair value, and enhances fair value measurement disclosure.

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

ASC 825 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices for identical assets or liabilities in active markets to which we have access at the measurement date.

Level 2 - Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 - Unobservable inputs for the asset or liability.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Company’s investment in available for sale securities and warrant derivative liabilities are measured at fair value. The securities are measured based on current trading prices using Level 1 fair value inputs. The Company’s derivative instruments are valued using Level 3 fair value inputs. The Company does not have any other financial instruments which require re-measurement to fair value. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and loans payable represent fair value based upon their short-term nature.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The table below summarizes the fair values of our financial assets and liabilities as of September 30, 2021:

The reconciliation of the derivative liability measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows for the nine months ended September 30, 2021 and 2020:

	Nine Months Ended September 30,
	2021	2020
Balance at December 31	$11,537,997	$612,042
Additions to derivative instruments	5,960,059	5,625,519
Reclassifications to equity upon modification or cancellation of warrants	(10,182,476)	2,642,175
(Gain) loss on change in fair value of derivative liability	(7,315,580)	(3,306,350)
Balance at September 30	$-	$5,573,386

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

Business Combinations

For all business combinations (whether partial, full or step acquisitions), the Company records 100% of all assets acquired and liabilities assumed of the acquired business, including goodwill, at their fair values; contingent consideration, if any, is recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value are recognized in earnings until settlement and acquisition-related transaction and restructuring costs are expensed rather than treated as part of the cost of the acquisition.

Intangible Assets

Intangible assets consist primarily of the assets acquired from Genesys in 2019, including customer contracts and intellectual property, acquired on September 30, 2019, the assets acquired from Scouted and Upsider during the first quarter of 2021 (see Note 12), the assets acquired from OneWire during the second quarter of 2021 (see Note 12), and the assets acquired from Parrut and Novo Group during the third quarter of 2021 (see Note 12). Amortization expense will be recorded on the straight-line basis over the estimated economic lives.

Goodwill

Goodwill is comprised of the purchase price of business combinations in excess of the fair value assigned at acquisition to the net tangible and identifiable intangible assets acquired. Goodwill is not amortized. The Company tests goodwill for impairment for its reporting units on an annual basis, or when events occur, or circumstances indicate the fair value of a reporting unit is below its carrying value.

The Company performs its annual goodwill impairment assessment on December 31st of each year or as impairment indicators dictate (see Note 4).

When evaluating the potential impairment of goodwill, management first assess a range of qualitative factors, including but not limited to, macroeconomic conditions, industry conditions, the competitive environment, changes in the market for the Company’s products and services, regulatory and political developments, entity specific factors such as strategy and changes in key personnel, and the overall financial performance for each of the Company’s reporting units. If, after completing this assessment, it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value, we then proceed to the impairment testing methodology primarily using the income approach (discounted cash flow method).

We compare the carrying value of the reporting unit, including goodwill, with its fair value, as determined by its estimated discounted cash flows. If the carrying value of a reporting unit exceeds its fair value, then the amount of impairment to be recognized is recognized as the amount by which the carrying amount exceeds the fair value.

When required, we arrive at our estimates of fair value using a discounted cash flow methodology which includes estimates of future cash flows to be generated by specifically identified assets, as well as selecting a discount rate to measure the present value of those anticipated cash flows. Estimating future cash flows requires significant judgment and includes making assumptions about projected growth rates, industry-specific factors, working capital requirements, weighted average cost of capital, and current and anticipated operating conditions. The use of different assumptions or estimates for future cash flows could produce different results.

Long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that indicate possible impairment. When impairment indicators exist, the Company estimates the future undiscounted net cash flows of the related asset or asset group over the remaining life of the asset in measuring whether the long-lived asset should be written down to fair value. Measurement of the amount of impairment would be based on generally accepted valuation methodologies, as deemed appropriate. If the carrying amount is greater than the undiscounted cash flows, the carrying amount of the asset is reduced to the asset’s fair value. An impairment loss is recognized immediately as an operating expense in the condensed consolidated statements of operations. Reversal of previously recorded impairment losses are prohibited.

Stock-Based Compensation

We account for our stock-based compensation under ASC 718 “Compensation - Stock Compensation” using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the shorter of the service period or the vesting period of the stock-based compensation. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model. Determining the fair value of stock-based compensation at the grant date under this model requires judgment, including estimating volatility, employee stock option exercise behaviors and forfeiture rates. The assumptions used in calculating the fair value of stock-based compensation represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment.

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with various accounting standards.

ASC 480 “Distinguishing Liabilities From Equity” provides that instruments convertible predominantly at a fixed rate resulting in a fixed monetary amount due upon conversion with a variable quantity of shares (“stock settled debt”) be recorded as a liability at the fixed monetary amount.

ASC 815 “Derivatives and Hedging” generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument.”

The Company accounts for convertible instruments (when it has determined that the instrument is not a stock settled debt and the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the share transaction and the effective conversion price embedded in the preferred shares.

ASC 815-40 provides that generally if an event is not within the entity’s control and could require net cash settlement, then the contract shall be classified as an asset or a liability.

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

Derivative Instruments

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity's Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity's Own Equity. This ASU removes certain separation models in ASC 470-20 for convertible instruments, and, as a result, embedded conversion features that do not require bifurcation under ASC 815 are no longer subject to separation into an equity classified component. Consequently, a convertible debt instrument, shall be accounted for as a single liability measured at its amortized cost. The Company adopted ASU 2020-06 on January 1, 2021 using the modified retrospective transition method.

The Company’s derivative financial instruments consist of derivatives related to the warrants issued with the sale of our convertible notes in 2020 and 2021 (see Notes 7 and 9) and the warrants issued with the sale of our Series D Preferred Stock in 2020 and 2019 (see Note 9). The accounting treatment of derivative financial instruments requires that we record the derivatives at their fair values as of the inception date of the debt agreements and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense at each balance sheet date. If the fair value of the derivatives was higher at the subsequent balance sheet date, we recorded a non-operating, non-cash charge. If the fair value of the derivatives was lower at the subsequent balance sheet date, we recorded non-operating, non-cash income. Upon the determination that an instrument is no longer subject to derivative accounting, the fair value of the derivative instrument at the date of such determination will be reclassified to paid in capital. The entirety of our derivative financial instruments were eliminated in July 2021 upon conversion of certain outstanding warrants to common stock and agreement by investors to modify certain warrants to eliminate the feature creating the derivative liability in the remaining outstanding warrants (see Note 9).

Product Development

Product development costs are included in selling, general and administrative expenses and consist of support, maintenance and upgrades of our website and software platform and are charged to operations as incurred.

Earnings (Loss) Per Share

The Company follows ASC 260 “Earnings Per Share” for calculating the basic and diluted earnings (or loss) per share. Basic earnings (or loss) per share are computed by dividing earnings (or loss) available to common shareholders by the weighted-average number of common shares outstanding. Diluted earnings (or loss) per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the potential shares of common stock had been issued and if the additional shares were dilutive. Common stock equivalents are excluded from the diluted earnings (or loss) per share computation if their effect is anti-dilutive. Common stock equivalents in amounts of 9,364,849 and 24,521,679 were excluded from the computation of diluted earnings per share for the nine months ended September 30, 2021 and 2020, respectively, because their effects would have been anti-dilutive.

	Nine	Nine
	Months ended	Months ended
	September 30,	September 30,
	2021	2020
Options	2,362,390	1,605,758
Stock awards	234,100	866,500
Warrants	6,682,359	3,653,443
Convertible notes	-	1,845,703
Convertible preferred stock	86,000	16,550,275
	9,364,849	24,521,679

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

Diluted loss per share for the three months ended September 30, 2020 is computed as follows:

Three months ended
September 30,
2020
Net income attributable to common shareholders	$1,435,418
Income attributable to warrant derivatives
Change in fair value of derivative	(4,210,526)
Diluted loss attributable to common shareholders	$(2,775,108)

Basic shares outstanding	5,127,443
Warrant derivative shares	3,653,443
Diluted shares outstanding	8,780,886

Diluted loss per share	$(0.32)

Business Segments

The Company uses the “management approach” to identify its reportable segments. The management approach designates the internal organization used by management for making operating decisions and assessing performance as the basis for identifying the Company’s reportable segments. Using the management approach, the Company determined that it has one operating segment.

Recently Issued Accounting Pronouncements

There have not been any recent changes in accounting pronouncements and ASU issued by the FASB that are of significance or potential significance to the Company except as disclosed below.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The adoption of ASU 2019-12 did not have a material impact on our consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, “Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force)”. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of this ASU would have on the Company’s consolidated financial statements.

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

NOTE 2 - LIQUIDITY

The Company has a history of net losses, including the accompanying financial statements for the nine months ended September 30, 2021 where the Company had a net loss of $10,401,863 (which includes $3,543,887 of non-cash stock-based compensation expense), and net cash used in operating activities of $6,985,702. The Company completed an underwritten public offering of equity units including the overallotment for gross proceeds of approximately $13,800,000 before deducting underwriting discounts and offering expenses in July 2021 (See Note 8 - Stockholder’s Equity (Deficit)). The Company converted its entire balance of convertible debenture notes to units including common stock and warrants as part of the underwritten public offering in July 2021 (See Note 8 - Stockholder’s Deficit). In addition, the Company issued 4,249,596 warrants with an exercise price of $5.50 as part of the July 2021 offering and the conversion of the convertible debentures, which could potentially generate additional capital depending on the market value of our stock, the warrant holders’ ability to exercise them, and the warrant holder’s potential ability to do a cashless exercise.

The Company expects to continue to incur losses for a period of time into the future. In addition, there is no guarantee that the warrants will be exercised or that additional capital or debt financing will be available when and to the extent required, or that if available, it will be on terms acceptable to the Company. The Company continues to invest in sales and marketing resources as well as business operations and seek out sales contracts that should provide additional revenues and, in time, generate operating profits.

Our cash balance at November 9, 2021 was $3,661,179. Management believes it has sufficient cash to fund its liabilities and operations for at least the next twelve months from the issuance of these unaudited condensed consolidated financial statements.

In March 2020, the outbreak of COVID-19 (coronavirus) caused by a novel strain of the coronavirus was recognized as a pandemic by the World Health Organization, and the outbreak has become increasingly widespread in the United States, including in each of the areas in which the Company operates. While the Company has continued to operate during the COVID-19 pandemic, we had reduced certain billing rates in 2020 to respond to the current economic climate. The Company had also experienced a decline in its employer clientele due to the current job market. In addition, due to the effects of COVID-19, the Company took steps in 2020 to streamline certain expenses, such as temporarily cutting certain executive compensation packages by approximately 20%. Management also worked to reduce unnecessary marketing expenditures and to improve staff and human capital expenditures, while maintaining overall workforce levels. The Company has seen increased demand for its recruiting solutions in 2021 and has selectively increased salaries and marketing expenditures to support higher demand. The Company expects but cannot guarantee that demand will continue to improve in 2022, as certain clients re-open or accelerate their hiring initiatives, and new clients utilize our services. Overall, management has focused on effectively positioning the Company for a rebound in hiring which we believe has begun and will continue throughout 2022. Ultimately, the recovery may be delayed and the economic conditions may worsen. The Company continues to closely monitor the confidence of its recruiter users and customers, and their respective job requirement load through offline discussions and the Company’s Recruiter Index survey.

We also may depend on raising additional debt or equity capital to stay operational. The economic impact of COVID-19 may make it more difficult for us to raise additional capital when needed. The terms of any financing, if we are able to complete one, will likely not be favorable to us.

The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 - INVESTMENT IN AVAILABLE FOR SALE MARKETABLE SECURITIES

The Company’s investment in marketable equity securities is being held for an indefinite period. Cost basis of marketable securities held as of September 30, 2021 and December 31, 2020 were $42,720 for both periods and accumulated unrealized losses were $42,720 and $41,296 as of September 30, 2021 and December 31, 2020, respectively. The fair market value of available for sale marketable securities was $0 and $1,424 as of September 30, 2021 and December 31, 2020, respectively, based on 178,000 shares of common stock held in one entity with an average per share market price of approximately $0.00 and $0.01 respectively.

Net recognized gains (losses) on equity investments were as follows:

	Nine Months Ended
	September 30,
	2021	2020
Net realized gains (losses) on investment sold	$-	$(2,543)
Net unrealized gains (losses) on investments still held	(1,424)	(17,716)

Total	$(1,424)	$(20,259)

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

The reconciliation of the investment in marketable securities is as follows for the nine months ended September 30, 2021 and 2020:

	September 30,	September 30,
	2021	2020
Balance - December 31	$1,424	$44,766
Additions	-	-
Proceeds on sales of securities	-	(17,009)
Recognized gain (loss)	(1,424)	(20,259)
Balance - September 30	$-	$7,498

NOTE 4 - GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

Goodwill is derived from our 2019 business acquisition as well as our five asset acquisitions in the first three quarters of 2021. The aggregate goodwill recognized from our five 2021 acquisitions is $8,174,496 while the 2019 acquisition was $3,517,315. The Company performed its most recent goodwill impairment test as of September 30, 2021 using market data and discounted cash flow analysis. Based on that test, we have determined that the carrying value of goodwill related to the 2019 acquisition of Genesys was impaired in the amount of $2,530,325 at September 30, 2021.

Intangible Assets

During the three months ended March 31, 2021, we acquired certain intangible assets pursuant to our Scouted and Upsider acquisitions described in Note 12. During the three months ended June 30, 2021, we acquired certain intangible assets pursuant to our OneWire acquisition described in Note 12. During the three months ended September 30, 2021, we acquired certain intangible assets pursuant to our Parrut and Novo Group acquisitions described in Note 12. These intangible assets aggregate approximately $11.6 million and consist primarily of sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets. We completed the accounting and preliminary valuations of the assets acquired and, accordingly, the estimated fair values of these intangible assets are provisional pending the final valuations which will not exceed one year in accordance with ASC 805.

Intangible assets are summarized as follows:

	September 30, 2021	December 31, 2020
Customer contracts	$6,601,143	$233,107
License	5,512,399	1,726,965
Domains	40,862	-
	12,154,404	1,960,072
Less accumulated amortization	(2,791,411)	(1,164,208)
Carrying value	$9,362,993	$795,864

Amortization expense of intangible assets was $842,934 and $184,172 for the three months ended September 30, 2021 and 2020, respectively, and was $1,677,202 and $502,518 for the nine months ended September 30, 2021 and 2020, respectively, related to the intangible assets acquired in business combinations. Approximate future amortization of intangible assets is expected to be as follows: 2021, $892,826; 2022, $3,084,921; 2023 $2,925,748; 2024, $1,364,495; 2025, $776,867; and thereafter, $318,136. The Company began amortizing intangible assets from the Scouted, Upsider and OneWire acquisitions in the second quarter of 2021 and the Parrut and Novo Group acquisitions in the third quarter of 2021.

NOTE 5 - LIABILITY FOR SALE OF FUTURE REVENUES

During the three months ended March 31, 2021 our remaining agreement related to the sale of future revenues was paid in full. During the three months ended March 31, 2021, we amortized the remaining $2,719 of discount to interest expense.

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

NOTE 6 - LOANS PAYABLE

Term Loans

We have outstanding balances of $57,646 and $77,040 pursuant to two term loans, respectively, as of September 30, 2021 and December 31, 2020, respectively, which mature in 2023. The loans originated in 2013 and 2018, respectively. The loans have variable interest rates, with current rates at 6.0% and 7.76%, respectively. Current monthly payments under the loans are $1,691 and $1,008, respectively.

One of the term loans is a Small Business Administration (“SBA”) loan. As a result of the COVID-19 uncertainty, the SBA has paid the loan for February and March 2021. The SBA made no payments on our behalf during the three months ended September 30, 2021.

Our Chief Operating Officer, who is also a shareholder, has personally guaranteed the loans described above.

Paycheck Protection Program Loan

During 2021 our remaining loan pursuant to the Paycheck Protection Program under the CARES Act in the amount of $24,750 was forgiven. We recorded forgiveness of debt income of $24,925 for the $24,750 of principal and $175 of related accrued interest forgiven.

Promissory Notes Payable

We received $250,000 in proceeds from an institutional investor pursuant to a promissory note dated May 6, 2021. The note bears interest at 12% per year and matures on May 6, 2023.

We issued a promissory note for $1,750,000 pursuant to the Parrut acquisition agreement dated July 7, 2021 (See Note 12). The note has a term of 24 months, bears interest at 6%, and matures on July 1, 2023. The note requires monthly payments of $77,561.

We issued a promissory note for $3,000,000 pursuant to the Novo Group acquisition agreement dated August 27, 2021 (See Note 12). The note has a term of 30 months, bears interest at 6%, and matures on February 1, 2024. The note requires monthly payments of $85,000 for the first 12 months, $110,000 for months 13 through 24, $155,000 for months 25 through 29, and $152,357 for month 30,

The status of the loans payable as of September 30, 2021 and December 31, 2020 are summarized as follows:

	September 30, 2021	December 31, 2020
Term loan(s)	$57,646	$77,040
Promissory notes	4,862,034	-
Total loans payable	4,919,680	77,040
Less current portion	(1,752,094)	(28,249)
Non-current portion (excluding PPP loan)	$3,167,586	$48,791

The future principal payments of the loans payable are as follows:

Year Ending December 31,

2021	$429,455
2022	1,852,272
2023	2,180,168
2024	457,785
Total minimum principal payments	$4,919,680

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

NOTE 7 - CONVERTIBLE NOTES PAYABLE

2020 Debentures:

In May and September 2020, the Company entered into a Securities Purchase Agreement, effective May 28, 2020 (the “Purchase Agreement”) with several accredited investors (the “Purchasers”). Four of the investors had previously invested in the Company’s preferred stock. Pursuant to the Purchase Agreement, the Company sold to the Purchasers a total of (i) $2,953,125 in the aggregate principal amount of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures (the “Debentures”), and (ii) 738,282 common stock purchase warrants (the “Warrants”), which represents 100% warrant coverage. The Company received a total of $2,226,000 in net proceeds from the offering, after deducting the 12.5% original issue discount of $328,125, offering expenses and commissions, including the placement agent’s commission and fees of $295,000, reimbursement of the placement agent’s and lead investor’s legal fees and the Company’s legal fees in the aggregate amount of $100,000 and escrow agent fees of $4,000. The Company also agreed to issue to the placement agent, as additional compensation, 147,657 common stock purchase warrants exercisable at $5.00 per share. The number of placement agent warrants issued was reduced on July 2, 2021 to 36,364, and the exercise price was increased to $6.25 (see Note 9).

The Debentures matured on May 28, 2021, subject to a nine-month extension at the Company’s option which was taken and the Company incurred $253,767 of penalty. The Debentures bear interest at 8% per annum payable quarterly, subject to an increase in case of an event of default as provided for therein. The Debentures are convertible into shares of Common Stock at any time following the date of issuance at the Purchasers’ option at a conversion price of $4.00 per share, subject to certain adjustments. The Debentures are subject to mandatory conversion in the event the Company closes an equity offering of at least $5,000,000 resulting in the listing of the Company’s common stock on a national securities exchange. The Debentures rank senior to all existing and future indebtedness of the Company and its subsidiaries, except for approximately $508,000 of outstanding senior indebtedness. The Company may prepay the Debentures at any time at a premium as provided for therein.

The Warrants are exercisable for three years from May 28, 2020 at an exercise price of $5.00 per share, subject to certain adjustments.

As of September 30, 2021, there was $0 outstanding on the Debentures (see Note 8 for conversions). At December 31, 2020 the outstanding debentures balance was $1,905,826, net of $1,205,669 unamortized discount. On July 2, 2021, the 2020 Debentures were exchanged for common stock and warrants (See Notes 8 and 9, respectively).

2021 Debentures:

During January 2021, the Company entered into two Securities Purchase Agreements, effective January 5, 2021 and January 20, 2021 (the “Purchase Agreements”), with twenty accredited investors (the “Purchasers”). Pursuant to the Purchase Agreements, the Company agreed to sell to the Purchasers a total of (i) $2,799,000 in the aggregate principal amount of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures (the “Debentures”), and (ii) 699,750 common stock purchase warrants (the “Warrants”), which represents100% warrant coverage. The Company received a total of $2,488,000 in gross proceeds from the offerings, after deducting the 12.5% original issue discount, before deducting offering expenses and commissions, including the placement agent’s commission of $241,270 (10% of the gross proceeds less $7,500 paid to its legal counsel) and fees related to the offering of the Debentures of $93,530. The Company also agreed to issue to the placement agent, as additional compensation, 139,950 common stock purchase warrants exercisable at $5.00 per share (the “PA Warrants”). The number of placement agent warrants was reduced on July 2, 2021 to 36,364, and the exercise price was increased to $6.25 (see Note 9).

The Debentures mature in January 2022 on the one year anniversary, subject to a nine-month extension at the Company’s option. The Debentures bear interest at 8% per annum payable quarterly, subject to an increase in case of an event of default as provided for therein. The Debentures are convertible into shares of the Company’s common stock (the “Common Stock”) at any time following the date of issuance at the Purchasers’ option at a conversion price of $4.00 per share, subject to certain adjustments. The Debentures are subject to mandatory conversion in the event the Company closes an equity offering of at least $5,000,000 resulting in the listing of the Common Stock on a national securities exchange. The Debentures rank senior to all existing and future indebtedness of the Company and its subsidiaries, except for approximately $95,000 of outstanding senior indebtedness. In addition, the Debentures rank pari-passu with, and amounts owing thereunder shall be paid concurrently with, payments owing pursuant to and in connection with that certain offering by the Company of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures due May 28, 2021 consummated in May and September 2020 in the aggregate principal amount of $2,953,125. The Company may prepay the Debentures at any time at a premium as provided for therein.

The Warrants are exercisable for three years from the dates of the Purchase Agreements at an exercise price of $5.00 per share, subject to certain adjustments.

The Company’s obligations under the Purchase Agreement and the Debentures are secured by a first priority lien on all of the assets of the Company and its subsidiaries pursuant to Security Agreements, dated January 5, 2021 and January 20, 2021 (the “Security Agreements”) by and among the Company, its wholly-owned subsidiaries, and the Purchasers, subject to certain existing senior liens. The Company’s obligations under the Debentures are guaranteed by the Company’s subsidiaries.

The Purchase Agreement contains customary representations, warranties and covenants of the Company, including, among other things and subject to certain exceptions, covenants that restrict the ability of the Company and its subsidiaries, without the prior written consent of the Debenture holders, to incur additional indebtedness, including further advances under a certain preexisting secured loan, and repay outstanding indebtedness, create or permit liens on assets, repurchase stock, pay dividends or enter into transactions with affiliates. The Debentures contain customary events of default, including, but not limited to, failure to observe covenants under the Debentures, defaults on other specified indebtedness, loss of admission to trading on OTCQB or another applicable trading market, and occurrence of certain change of control events. Upon the occurrence of an event of default, an amount equal to 130% of the principal, accrued but unpaid interest, and other amounts owing under each Debenture will immediately come due and payable at the election of each Purchaser, and all amounts due under the Debentures will bear interest at an increased rate.

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

Pursuant to the Purchase Agreement, the Purchasers have certain participation rights in future equity offerings by the Company or any of its subsidiaries after the closing, subject to customary exceptions. The Debentures and the Warrants also contain certain price protection provisions providing for adjustment of the number of shares of Common Stock issuable upon conversion of the Debentures and/or exercise of the Warrants and the conversion or exercise price in case of future dilutive offerings.

In February 2021, the holder of a $250,000 November 2020 promissory note elected to convert the $250,000 note, plus accrued interest of $2,430, into $283,984 principal amount of Debentures (including 12.5% Original Issue Discount of $31,554) based on the same terms as those issued in January 2021 (described above), plus 70,996 Warrants.

We have incurred a total of $1,254,779 of debt costs related to the issuance of the 2021 Debentures, including commissions, costs and fees of $334,800. We have also recorded a cost related to the fair value of the placement agent warrants of $919,979 (see Note 9). The costs which have been recorded as debt discounts are being amortized over the life of the notes. Amortization expense was $6,875 and $575,503 for the three and nine months ended September 30, 2021, respectively. Unamortized debt costs of $679,276 were charged off against paid in capital upon the exchange of the notes for common stock in July 2021 (see Note 8) and were $0 at September 30, 2021.

We have recorded a total of $1,796,651 of debt discount related to the sale of the 2021 Debentures and February 2021 note exchange, including original issue discount of $342,554 and a warrant discount of $1,454,097 at fair value for the warrants issued with the debt (see Note 9). The discount is being amortized over the life of the notes. Amortization expense was $9,845 and $808,985 for the three and nine months ended September 30, 2021, respectively. Unamortized debt discount of $987,666 was charged off against paid in capital upon the exchange of the notes for common stock in July 2021 (see Note 8) and was $0 at September 30, 2021.

On July 2, 2021, the 2021 Debentures were exchanged for common stock and warrants (See Notes 8 and 9, respectively) and the balance at September 30, 2021 was $0.

NOTE 8 - STOCKHOLDERS’ (EQUITY) DEFICIT

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, par value $0.0001 per share. As of September 30, 2021 and December 31, 2020, the Company had 1,154,967 and 1,324,022 shares of preferred stock issued and outstanding, respectively. No shares of preferred stock were issued during the nine months ended September 30, 2021.

Series D Convertible Preferred Stock

Pursuant to an agreement with the holder, 8,755 shares of Series D preferred stock and 53,336 Series D warrants were cancelled in January 2021.

In January 2021, the Company issued 45,390 shares of its common stock upon conversion of 9,078 shares of its Series D Preferred Stock.

In February 2021, the Company issued 220,000 shares of its common stock upon conversion of 44,000 shares of its Series D Preferred Stock.

In March 2021, the Company issued 106,875 shares of its common stock upon conversion of 21,375 shares of its Series D Preferred Stock.

In April 2021, the Company issued 40,000 shares of its common stock upon conversion of 8,000 shares of its Series D Preferred Stock.

In April 2021, the Company issued 50,000 shares of its common stock upon conversion of 10,000 shares of its Series D Preferred Stock.

In April 2021, the Company issued 101,560 shares of its common stock upon conversion of 20,312 shares of its Series D Preferred Stock.

In May 2021, the Company issued 150,000 shares of its common stock upon conversion of 30,000 shares of its Series D Preferred Stock.

On July 2, 2021 the Company issued 1,293,430 shares of its common stock upon the conversion of 376,275 shares of its Series D preferred stock.

Series E Convertible Preferred Stock

On July 2, 2021, upon agreement with the Series D preferred stockholders, the Company issued 3,229,225 shares of its common stock upon the conversion of 645,845 shares of its Series E preferred stock.

Series F Convertible Preferred Stock

In February 2021, the Company issued 81,195 shares of its common stock upon conversion of 16,239 shares of its Series F Preferred Stock.

In March 2021, the Company issued 6,479 shares of its common stock upon conversion of 1,296 shares of its Series F Preferred Stock.

On July 2, 2021 the Company issued 234,237 shares of its common stock upon the conversion of 46,847 shares of its Series F preferred stock.

Common Stock

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share. As of September 30, 2021 and December 31, 2020 the Company had 14,394,329 and 2,203,009 shares of common stock outstanding, respectively.

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

Shares Issued For Cash

On July 2, 2021 the Company issued 2,400,000 units at a price of $5.00 per unit consisting of 2,400,000 shares of common stock and 2,400,000 common stock warrants with an exercise price of $5.50 in an underwritten public offering.

On July 8, 2021 the Company issued 360,000 units at a price of $5.00 per share consisting of 360,000 shares of common stock and 360,000 common stock warrants with an exercise price of $5.50 upon exercise of the underwriter’s over-allotment option as part of the underwritten public offering.

The Company received gross proceeds of $13,800,000 from the underwritten public offering discussed above before deducting underwriting discounts and offering expenses.

Shares issued upon exchange of preferred stock

In January 2021, the Company issued 45,390 shares of its common stock upon conversion of 9,078 shares of its Series D Preferred Stock.

In February 2021, the Company issued 220,000 shares of its common stock upon conversion of 44,000 shares of its Series D Preferred Stock.

In February 2021, the Company issued 81,195 shares of its common stock upon conversion of 16,239 shares of Series F Preferred Stock.

In March 2021, the Company issued 106,875 shares of its common stock upon conversion of 21,375 shares of its Series D Preferred Stock.

In March 2021, the Company issued 6,479 shares of its common stock upon conversion of 1,296 shares of Series F Preferred Stock.

In April 2021, the Company issued 40,000 shares of its common stock upon conversion of 8,000 shares of its Series D Preferred Stock.

In April 2021, the Company issued 50,000 shares of its common stock upon conversion of 10,000 shares of its Series D Preferred Stock.

In April 2021, the Company issued 101,560 shares of its common stock upon conversion of 20,312 shares of its Series D Preferred Stock.

In May 2021, the Company issued 150,000 shares of its common stock upon conversion of 30,000 shares of its Series D Preferred Stock.

On July 2, 2021 the Company issued 1,293,430 shares of common stock upon the conversion of 376,275 shares of its Series D preferred stock.

On July 2, 2021 the Company issued 3,229,225 shares of common stock upon the conversion of 645,845 shares of its Series E preferred stock.

On July 2, 2021 the Company issued 234,237 shares of common stock upon the conversion of 46,847 shares of its Series F preferred stock.

Shares issued upon exchange of common stock warrants

On July 2, 2021 upon agreement with the Series D warrant holders, the Company issued 522,108 shares of common stock upon the exchange of 522,108 Series D warrants in conjunction with the July 2, 2021 offering.

Shares issued upon conversion of convertible notes

During the three months ended March 31, 2021, the Company issued 71,485 shares of its common stock upon conversion of $283,637 of convertible notes payable and related accrued interest of $2,302 (see note 7).

During the three months ended June 30, 2021, the Company issued 17,687 shares of its common stock upon conversion of $70,750 of convertible notes payable (see note 7).

On July 2, 2021 the Company issued 1,489,444 shares of common stock upon the contractual conversion of $5,588,359 of convertible debentures outstanding, $115,593 of accrued interest through July 2, 2021 and a penalty amount of $253,767 on the convertible debentures issued in May/September 2020 (see Note 7). The unamortized discount of $1,666,314 was charged to additional paid-in capital resulting in a net credit to equity of $4,291,102.

Reverse Stock Split

On June 18, 2021 the Company filed an Amendment to the Articles of Incorporation to effectuate a reverse split of the Company’s issued and outstanding common stock at an exchange ratio of 1-for-2.5. The reverse stock split was effective as of June 18, 2021. Simultaneously with the reverse stock split, the Company reduced the authorized shares from 250,000,000 to 100,000,000. All share and per share data in the accompanying consolidated financial statements and footnotes has been retroactively adjusted to reflect the effects of the reverse stock split.

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

Shares issued for Business Acquisitions

In January 2021, we issued a total of 175,421 and 15,591 issuable shares of common stock, respectively pursuant to the Scouted acquisition. In March 2021, we recorded 271,153 shares of common stock pursuant to the Upsider acquisition. In May 2021, we issued a total of 155,327 shares of common stock pursuant to the OneWire acquisition. In July 2021, we issued a total of 257,546 shares of common stock pursuant to the Parrut acquisition. In August 2021, we issued a total of 508,711 shares of common stock pursuant to the Novo Group acquisition. In September 2021, we issued a total of 321,390 shares of common stock pursuant to the earn-out provision of the Upsider acquisition. All transactions are more fully described in Note 12.

Shares granted for services

On September 18, 2020 the Company awarded to Evan Sohn, our Executive Chairman and CEO, 221,600 restricted stock units (the “RSUs”) subject to and issuable upon the listing of the Company’s common stock on the Nasdaq Capital Market or NYSE American, or any successor of the foregoing (the “Uplisting”). The RSUs will vest over a two-year period from the date of the Uplisting in equal quarterly installments on the last day of each calendar quarter, with the first portion vesting on the last day of the calendar quarter during which the Uplisting takes place, subject to Mr. Sohn serving as an executive officer of the Company on each applicable vesting date, provided that the RSUs shall vest in full immediately upon the termination of Mr. Sohn’s employment by the Company without Cause (as defined in the Employment Agreement). The RSU award has been valued at $1,662,000 and compensation expense will be recorded over the estimated vesting period. We recognized compensation expense of $148,836 and $297,672 during the three and nine months ended September 30, 2021, respectively. The shares began vesting on June 30, 2021, the quarter the Uplisting occurred. The shares have not been issued at September 30, 2021.

In March 2021, we issued to Mr. Sohn 1,625 shares of common stock as payment for $16,425 of compensation which had been accrued at December 31, 2020.

In April 2021, we issued 20,000 shares to a vendor for services valued at $152,500.

In August 2021, we granted 25,000 RSUs to a vendor for services valued at $101,250, 12,500 of which have been issued as of September 30, 2021.The cost will be recognized over the two month vesting period and included in stock-based compensation.

There were 221,600 RSUs outstanding at December 31,2020. The Company issued 25,000 RSUs as stated directly above in August 2021, of which 12,500 have been issued as of September 30, 2021. There are 234,100 RSUs outstanding at September 30, 2021.

NOTE 9 - STOCK OPTIONS AND WARRANTS

Stock Options

On February 10, 2021 the Company granted to a director 20,000 options to purchase common stock, exercisable at $6.75 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over three years with the first portion vesting on May 10, 2021. The options have been valued at $134,986 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $11,249 and $17,549 related to the options during the three and nine months ended September 30, 2021, respectively. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%. (2) expected volatility of 354%, (3) risk-free interest rate of 0.8%, (4) expected term of 5 years.

On March 9, 2021 the Company granted to employees an aggregate of 159,000 options to purchase common stock, exercisable at $8.625 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over one year, with the first portion vesting on September 9, 2021. The options have been valued at $1,371,231 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $342,808 and $428,510 related to the options during the three and nine months ended September 30, 2021, respectively. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 346%, (3) risk-free interest rate of 0.8%, (4) expected term of 5 years.

On March 24, 2021 the Company granted to a director 20,000 options to purchase common stock, exercisable at $8.125 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over three years, with the first portion vesting on September 24, 2021. The options have been valued at $162,491 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $13,541 and $14,669 related to the options during the three and nine months ended September 30, 2021, respectively. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 359%, (3) risk-free interest rate of 0.83%, (4) expected term of 5 years.

On May 5, 2021 the Company granted to employees an aggregate of 11,800 options to purchase common stock, exercisable at $8.125 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over one year, with the first portion vesting on August 8, 2021. The options have been valued at $95,925 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $15,988 related to the options during the three and nine months ended September 30, 2021. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 350%, (3) risk-free interest rate of 0.8%, (4) expected term of 5 years.

On May 5, 2021 the Company granted to employees an aggregate of 12,000 options to purchase common stock, exercisable at $8.125 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over two years, with the first portion vesting on August 8, 2021. The options have been valued at $97,551 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $8,129 related to the options during the three and nine months ended September 30, 2021. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 350%, (3) risk-free interest rate of 0.8%, (4) expected term of 5 years.

On May 5, 2021 the Company granted to consultants an aggregate of 16,600 options to purchase common stock, exercisable at $8.125 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over one year, with the first portion vesting on August 8, 2021. The options have been valued at $134,946 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $22,491 related to the options during the three and nine months ended September 30, 2021. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 350%, (3) risk-free interest rate of 0.8%, (4) expected term of 5 years.

On May 5, 2021 the Company granted to consultants an aggregate of 8,800 options to purchase common stock, exercisable at $8.125 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options vested immediately upon issuance. We have recorded compensation expense of $71,538 related to the options during the three and nine months ended September 30, 2021. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 350%, (3) risk-free interest rate of 0.8%, (4) expected term of 5 years.

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

On June 30, 2021 the Company granted to an employee 29,000 options to purchase common stock, exercisable at $4.50 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of one year. The options vested immediately upon issuance. We have recorded compensation expense of $65,315 related to the options during the three and nine months ended September 30, 2021. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 135%, (3) risk-free interest rate of 0.07%, (4) expected term of 1 year.

On July 8, 2021 the Company granted to employees an aggregate of 110,000 options to purchase common stock, exercisable at $4.96 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over two years, with the first portion vesting on October 8, 2021.

On August 26, 2021, the Company granted to an employee 25,050 options to purchase common stock, exercisable at $3.96 per share, under the terms of the 2021 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over four years, with a one year cliff, with the first portion vesting on August 26, 2022.

On August 31, 2021, the Company granted to a consultant 35,000 options to purchase common stock, exercisable at $4.05 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options vested 50% after 60 days and 50% after 180 days, with the first portion having vested on October 31, 2021.

On August 31, 2021, the Company granted to an employee 10,000 options to purchase common stock, exercisable at $4.05 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over two years, with the first portion vesting on November 30, 2021.

On August 31, 2021, the Company granted to an employee 25,000 options to purchase common stock, exercisable at $4.05 per share, under the terms of the 2021 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over four years, with a one year cliff, with the first portion vesting on August 31, 2022.

On September 1, 2021, the Company granted to a consultant 300,000 options to purchase common stock, exercisable at $4.65 per share, under the terms of the 2021 Equity Incentive Plan. The options have a term of five years. The options vested 25% at grant date on September 1, 2021 and 75% on March 1, 2023.

On September 6, 2021, the Company granted to an employee 100,000 options to purchase common stock, exercisable at $4.65 per share, under the terms of the 2021 Equity Incentive Plan. The options have a term of five years. The options were vested at grant date on September 6, 2022.

On September 10, 2021, the Company granted to an employee 7,500 options to purchase common stock, exercisable at $3.96 per share, under the terms of the 2021 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over two years, with the first portion vesting on December10, 2021.

On September 10, 2021, the Company granted to employees 349,000 options to purchase common stock, exercisable at $3.96 per share, under the terms of the 2021 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over two years, with a one year cliff, with the first portion vesting on September 10, 2022.

On September 10, 2021, the Company granted to employees 274,500 options to purchase common stock, exercisable at $3.96 per share, under the terms of the 2021 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over four years, with the first portion vesting on December 10, 2021.

On September 13, 2021, the Company granted to employees 200,000 options to purchase common stock, exercisable at $4.59 per share, under the terms of the 2021 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over two years, with a one year cliff, with the first portion vesting on September 10, 2022.

On September 13, 2021, the Company granted to an employee 50,000 options to purchase common stock, exercisable at $3.97 per share, under the terms of the 2021 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over four years, with the first portion vesting on December 13, 2021.

The fair values of stock options granted during the three months ended September 30, 2021 were estimated using Black-Sholes option-pricing model with the following assumptions:

September 30, 2021
Risk-free interest rates	0.74%-0.84%
Expected life (in years)	5.00
Expected volatility	295%-325%
Dividend yield	0.00%

During the three and nine months ended September 30, 2021, we recorded $1,564,091 and $2,729,160 of compensation expense, respectively related to stock options.

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

A summary of the status of the Company’s stock options as of September 30, 2021 and December 31, 2020, and changes during the periods are presented below:

		Wtd. Avg.
		Exercise
	Options	Price
Outstanding at December 31, 2019	349,368	$4.41
Granted	326,930	2.24
Exercised	-	-
Expired or cancelled	-	-
Balance, December 31, 2020	676,298	3.36
Granted during the period	1,765,250	4.87
Exercised during the period	-	-
Terminated/Expired during the period	(79,158)	6.87
Balance, September 30, 2021	2,362,390	$4.61
Exercisable at September 30, 2021	497,284	$3.92

As of September 30, 2021, there was approximately $7,350,580 of unrecognized compensation cost related to non-vested stock options which vest over time and is expected to be recognized over a period of three years, as follows: 2021, $1,615,438; 2022, $3,187,401; 2023, $1,703,333; 2024, 503,793; and 2025, 304,616. The intrinsic value of options outstanding is $(2,983,253) at September 30, 2021 and the intrinsic value of options exercisable is $(285,408) at September 30, 2021.

The following table summarizes the options outstanding and exercisable for the shares of the Company’s common stock as at September 30, 2021.

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price Exercisable	Number Exercise Price	Weighted Average
$1.00 - $2.00	35,869	2.45	$1.44	35,869	$1.44
$2.56	190,468	2.59	$2.56	190,468	$2.56
$3.00 - $4.00	797,419	4.47	$3.91	76,946	$3.63
$4.00 - $5.00	943,000	4.69	$4.60	129,000	$4.62
$6.00 - $7.00	212,934	3.55	$6.30	13,767	$6.37
$8.00 - $9.00	180,200	4.55	$8.43	48,733	$8.41
$16.00	2,500	1.39	$16.00	2,500	$16.00
	2,362,390			497,283

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

Warrants

Placement Agent Warrants

On January 5, 2021 and January 20, 2021, the Company issued 28,125 and 111,825 common stock warrants respectively for a total of 139,950 warrants with an exercise price of $5.00. On July 2, 2021, the 139,950 warrants were reduced to 36,364 with an exercise price of $6.25. See "Convertible Debenture Warrants and Placement Agent Warrants” below.

Note Holder Warrants

On January 5, 2021, January 20, 2021 and February 3, 2021, the Company issued 140,625, 559,125, and 70,996 common stock warrants respectively for a total of 770,746 warrants with an exercise price of $5.00. On July 2, 2021, the 770,746 warrants were increased to 772,303 with an exercise price of $5.00. See "Convertible Debenture Warrants and Placement Agent Warrants” below

Pre-Funded Warrants

On July 2, 2021 the Company issued a pre-funded warrant to purchase 587,945 shares of common stock to one previous Series D holder. The warrants have an exercise price of $.01. The Company determined the pre-funded warrant qualified for equity accounting, and is included in stockholders’ equity (deficit) as common stock to be issued at September 30, 2021. See

Warrants for underwritten public offering

Effective July 2, 2021, we closed an upsized underwritten public offering of 2,400,000 units at a price to the public of $5.00 per unit, for gross proceeds of $12,000,000 before deducting underwriting discounts and offering expenses. Each unit consists of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $5.50 per share. The common stock and warrants were immediately separable from the units and were issued separately.

Underwriter Warrants

Underwriters purchased 360,000 warrants at a price of $0.01 per share and closed the sale of an additional 360,000 shares of common stock at a price of $4.99 per share less underwriting discounts and commissions, pursuant to the exercise of the underwriter's over-allotment option in connection with the underwritten public offering that closed on July 2, 2021.

Representative Warrants

On July 2, 2021 the Company issued 240,000 Representative warrants with an exercise price of $6.25 in conjunction with the underwritten public offering.

Warrants upon conversion of Convertible Debentures

On July 2, 2021, the Company issued 1,489,596 common stock warrants with an exercise price of $5.50 in conjunction with the conversion of all $5,588,359 of convertible debentures outstanding, $115,593 of accrued interest through July 2, 2021 and a penalty amount of $253,767 on the convertible debentures issued in May/September 2020 (as discussed previously in Note 8 under Common Stock).

Warrants for Service

On April 1, 2021, the Company issued 20,000 warrants to a consultant with an exercise price of $5.00.

Warrants Recorded as Derivative Liabilities

Series D Preferred Stock Warrants

The Company identified embedded features in the warrants issued with Series D Preferred Stock in 2019 and 2020 which caused the warrants to be classified as a derivative liability. These embedded features included the right for the holders to request for the Company to cash settle the warrants to the holder by paying to the holder an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of the warrants on the date of the consummation of a fundamental transaction, as defined in the warrant instrument. The accounting treatment of derivative financial instruments requires that the Company treat the whole instrument as liability and record the fair value of the instrument as a derivative as of the inception date of the instrument and to adjust the fair value of the instrument as of each subsequent balance sheet date.

During the three and nine months ended September 30, 2021, the Company recorded other expense of $211,614 and other income of $1,886,212, respectively, related to the change in the fair value of the derivative. On July 2, 2021, the Series D warrants were exchanged for 522,108 shares of common stock and consequently the embedded derivative was eliminated and $2,404,182 of derivative liability was reclassified to paid in capital.

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

Convertible Debenture Warrants and Placement Agent Warrants

The Company identified embedded features in the warrants issued with the convertible debt and the placement agent warrants in 2020 and 2021 (see Note 7) and which caused the warrants to be classified as a derivative liability. These embedded features included the right for the holders to request for the Company to cash settle the warrants to the holder by paying to the holder an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of the warrants on the date of the consummation of a fundamental transaction, as defined in the warrant instrument. The accounting treatment of derivative financial instruments requires that the Company treat the whole instrument as liability and record the fair value of the instrument as a derivative as of the inception date of the instrument and to adjust the fair value of the instrument as of each subsequent balance sheet date.

As of the issuance date of the 2021 Debenture warrants, the Company determined a fair value of $5,040,080 for the 770,746 warrants. The fair value of the warrants was determined using the Black-Scholes Model based on a risk-free interest rate of 0.17% - 0.19%, an expected term of 3 years, an expected volatility of 215% - 216% and a 0% dividend yield. Of this amount, $1,454,097 was recorded as debt discount (see Note 7) and $3,585,983 was charged to expense as initial derivative expense.

As of the issuance date of the 2021 placement agent warrants, the Company determined a fair value of $919,979 for the 139,950 warrants. The fair value of the warrants was determined using the Black-Scholes Model based on a risk-free interest rate of 0.17% -0.19%, an expected term of 3 years, an expected volatility of 215% and a 0% dividend yield. The value of $919,979 has been recorded as a debt discount for debt cost (see Note 7). In July 2021, we amended the debenture agreement and reduced the number of placement agent warrants from 139,950 to 36,364.

During the three and nine months ended September 30, 2021, the Company recorded other expense of $676,177 and other income of $5,429,368, respectively, related to the change in the fair value of the derivative. As a result of amendments to the 2020 and 2021 debenture warrants and placement agent warrants on July 2, 2021, the derivative feature of the warrants was eliminated and $7,405,224 of derivative liability was reclassified to paid in capital.

The number of placement agent warrants issued in 2020 and 2021 was reduced in July 2021, from 287,606 to 72,728, and the exercise price was increased to $6.25.

		Weighted
		Average
		Exercise
	Warrants	Price per
	Outstanding	Share
Outstanding at December 31, 2019	470,939	4.80
Issued	2,223,438	2.01
Cancelled pursuant to modification	(479,533)	4.80
Reissued pursuant to modification	1,438,599	1.60
Exercised	-	-
Expired or cancelled	-	-
Outstanding at December 31, 2020	3,653,443	1.84
Issued	6,008,237	4.18
Cancelled pursuant to modification	(2,457,213)	2.03
Exchanged for common stock	(522,108)	2.60
Exercised	-	-
Expired or cancelled	-	-
Outstanding at September 30, 2021	6,682,359	3.92

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Legal Proceedings

We are currently not involved in any material litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Investor Relations

We could be involved in various litigation matters during the normal course of business. Claims arose during the third quarter of 2021 for which we have accrued $250,000. In October 2021, the Company made a total investor relations payment of $253,505 with two shareholders regarding claims that they were owed securities pursuant to existing agreements. The agreement was reached prior to any lawsuits being filed with a court.

Leases

On September 30, 2019, the Company entered into a sublease with a related party (see Note 11) for its current corporate headquarters. The sublease expires in November 2022. Monthly lease payments increased from $7,307 to $7,535 in April 2021 and continue at that rate for the remainder of the lease.

In February 2016, the Financial Accounting Standards Board issued Accounting Standards Update No. 2016-02: “Leases (Topic 842)” whereby lessees need to recognize almost all leases on their balance sheet as a right of use asset and a corresponding lease liability. The Company adopted this standard as of January 1, 2019 using the effective date method. We calculated the present value of the remaining lease payment stream using our incremental effective borrowing rate of 10%. We initially recorded a right to use asset and corresponding lease liability amounting to $269,054 on September 30, 2019. The right to use asset and the corresponding lease liability are being equally amortized on a straight-line basis over the remaining term of the lease.

For the nine months ended September 30, 2021, lease costs amounted to $71,014 which includes base lease costs of $44,526 and common area and other expenses of $26,488. For the nine months ended September 30, 2020, lease costs amounted to $112,568 which includes base lease costs of $65,076 and common area and other expenses of $47,492. All costs were expensed during the periods and included in general and administrative expenses on the accompanying consolidated statements of operations.

In July 2021, we cancelled the remaining term of the lease with no future payments remaining (see Note 11).

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

COVID-19 Uncertainty:

In late 2019, an outbreak of COVID-19 was first reported in Wuhan, China. In March 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic. The COVID-19 pandemic has resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines and travel bans around the world aimed at controlling the spread of the virus. Businesses are also taking precautions, including requiring employees to work remotely or take leave, imposing travel restrictions and temporarily closing their facilities. Initial unemployment numbers have spiked. Uncertainties regarding the impact of COVID-19 on economic conditions are likely to result in sustained market turmoil and reduced demand for employees, which in its turn has had a negative impact on the recruitment and staffing industry. According to a September 2020 report from CEO Today, the U.S. staffing industry, which previously boasted a market size of $152 billion fell to roughly $119 billion since the COVID-19 outbreak; bringing it down to its lowest level since 2013. This represents a 21% decrease from 2019.

To date the economic impact of COVID-19 has resulted in certain reductions in the Company’s business and the Company has devoted efforts to shifting its focus in areas of hiring. As of the date of this filing, to the Company’s knowledge, no customer of the Company has gone out of business nor have any counterparties attempted to assert the existence of a force majeure clause, which excuses contractual performance. Because we depend on continued demand for recruitment services, a downturn in the recruitment and staffing industry would have a material adverse impact on our business and results of operations.

While to date the Company has not been required to stop operating, management is evaluating its use of its office space, virtual meetings and the like. We had reduced certain billing rates to respond to the current economic climate. Additionally, while we have experienced, and could continue to experience, a loss of clients as the result of the pandemic, we expect that the impact of such attrition would be mitigated by the addition of new clients resulting from our continued efforts to adjust the Company’s operations to address changes in the recruitment industry. The extent to which the COVID-19 pandemic will impact our operations, ability to obtain financing or future financial results is uncertain at this time. Due to the effects of COVID-19, the Company took steps to streamline certain expenses, such as temporarily cutting certain executive compensation packages by approximately 20%. Management also worked to reduce unnecessary marketing expenditures and worked to improve staff and human capital expenditures, while maintaining overall workforce levels. The Company has seen increased demand for its recruiting solutions in 2021 and has selectively increased salaries and marketing expenditures to support higher demand. The Company expects but cannot guarantee that demand will continue to improve in 2022, as certain clients re-open or accelerate their hiring initiatives, and new clients utilize our services. Overall, management has focused on effectively positioning the Company for a rebound in hiring which we believe has begun and will continue throughout 2022. Ultimately, the recovery may be delayed and the economic conditions may worsen. The Company continues to closely monitor the confidence of its recruiter users and customers, and their respective job requirement load through offline discussions and the Company’s Recruiter Index survey.

We may also depend on raising additional debt or equity capital to stay operational. The economic impact of COVID-19 may make it more difficult for us to raise additional capital when needed. The terms of any financing, if we are able to complete one, will likely not be favorable to us. If we are unable to raise additional capital, we may not be able to meet our obligations as they come due, raising substantial doubt as to our ability to continue as a going concern.

NOTE 11 - RELATED PARTY TRANSACTIONS

During 2018 we entered into a marketing agreement with an entity controlled by a consultant (who is also a principal shareholder and former noteholder of the Company). The agreement provides for payment to this entity of 10% of applicable revenue generated through the use of the entities database. The agreement also provides for the payment to us of 10% of the revenue generated by the entity using our social media groups. Through September 30, 2021 no fees were due or payable under this arrangement. In July 2021, we ended our arrangement with this consultant and no future payments will be due to either party.

During 2019 we entered into a two year non-exclusive consulting agreement with a principal shareholder to act as Company’s consultant with respect to introducing the Company to potential acquisition and partnership targets. The Company has agreed to pay the consultant a retainer of $10,000 per month as a non-recoverable draw against any finder fees earned. The Company has also agreed to pay the consultant the sum of $5,500 per month for three years ($198,000 total) as a finder’s fee for introducing Genesys to the Company. This payment is included in the $10,000 monthly retainer payment. We have recorded consulting fees expense of $0 and $13,500 during each of the three- and nine-month periods ended September 30, 2021, respectively. The term of the consulting agreement was completed in March 2021. We have recorded consulting fees expense of $13,500 and $40,500 during each of the three and nine month periods ended September 30, 2020, respectively. In July 2021 we completed payments for all accrued compensation and future payments owed under the consulting agreement. No further payments will be owed under this consulting agreement.

Under a technology services agreement entered into on January 17, 2020, we use a related party firm of the Company, Recruiter.com Mauritius, for software development and maintenance related to our website and the platform underlying our operations. This arrangement was oral prior to January 17, 2020. The initial term of the Services Agreement is five years, whereupon it shall automatically renew for additional successive 12-month terms until terminated by either party by submitting a 90-day prior written notice of non-renewal. The firm was formed outside of the United States solely for the purpose of performing services for the Company and has no other clients. A consultant to the Company, who was our Chief Technology Officer until July 15, 2021, and thereafter our Chief Web Officer, is an employee of Recruiter.com Mauritius and exerts control over Recruiter.com Mauritius. Pursuant to the Services Agreement, the Company has agreed to pay Recruiter.com Mauritius fees in the amount equal to the actualized documented costs incurred by Recruiter.com Mauritius in rendering the services pursuant to the Services Agreement. Payments to this firm were $38,473 and $55,135 for the three months ended September 30, 2021 and 2020, respectively, Payments to this firm were $151,157 and $173,515 for the nine months ended September 30, 2021 and 2020, respectively. These payments are included in product development expense in our consolidated statement of operations.

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

We are a party to that certain license agreement with Genesys. An executive officer of Genesys is a significant equity holder and a member of our Board of directors. Pursuant to the License Agreement Genesys has granted us an exclusive license to use certain candidate matching software and renders certain related services to us. The Company has agreed to pay to Genesys (now called Opptly) a monthly license fee of $5,000 beginning September 29, 2019 and an annual fee of $1,995 for each recruiter being licensed under the License Agreement along with other fees that might be incurred. The Company has also agreed to pay Opptly monthly sales subscription fees beginning September 5, 2019 when Opptly assists with closing a recruiting program. During the three months ended September 30, 2021 and 2020, we charged to operating expenses $25,121 and $40,114 for services provided by Opptly. During the nine months ended September 30, 2021 and 2020, we charged to operating expenses $112,149 and $127,044 for services provided by Opptly. As of August 6, 2021 we had paid off all remaining payables to Opptly due at that time and amended our agreement. We will continue with the License Agreement but have cancelled the sales subscription and services agreements. There could be other fees that will be owed as incurred, based on communication overages. As of September 30, 2021, the Company owes Opptly $116,880 in payables.

Icon Information Consultants performs certain the back office and accounting roles for Recruiting Solutions. Icon Information Consultants then charges a fee for the services along with charging for office space. Icon Information Consultants and Icon Industrial Solutions (collectively “Icon”) also provide “Employer of Record” (“EOR”) services to Recruiting Solutions which means that they process all payroll and payroll tax related duties of temporary and contract employees placed at customer sites and is then paid a reimbursement and fee from Recruiting Solutions. A representative of Icon is a member of our board of directors. Icon Canada also acts as an EOR and collects the customer payments and remits the net fee back to Recruiting Solutions. Revenue related to customers processed by Icon Canada is recognized on a gross basis the same as other revenues and was $35,519 and $106,842 for the three and nine months ended September 30, 2021, respectively, and was $35,519 and $104,837 for the three and nine months ended September 30, 2020, respectively. EOR costs related to customers processed by Icon Canada was $33,212 and $99,904 for the three and nine months ended September 30, 2021, respectively, and was $33,212 and $98,066 for the three and nine months ended September 30, 2020, respectively. Currently, there is no intercompany agreement for those charges and they are calculated on a best estimate basis. As of September 30, 2021, the Company owed Icon $106,968 in payables and Icon Canada owes $26,081 (included in accounts receivable) to the Company. During the three and nine months ended September 30, 2021, we charged to cost of revenue $119,147 and $452,250, respectively, related to services provided by Icon as our employer of record. During the three and nine months ended September 30, 2020, we charged to cost of revenue $189,425 and $1,078,667, respectively, related to services provided by Icon as our employer of record. During the three and nine months ended September 30, 2021, we charged to operating expenses $0 and $132,253, respectively, related to management fees, rent and other administrative expense. During the three and nine months ended September 30, 2020, we charged to operating expenses $70,450 and $200,178, respectively, related to management fees, rent and other administrative expense. During the three and nine months ended September 30, 2021, we charged to interest expense $0 and $30,466, respectively, related to finance charges on accounts payable owed to Icon. In July 2021, we paid Icon $1,075,645 to satisfy all outstanding payables for all services including interest charges. In July 2021, we also ended all contractual relationships with Icon for back office and accounting services, as well as office space. Icon will continue to provide EOR services on an as needed basis.

We also recorded placement revenue from Icon of $0 and $7,919 during the three months ended September 30, 2021 and 2020, respectively, and $970 and $21,349 during the nine months ended September 30, 2021 and 2020, respectively. We have a receivable from Icon of $22,951 which is included in accounts receivable at September 30, 2021.

We used a related party firm of the Company to pay certain recruiting services provided by employees of the firm during the three months ended March 31, 2021. During the three months ended March 31, 2021, we charged to cost of revenue $17,745 related to services provided, with no expense in the three months ended September 30, 2021 and no balance owed as of September 30, 2021.

NOTE 12 - BUSINESS COMBINATIONS

Scouted Asset Purchase

Effective January 31, 2021, the Company, through a wholly-owned subsidiary, acquired all assets of RLJ Talent Consulting, Inc., d/b/a Scouted, (“Scouted”) (the “Scouted Asset Purchase”). As consideration for the Scouted Asset Purchase, Scouted shareholders are entitled to a total of 224,163 shares of our restricted Common Stock (valued at $1,625,183 based on a $7.25 per share acquisition date price), of which 33,151 shares of stock will be held in reserve and are recorded as contingent consideration, a current liability in the accompanying financial statements, and an additional amount of $180,000 in cash consideration for a total purchase price of approximately $1.8 million. The Scouted Asset Purchase will be accounted for as a business acquisition. The assets acquired in the Scouted Asset Purchase consist primarily of sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets (the “Scouted Assets”), along with a de minimis amount of other assets. The Company has completed the purchase price allocation of the $1.8 million for the acquired intangible assets during the second quarter of 2021. The Company is utilizing the Scouted Assets to expand its video hiring solutions and curated talent solutions, through its Recruiting Solutions subsidiary.

The acquisition is accounted for by the Company in accordance with the acquisition method of accounting pursuant to ASC 805 “Business Combinations” and pushdown accounting is applied to record the fair value of the assets acquired on Recruiting Solutions. Under this method, the purchase price is allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Any excess of the amount paid over the estimated fair values of the identifiable net assets acquired will be allocated to goodwill.

The following is a summary of the estimated fair value of the assets acquired at the date of acquisition:

Sales and client relationships and contracts	$1,382,076
Intellectual property	98,721
Domains	18,000
Goodwill	306,386
Total Purchase Price	$1,805,183

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

Upsider Asset Purchase

Effective March 25, 2021, the Company, through a wholly-owned subsidiary, entered into an Asset Purchase Agreement and Plan of Reorganization (the “APA”) with Upsider, Inc., (“Upsider”), to acquire all the assets and certain liabilities of Upsider (the “Upsider Purchase”). As consideration for the Upsider Purchase, Upsider’s shareholders will receive net cash of $69,983 and a total of 323,094 shares of our common stock (the “Consideration Shares”) (valued at $2,544,362, based on a $7.88 per share acquisition date price), of which 51,940 of the Consideration Shares will be held in reserve and are recorded as a current liability, contingent consideration in the accompanying financial statements. The shareholders of Upsider may also receive earn-out consideration of up to $1,394,760, based on the attainment of specific targets during the nine months following closing. We have recorded the fair value of the contingent earn-out consideration of $1,325,003 at September 30, 2021. The total purchase price is approximately $3.9 million. The assets acquired in the APA consist primarily of sales and client relationships, contracts, intellectual property, partnership and vendor agreements and a de minimis amount of other assets. The Company also assumed a small amount of liabilities in the form of net payables. The Company is utilizing Upsider’s machine learning artificial intelligence to provide a more predictive and efficient recruiting tool that enhances our current technology.

The Company also entered into a Registration Rights Agreement with Upsider (the “Registration Rights Agreement”). The Registration Rights Agreement provides that following the Nine-Month Anniversary (as defined in the Registration Rights Agreement), and for a period of five years thereafter, Upsider shall have the ability, on three occasions, to demand that Company shall file with the SEC a registration statement on Form S-1 or Form S-3, pursuant to the terms of the Registration Rights Agreement, to register the Consideration Shares. Additionally, pursuant to the Registration Rights Agreement, for a period of three years following the Nine-Month Anniversary, whenever the Company proposes to register the issuance or sale of any of its Common Stock or its own account or otherwise, and the registration form to be used may be used for the registration of the Consideration Shares.

The acquisition is accounted for by the Company in accordance with the acquisition method of accounting pursuant to ASC 805 “Business Combinations” and pushdown accounting is applied to record the fair value of the assets acquired on Recruiting Solutions. Under this method, the purchase price is allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Any excess of the amount paid over the estimated fair values of the identifiable net assets acquired will be allocated to goodwill.

The following is a summary of the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

Sales and client relationships and contracts	$3,130,773
Intellectual property	156,539
Domains	4,600
Goodwill	736,525
Accounts payable	(89,089)
Total Purchase Price	$3,939,348

OneWire Asset Purchase

Effective May 10, 2021, we, through a wholly-owned subsidiary, entered into an Asset Purchase Agreement and Plan of Reorganization (the “APA”) with OneWire Holdings, LLC, a Delaware limited liability company (“OneWire”), to acquire all the assets and several liabilities of OneWire (the “OneWire Purchase”). As consideration for the OneWire Purchase, OneWire’s shareholders will receive a total of 155,327 shares (the “Consideration Shares”) of common stock, valued at $1,255,000, based on a price per share of $8.0797, the volume-weighted average price of the common stock for the 30 day period immediately prior to the closing date (as defined in the APA). At the date of closing the common stock was valued at $1,436,777. 31,066 of the Consideration Shares are subject to forfeiture pursuant to APA provisions regarding a post-closing working capital adjustment and a revenue true-up and pursuant to OneWire’s indemnity obligations. The assets acquired in the APA consist primarily of sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets, along with a de minimis amount of other assets.The Company has completed the purchase price allocation of the $1.5 million for the acquired intangible assets during the second quarter of 2021. OneWire’s expansive candidate database in financial services and candidate matching service amplify our reach to give employers and recruiters access to an even broader pool of specialized talent.

The Company also entered into a Registration Rights Agreement with OneWire (the “Registration Rights Agreement”). The Registration Rights Agreement provides that following the Nine-Month Anniversary (as defined in the Registration Rights Agreement), and for a period of five years thereafter, OneWire shall have the ability, on three occasions, to demand that Company shall file with the SEC a registration statement on Form S-1 or Form S-3, pursuant to the terms of the Registration Rights Agreement, to register the Consideration Shares. Additionally, pursuant to the Registration Rights Agreement, for a period of three years following the Nine-Month Anniversary, whenever the Company proposes to register the issuance or sale of any of its Common Stock or its own account or otherwise, and the registration form to be used may be used for the registration of the Consideration Shares.

The acquisition is accounted for by the Company in accordance with the acquisition method of accounting pursuant to ASC 805 “Business Combinations” and pushdown accounting is applied to record the fair value of the assets acquired on Recruiting Solutions. Under this method, the purchase price is allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Any excess of the amount paid over the estimated fair values of the identifiable net assets acquired will be allocated to goodwill.

The following is a summary of the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

Cash	$54,868
Accounts receivable	165,285
Sales and client relationships and contracts	760,852
Intellectual property	121,700
Domains	10,152
Goodwill	369,671
Total Purchase Price	$1,482,528

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

Pro Forma Information

The results of operations of Scouted, Upsider and OneWire are included in the Company’s consolidated financial statements from the dates of acquisition. The following supplemental unaudited pro forma combined financial information assumes that the acquisition had occurred at the beginning of the nine months ended September 30, 2021 and 2020:

	September 30,	September 30,
	2021	2020
Revenue	$14,228,592	$7,197,210
Net Loss	$(11,773,559)	$(16,268,831)
Loss per common share, basic and diluted	$(1.78)	$(3.45)

The pro forma financial information is not necessarily indicative of the results that would have occurred if the acquisition had occurred on the dates indicated or that result in the future.

Parrut Asset Purchase

Effective July 7, 2021, Recruiter.com Group, Inc. (the “Company”), a Nevada corporation, entered into and closed on an Asset Purchase Agreement (the “Purchase Agreement”) with Parrut, Inc. (“Parrut”), and certain individuals named therein. Parrut does business as Uncubed and, pursuant to the Purchase Agreement, the Company acquired the assets of the Technology Solutions Division of Uncubed. The purchased assets include assets related to Finalist, an online marketplace for sourcing and screening early-professional software and data candidates and assets related to Uncubed’s job board technology and candidate engagement platform which includes Mediabistro, a job board and professional community for media, content, and creative professionals.

The amount due at closing was $3,500,000, consisting of $500,000 in cash, a $1,750,000 promissory note with an interest rate of 6% and a maturity date of July 1, 2023, and 257,545 of the Company’s common stock (the “Common Stock”), obtained by dividing $1,250,000 by the volume-weighted average price of the Company for the five consecutive trading days immediately prior to the closing date. At the date of closing the common stock is valued at $1,264,551. In addition, the Purchase Agreement includes “earn-out” provisions under which the Company could become obligated to pay Parrut up to an additional $1,350,000 in the form of Common Stock (the “Earn-Out Consideration”). The Company’s preliminary estimate of the fair value of this contingent consideration was $1,125,000. The Earn-Out Consideration Parrut may be entitled to is equal to 1.35 times the revenue derived or generated by Company or any of its affiliates from the Purchased Assets achieved during the twelve-month period immediately following the closing date.

The Company also entered into a Registration Rights Agreement with Parrut (the “Registration Rights Agreement”). The Registration Rights Agreement provides that following the Nine-Month Anniversary (as defined in the Registration Rights Agreement), and for a period of five years thereafter, Parrut shall have the ability, on three occasions, to demand that Company shall file with the SEC a registration statement on Form S-1 or Form S-3, pursuant to the terms of the Registration Rights Agreement, to register the Consideration Shares. Additionally, pursuant to the Registration Rights Agreement, for a period of three years following the Nine-Month Anniversary, whenever the Company proposes to register the issuance or sale of any of its Common Stock or its own account or otherwise, and the registration form to be used may be used for the registration of the Consideration Shares.

The acquisition is accounted for by the Company in accordance with the acquisition method of accounting pursuant to ASC 805 “Business Combinations” and pushdown accounting is applied to record the fair value of the assets acquired on Recruiting Solutions. Under this method, the purchase price is allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Any excess of the amount paid over the estimated fair values of the identifiable net assets acquired will be allocated to goodwill.

The following is a summary of the estimated fair value of the assets acquired at the date of acquisition:

Cash	$10,702
Accounts receivable	17,720
Prepaid Assets	11,910
Intangible Assets	3,941,266
Goodwill	657,953
Total Purchase Price	$4,639,551

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

Pro Forma Information

The results of operations of Parrut will be included in the Company’s consolidated financial statements from the date of acquisition. The following supplemental unaudited pro forma combined financial information assumes that the acquisition had occurred at the beginning of the nine months ended September 30, 2021 and 2020:

	September 30,	September 30,
	2021	2020
Revenue	$14,636,721	$6,906,671
Net Loss	$(11,160,609)	$(9,891,967)
Loss per common share, basic and diluted	$(1.68)	$2.10)

The pro forma financial information is not necessarily indicative of the results that would have occurred if the acquisition had occurred on the dates indicated or that result in the future.

Novo Asset Purchase

Effective August 27, 2021, Recruiter.com Group, Inc. (the “Company”), a Nevada corporation, entered into and closed on an Asset Purchase Agreement (the “Purchase Agreement”) with the Novo Group, Inc. (the “Novo Group” or the “Target’), and certain individuals named therein (the “Selling Stockholders”). The Novo Group operates a recruitment services company for employers, providing talent, acquisition and other hiring solutions.

The Purchase Agreement provides for the sale of substantially all of the assets of Novo Group (the “Purchased Assets”), except for certain assets specified therein. The Purchased Assets include, among other assumed assets, certain contracts with the Target’s clients, permits owned, held and used by the Novo Group, intellectual property as well as tangible assets, and all of Target’s accounts receivable. Furthermore, the Company agreed to assume certain liabilities associated with the Novo Group business as provided in the Purchase Agreement.

The amount due at closing was approximately $7,117,425 (the “Base Purchase Price”), consisting of the following consideration: (i) $1,337,500 in cash, (ii) a $3,000,000 promissory note with an interest rate of 6%, that matures on February 1, 2024, (iii) working capital adjustments in the amount of approximately $217,045, which was paid as of September 30, 2021 and (iv) 508,711 restricted shares of common stock of the Company, obtained by dividing $2,350,000 by $4.62, the 30-day volume weighted average price of a share of the Company’s common Stock as reported by Bloomberg L.P. for the 30-day period immediately prior to the closing date (the “Equity Consideration”). At the date of closing, the common stock is valued at $2,019,583. 127,178 of the Company’s restricted shares of common stock (twenty-five percent (25%) of the Equity Consideration) will be placed in escrow to account for post-closing adjustments in respect to Target’s revenue from the closing date to the end of the 2021 calendar year, as well as to partially secure the indemnification obligations of the Selling Stockholders.

In addition to the Base Purchase Price, under the Purchase Agreement, there is an earn-out potential for the Selling Stockholders that is tied to revenue of Novo Group from sales of its products and services over eight calendar quarters (the “Earn-Out Period”), with such Earn-Out Periods beginning on January 1, 2022 and ending on December 31, 2023. Pursuant to the terms and conditions set forth in the Purchase Agreement, the Earn-Out Amount payable, if any, to the Selling Stockholders, would equal to 5% of the Target’s revenue (“Earn-Out Amount”) for each applicable Earn-Out Period. Earn-Out Amounts, if any, would be payable no later than thirty (30) days after the end of each Earn-Out Period. The Company’s preliminary estimate of the fair value of this contingent consideration is $543,297

In connection with entering into the Purchase Agreement, the Company, Novo Group and Selling Stockholders (the “Novo Parties”) executed a Registration Rights Agreement (the “Registration Rights Agreement”) whereby the Company agreed to register under the Securities Act of 1933, as amended (the “Securities Act”), for resale, subject to certain limitations, shares issued to the Novo Parties pursuant to the Purchase Agreement. Under Registration Rights Agreement, at any time after December 30, 2021, and within the five-year period following the closing date, the Novo Parties are entitled to request that the Company register all or part of the restricted shares of the Company’s common stock held by the Novo Parties on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” The Novo Parties are also entitled to participate in certain registered offerings by the Company, subject to the terms and conditions set forth in the Registration Rights Agreement.

The acquisition is accounted for by the Company in accordance with the acquisition method of accounting pursuant to ASC 805 “Business Combinations” and pushdown accounting is applied to record the fair value of the assets acquired on Recruiting Solutions. Under this method, the purchase price is allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Any excess of the amount paid over the estimated fair values of the identifiable net assets acquired will be allocated to goodwill.

The following is a summary of the estimated fair value of the assets acquired at the date of acquisition:

Accounts receivable	$762,000
Prepaid Assets	55,000
Intangible Assets	619,652
Goodwill	6,103,961
Assumed Liabilities	(423,188)
Total Purchase Price	$7,117,425

RECRUITER.COM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(UNAUDITED)

Pro Forma Information

The results of operations of Novo Group will be included in the Company’s consolidated financial statements from the date of acquisition. The following supplemental unaudited pro forma combined financial information assumes that the acquisition had occurred at the beginning of the nine months ended September 30, 2021 and 2020:

	September 30,	September 30,
	2021	2020
Revenue	$17,925,653	$9,179,941
Net Loss	$(9,246,157)	$(9,605,446)
Loss per common share, basic and diluted	$(1.40)	$(2.04)

The pro forma financial information is not necessarily indicative of the results that would have occurred if the acquisition had occurred on the dates indicated or that result in the future.

NOTE 13 - SUBSEQUENT EVENTS

Options

On October 3, 2021, the Company granted to employees, 52,500 options to purchase common stock, exercisable at $3.45 per share, under the terms of the 2017 Equity Incentive Plan. The options were valued at 180,953. The options have a term of five years. The options will vest quarterly over four years, with a one year cliff, with the first portion vesting on October 3, 2022.

On October 3, 2021, the Company granted to employees 32,500options to purchase common stock, exercisable at $3.45 per share, under the terms of the 2021 Equity Incentive Plan. The options were valued at $112,089. The options have a term of five years. The options will vest quarterly over four years, with a one year cliff, with the first portion vesting on October 3, 2022.

On October 3, 2021, the Company granted to an employee 22,000 options to purchase common stock, exercisable at $3.45 per share, under the terms of the 2021 Equity Incentive Plan. The options were valued at $75,828. The options have a term of five years. The options will vest quarterly over four years, with the first portion vesting on January 3, 2022.

On October 3, 2021, the Company granted to consultants 21,900 options to purchase common stock, exercisable at $3.45 per share, under the terms of the 2021 Equity Incentive Plan. The options were valued at $75,483. The options have a term of five years. The options will vest quarterly over four years, with the first portion vesting on January 3, 2022.

On October 3, 2021, the Company granted to a consultant 100,000 options to purchase common stock, exercisable at $3.45 per share, under the terms of the 2021 Equity Incentive Plan. The options were valued at $344,449. The options have a term of five years. The options will vest quarterly over two years, with the first portion vesting at the grant date on October 3, 2021.

On October 3, 2021, the Company granted to a consultant 5,000 options to purchase common stock, exercisable at $3.45 per share, under the terms of the 2021 Equity Incentive Plan. The options were valued at $17,234. The options have a term of five years. The options will vest quarterly over four years, with a one year cliff, with the first portion vesting on October 3, 2022.

On October 28, 2021, the Company granted to employees 72,500 options to purchase common stock, exercisable at $2.96 per share, under the terms of the 2021 Equity Incentive Plan. The options were valued at $214,397. The options have a term of five years. The options will vest quarterly over four years, with a one year cliff, with the first portion vesting on October 28, 2022.

Investor Relations

We are involved in various litigation matters during the normal course of business and certain legal claims arose during the third quarter of 2021 for which we have accrued approximately $250,000. In October 2021, the Company made an investor relations payment of $253,505 with two shareholders regarding claims that they were owed securities pursuant to existing agreements. The agreement was reached prior to any lawsuits being filed with a court.

March 29, 2021

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
Novo Group, Inc.
Brookfield, Wisconsin

Report on the Financial Statements

We have audited the accompanying financial statements of Novo Group, Inc. (the Company), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Novo Group, Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Chortek LLP
Waukesha, Wisconsin
N19W24133 Riverwood Drive, Suite 305 | Waukesha,
WI 53188 | Ph: 262.522.8227 | Fax: 262.522.8228
www.chortek.com

NOVO GROUP, INC.
BALANCE SHEETS

	As of December 31,
Assets	2020	2019
Current assets
Cash	$83,339	$549,442
Client fees receivable	774,690	522,993
Other receivables	29,969	8,882
Prepaid expenses	87,354	171,510
Security deposits	17,620	17,620
Total current assets	992,972	1,270,447
Property and equipment, net of accumulated depreciation and amortization	2,099	7,916
Other assets
Deferred tax asset	1,165,400	1,162,100
Total assets	$2,160,471	$2,440,463
Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term liabilities
Deferred payroll	$-	$48,825
Line of credit	250,000	360,000
Accounts payable - trade	84,304	102,142
Accrued liabilities	276,067	353,043
Accrued interest	-	35,423
Deferred revenue	115,482	266,658
Deferred rent	-	8,536
Total current liabilities	725,853	1,174,627
Long-term liabilities, less current portion
Note payable - Paycheck Protection Program	663,622	-
Deferred payroll	-	115,167
Total liabilities	1,389,475	1,289,794
Total stockholders’ equity	770,996	1,150,669
Total liabilities and stockholders’ equity	$2,160,471	$2,440,463

The accompanying notes are an integral part of these financial statements.

NOVO GROUP, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

		Retained		Additional
		Earnings	Common	Paid-in
	Total	(Deficit)	Stock	Capital
Balance, January 1, 2019	$1,158,209	$(5,169,314)	$180,018	$6,147,505
Net loss	(7,540)	(7,540)	-	-
Balance, December 31, 2019	1,150,669	(5,176,854)	180,018	6,147,505
Net loss	(379,673)	(379,673)	-	-
Balance, December 31, 2020	$770,996	$(5,556,527)	$180,018	$6,147,505

The accompanying notes are an integral part of these financial statements.

NOVO GROUP, INC.
STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2020		2019
		% to		% to
	Amount	Revenue	Amount	Revenue
Revenue	$4,028,316	100.00%	$5,404,705	100.00%
Cost of delivery	2,031,765	50.44	2,671,126	49.42
Gross profit	1,996,551	49.56	2,733,579	50.58
Corporate expenses	2,349,951	58.34	2,722,784	50.38
Net income (loss) from operations	(353,400)	(8.78)	10,795	0.20
Other income (expense)
Depreciation	(5,818)	(0.14)	(14,687)	(0.27)
Interest expense	(22,406)	(0.56)	(32,667)	(0.60)
Income (loss) before income taxes	(381,624)	(9.48)%	(36,559)	(0.67)%
Income tax provision (benefit)	(1,951)		(29,019)
Net loss	$(379,673)		$(7,540)

The accompanying notes are an integral part of these financial statements.

NOVO GROUP, INC.
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
Cash flows from operating activities	2020	2019
Net income (loss)	$(379,673)	$(7,540)
Adjustments to reconcile consolidated net income to net cash provided (used) by operating activities:
Depreciation and amortization	5,817	14,687
Deferred tax asset	(3,300)	(30,000)
	(377,156)	(22,853)
Changes in operating assets and liabilities:
Decrease (increase) in -
Client fees receivable	(251,697)	208,651
Other receivables	(21,087)	(8,882)
Prepaid expenses	84,156	(21,040)
Security deposits	-	500
(Decrease) increase in -
Accounts payable - trade	(17,838)	(55,513)
Accrued liabilities	(76,976)	(208,185)
Accrued interest	(35,423)	1,609
Deferred payroll	(163,992)	(55,335)
Deferred revenue	(151,176)	(2,145)
Deferred rent	(8,536)	(6,297)
Net cash provided (used) by operating activities	(1,019,725)	(169,490)
Cash flows from investing activities
Expenditures for property and equipment	-	(4,200)
Net cash used by investing activities	-	(4,200)
Cash flows from financing activities
(Payments on) proceeds from line of credit	(110,000)	-
Proceeds from note payable - Paycheck Protection Program	663,622	-
Payments on notes payable subordinated debt	-	(5,625)
Net cash (used) provided by financing activities	553,622	(5,625)
Decrease in cash	(466,103)	(179,315)
Cash, beginning of year	549,442	728,757
Cash, end of year	$83,339	$549,442

The accompanying notes are an integral part of these financial statements.

NOVO GROUP, INC.
NOTES TO FINANCIAL STATEMENTS - DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Novo Group, Inc. provides professional services, offering talent acquisition solutions and customized human capital consulting programs for organizations nationwide.

The Company was incorporated in Delaware and began operations in October 2003. The Company’s corporate headquarters is in Brookfield, Wisconsin. The Company operates in Wisconsin and Illinois.

Concentration of Credit Risk and Other Risks

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash balances and client fees receivable.

The Company’s cash balances are on deposit with one bank. Cash is insured by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. The Company is exposed to credit risk in the event of default by the bank for amounts that exceed the FDIC limits. Management believes the Company is not exposed to significant credit risk on cash.

The Company grants credit to customers, substantially all of whom are located in the United States. At December 31, 2020, two customers accounted for 64% of total client fees receivable. At December 31, 2019, one customer accounted for 12% of total client fees receivable. The Company controls credit risk through credit approvals and monitoring procedures. The Company performs ongoing credit evaluations and does not require collateral from its customers.

For the year ended December 31, 2020, two customers accounted for approximately 32% of the Company’s revenues. For the year ended December 31, 2019, one customer accounted for approximately 20% of the Company’s revenues.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Client Fees Receivable

Client fees receivable are stated at the amount the Company expects to collect. Differences between the amount due and the amount the Company expects to collect are reported in the results of operations of the year in which those differences are determined, with an offsetting entry to the valuation allowance. Balances that are still outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to client fees receivable.

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of client fees receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Client fees receivable are presented net of an allowance for doubtful accounts of $25,000 and $10,466 at December 31, 2020 and 2019, respectively.

Property and Equipment

Property and equipment are recorded at cost. The Company uses the straight-line method for recording depreciation and amortization expense for financial reporting purposes. The estimated lives of property and equipment are generally as follows:

Computer equipment and software	3 years
Furniture and fixtures	3 years
Leasehold Improvements	3-5 years

Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to operations as incurred.

The cost of assets retired or sold and the related accumulated depreciation and amortization are eliminated from the accounts in the year of disposal, with the resulting gain or loss credited or charged to operations.

Revenue Recognition

The Company adopted ASC 606 - Revenue from Contracts with Customers on January 1, 2019 using the modified transition approach. The core principle of ASC 606 is that revenue should be recognized in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled for exchange of those goods or services. Refer to Note 3 for additional information regarding the Company’s revenue recognition policy under ASC 606.

Stock Option Plan

The Company accounts for its stock options granted in accordance with the provisions of FASB ASC 718 - Accounting for Stock Compensation. As permitted by FASB ASC 718, the Company measures compensation expense using the intrinsic value based method. Under the intrinsic value based method, compensation expense is generally recorded on the date of grant only if the fair value of the underlying stock exceeds the exercise price of the stock option. See Note 12 for additional information.

Income Taxes

Deferred income taxes relate to temporary differences between the tax bases of assets and liabilities and their financial reporting amounts. The temporary differences relate to the accruals and reserves, deferred rent, and net operating loss carryforwards. Based on the available objective evidence, including the Company’s history of losses, the Company provided for a valuation allowance against its net deferred tax assets at December 31, 2020 and 2019 to reduce the assets to their present value. It is estimated the net operating loss carryforwards will be used within the next five years.

The Company classifies interest related to unrecognized tax benefits in interest expense and penalties related to unrecognized tax benefits in operating expenses. No interest or penalties related to unrecognized tax benefits were recognized during the years ended December 31, 2020 and 2019.

The Company files tax returns in the U.S. federal and various state and local jurisdictions. U.S. Federal tax authorities have statutes of limitations of three years. State jurisdictions have statutes of limitations which generally range from three to five years.

Reclassification of Financial Statement Presentation

Certain reclassifications were made to the December 31, 2019 financial statements to conform to the December 31, 2020 financial statement presentation. Such reclassifications had no effect on the stockholders’ equity as previously reported.

NOTE 2 - NEW ACCOUNTING PRONOUNCEMENTS

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016- 02, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification effecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company will evaluate the impact of the pending adoption of ASU 2016-02 on the financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which creates a new credit impairment standard for financial assets measured at amortized cost and available-for-sale debt securities. The ASU requires financial assets measured at amortized cost (including loans, trade receivables, and held-to-maturity debt securities) to be presented at the net amount expected to be collected, through an allowance for credit losses that are expected to occur over the remaining life of the asset, rather than incurred losses. The ASU requires that credit losses on available-for-sale debt securities be presented as an allowance rather than as a direct write-down. The measurement of credit losses for newly recognized financial assets (other than certain purchased assets) and subsequent changes in the allowance for credit losses are recorded in the statement of income as the amounts expected to be collected change. The ASU is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting this new guidance on its financial statements and does not expect the impact to be significant.

NOTE 3 - REVENUE RECOGNITION

The Company determines the appropriate revenue recognition for its contracts by analyzing the type, terms and conditions of each contract or arrangement with a customer. Revenue is recognized when the Company satisfies the performance obligation by transferring control over goods or services to a customer. The amount of revenue recognized is measured as the consideration the Company expects to receive in exchange for those goods or services pursuant to a contract with the customer. The Company does not recognize revenue in cases where collectability is not probable, and defers the recognition until collection is probable or payment is received. Sales taxes collected from its customers concurrent with its revenue activities are excluded from revenue.

The Company has elected the use the portfolio practical expedient related to its contracts. The portfolio practical expedient allows a Company to apply the guidance in ASC 606 to a portfolio of contracts with similar characteristics if the Company reasonably expects that the effects of applying this guidance would not differ materially from applying this guidance to the individual contracts within the portfolio.

The Company’s contracts generally dictate 30 day payment terms from the date of the invoice. Because of the duration of payment terms, the Company has elected to use the practical expedient which allows the Company to not assess whether a contract has a significant financing component if the Company expects, at contract inception, that the period between payment by the customer and the transfer of the promised goods or services to the customer will be one year or less.

The Company derives its revenue from recruiting services including research & sourcing, executive and professional searches, project based recruiting, and program outsourcing. Fees are billed by the hour or at a set fee. The Company also offers consulting services on human capital processes. Revenues are recognized when control of these services is transferred to its customers.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied.

The Company’s performance obligations are satisfied at either a point in time or over time depending on the measure of progress applied toward the complete satisfaction in the transfer of control of the related goods and services to the customer.

For contracts with multiple performance obligations, the Company allocates the transaction price to each performance obligation using the stand-alone selling price of each distinct good or service in the contract.

For performance obligations related to candidate and executive assessments and developmental sessions, control transfers to the customer at a point in time. Revenue recognition for assessments is at a point in time upon transfer of results to the customer. Due to the relatively short duration of developmental sessions, revenue is recognized upon completion of the respective services.

For performance obligations related to recruiting services including research & sourcing, executive and professional searches, project based recruiting, coaching, and program outsourcing, control transfers to the customer over time. Fees are billed by the hour or at a set fee. Revenue is recognized ratably over the term of contract or hourly as control of services are transferred.

Variable Consideration.

Variable consideration is estimated at the most likely amount that is expected to be earned. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration are estimated based upon historical experience and known trends. The Company elected the “as invoiced” practical expedient to allow the Company to recognize revenue in the amount at which the entity has the right to invoice. Applying this practical expedient allows the Company to recognize revenue for reimbursements at the time of billing rather than attempting to estimate the reimbursement at the onset of the engagement.

Disaggregation of Revenue from Contracts with Customers

The following table disaggregates the Company’s revenue based on the timing of the satisfaction of performance obligations for the year ended December 31:

	2020	2019
Point in time	$249,160	$460,470
Over time	3,779,156	4,944,235
Revenue from contracts with customers	$4,028,316	$5,404,705

Contract Balances

Contract assets arise when recorded revenue for a contract exceeds the amounts billed under the terms of such contract. Contract liabilities arise when billed amounts exceed revenue recorded. Amounts are billable to customers upon various measures of performance, including achievement of certain milestones and completion of specified units of completion of the contract.

Contract assets primarily relate to the Company’s right to consideration for work completed but not billed at the reporting date. The contract liabilities primarily relate to advance consideration received from customers for customer contracts, for which transfer of control of products or performance of service occurs in the future, and therefore revenue is recognized upon completion of the performance obligation.

The timing of revenue recognition may not align with the right to invoice the customer. The Company records client fees receivable when it has the unconditional right to issue an invoice and receive payment, regardless of whether revenue has been recognized. If revenue has not yet been recognized at the time of invoicing, a contract liability is recorded. Capitalized commissions are included in prepaid expenses and unbilled revenues are included in other receivables in the accompanying balance sheets.

The following table summarizes client fees receivable, contract assets, and contract liabilities:

	2020	2019	2018
Client fees receivable	$774,690	$522,993	$731,643
Contract assets:
Capitalized commissions	1,779	9,831	6,554
Unbilled revenues	29,969	8,882	-
Contract liabilities:
Unearned revenues	115,482	266,658	268,803

Costs Incurred to Obtain a Contract

The Company has elected to recognize the incremental costs of obtaining a contract (e.g. commissions) over the life of the related contract. The costs are capitalized as incurred and amortized over the life of the contract as revenues are recognized.

NOTE 4 - DISCLOSURES PERTAINING TO STATEMENT OF CASH FLOWS

	2020	2019
Cash paid during the year for -
Interest	$22,406	$19,512
Income taxes	(1,349)	981

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2020 and 2019 is summarized by major classification as follows:

	2020	2019
Computer equipment and software	$18,047	$18,047
Furniture and fixtures	26,091	26,091
Leasehold Improvements	29,234	29,234
	73,372	73,372
Accumulated depreciation and amortization	(71,273)	(65,455)
	$2,099	$7,917

NOTE 6 - LINE OF CREDIT

The Company has a line of credit with First Business Bank. The terms of the line of credit for December 31, 2020 and 2019 are as follows:

	2020	2019
Available balance	$300,000	$500,000
Total borrowings, as of December 31,	$250,000	$360,000
Effective interest rate	LIBOR + 3%	LIBOR + 3% %
Interest rate, as of December 31,	3.50%	4.69%
Loan expiration date	June 30, 2021	December 29, 2020

The line of credit is subject to certain non-financial covenants. The Company was in compliance with all covenants for the years ended December 31, 2020 and 2019.

The line of credit is also secured by a general business security agreement pledging all assets of the Company. A stockholder of the Company has personally guaranteed the note in the amount of $100,000.

NOTE 7 - SUBORDINATED DEBT

The Company had a $15,000 subordinated note agreement entered into in October 2015.

The note requires principal payments on the last day of the quarter in the amount of $1,875 and monthly interest payments at 10%. Outstanding principal and accrued interest is due at maturity. Interest charged to operations during the year ended December 31, 2019 totaled $279.

The Company paid-off the remaining loan balance in September 2019.

NOTE 8 - OPERATING LEASES

The Company leases office space through operating leases in Wisconsin and Illinois. The lease in Wisconsin expires in September 2021 and the lease in Illinois expired in December 2020. Rent expense under the leases totaled $131,033 and $130,745 for the years ended December 31, 2020 and 2019, respectively.

Future minimum lease payments required under the Wisconsin operating lease as of December 31, 2020 is as follows:

Year Ending December 31,	Amount
2021	$63,116
$63,116

NOTE 9 - INCOME TAXES

The components of the Federal and state income tax provision (benefit) are summarized as follows for the years ended December 31, 2020 and 2019:

	As of December 31,
	2020	2019
Current
Federal	$1,349	$981
	1,349	981
Deferred
Federal	(3,300)	(30,000)
	(3,300)	(30,000)
Total income tax provision (benefit)	$(1,951)	$(29,019)

As of December 31, 2020, the Company has $5,913,200 of Federal and $4,414,400 of state net operating loss carryforwards available to reduce future Federal and state taxable income. The net operating loss carryforwards will begin to expire in 2026 for Federal tax purposes and 2020 for state tax purposes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	As of December 31,
	2020	2019
Deferred Tax Assets
Accruals and reserves	$4,400	$81,500
Deferred rent	-	2,400
Net operating loss carryforward	1,517,300	1,440,000
Total deferred tax assets	1,521,700	1,523,900
Valuation allowance	(356,300)	(361,800)
Net deferred tax assets	$1,165,400	$1,162,100

NOTE 10 - COMMON AND PREFERRED STOCK

At December 31, 2020 and 2019, common and preferred stock consisted of the following:

	Shares Authorized	Shares Issued and Outstanding	Par Value	Amount
Common stock	30,000,000	17,912,685	$0.01	$180,018
Preferred stock	1,000,000	-	$0.01	$-

In 2020, the Company acquired 25,000 of its own shares from a prior investor. In 2019, the Company acquired 594 of its own shares from prior investors. The prior investors relinquished their shares to the Company and accordingly, the Company recorded these shares in treasury stock at no value. There are 89,134 and 64,098 shares in treasury stock as of December 31, 2020 and 2019, respectively.

NOTE 11 - TRANSACTIONS WITH RELATED PARTIES

Two stockholders of the Company are from the insurance company that provides business insurance and negotiates professional liability insurance. Payments to the insurance company and its affiliates were $10,302 and $10,581 in 2020 and 2019, respectively.

Several stockholders of the Company are from a local law firm that the Company uses for legal services. Payments for legal expenses were $52,839 and $5,789 in 2020 and 2019, respectively. Accrued legal expenses were $19,715 and $2,445 at December 31, 2020 and 2019, respectively.

A stockholder is the CEO of a consulting firm that does business with the Company. Payments for the services were $42,353 and $10,660 in 2020 and 2019, respectively. Accrued service fees were $3,300 at December 31, 2020. The stockholder personally guarantees the line of credit and received compensation of $2,500 during 2020.

NOTE 12 - STOCK OPTIONS

The Company’s 2004 employee stock option plan permits the grant of stock options for up to 3,809,338 shares of common stock. Option awards are generally granted with an exercise price equal to the fair value of the Company’s stock at the date of grant; those option awards generally vest 25% after the first year and then on an annual basis for the next three years and have ten-year contractual terms. All options expire ten years from the grant date. There were 7,500 and 141,918 of outstanding options at December 31, 2020 and 2019, respectively. There were no unvested options outstanding as of December 31, 2020. There were 51,559 unvested options outstanding as of December 31, 2019.

A summary of option activity under the employee stock option plan as of December 31, 2020 and 2019, and changes during the years then ended is presented below:

			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual
	Shares	Exercise Price	Term
Outstanding at January 1, 2019	141,918	$0.15	2.09
Granted	-
Exercised	-
Forfeited or expired	-
Outstanding at December 31, 2019	141,918	$0.15	2.09
Granted	-
Exercised	-
Forfeited or expired	(134,418)
Outstanding at December 31, 2020	7,500	$1.00	4.00
Exercisable at December 31, 2020	7,500	$1.00	4.00

The Company follows the accounting topic of FASB ASC 718 - Accounting for Stock Compensation. FASB ASC 718 requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements. Cost is measured based on the fair value of the instruments issued. The Company has elected not to use the market value approach to valuing stock options, but rather use the option price.

NOTE 13 - 401(K) PLAN

The Company has a qualified profit sharing plan for all eligible employees which provides for discretionary Company contributions as determined by the Board of Directors of the Company, limited to the maximum amount deductible for Federal income tax purposes. The plan also provides that employees can elect to make contributions to the plan in accordance with Section 401(k) of the Internal Revenue Code. The Company contributes an amount that is based on a ratio of each participant’s compensation to compensation of all eligible participants. The Company did not make a discretionary contribution to the profit sharing plan or 401(k) plan during 2020 or 2019.

NOTE 14 - NOTE PAYABLE, PAYCHECK PROTECTION PROGRAM

In April 2020, the Company applied for and was granted a loan under the Paycheck Protection Program (PPP) of the CARES Act, which was enacted on March 27, 2020, in the amount of $663,622 through First Business Bank. Funds from the loan may only be used for payroll, health care benefits, mortgage payments, rent, utilities, and interest on other debt obligations incurred.

Under the terms of the PPP, certain amounts of the loan may be forgiven by the US Small Business Administration (SBA) if used for qualifying expenses as described in the CARES Act. Any amounts not granted forgiveness by the SBA, must be repaid over 24 months with interest at the rate of 1.00% per annum. Payments on the unforgiven loan amount are deferred to either (1) the date that the SBA remits the borrower’s loan forgiveness amount to the lender or (2) if the borrower does not apply for loan forgiveness, 10 months after the end of the of the borrower’s loan forgiveness covered period. Management filed for loan forgiveness with the SBA and believes the entire amount of the loan will meet the criteria for forgiveness.

NOTE 15 - SEVERANCE AGREEMENTS

During 2020, several key employees were terminated. The total severance pay to be paid to these employees equaled $238,091. The amounts are to be paid in accordance with the terms of the severance agreements through October 2021. The Company redeemed 25,000 shares of common stock that was previously held by one of the employees at no cost.

One of the employees had deferred compensation in the amount of $163,992 as of December 31, 2019. Upon termination, the outstanding balance of deferred compensation was settled as part of the severance agreement.

NOTE 16 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through March 29, 2021, the date on which the financial statements were available to be issued.

On December 27, 2020, the Economic Aid Act was signed into law. The Economic Aid Act extends legislation to provide continuing relief for small businesses that have been negatively impacted by the COVID-19 pandemic. One of the provisions of the Economic Aid Act adds a second draw of the Paycheck Protection Program, which provides loans to small businesses to prevent layoffs and business closures during the pandemic. If certain conditions are met, the funds received from the second draw of the Paycheck Protection Program are forgivable. Accordingly, management has taken measures to ensure the continuity of the Company during the pandemic including receiving a loan under the second draw of the Paycheck Protection Program in the amount of $663,622 on February 11, 2021.

NOVO GROUP, INC.

BALANCE SHEETS

	June 30,	December 31,
	2021	2020
Assets	(unaudited)

Current Assets
Cash in bank	$956,188	$83,339
Client fees receivable	751,243	774,690
Other receivables	-	29,969
Prepaid Expenses	61,301	87,354
Security Deposits	11,807	17,620

Total current assets	1,780,539	992,972

Property and equipment, net of accumulated depreciation and amortization	1,400	2,099

Other assets
Deferred tax asset	1,165,400	1,165,400

Total assets	$2,947,339	$2,160,471

Liabilities and stockholders’ equity

Current Liabilities
Line of Credit - First Business	$-	$250,000
SBA PPP Loan - First Business	663,622	-
Accounts Payable	40,755	84,304
Accrued liabilities	-	276,067
Accrued Payroll	182,186	-
Accrued Severance	33,763	-
Accrued Commissions	44,381	-
Accrued Bonuses	18,162	-
Accrued Vacation	22,416	-
Other Current Liabilities	45,492	-
Unearned Revenue	153,412	115,482

Total Current Liabilities	1,204,189	725,853

Long-term liabilities, less current portion
Note payable - Paycheck Protection program	-	663,622

Total liabilities	1,204,189	1,389,475

Total stockholders’ equity	1,743,150	770,996

Total Liabilities & Capital	$2,947,339	$2,160,471

The accompanying notes are an integral part of these unaudited financial statements

NOVO GROUP, INC.

STATEMENTS OF OPERATIONS

	Six Months Ended June 30,
	2021	2020
	(unaudited)	(unaudited)
Revenues
Talent Acquisition	$2,427,198	$1,167,340
Talent Effectiveness	321,023	514,015
Total revenues	2,748,221	1,681,355

Cost of Delivery
Talent Acquisition	1,309,035	610,305
Talent Effectiveness	114,338	130,277
Total cost of delivery	1,423,373	740,582

Margin
Talent Acquisition	1,118,163	557,035
Talent Effectiveness	206,685	383,738
Total margin	1,324,848	940,773

Expenses
Marketing/Recruiting Tools	142,802	208,603
Occupancy Expenses	95,027	155,133
Commissions-LEP	7,870	-
Commissions	130,457	35,850
Salary, Wages, Benefits	356,239	731,013
IT Services/Software Licenses	65,211	14,666
Legal & Professional Fees	149,009	55,921
Insurance	14,893	23,298
Misc.	1,718	16,739
Total expenses	963,226	1,241,223

Net income (loss) from operations	361,622	(300,450)

Other income (expense)
Bonus to Key Recruiters	(6,214)	-
Corporate Bonuses	(43,248)	(67,594)
Gain on PPP Foregiveness	663,622	-
Total other income (expense)	614,160	(67,594)

Net income (loss)	$975,782	$(368,044)

The accompanying notes are an integral part of these unaudited financial statements

NOVO GROUP, INC.

STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2021	2020
	(unaudited)	(unaudited)
Sources of Working Capital
Net Income	$972,152	$(389,605)
Add back items not requiring	-	-
working capital	-	-
Accum. Depreciation - Leasehol	-	3,463
Accum. Depreciation - Furnitur	700	700

Working capital from operations	972,852	(385,442)
Other sources	-	-

Total sources	972,852	(385,442)

Uses of working capital	-	-

Total uses	-	-

Net change	$972,852	$(385,442)

Analysis of componants of changes
Increase (Decrease) in Current Assets
Savings - FBB	$760,305	$-
Checking - FBB	112,544	(28,830)
Cash Clearing - FBB	-	6,206
Paycheck Protection Cash	-	183,455
Accounts Receivable	(61,660)	(216,327)
Allowance for doubtful accounts	-	(5,092)
Unbilled Accounts Receivable	8,244	4,994
Prepaid Expenses	(14,208)	(21,775)
Prepaid Consultants	1,712	(34,934)
Prepaid Commissions	(1,779)	(2,961)
Prepaid Insurance	(11,755)	(6,307)
Deposits - Current	(5,813)	-
(Increase) Decrease in Current Liabilities	-	-
Accounts Payable	43,548	24,602
Other-AP	28,751	4,834
PPA Loan Current	-	(663,622)
Notes Payable - Current	250,000	130,000
Accrued Vacation	(5,000)	-
Accrued Payroll	(34,089)	58,856
Deferred payroll	-	42,217
Accrued Severance	(33,763)	-
Accrued Bonus	(18,162)	(42,494)
Accrued Commissions	(16,840)	46,855
Accrued Benefits	(121)	3,078
Accrued FSA	-	1,831
Accrued Payroll Taxes	1,953	8,482
401K Clearing	1,069	-
Accrued Expenses	29,550	37,346
Accrued interest	-	(1,041)
Deferred Rent	5,049	3,899
Unearned Revenue	(37,929)	81,286

Net change	$1,001,603	$(385,442)

The accompanying notes are an integral part of these unaudited financial statements

NOVO GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations

Novo Group, Inc. (the “Company”) provides professional services, offering talent acquisition solutions and customized human capital consulting programs for organizations nationwide.

The Company was incorporated in Delaware and began operations in October 2003. The Company’s corporate headquarters is in Brookfield, Wisconsin. The Company operates in Wisconsin and Illinois.

Concentration of Credit Risk and Other Risks

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash balances and client fees receivable.

The Company’s cash balances are on deposit with one bank. Cash is insured by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. The Company is exposed to credit risk in the event of default by the bank for amounts that exceed the FDIC limits. Management believes the Company is not exposed to significant credit risk on cash.

The Company grants credit to customers, substantially all of whom are located in the United States. At June 30, 2021, one customer accounted for 12% of total client fees receivable. At December 31, 2020, two customers accounted for 64% of total client fees receivable. The Company controls credit risk through credit approvals and monitoring procedures. The Company performs ongoing credit evaluations and does not require collateral from its customers.

For the six months ended June 30, 2021, one customer accounted for approximately 20% of the Company’s revenues. For the six months ended June 30, 2020, two customers accounted for approximately 32% of the Company’s revenues.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Client Fees Receivable

Client fees receivable are stated at the amount the Company expects to collect. Differences between the amount due and the amount the Company expects to collect are reported in the results of operations of the year in which those differences are determined, with an offsetting entry to the valuation allowance. Balances that are still outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to client fees receivable.

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of client fees receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Client fees receivable are presented net of an allowance for doubtful accounts of $25,000 and $25,000 at June 30, 2021 and December 31, 2020,

Property and Equipment

Property and equipment are recorded at cost. The Company uses the straight-line method for recording depreciation and amortization expense for financial reporting purposes. The estimated lives of property and equipment are generally as follows:

Computer equipment and software	3 years

Furniture and fixtures	3 years

Leasehold improvements	3-5 years

Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to operations as incurred.

The cost of assets retired or sold, and the related accumulated depreciation and amortization are eliminated from the accounts in the year of disposal, with the resulting gain or loss credited or charged to operations.

Revenue Recognition

The Company adopted ASC 606 - Revenue from Contracts with Customers on January 1, 2019 using the modified transition approach. The core principle of ASC 606 is that revenue should be recognized in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled for exchange of those goods or services. Refer to Note 3 for additional information regarding the Company’s revenue recognition policy under ASC 606.

Stock Option Plan

The Company accounts for its stock options granted in accordance with the provisions of FASB ASC 718 - Accounting for Stock Compensation. As permitted by FASS ASC 718, the Company measures compensation expense using the intrinsic value based method. Under the intrinsic value based method, compensation expense is generally recorded on the date of grant only if the fair value of the underlying stock exceeds the exercise price of the stock option. See Note 12 for additional information.

Income Taxes

Deferred income taxes relate to temporary differences between the tax bases of assets and liabilities and their financial reporting amounts. The temporary differences relate to the accruals and reserves, deferred rent, and net operating loss carryforwards. Based on the available objective evidence, including the Company’s history of losses, the Company provided for a valuation allowance against its net deferred tax assets at June 30, 2021 and December 31, 2020 to reduce the assets to their present value. It is estimated the net operating loss carryforwards will be used within the next five years.

The Company classifies interest related to unrecognized tax benefits in interest expense and penalties related to unrecognized tax benefits in operating expenses. No interest or penalties related to unrecognized tax benefits were recognized during the years ended June 30, 2021 and December 31, 2020.

The Company files tax returns in the U.S. federal and various state and local jurisdictions. U.S. Federal tax authorities have statutes of limitations of three years. State jurisdictions have statutes of limitations which generally range from three to five years.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Condensed Financial Statements Presentation

The accompanying unaudited condensed financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP “) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) set forth in Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited condensed financial statements reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to fairly state the results for the interim periods presented. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These unaudited condensed financial statements should be read along with the annual audited financial statements of the Company for the annual period ended December 31, 2020.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016- 02, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification effecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company will evaluate the impact of the pending adoption of ASU 2016-02 on the financial statements.

NOTE 3 - REVENUE RECOGNITION

The Company determines the appropriate revenue recognition for its contracts by analyzing the type, terms and conditions of each contract or arrangement with a customer. Revenue is recognized when the Company satisfies the performance obligation by transferring control over goods or services to a customer. The amount of revenue recognized is measured as the consideration the Company expects to receive in exchange for those goods or services pursuant to a contract with the customer. The Company does not recognize revenue in cases where collectability is not probable, and defers the recognition until collection is probable or payment is received. Sales taxes collected from its customers concurrent with its revenue activities are excluded from revenue.

The Company has elected the use the portfolio practical expedient related to its contracts. The portfolio practical expedient allows a Company to apply the guidance in ASC 606 to a portfolio of contracts with similar characteristics if the Company reasonably expects that the effects of applying this guidance would not differ materially from applying this guidance to the individual contracts within the portfolio. The Company’s contracts generally dictate 30 day payment terms from the date of the invoice. Because of the duration of payment terms, the Company has elected to use the practical expedient which allows the Company to not assess whether a contract has a significant financing component if the Company expects, at contract inception, that the period between payment by the customer and the transfer of the promised goods or services to the customer will be one year or less.

The Company derives its revenue from recruiting services including research & sourcing, executive and professional searches, project based recruiting, and program outsourcing. Fees are billed by the hour or at a set fee. The Company also offers consulting services on human capital processes. Revenues are recognized when control of these services is transferred to its customers.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied.

The Company’s performance obligations are satisfied at either a point in time or over time depending on the measure of progress applied toward the complete satisfaction in the transfer of control of the related goods and services to the customer.

For contracts with multiple performance obligations, the Company allocates the transaction price to each performance obligation using the stand-alone selling price of each distinct good or service in the contract. For performance obligations related to candidate and executive assessments and developmental sessions, control transfers to the customer at a point in time. Revenue recognition for assessments is at a point in time upon transfer of results to the customer. Due to the relatively short duration of developmental sessions, revenue is recognized upon completion of the respective services.

For performance obligations related to recruiting services including research & sourcing, executive and professional searches, project based recruiting, coaching, and program outsourcing, control transfers to the customer over time. Fees are billed by the hour or at a set fee. Revenue is recognized ratably over the term of contract or hourly as control of services are transferred.

Variable Consideration.

Variable consideration is estimated at the most likely amount that is expected to be earned. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration are estimated based upon historical experience and known trends. The Company elected the “as invoiced” practical expedient to allow the Company to recognize revenue in the amount at which the entity has the right to invoice. Applying this practical expedient allows the Company to recognize revenue for reimbursements at the time of billing rather than attempting to estimate the reimbursement at the onset of the engagement.

Contract Balances

Contract assets arise when recorded revenue for a contract exceeds the amounts billed under the terms of such contract. Contract liabilities arise when billed amounts exceed revenue recorded. Amounts are billable to customers upon various measures of performance, including achievement of certain milestones and completion of specified units of completion of the contract.

Contract assets primarily relate to the Company’s right to consideration for work completed but not billed at the reporting date. The contract liabilities primarily relate to advance consideration received from customers for customer contracts, for which transfer of control of products or performance of service occurs in the future, and therefore revenue is recognized upon completion of the performance obligation. The timing of revenue recognition may not align with the right to invoice the customer. The Company records client fees receivable when it has the unconditional right to issue an invoice and receive payment, regardless of whether revenue has been recognized. If revenue has not yet been recognized at the time of invoicing, a contract liability is recorded. Capitalized commissions are included in prepaid expenses and unbilled revenues are included in other receivables in the accompanying balance sheets.

The following table summarizes client fees receivable, contract assets, and contract liabilities:

	June 30, 2021	December 31, 2020
Client fees receivable	$751,243	$774,690

Contract assets:
Capitalized commissions		1,779
Unbilled revenues		29,969

Contract liabilities
Unearned revenues	153,412	115,482

Costs Incurred to Obtain a Contract

The Company has elected to recognize the incremental costs of obtaining a contract (e.g. commissions) over the life of the related contract. The costs are capitalized as incurred and amortized over the life of the contract as revenues are recognized.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment as of June 30, 2021 and December 31, 2020 is summarized by major classification as follows:

	June 30, 2021	December 31, 2020
Computer equipment and software	$18,047	$18,047
Furniture and fixtures	26,091	26,091
Leasehold Improvements	29,234	29,234
	73,372	73,372
Accumulated depreciation and amortization	(71,972)	(71,273)
	$1,400	$2,099

NOTE 5 - OPERATING LEASES

The Company leases office space through operating leases in Wisconsin and Illinois. The lease in Wisconsin expires in September 2021 and the lease in Illinois expired in December 2020. Rent expense under the leases totaled $42,077 and $65,517 for the six months ended June 30, 2021 and June 30, 2020, respectively.

Future minimum lease payments required under the Wisconsin operating lease as of June 30, 2021 is as follows:

Year Ending
December 31,	Amount
2021	$21,039
$21,039

NOTE 6 - COMMON AND PREFERRED STOCK

At June 30, 2021 and December 31, 2020, common and preferred stock consisted of the following:

	Shares Authorized	Shares Issued and Outstanding	Par Value	Amount
Common Stock	30,000,000	17,912,685	$0.01	$180,018
Preferred Stock	1,000,000	-	$0.01	$-

In 2020, the Company acquired 25,000 of its own shares from a prior investor. There are 89,134 shares in treasury stock as of June 30, 2021 and December 31, 2020, respectively.

NOTE 7 - TRANSACTION WITH RELATED PARTIES

Two stockholders of the Company are from the insurance company that provides business insurance and negotiates professional liability insurance. Payments to the insurance company and its affiliates were $10,302 and $10,302 in 2021 and 2020, respectively. Several stockholders of the Company are from a local law firm that the Company uses for legal services. Payments for legal expenses were $52,839 and $52,839 in 2021 and 2020, respectively. Accrued legal expenses were $19,715 and $19,715 at June 30, 2021 and December 31, 2020, respectively.

A stockholder is the CEO of a consulting firm that does business with the Company. Payments for the services were $42,353 and $42,353 in 2021 and 2020, respectively. Accrued service fees were $3,300 and $3,300 at June 30, 2021 and December 31, 2020, respectively. The stockholder personally guarantees the line of credit and received compensation of $2,500 during 2020.

NOTE 8 - STOCK OPTIONS

The Company’s 2004 employee stock option plan permits the grant of stock options for up to 3,809,338 shares of common stock. Option awards are generally granted with an exercise price equal to the fair value of the Company’s stock at the date of grant; those option awards generally vest 25% after the first year and then on an annual basis for the next three years and have ten-year contractual terms. All options expire ten years from the grant date. There were 7,500 of outstanding options at both June 30, 2021 and December 31, 2020, respectively. There were no unvested options outstanding as of December 31, 2020.

A summary of option activity under the employee stock option plan as of June 30, 2021 and December 31, 2020, and changes during the years then ended is presented below:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term
Outstanding at January 1, 2020	141,918	$0.15	2.09
Granted	-
Exercised	-
Forfeited or expired	(134,418)
Outstanding at December 31, 2020	7,500	$1.00	4.00
Granted	-
Exercised	-
Forfeited or expired	-
Outstanding June 30, 2021	7,500	$1.00	3.50
Exercisable at June 30, 2021	7,500	$1.00	3.50

The Company follows the accounting topic of FASB ASC 718 - Accounting for Stock Compensation. FASB ASC 718 requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements. Cost is measured based on the fair value of the instruments issued. The Company has elected not to use the market value approach to valuing stock options, but rather use the option price.

NOTE 9 - 401(K) PLAN

The Company has a qualified profit-sharing plan for all eligible employees which provides for discretionary Company contributions as determined by the Board of Directors of the Company, limited to the maximum amount deductible for Federal income tax purposes. The plan also provides that employees can elect to make contributions to the plan in accordance with Section 401 (k) of the Internal Revenue Code. The Company contributes an amount that is based on a ratio of each participant’s compensation to compensation of all eligible participants. The Company did not make a discretionary contribution to the profit-sharing plan or 401 (k) plan during the six months ended June 30, 2021 and 2020.

NOTE 10 - NOTE PAYABLE, PAYCHECK PROTECTION PROGRAM

In April 2020, the Company applied for and was granted a loan under the Paycheck Protection Program (PPP) of the CARES Act, which was enacted on March 27, 2020, in the amount of $663,622 through First Business Bank. Funds from the loan may only be used for payroll, health care benefits, mortgage payments, rent, utilities, and interest on other debt obligations incurred.

Under the terms of the PPP, certain amounts of the loan may be forgiven by the US Small Business Administration (SBA) if used for qualifying expenses as described in the CARES Act. Any amounts not granted forgiveness by the SBA, must be repaid over 24 months with interest at the rate of 1.00% per annum. Payments on the unforgiven loan amount are deferred to either (1) the date that the SBA remits the borrower’s loan forgiveness amount to the lender or (2) if the borrower does not apply for loan forgiveness, 10 months after the end of the of the borrower’s loan forgiveness covered period. Management filed for loan forgiveness with the SBA and believes the entire amount of the loan will meet the criteria for forgiveness.

NOTE 11 - SEVERANCE AGREEMENTS

During 2020, several key employees were terminated. The total severance pay to be paid to these employees equaled $238,091. The amounts are to be paid in accordance with the terms of the severance agreements through October 2021. The Company redeemed 25,000 shares of common stock that was previously held by one of the employees at no cost.

NOTE 12 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through June 30, 2021, the date on which the financial statements were available to be issued, noting to subsequent events.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On August 27, 2021, Recruiter.com Group, Inc. (the “Company”) completed an Asset Purchase Agreement (the “Purchase Agreement”) with the Novo Group, Inc. (the “Novo Group”), and certain individuals named therein (the “Selling Stockholders”). The Novo Group operates a recruitment services company for employers, providing talent, acquisition, and other hiring solutions. The amount due at closing was approximately $7,117,425 (the “Base Purchase Price”), consisting of the following consideration: (i) $1,337,500 in cash, (ii) a $3,000,000 promissory note, with an interest rate of 6%, that matures on February 1, 2024, (iii) working capital adjustments in the amount of approximately $217,045, (iv) an earnout consideration of $543,297, and (v) 508,711 restricted shares of common stock of the Company, obtained by dividing $2,019,583 by $3.97, using the price of a share of the Company’s common stock at closing (the “Equity Consideration”). 127,178 of the Company’s restricted shares of common stock (twenty-five percent (25%) of the Equity Consideration) will be placed in escrow to account for post-closing adjustments in respect to Target’s revenue from the closing date to the end of the 2021 calendar year, as well as to partially secure the indemnification obligations of the Selling Stockholders.

The accompanying unaudited pro forma condensed combined financial statements (“unaudited pro forma financial information”) has been prepared based on the historical financial statements of the Company and Novo Group after giving effect to the purchase agreement to acquire Novo Group. The pro forma financial information is intended to provide information about how the acquisition of Novo Group have affected the Company’s historical financial statements. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020, combines the historical consolidated statements of operations of the Company for these periods, derived from the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on August 16, 2021, and Annual Report on Form 10-K filed with the SEC on March 9, 2021, with the respective historical consolidated statements of operations Novo Group as if the acquisition of Novo Group had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet at June 30 ,2021 combines the historical consolidated balance sheet of the Company as derived from the Quarterly Report on Form 10-Q filed with the SEC on August 16, 2021, and the historical consolidated balance sheet of Novo Group as of June 30, 2021 on a pro forma basis as if the acquisition of Novo Group occurred on the same balance sheet date.

The historical unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the Company’s historical unaudited consolidated statement of operations for the six months ended June 30, 2021 with the results of Novo Group for the six months ended June 30, 2021.

The historical unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the Company’s historical audited consolidated statement of operations for the year ended December 31, 2020 with the results of Novo Group for the year ended December 31, 2020.

The unaudited pro forma financial information should be read in conjunction with the accompanying notes to the unaudited pro forma financial information and:

●
the historical unaudited condensed consolidated financial statements of the Company for the three and six months ended June 30, 2021 included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 16, 2021;

●	the historical audited consolidated financial statements of the Company for the year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 9, 2021;

●	the historical unaudited financial statements of Novo Group for the six months ended June 30, 2021 and 2020 as included in this Current Report on Form 8-K/A filed with the SEC on November 12, 2021.

●	the historical audited financial statements of Novo Group for the years ended December 31, 2020 and 2019, as included in this Current Report on Form 8-K/A filed with the SEC on XXXX, XX 2021.

●	the announcement of the entry into and closing of the Asset Purchase Agreement with Novo Group as included in the Current Report on Form 8-K filed with the SEC on September 2, 2021.

The unaudited pro forma financial information has been presented for illustrative purposes only and do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition of Novo Group occurred on the dates indicated. Further, the unaudited pro forma financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma transaction accounting adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Recruiter.com Group, Inc.
Pro Forma Condensed Combined Balance Sheet
June 30, 2021
(Unaudited)

	Historical		Pro Forma
	Recruiter.com Group, Inc	The Novo Group, Inc.	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined

ASSETS

Current assets
Cash	$86,898	$956,188	$(2,293,688)	(a)(d)	$10,495,423	(k)	$9,244,821
Accounts receivable, net of allowance for doubtful accounts of $80,176	2,916,391	751,243	10,757	(a)(d)	-		3,678,391
Accounts receivable - related parties	46,726	-	-		-		46,726
Prepaid expenses and other current assets	353,374	73,108	(18,108)	(a)(d)	-		408,374
Investments - available for sale marketable securities	890	-	-		-		890
Total current assets	3,404,279	1,780,539	(2,301,039)		10,495,423		13,379,202

Property and equipment, net of accumulated depreciation of $2,405	1,058	1,400	(1,400)	(d)	-		1,058
Right of use asset - related party	103,953	-	-		-		103,953
Deferred offering costs	473,896	-	-		-		473,896
Intangible assets, net	5,645,009	-	310,380	(a)(g)	-		5,955,389
Goodwill	4,929,897	-	6,103,961	(a)-(f)(I)	-		11,033,858
Deferred Tax Asset-Non-Current	-	1,165,400	(1,165,400)	(d)	-		-
TOTAL ASSETS	14,558,092	2,947,338	$2,946,503		$10,495,423		$30,947,356

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,168,155	$40,755	$(755)	(a)(d)	$-		$1,208,155
Accounts payable - related parties	1,194,821.00	-	-		-		1,194,821
Accrued expenses	827,612	-	35,000	(a)	-		862,612
Accrued expenses - related party	9,647	-	-		-		9,647
Accrued compensation	1,192,888	300,909	(121,866)	(a)(d)	-		1,371,931
Accrued compensation related party	116,000	-	-		-		116,000
Accrued interest	376,272	-	213,107	(h)	-		589,379
Contingent consideration for acquisitions	2,000,118	-	527,783	(i)(j)	-		2,527,901
Deferred payroll taxes	159,032	-	-		-		159,032
Other liabilities	14,493	45,492	(45,492)	(d)	-		14,493
Loans payable - current portion, net of discount	30,653	663,622	(20,874)	(c)(d)	-		673,401
Convertible notes payable, net of unamortized discount and costs of $1,683,662	4,154,697	-	-		-		4,154,697
Refundable deposit on preferred stock purchase	285,000	-	-		-		285,000
Warrant derivative liability	8,921,615	-	-		-		8,921,615
Lease liability - current portion - related party	73,378	-	-		-		73,378
Deferred revenue	476,920	153,412	15,733	(a)(d)	-		646,065
Due to seller	-	-	217,045	(f)	-		217,045
Total current liabilities	21,001,301	1,204,189	819,682		-		23,025,172

Lease liability - long term portion - related party	30,575	-	-		-		30,575
Loans payable - long term portion, net of discount	33,965	-	2,357,252	(c)	-		2,391,217
Total liabilities	21,065,841	1,204,189	3,176,934		-		25,446,964

Commitments and contingencies

Stockholders’ equity
Preferred stock, 10,000,000 shares authorized, $0.0001 par value: undesignated: 7,013,600 shares authorized; no shares issued and outstanding as of June 30, 2021	-	-	-		-		-
Preferred stock, Series D, $0.0001 par value; 2,000,000 shares authorized; 376,275 issued and outstanding as of June 30, 2021	39	-	-		-		39
Preferred stock, Series E, $0.0001 par value; 775,000 shares authorized; 731,845 shares issued and outstanding as of June 30, 2021	74	-	-		-		74
Preferred stock, Series F, $0.0001 par value; 200,000 shares authorized; 46,847 issued and outstanding as of June 30, 2021	5	-	-		-		5
Common stock, $0.0001 par value; 100,000,000 shares authorized; 6,674,450 shares issued and outstanding as of June 30, 2021	377	180,018	(179,967)	(b)(e)	240	(k)	668
Additional paid-in capital	30,768,568	6,147,505	(4,127,973)	(b)(e)	10,495,183	(k)	43,283,283
Accumulated deficit	(37,276,812)	(4,584,373)	4,077,509	(e)	-		(37,783,676)
Total stockholders’ equity	(6,507,749)	1,743,150	(230,431)		10,495,423		5,500,393

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,558,092	$2,947,338	$2,946,503		$10,495,423		$30,947,356

Recruiter.com Group, Inc.
Pro Forma Condensed Combined Statement of Operations
For the Six Months ended June 30, 2021
(Unaudited)

	Historical		Pro Forma
	Recruiter.com Group, Inc	The Novo Group, Inc.	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined

Revenue (including related party revenue of $970)	$7,545,439	$2,748,221	$-		$-		$10,293,660
Cost of revenue (including related party costs of $417,540)	5,200,994	1,423,373	-		-		6,624,367

Gross profit	2,344,445	1,324,848	-		-		3,669,293

Operating expenses:
Sales and marketing	132,549	142,802	-		-		275,351
Product development (including related party expense of $112,684)	145,664	-	-		-		145,664
Amortization of intangibles	834,268	-	103,091	(g)	-		937,359
General and administrative (including share based compensation expense of $1,615,241, and related party expenses of $232,781)	5,608,502	869,886	-		-		6,478,388

Total operating expenses	6,720,983	1,012,688	103,091		-		7,836,762

Loss from operations	(4,376,538)	312,160	(103,091)		-		(4,167,469)

Other income (expenses):
Interest expense (including related party interest expense of $18,193, $0, $30,466 and $0, respectively)	(3,020,410)	-	(102,221)	(h)(j)	-		(3,122,631)
Initial derivative expense	(3,585,983)	-	-		-		(3,585,983)
Change in fair value of derivative liability	8,203,371	-	-		-		8,203,371
Forgiveness of debt income	24,925	663,622	-		-		688,547
Grant income	3,382	-	-		-		3,382
Net recognized gain (loss) on marketable securities	(534)	-	-		-		(534)
Total other income (expenses)	1,624,751	663,622	(102,221)		-		2,186,152

Income (Loss) before income taxes	(2,751,787)	975,782	(205,311)		-		(1,981,316)
Provision for income taxes	-	-	-		-
Net Income (loss)	$(2,751,787)	$975,782	$(205,311)		$-		$(1,981,316)

Net income (loss) per common share - basic	$(0.89)	$-	$-		$-		$(0.33)
Net income (loss) per common share - diluted	$(0.89)	$-	$-		$-		$(0.33)
Weighted average common shares - basic	3,091,146	-	508,711	(b)	2,400,000	(k)	5,999,857
Weighted average common shares diluted	3,091,146	-	508,711	(b)	2,400,000	(k)	5,999,857

Recruiter.com Group, Inc.
Pro Forma Condensed Combined Statement of Operations
For the Year ended December 31, 2020
(Unaudited)

	Historical		Pro Forma
	Recruiter.com Group, Inc	The Novo Group, Inc.	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined

Revenue (including related party revenue of $171,683)	$8,502,892	$4,028,316	$-		$-		$12,531,208
Cost of revenue (including related party costs of $1,363,905)	6,138,363	2,031,765	-		-		8,170,128

Gross profit	2,364,529	1,996,551	-		-		4,361,080

Operating expenses:
Sales and marketing	82,904	-	-		-		82,904
Product development	299,512	-	-		-		299,512
Amortization of intangibles	686,691	-	206,181	(g)	-		892,872
General and administrative (including share based compensation expense of $3,212,772 and related party expenses of $438,320)	8,033,685	2,355,769	-		-		10,389,454

Total operating expenses	9,102,792	2,355,769	206,181		-		11,664,742
							-
Loss from operations	(6,738,263)	(359,218)	(206,181)		-		(7,303,662)

Other income (expenses):
Interest expense (including related party interest expense of $12,276)	(2,022,113)	(22,406)	(236,870)	(h)(j)	-		(2,281,389)
Initial derivative expense	(3,340,554)	-	-		-		(3,340,554)
Change in derivative value due to anti-dilution adjustments	(2,642,175)	-	-		-		(2,642,175)
Change in fair value of derivative liability	(2,658,261)	-	-		-		(2,658,261)
Forgiveness of debt income	376,177	-	-		-		376,177
Grant income	10,768	-	-		-		10,768
Net recognized gain (loss) on marketable securities	(22,416)	-	-		-		(22,416)
Total other income (expenses)	(10,298,574)	(22,406)	(236,870)		-		(10,557,850)

Income (Loss) before income taxes	(17,036,837)	(381,624)	(443,052)		-		(17,861,513)
Provision for income taxes	-	(1,951)	-		-		(1,951)
Net Income (loss)	$(17,036,837)	$(379,673)	$(443,052)		$-		$(17,859,562)

Net income (loss) per common share - basic and diluted	$(3.50)	$-	$-		$-		$(2.29)
Weighted average common shares - basic and diluted	4,873,657	-	508,711	(b)	2,400,000	(k)	7,782,368

Note 1 - Description of Transaction

On August 27, 2021, Recruiter.com Group, Inc. (the “Company”) completed an Asset Purchase Agreement (the “Purchase Agreement”) with the Novo Group, Inc. (the “Novo Group”), and certain individuals named therein (the “Selling Stockholders”). The Novo Group operates a recruitment services company for employers, providing talent, acquisition, and other hiring solutions. The amount due at closing was approximately $7,117,425 (the “Base Purchase Price”), consisting of the following consideration: (i) $1,337,500 in cash, (ii) a $3,000,000 promissory note with an interest rate of 6%, that matures on February 1, 2024, (iii) working capital adjustments in the amount of approximately $217,045, (iv) an earnout consideration of $543,297, and (v) 508,711 restricted shares of common stock of the Company, obtained by dividing $2,019,583 by $3.97, using the price of a share of the Company’s common stock at closing (the “Equity Consideration”). 127,178 of the Company’s restricted shares of common stock (twenty-five percent (25%) of the Equity Consideration) will be placed in escrow to account for post-closing adjustments in respect to Target’s revenue from the closing date to the end of the 2021 calendar year, as well as to partially secure the indemnification obligations of the Selling Stockholders.

The cash portion of the purchase consideration for Novo Group was financed by the Company with available cash and through the closing of the Company’s firm commitment underwritten public offering (the “Uplisting”) of an aggregate of 2,400,000 units, with each unit consisting of one share of the Common Stock and one warrant each to purchase one share of Common Stock, at a public offering price of $5 per unit. The amount received for the Uplisting was $10,495,423.

Note 2 - Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet gives effect to the purchase of Novo Group as if the acquisition occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and year ended December 31, 2020 give effect to the acquisition of Novo Group by the Company on January 1, 2020. The unaudited pro forma condensed combined balance sheet combines the historical unaudited condensed consolidated balance sheet of the Company and Novo Group at June 30, 2021.

The historical unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the Company’s historical unaudited consolidated statement of operations for the six months ended June 30, 2021 with the results of Novo Group for the six months ended June 30, 2021 as derived from the historical consolidated statement of operations of Novo Group.

The historical unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the Company’s historical audited consolidated statement of operations for the year ended December 31, 2020 with the results of Novo Group for the year ended December 31, 2020, as derived from the historical consolidated statement of operations of Novo Group.

The acquisition of Novo Group was determined to qualify as a business combination. The acquisition accounting included in the unaudited pro forma condensed combined financial statements is preliminary and will change in connection with the work being performed by a third-party valuation specialist. While the Company has engaged a valuation specialist to estimate the fair value of identifiable intangible assets, the valuation requires the Company to provide additional information to determine preliminary values. As a result, differences between the acquisition accounting included in the pro forma financial information and the final acquisition accounting could be material.

Note 3 - Accounting Policies

The accounting policies of the Company may vary materially from those of Novo Group. During preparation of the unaudited pro forma condensed combined financial information, the Company has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies between the two companies other than the pro forma reclassifications detailed in Note 5. Following the acquisition date, the Company will conduct a final review of the accounting policies of Novo Group to determine if differences in accounting policies require adjustment or reclassification to the results of operations of Novo Group, or reclassification of assets or liabilities to conform to the accounting policies and classifications of the Company. As a result of this review, the Company may identify differences that when adjusted or reclassified, could have a material impact on this unaudited pro \forma condensed combined financial information.

Note 4 - Estimated Preliminary Purchase Consideration

The table below presents the total estimated preliminary purchase consideration:

Amount
Share Consideration Price at Closing	$2,019,583
Promissory Note (discounted by coupon rate)	3,000,000
Cash Consideration	1,337,500
NWC Adjustment	217,045
Earnout PV	543,297
Total Purchase Price For Allocation	$7,117,425

The total estimated preliminary purchase consideration assumes a maximum payout of the contingent share consideration which is a total of 127,178 shares of the 508,711 restricted shares of common stock issued as consideration.

The estimated preliminary purchase consideration may change materially in connection the work being performed by a third-party valuation specialist to determine the fair value of the contingent share consideration and determination of the likelihood that the ambassador agreement can be successfully assigned. The share consideration included in the total estimated preliminary purchase consideration are estimated using the price of a share of the Company’s common stock at closing. The share consideration will be placed in escrow to account for post-closing adjustments in respect to Novo Group’s revenue from the closing date to the end of 2021 calendar year, as well as to partially secure the indemnification obligations of the Selling Stockholders. The Share consideration is classified as a current liability.
In addition to the Base Purchase Price, under the Purchase Agreement, there is an earn-out potential for the Selling Stockholders that is tied to revenue of Novo Group from sales of its products and services over eight calendar quarters (the “Earn-Out Period”), with such Earn-Out Periods beginning on January 1, 2022 and ending on December 31, 2023. Pursuant to the terms and conditions set forth in the Purchase Agreement, the Earn-Out Amount payable, if any, to the Selling Stockholders, would equal to 5% of the Target’s revenue (“Earn-Out Amount”) for each applicable Earn-Out Period. Earn-Out Amounts, if any, would be payable no later than thirty (30) days after the end of each Earn-Out Period.

Note 5 - Reclassification Adjustments

Certain reclassifications have been made to Novo Group’s historical balance sheets to conform the to the Company’s presentation as follows:

Presentation before reclassification	Presentation after reclassification	June 30, 2021
Cash in Bank	Cash	956,188
Accounts Receivable, Net	Accounts receivable, net of allowance for doubtful accounts of $80,176	751,243
Prepaid Expenses	Prepaid expenses and other current assets	61,301
Security Deposits	Prepaid expenses and other current assets	11,807
Fixed Assets	Property and equipment, net of accumulated depreciation of $2,405	1,400
Deferred Tax Asset-Non-Current	Deferred Tax Asset-Non-Current	1,165,400
SBA PPP Loan - First Business	SBA PPP Loan - First Business	663,622
Accounts Payable	Accounts Payable	40,755
Accrued Payroll	Accrued compensation	182,187
Accrued Severance	Accrued compensation	33,763
Accrued Commissions	Accrued compensation	44,381
Accrued Bonuses	Accrued compensation	18,162
Accrued Vacation	Accrued compensation	22,416
Other Current Liabilities	Other liabilities	45,492
Unearned Revenue	Deferred revenue	153,412
Common Stock	Common stock, $0.0001 par value; 100,000,000 shares authorized; 6,674,450 shares issued and outstanding as of June 30, 2021	180,018
Paid-In Capital - Common	Additional paid-in capital	6,147,505
Retained Earnings	Accumulated deficit	(5,556,525)

Certain reclassifications have been made to Novo Group’s historical consolidated results of operations to conform to the Company’s presentation as follows:

Presentation before reclassification	Presentation after reclassification	For the Six Months ended June 30, 2021	For the Year Ended December 31, 2020
Revenue	Revenue (including related party revenue of $171,683)	-	4,028,316
Revenues: Talent Acquisition	Revenue (including related party revenue of $970)	2,427,198	-
Revenues: Talent Effectiveness	Revenue (including related party revenue of $970)	321,023	-
Cost of Delivery: Talent Acquisition	Cost of revenue (including related party costs of $417,540)	1,309,035	-
Cost of Delivery: Talent Effectiveness	Cost of revenue (including related party costs of $417,540)	114,338	-
Cost of Delivery	Cost of revenue (including related party costs of $1,363,905)	-	2,031,765
Total Margin	Gross profit	1,324,848	-
Marketing/Recruiting Tools	Sales and marketing	142,802	-
Occupancy Expenses	General and administrative (including share based compensation expense of $1,615,241, and related party expenses of $232,781)	95,027	-
Commissions-LEP	General and administrative (including share based compensation expense of $1,615,241, and related party expenses of $232,781)	7,870	-
Commissions	General and administrative (including share based compensation expense of $1,615,241, and related party expenses of $232,781)	130,457	-
Salary, Wages, Benefits	General and administrative (including share based compensation expense of $1,615,241, and related party expenses of $232,781)	356,239	-
IT Services/Software Licenses	General and administrative (including share based compensation expense of $1,615,241, and related party expenses of $232,781)	65,211	-
Legal & Professional Fees	General and administrative (including share based compensation expense of $1,615,241, and related party expenses of $232,781)	149,009	-
Insurance	General and administrative (including share based compensation expense of $1,615,241, and related party expenses of $232,781)	14,893	-
Misc.	General and administrative (including share based compensation expense of $1,615,241, and related party expenses of $232,781)	1,718	-
Bonus to Key Recruiters	General and administrative (including share based compensation expense of $1,615,241, and related party expenses of $232,781)	6,214	-
Corporate Bonuses	General and administrative (including share based compensation expense of $1,615,241, and related party expenses of $232,781)	43,248	-
Corporate expenses	General and administrative (including share based compensation expense of $3,212,772 and related party expenses of $438,320)	-	2,349,951
Depreciation	General and administrative (including share based compensation expense of $3,212,772 and related party expenses of $438,320)	-	5,818
Gain on PPP Foregiveness	Forgiveness of debt income	663,622
Interest expense	Interest expense (including related party interest expense of $12,276)	-	22,406
Income tax provision (benefit)	Provision for income taxes	-	1,951

Note 6 - Transaction Accounting Adjustments

a)	Represents the total cash consideration paid at closing for Novo Group of $1,337,500.

b)
Represents share consideration paid at closing. The Company issued 508,711 shares of common stock for the acquisition of Novo with a fair value of $2,019,583 determined using the share price on the acquisition date of $3.97 (508,711 shares of common stock issued with a par value of $.0001). 127,178 of the Company’s restricted shares of common stock (twenty-five percent (25%) of the Equity Consideration) will be placed in escrow to account for post-closing adjustments in respect to Target’s revenue from the closing date to the end of the 2021 calendar year, as well as to partially secure the indemnification obligations of the Selling Stockholders.

c)
Represents the Promissory Note (the “Note”) issued for $3,000,000 (the “Principal Amount”), as consideration for the acquisition of Novo Group, Inc. The Company promises to pay the Principal Amount together with interest on the outstanding Principal Amount from the date of issuance of this Note (the “Issuance Date”) from time to time as set forth in this Note, with the last such payment due on February 1, 2024 (the “Maturity Date”). This Promissory Note (as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms, this “Note”) shall accrue simple interest at the rate of 6% per annum (the “Interest Rate”). Interest shall be payable in arrears and calculated based on a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed. Accrued but unpaid interest shall be due and payable together with each payment of the Principal Amount set forth in this Note.

d)
The unaudited pro forma condensed combined balance sheet at June 30, 2021 was adjusted to exclude the historical assets and liabilities of Novo Group at June 30, 2021. The Company’s right to any assets of Novo Group and its obligations with regards to any liabilities of Novo Group commence on the acquisition date.

e)	Represents of the elimination of the historical common stock, additional paid-in capital, and accumulated deficit of Novo Group.

f)	Represents working capital adjustments in the amount of $217,045.

g)
The Company acquired customer contracts and domains and trademarks from Novo Group which are amortized over 3 and 15 years, respectively. The amortization on the acquired intangible assets of Novo Group in the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 is $103,091 and $206,181, respectively. Intangible assets, net on the pro forma condensed consolidated balance sheet was reduced by the total amortization expense of $309,272.

h)
The Note accrues interest at a rate of 6% per annum. Interest expense on the Note included in the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 is $56,597 and $156,511, respectively. On the pro forma condensed consolidated balance sheet, accrued interest increased by $213,107.

i)
Represents an earn-out potential for the Selling Stockholders that is tied to revenue of Novo Group from sales of its products and services over eight calendar quarters (the “Earn-Out Period”), with such Earn-Out Periods beginning on January 1, 2022 and ending on December 31, 2023 valued at the present value of $543,297. Pursuant to the terms and conditions set forth in the Purchase Agreement, the Earn-Out Amount payable, if any, to the Selling Stockholders, would equal to 5% of the Target’s revenue (“Earn-Out Amount”) for each applicable Earn-Out Period. Earn-Out Amounts, if any, would be payable no later than thirty (30) days after the end of each Earn-Out Period.

j)
Represents the change in the fair value of the Earn-Out which is included in interest expense. The change in fair value is included in the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 is $45,624 and $80,360, respectively. On the pro forma condensed consolidated balance sheet, the fair value of the Earn-Out at June 30, 2021 is 527,783, a reduction of $15,514.

k)
Represents the gross amount received from the Uplisting of 2,400,000 units, with each unit consisting of one share of the Common Stock and one warrant each to purchase one share of Common Stock, for a total of $10,495,423.

1,707,892 Shares of Common Stock

2,961,688 Common Stock underlying Warrants to Purchase Common Stock

Recruiter.com Group, Inc.

PROSPECTUS

December 27, 2021